As filed with the Securities and Exchange Commission on April 20, 2004.

--------------------------------------------------------------------------------

                                                             File Nos. 333-_____
                                                                       811-07467



                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM N-4

           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                     AND/OR

       REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940

                                AMENDMENT NO. 77

                 ALLSTATE LIFE OF NEW YORK SEPARATE ACCOUNT A
                           (Exact Name of Registrant)

                   ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK
                               (Name of Depositor)

                               MICHAEL J. VELOTTA
                  VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL
                   ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK
                                3100 SANDERS ROAD
                           NORTHBROOK, ILLINOIS 60062
                                  847/402-2400
                (Name and Complete Address of Agent for Service)

                                   COPIES TO:

CHARLES M. SMITH, JR., ESQUIRE                    DANIEL J. FITZPATRICK, ESQUIRE
ALLSTATE LIFE INSURANCE COMPANY                   MORGAN STANLEY DW INC.
  OF NEW YORK                                     1585 BROADWAY
3100 SANDERS ROAD, SUITE J5B                      NEW YORK, NEW YORK  10036
NORTHBROOK, ILLINOIS 60062

Approximate Date of Proposed Public Offering: As soon as practicable after the effective date of this registration statement.

This registrant hereby amends this registration statement on such date or date as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

Title of Securities Being Registered: Units of Interest in the Allstate Life of New York Separate Account A under deferred variable annuity contracts.

ALLSTATE VARIABLE ANNUITY 3 ASSETMANAGER

ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK
CUSTOMER SERVICE:
544 LAKEVIEW PARKWAY, SUITE 300
VERNON HILLS, IL 60061
TELEPHONE NUMBER: 1-800-256-9392                    PROSPECTUS DATED MAY 1, 2004
 -------------------------------------------------------------------------------
Allstate Life Insurance Company of New York ("ALLSTATE NEW YORK") has sold the Allstate Variable Annuity 3 AssetManager, an individual flexible premium deferred variable annuity contract ("CONTRACT"). This prospectus contains information about the Contract that you should know before investing. Please keep it for future reference.

The Contract offers 34 investment alternatives ("INVESTMENT ALTERNATIVES"). This Contract is no longer offered for new sales. The investment alternatives currently include 34 variable sub-accounts ("VARIABLE SUB-ACCOUNTS") of the Allstate Life of New York Separate Account A ("VARIABLE ACCOUNT"). Each Variable Sub-Account invests exclusively in shares of portfolios ("PORTFOLIOS") of the following mutual funds ("FUNDS"):

MORGAN STANLEY VARIABLE INVESTMENT     AIM VARIABLE INSURANCE FUNDS (SERIES I)
 SERIES (CLASS Y SHARES)               ALLIANCEBERNSTEIN VARIABLE PRODUCTS
THE UNIVERSAL INSTITUTIONAL FUNDS,      SERIES FUND, INC. (CLASS B SHARES)
 INC. (CLASS II SHARES)                 PUTNAM VARIABLE TRUST (CLASS IB SHARES)
VAN KAMPEN LIFE INVESTMENT TRUST
 (CLASS I AND CLASS II SHARES)



WE (Allstate New York) have filed a Statement of Additional Information, dated May 1, 2004 with the Securities and Exchange Commission ("SEC"). It contains more information about the Contract and is incorporated herein by reference, which means that it is legally a part of this prospectus. Its table of contents appears on page 39 of this prospectus. For a free copy, please write or call us at the address or telephone number above, or go to the SEC's Web site (http://www.sec.gov). You can find other information and documents about us, including documents that are legally a part of this prospectus, at the SEC's Web site.


                THE SECURITIES AND EXCHANGE COMMISSION HAS NOT APPROVED OR
                DISAPPROVED THE SECURITIES DESCRIBED IN THIS PROSPECTUS, NOR
                HAS IT PASSED ON THE ACCURACY OR THE ADEQUACY OF THIS
  IMPORTANT     PROSPECTUS. ANY ONE WHO TELLS YOU OTHERWISE IS COMMITTING A
                FEDERAL CRIME.
   NOTICES
                INVESTMENT IN THE CONTRACTS INVOLVES INVESTMENT RISKS,
                INCLUDING POSSIBLE LOSS OF PRINCIPAL.

                THE CONTRACTS WERE SOLD ONLY IN NEW YORK.





                                 1  PROSPECTUS

TABLE OF CONTENTS
--------------------------------------------------------------------------------


                                                                            PAGE

--------------------------------------------------------------------------------
OVERVIEW
--------------------------------------------------------------------------------
  Important Terms                                                              3
--------------------------------------------------------------------------------
  The Contract at a Glance                                                     4
--------------------------------------------------------------------------------
  How the Contract Works                                                       6
--------------------------------------------------------------------------------
  Expense Table                                                                7
--------------------------------------------------------------------------------
  Financial Information                                                        9
--------------------------------------------------------------------------------
CONTRACT FEATURES
--------------------------------------------------------------------------------
  The Contract                                                                 9
--------------------------------------------------------------------------------
  Purchases                                                                   10
--------------------------------------------------------------------------------
  Contract Value                                                              11
--------------------------------------------------------------------------------
  Investment Alternatives                                                     12
--------------------------------------------------------------------------------
     The Variable Sub-Accounts                                                12
--------------------------------------------------------------------------------
     The Fixed Account Options                                                14
--------------------------------------------------------------------------------
     Transfers                                                                14
--------------------------------------------------------------------------------
  Expenses                                                                    16
--------------------------------------------------------------------------------

                                                                            PAGE

--------------------------------------------------------------------------------
  Access To Your Money                                                        18
--------------------------------------------------------------------------------
  Income Payments                                                             19
--------------------------------------------------------------------------------
  Death Benefits                                                              20
--------------------------------------------------------------------------------
OTHER INFORMATION
--------------------------------------------------------------------------------
  More Information:                                                           23
--------------------------------------------------------------------------------
     Allstate New York                                                        23
--------------------------------------------------------------------------------
     The Variable Account                                                     23
--------------------------------------------------------------------------------
     The Portfolios                                                           24
--------------------------------------------------------------------------------
     The Contract                                                             24
--------------------------------------------------------------------------------
     Non-Qualified Annuities Held Within a Qualified Plan                     25
--------------------------------------------------------------------------------
     Legal Matters                                                            25
--------------------------------------------------------------------------------
  Taxes                                                                       26
--------------------------------------------------------------------------------
APPENDIX A-ACCUMULATION UNIT VALUES                                           33
--------------------------------------------------------------------------------
STATEMENT OF ADDITIONAL INFORMATION TABLE OF CONTENTS                         39
--------------------------------------------------------------------------------


                                 2  PROSPECTUS

IMPORTANT TERMS
--------------------------------------------------------------------------------

This prospectus uses a number of important terms that you may not be familiar with. The index below identifies the page that describes each term. The first use of each term in this prospectus appears in highlights.


                                                                            PAGE

--------------------------------------------------------------------------------
Accumulation Phase                                                             6
--------------------------------------------------------------------------------
Accumulation Unit                                                             13
--------------------------------------------------------------------------------
Accumulation Unit Value                                                       13
--------------------------------------------------------------------------------
Allstate New York ("We")                                                      25
--------------------------------------------------------------------------------
Annuitant                                                                     11
--------------------------------------------------------------------------------
Automatic Additions Program                                                   12
--------------------------------------------------------------------------------
Automatic Portfolio Rebalancing Program                                       17
--------------------------------------------------------------------------------
Beneficiary                                                                   11
--------------------------------------------------------------------------------
Contract                                                                      11
--------------------------------------------------------------------------------
Contract Anniversary                                                           5
--------------------------------------------------------------------------------
Contract Owner ("You")                                                        11
--------------------------------------------------------------------------------
Contract Value                                                                13
--------------------------------------------------------------------------------
Contract Year                                                                  5
--------------------------------------------------------------------------------
Death Benefit Anniversary                                                     23
--------------------------------------------------------------------------------
Dollar Cost Averaging Fixed Account Options                                   16
--------------------------------------------------------------------------------
Dollar Cost Averaging Program                                                 17
--------------------------------------------------------------------------------
Due Proof of Death                                                            22
--------------------------------------------------------------------------------

                                                                            PAGE

--------------------------------------------------------------------------------
Fixed Account Options                                                         16
--------------------------------------------------------------------------------
Free Withdrawal Amount                                                        19
--------------------------------------------------------------------------------
Funds                                                                          1
--------------------------------------------------------------------------------
Income Plans                                                                  21
--------------------------------------------------------------------------------
Investment Alternatives                                                       14
--------------------------------------------------------------------------------
Issue Date                                                                     6
--------------------------------------------------------------------------------
Payout Phase                                                                   6
--------------------------------------------------------------------------------
Payout Start Date                                                             20
--------------------------------------------------------------------------------
Performance Death Benefit Option                                              23
--------------------------------------------------------------------------------
Portfolios                                                                    14
--------------------------------------------------------------------------------
SEC                                                                            1
--------------------------------------------------------------------------------
Systematic Withdrawal Program                                                 20
--------------------------------------------------------------------------------
Tax Qualified Contracts                                                       30
--------------------------------------------------------------------------------
Valuation Date                                                                13
--------------------------------------------------------------------------------
Variable Account                                                              25
--------------------------------------------------------------------------------
Variable Sub-Account                                                          14
--------------------------------------------------------------------------------


                                 3  PROSPECTUS

THE CONTRACT AT A GLANCE
--------------------------------------------------------------------------------

The following is a snapshot of the Contract. Please read the remainder of this prospectus for more information.


FLEXIBLE PAYMENTS       You can add to your Contract as often and as much as
                        you like, but each payment must be at least $100. You
                        must maintain a minimum account value of $500.
-------------------------------------------------------------------------------
EXPENSES                You will bear the following expenses:

                        .Total Variable Account annual fees equal to 1.45% of
                          average daily net assets (1.58% if you select the PERFORMANCE DEATH BENEFIT OPTION)

                        .Annual contract maintenance charge of $35 (waived in
                          certain cases)

                        .Withdrawal charges will not exceed 1% of purchase
                          payment(s) withdrawn (with certain exceptions)

                        .Transfer fee of $10 after 12th transfer in any
                          CONTRACT YEAR (fee currently waived)

                        .
                          State premium tax (New York currently does not impose
                          one)

                        In addition, each Portfolio pays expenses that you will
                        bear indirectly if you invest in a Variable
                        Sub-Account.
-------------------------------------------------------------------------------
INVESTMENT              The Contract currently offers 34 investment
ALTERNATIVES            alternatives including:

                        .34 Variable Sub-Accounts investing in Portfolios
                          offering professional money management by these investment advisers:

                          . A I M Advisors, Inc.

                          . Alliance Capital Management, L.P.

                          . Morgan Stanley Investment Advisors Inc.

                          . Putnam Investment Management, LLC

                          . Van Kampen(1)

                          . Van Kampen Asset Management

                        The 3 fixed account options ("FIXED ACCOUNT OPTIONS") described in this prospectus currently are not available. To find out current availability of the Fixed Account Options or how the Variable Sub-Accounts have performed, call us at 1-800-256-9392.

                        (1) Morgan Stanley Investment Management Inc. does
                        business in certain instances using the name Van
                        Kampen.
-------------------------------------------------------------------------------
SPECIAL SERVICES        For your convenience, we offer these special services:

                        . AUTOMATIC ADDITIONS PROGRAM

                        . AUTOMATIC PORTFOLIO REBALANCING PROGRAM

                        . DOLLAR COST AVERAGING PROGRAM

                        . SYSTEMATIC WITHDRAWAL PROGRAM
-------------------------------------------------------------------------------
INCOME PAYMENTS         You can choose fixed income payments, variable income
                        payments, or a combination of the two. You can receive
                        your income payments in one of the following ways:

                        . life income with guaranteed payments

                        .joint and survivor life income payments with
                          guaranteed payments

                        .guaranteed payments for a specified period (5 to 30
                          years)
-------------------------------------------------------------------------------

                                 4  PROSPECTUS




DEATH BENEFITS          If you or the ANNUITANT die before the PAYOUT START
                        DATE, we will pay the death benefit described in the
                        Contract. We also offer a Performance Death Benefit
                        Option.
-------------------------------------------------------------------------------
TRANSFERS               Before the Payout Start Date, you may transfer your
                        Contract value ("CONTRACT VALUE") among the investment
                        alternatives, with certain restrictions. Transfers must
                        be at least $100 or the total amount in the investment
                        alternative, whichever is less.

                        We do not currently impose a fee upon transfers.
                        However, we reserve the right to charge $10 per
                        transfer after the 12th transfer in each "Contract
                        Year," which we measure from the date we issue your
                        Contract or a Contract anniversary ("CONTRACT
                        ANNIVERSARY").
-------------------------------------------------------------------------------
WITHDRAWALS             You may withdraw some or all of your Contract Value at
                        anytime during the Accumulation Phase and under limited
                        circumstances during the Payout Phase. In general, you
                        must withdraw at least $100 at a time or the total
                        amount in the investment alternative, if less.
                        Withdrawals taken prior to annuitization (referred to
                        in this prospectus as the Payout Phase) are generally
                        considered to come from the earnings in the Contract
                        first.  If the Contract is tax-qualified, generally all
                        withdrawals are treated as distributions of earnings.
                         Withdrawals of earnings are taxed as ordinary income
                        and, if taken prior to age 591/2, may be subject to an
                        additional 10% federal tax penalty. A withdrawal charge
                        also may apply.
-------------------------------------------------------------------------------







                                 5  PROSPECTUS

HOW THE CONTRACT WORKS
--------------------------------------------------------------------------------

The Contract basically works in two ways.

First, the Contract can help you (we assume you are the "CONTRACT OWNER") save for retirement because you can invest in up to 34 investment alternatives and generally pay no federal income taxes on any earnings until you withdraw them. You do this during what we call the "ACCUMULATION PHASE" of the Contract. The Accumulation Phase begins on the date we issue your Contract (we call that date the "ISSUE DATE") and continues until the Payout Start Date, which is the date we apply your money to provide income payments. During the Accumulation Phase, you may allocate your purchase payments to any combination of the Variable Sub-Accounts. Your investment return for the Variable Sub-Accounts will vary up or down depending on the performance of the corresponding Portfolios.

Second, the Contract can help you plan for retirement because you can use it to receive retirement income for life and/ or for a pre-set number of years, by selecting one of the income payment options (we call these "INCOME PLANS") described on page 21. You receive income payments during what we call the "PAYOUT PHASE" of the Contract, which begins on the Payout Start Date and continues until we make the last payment required by the Income Plan you select. During the Payout Phase, if you select a fixed income payment option, we guarantee the amount of your payments, which will remain fixed. If you select a variable income payment option, based on one or more of the Variable Sub-Accounts, the amount of your payments will vary up or down depending on the performance of the corresponding Portfolios. The amount of money you accumulate under your Contract during the Accumulation Phase and apply to an Income Plan will determine the amount of your income payments during the Payout Phase.

The timeline below illustrates how you might use your Contract.

Issue                                           Payout Start
Date            Accumulation Phase                  Date                 Payout Phase
------------------------------------------------------------------------------------------------------------>
You buy    You save for retirement              You elect to receive    You can receive    Or you can receive
a Contract                                      income payments or      income payments    income payments
                                                receive a lump sum      for a set period   for life
                                                payment




As the Contract owner, you exercise all of the rights and privileges provided by the Contract. If you die, any surviving Contract owner or, if there is none, the BENEFICIARY will exercise the rights and privileges provided by the Contract. See "The Contract." In addition, if you die before the Payout Start Date, we will pay a death benefit to any surviving Contract owner, or if there is none, to your Beneficiary. See "Death Benefits."

Please call us at 1-800-256-9392 or write your Morgan Stanley Financial Advisor if you have any question about how the Contract works.


                                 6  PROSPECTUS

EXPENSE TABLE
--------------------------------------------------------------------------------

The table below lists the expenses that you will bear directly or indirectly when you buy a Contract. The table and the examples that follow do not reflect premium taxes because New York currently does not impose premium taxes on annuities. For more information about Variable Account expenses, see "Expenses," below. For more information about Portfolio expenses, please refer to the accompanying prospectuses for the Funds.


CONTRACT OWNER TRANSACTION EXPENSES
Withdrawal Charge (as a percentage of purchase payments withdrawn)*

Number of Complete Years Since We Received the Payment Being        0      1
 Withdrawn
-------------------------------------------------------------------------------
Applicable Charge                                                   1%     0%
-------------------------------------------------------------------------------
Annual Contract Maintenance Charge                                 $35.00**
-------------------------------------------------------------------------------
Transfer Fee                                                       $10***
-------------------------------------------------------------------------------

  *Each Contract Year, you may withdraw up to 15% of the aggregate amount of your purchase payments as of the beginning of the Contract Year without incurring a withdrawal charge. See "Withdrawal Charges."

  ** We will waive this charge in certain cases. See "Expenses."

  *** Applies solely to the thirteenth and subsequent transfers within a Contract Year excluding transfers due to dollar cost averaging and automatic portfolio rebalancing. We are currently waiving the transfer fee.


VARIABLE ACCOUNT ANNUAL EXPENSES
(AS A PERCENTAGE OF AVERAGE DAILY NET ASSET VALUE
DEDUCTED FROM EACH VARIABLE SUB-ACCOUNT)



Mortality and Expense Risk Charge                                        1.35%
-------------------------------------------------------------------------------
Administrative Expense Charge                                            0.10%
-------------------------------------------------------------------------------
Total Variable Account Annual Expense                                    1.45%
-------------------------------------------------------------------------------

Base Contract

With the Performance Death Benefit Option

Mortality and Expense Risk Charge                                        1.48%
-------------------------------------------------------------------------------
Administrative Expense Charge                                            0.10%
-------------------------------------------------------------------------------
Total Variable Account Annual Expense                                    1.58%
-------------------------------------------------------------------------------






PORTFOLIO ANNUAL EXPENSES - MINIMUM AND MAXIMUM

The next table shows the minimum and maximum total operating expenses charged by the Portfolios that you may pay periodically during the time that you own the Contract. These expenses may vary from year to year. Advisers and/or other service providers of certain Portfolios may have agreed to waive their fees and/or reimburse Portfolio expenses in order to keep the Portfolios' expenses below specified limits. The range of expenses shown in this table does not show the effect of any such fee waiver or expense reimbursement. More detail concerning each Portfolio's fees and expenses appears in the prospectus for each Portfolio.

                                                                                         Minimum                    Maximum
------------------------------------------------------------------------------------------------------------------------------------
Total Annual Portfolio Operating Expenses(1)
(expenses that are deducted from Portfolio assets, which may include
management fees, distribution and/or services (12b-1) fees, and other                       0.65%                      4.31%
expenses)
------------------------------------------------------------------------------------------------------------------------------------


(1) Expenses are shown as a percentage of Portfolio average net assets (before any waiver or reimbursement) as of December 31, 2003.


                                 7  PROSPECTUS

EXPENSE EXAMPLE
This example is intended to help you compare the cost of investing in the Contracts with the cost of investing in other variable annuity contracts. These costs include Contract owner transaction expenses, Contract fees, Variable Account annual expenses, and Portfolio fees and expenses. The example shows the dollar amount of expenses that you would bear directly or indirectly if you:

.. invested $10,000 in the Contract for the time periods indicated,

.. earned a 5% annual return on your investment,

.. surrendered your Contract, or you began receiving income payments for a specified period of less than 120 months, at the end of each time period, and

.. elected the Performance Death Benefit Option.

THE EXAMPLE DOES NOT INCLUDE ANY TAXES OR TAX PENALTIES YOU MAY BE REQUIRED TO PAY IF YOU SURRENDER YOUR CONTRACT.

The first line of the example assumes that the maximum fees and expenses of any of the Portfolios are charged. The second line of the example assumes that the minimum fees and expenses of any of the Portfolios are charged. Your actual expenses may be higher or lower than those shown below.


                            1 Year         3 Years         5 Years          10 Years
----------------------------------------------------------------------------------------
Costs Based on Maximum
Annual Portfolio             $639           $1,891          $3,110           $6,019
Expenses
----------------------------------------------------------------------------------------
Costs Based on Minimum
Annual Portfolio             $264           $  807          $1,373           $2,897
Expenses
----------------------------------------------------------------------------------------



PLEASE REMEMBER THAT YOU ARE LOOKING AT EXAMPLES AND NOT A REPRESENTATION OF PAST OR FUTURE EXPENSES. YOUR RATE OF RETURN MAY BE HIGHER OR LOWER THAN 5%, WHICH IS NOT GUARANTEED. THE EXAMPLE ASSUMES THAT ANY PORTFOLIO EXPENSE WAIVERS OR REIMBURSEMENT ARRANGEMENTS ARE IN EFFECT FOR THE PERIODS PRESENTED. THE ABOVE EXAMPLE ASSUMES A MORTALITY AND EXPENSE RISK CHARGE OF 1.48%, AN ADMINISTRATIVE EXPENSE CHARGE OF 0.10%, AND AN ANNUAL CONTRACT MAINTENANCE CHARGE OF $35. IF THE PERFORMANCE DEATH BENEFIT OPTION WAS NOT ELECTED, THE EXPENSE FIGURES SHOWN ABOVE WOULD BE SLIGHTLY LOWER.




                                 8  PROSPECTUS

FINANCIAL INFORMATION
--------------------------------------------------------------------------------

To measure the value of your investment in the Variable Sub-Accounts during the Accumulation Phase, we use a unit of measure we call the "ACCUMULATION UNIT." Each Variable Sub-Account has a separate value for its Accumulation Units we call the "ACCUMULATION UNIT VALUE." Accumulation Unit Value is similar to, but not the same as, the share price of a mutual fund.

Attached as Appendix A to this prospectus are tables showing the Accumulation Unit Values of each Variable Sub-Account since the date we first offered the Contracts. Prior to May 1, 2004, the Contracts were issued through the Allstate Life of New York Variable Account II. Effective May 1, 2004, Allstate Life of New York Variable Annuity Account and Allstate Life of New York Variable Annuity Account II combined with and into the Variable Account. As a result of the merger, the Contracts are now issued through the Variable Account. For more information, see the Statement of Additional Information, which contains the financial statements of Allstate Life of New York Variable Annuity Account II, Allstate Life of New York Variable Annuity Account, and the Variable Account which show the effect of the merger of Allstate Life of New York Variable Annuity Account II and Allstate Life of New York Variable Annuity Account into the Variable Account.


THE CONTRACT
--------------------------------------------------------------------------------


CONTRACT OWNER
The Allstate Variable Annuity 3 AssetManager is a contract between you, the Contract owner, and Allstate New York, a life insurance company. As the Contract owner, you may exercise all of the rights and privileges provided to you by the Contract. That means it is up to you to select or change (to the extent permitted):

.. the investment alternatives during the Accumulation and Payout Phases,

.. the amount and timing of your purchase payments and withdrawals,

.. the programs you want to use to invest or withdraw money,

.. the income payment plan you want to use to receive retirement income,

.. the owner, unless the owner is a non-living person,

.. the Annuitant (either yourself or someone else) on whose life the income payments will be based,

.. the Beneficiary or Beneficiaries who will receive the benefits that the Contract provides when the last surviving Contract owner dies, and

.. any other rights that the Contract provides.

If you die, any surviving Contract owner, or, if none, the Beneficiary will exercise the rights and privileges provided to them by the Contract. If the Contract owner is a grantor trust, the Contract owner will be considered a non-living person for purposes of this section and the Death Benefits section.The Contract cannot be jointly owned by both a non-living person and a living person. The age of the oldest Contract owner cannot exceed age 90 as of the date we receive the completed application or request to change or select a new Contract owner. Changing ownership of this Contract may cause adverse tax consequences and may not be allowed under qualified plans. Please consult with a competent tax advisor prior to making a request for a change of Contract owner.

If you select the Performance Death Benefit Option, the maximum age of any owner on the date we issue the Contract rider is 80.

The Contract can also be purchased as an IRA or TSA (also known as a 403(b)). The endorsements required to qualify these annuities under the Internal Revenue Code of 1986, as amended, ("Code") may limit or modify your rights and privileges under the Contract.


ANNUITANT
The Annuitant is the individual whose life determines the amount and duration of income payments (other than under Income Plans with guaranteed payments for a specified period). The Annuitant must be a living person.

You initially designate an Annuitant in your application. You may not designate an Annuitant who is more than 90 years old at the time of designation. If the Contract owner is a living person, you may change the Annuitant at any time prior to the Payout Start Date. Once we receive your change request, any change will be effective at the time you sign the written notice. We are not liable for any payment we make or other action we take before receiving any written request from you. Before the Payout Start Date, you may designate a joint Annuitant, who is a second person on whose life income payments depend. If the Annuitant dies prior to the Payout Start Date, the new Annuitant will be the youngest Contract owner, otherwise, the youngest Beneficiary, unless the Contract owner names a different Annuitant or the Contract owner is a non-living person.


BENEFICIARY
You may name one or more primary and contingent Beneficiaries when you apply for a Contract. The primary Beneficiary is the person who may elect to receive the death benefit or become the new Contract owner subject to the Death of Owner provision if the sole surviving Contract owner dies before the Payout Start Date. If the


                                 9  PROSPECTUS
sole surviving Contract owner dies after the Payout Start Date, the primary Beneficiary will receive any guaranteed income payments scheduled to continue.

A contingent Beneficiary is the person selected by the Contract owner who will exercise the rights of the primary Beneficiary if all named primary Beneficiaries die before the death of the sole surviving Contract owner.

You may change or add Beneficiaries at any time, unless you have designated an irrevocable Beneficiary. We will provide a change of Beneficiary form to be signed by you and filed with us. After we accept the form, the change of Beneficiary will be effective as of the date you signed the form. Until we receive your written notice to change a Beneficiary, we are entitled to rely on the most recent Beneficiary information in our files. Accordingly, if you wish to change your Beneficiary, you should deliver your written notice to us promptly. Each Beneficiary change is subject to any payment made by us or any other action we take before we accept the change.

You may restrict income payments to Beneficiaries by providing us with a written request. Once we accept the written request, the restriction will take effect as of the date you signed the request. Any restriction is subject to any payment made we make or any other action we take before we receive the request.

If you did not name a Beneficiary or, unless otherwise provided in the Beneficiary designation, if a named Beneficiary is no longer living and there are no other surviving primary or contingent Beneficiaries when the death benefit becomes payable, the new Beneficiary will be:

.. your spouse or, if he or she is no longer alive,

.. your surviving children equally, or if you have no surviving children,

.. your estate.

If there is more than one Beneficiary and one of the Beneficiaries is a corporation or other type of non-living person, all Beneficiaries will be considered to be non-living persons for the above purposes.

Unless you have provided directions to the contrary, the Beneficiaries will take equal shares. If there is more than one Beneficiary in a class (e.g., more than one primary Beneficiary) and one of the Beneficiaries predeceases the Contract owner, the remaining Beneficiaries in that class will divide the deceased Beneficiary's share in proportion to the original share of the remaining Beneficiaries.

If there is more than one Beneficiary taking shares of the death proceeds, each Beneficiary will be treated as a separate and independent owner of his or her respective share of the death proceeds. Each Beneficiary will exercise all rights related to his or her share of the death proceeds, including the sole right to select a payout option, subject to any restrictions previously placed upon the Beneficiary. Each Beneficiary may designate a Beneficiary(ies) for his or her respective share, but that designated Beneficiary(ies) will be restricted to the payout option chosen by the original Beneficiary.




MODIFICATION OF THE CONTRACT
Only an Allstate New York officer may approve a change in or waive any provision of the Contract. Any change or waiver must be in writing. None of our agents has the authority to change or waive the provisions of the Contract. We may not change the terms of the Contract without your consent, except to conform the Contract to applicable law or changes in the law. If a provision of the Contract is inconsistent with state law, we will follow state law.


ASSIGNMENT
No owner has a right to assign any interest in a Contract as collateral or security for a loan. However, you may assign periodic income payments under the Contract prior to the Payout Start Date. No Beneficiary may assign benefits under the Contract until they are payable to the Beneficiary. We will not be bound by any assignment until the assignor signs it and files it with us. We are not responsible for the validity of any assignment. Federal law prohibits or restricts the assignment of benefits under many types of retirement plans and the terms of such plans may themselves contain restrictions on assignments. An assignment may also result in taxes and tax penalties. YOU SHOULD CONSULT WITH YOUR ATTORNEY BEFORE TRYING TO ASSIGN YOUR CONTRACT.


PURCHASES
--------------------------------------------------------------------------------


MINIMUM PURCHASE PAYMENTS
You may make additional purchase payments of at least $100 at any time prior to the Payout Start Date. We reserve the right to limit the maximum amount of purchase payments we will accept.


AUTOMATIC ADDITIONS PROGRAM
You may make subsequent purchase payments of at least $100 by automatically transferring amounts from your bank account or your Morgan Stanley Active Assets Account. Please consult your Morgan Stanley Financial Advisor for details.


ALLOCATION OF PURCHASE PAYMENTS
You must decide how to allocate your purchase payments among the investment alternatives. The allocation you specify will be effective immediately. All allocations must be in whole percentages that total 100% or in whole dollars. The minimum you may allocate to any investment alternative is $100. You can change your allocations by notifying us in writing.


                                 10  PROSPECTUS

We will allocate your purchase payments to the investment alternatives according to your most recent instructions on file with us. Unless you notify us in writing otherwise, we will allocate subsequent purchase payments according to the allocation for the previous purchase payment. We will effect any change in allocation instructions at the time we receive written notice of the change in good order.

We will credit subsequent purchase payments to the Contract on the business day that we receive the purchase payment at our headquarters. We use the term "BUSINESS DAY" to refer to each day Monday through Friday that the New York Stock Exchange is open for business. We also refer to these days as "VALUATION DATES." If we receive your purchase payment after 4 p.m. Eastern Time on any Valuation Date, we will credit your purchase payment using the Accumulation Unit Values computed on the next Valuation Date.




CONTRACT VALUE
--------------------------------------------------------------------------------

Your Contract Value at any time during the Accumulation Phase is equal to the sum of the value of your Accumulation Units in the Variable Sub-Accounts you have selected, plus the value of your investment in the Fixed Account Options.


ACCUMULATION UNITS
To determine the number of Accumulation Units of each Variable Sub-Account to allocate to your Contract, we divide (i) the amount of the purchase payment or transfer you have allocated to a Variable Sub-Account by (ii) the Accumulation Unit Value of that Variable Sub-Account next computed after we receive your payment or transfer. For example, if we receive a $10,000 purchase payment allocated to a Variable Sub-Account when the Accumulation Unit Value for the Sub-Account is $10, we would credit 1,000 Accumulation Units of that Variable Sub-Account to your Contract. Withdrawals and transfers from a Variable Sub-Account would, of course, reduce the number of Accumulation Units of that Sub-Account allocated to your Contract.


ACCUMULATION UNIT VALUE
As a general matter, the Accumulation Unit Value for each Variable Sub-Account will rise or fall to reflect:

.. changes in the share price of the Portfolio in which the Variable Sub-Account invests, and

.. the deduction of amounts reflecting the mortality and expense risk charge, administrative expense charge, and any provision for taxes that have accrued since we last calculated the Accumulation Unit Value.

We determine contract maintenance charges, withdrawal charges, and transfer fees (currently waived) separately for each Contract. They do not affect Accumulation Unit Value. Instead, we obtain payment of those charges and fees by redeeming Accumulation Units. For details on how we calculate Accumulation Unit Value, please refer to the Statement of Additional Information.

We determine a separate Accumulation Unit Value for each Variable Sub-Account on each Valuation Date. We also determine a separate set of Accumulation Unit Values that reflect the cost of the Performance Death Benefit Option.

YOU SHOULD REFER TO THE PROSPECTUSES FOR THE FUNDS THAT ACCOMPANY THIS PROSPECTUS FOR A DESCRIPTION OF HOW THE ASSETS OF EACH PORTFOLIO ARE VALUED, SINCE THAT DETERMINATION DIRECTLY BEARS ON THE ACCUMULATION UNIT VALUE OF THE CORRESPONDING VARIABLE SUB-ACCOUNT AND, THEREFORE, YOUR CONTRACT VALUE.


                                 11  PROSPECTUS

INVESTMENT ALTERNATIVES: THE VARIABLE SUB-ACCOUNTS
--------------------------------------------------------------------------------

You may allocate your purchase payments to up to 34 Variable Sub-Accounts. Each Variable Sub-Account invests in the shares of a corresponding Portfolio. Each Portfolio has its own investment objective(s) and policies. We briefly describe the Portfolios below.

For more complete information about each Portfolio, including expenses and risks associated with the Portfolio, please refer to the accompanying prospectuses for the Funds. You should carefully review the Fund prospectuses before allocating amounts to the Variable Sub-Accounts.


PORTFOLIO:              EACH PORTFOLIO SEEKS:          INVESTMENT ADVISER:
-------------------------------------------------------------------------------
MORGAN STANLEY VARIABLE INVESTMENT SERIES (CLASS Y)
-------------------------------------------------------------------------------
Morgan Stanley VIS      Long-term capital growth
 Aggressive Equity Portfolio
-------------------------------------------------------------------------------
Morgan Stanley VIS      Reasonable current income and
 Dividend Growth        long-term growth of income
 Portfolio              capital
-------------------------------------------------------
Morgan Stanley VIS      Growth of capital. As a
 Equity Portfolio       secondary objective, the
                        Portfolio seeks income but
                        only when consistent with its
                        primary objective.
-------------------------------------------------------
Morgan Stanley VIS    To maximize the capital
 European Growth        appreciation of its
                        investments
-------------------------------------------------------
Morgan Stanley VIS      Long-term capital growth
 Global Advantage Portfolio
-------------------------------------------------------
Morgan Stanley VIS      Reasonable income and, as a    MORGAN STANLEY
 Global Dividend        secondary objective, growth    INVESTMENT ADVISORS INC.
 Growth Portfolio       of capital
-------------------------------------------------------------------------------
Morgan Stanley VIS      High level of current and, as
 High Yield Portfolio   a secondary objective,
                        capital appreciation
                        consistent with its primary
                        objective
-------------------------------------------------------
Morgan Stanley VIS      Reasonable income and, as a
Income Builder          secondary objective, growth
 Portfolio               of capital
-------------------------------------------------------
Morgan Stanley VIS      Long-term capital
Information Portfolio   appreciation
-------------------------------------------------------
Morgan Stanley VIS      High level of current income
Limited Duration        consistent with preservation
 Portfolio              of capital
-------------------------------------------------------
Morgan Stanley VIS      High current income,
Money Market Portfolio  preservation of capital, and
                        liquidity
-------------------------------------------------------
Morgan Stanley VIS      High level of current income
Quality Income Plus     and, as a secondary
 Portfolio              objective, capital
                        appreciation when consistent
                        with its primary objective
-------------------------------------------------------
Morgan Stanley VIS      Investment results that,
S&P 500 Index           before expenses, correspond
 Portfolio              to the total return (i.e.,
                        combination of capital
                        changes and income) of the
                        Standard and Poor's 500
                        Composite Stock Price Index
-------------------------------------------------------
Morgan Stanley VIS      High total investment return
Strategist Portfolio    through a fully managed
                        investment policy utilizing
                        equity, fixed-income and
                        money market securities and
                        the writing of covered call
                        and put options
-------------------------------------------------------
Morgan Stanley VIS      Capital appreciation and
Utilities Portfolio     current income
-------------------------------------------------------



                                 12  PROSPECTUS



-------------------------------------------------------------------------------
THE UNIVERSAL INSTITUTIONAL FUNDS, INC. (CLASS I)
-------------------------------------------------------------------------------
Van Kampen UIF Emerging  Long-term capital
 Markets Equity          appreciation
 Portfolio
-------------------------------------------------------
Van Kampen UIF Equity    Long-term capital
 Growth Portfolio        appreciation by investing
                         primarily on growth-oriented
                         equity securities of large
                         capitalization companies.
-------------------------------------------------------
Van Kampen UIF           Long-term capital              VAN KAMPEN/(2)/
 International Magnum    appreciation by investing
 Portfolio               primarily in equity
                         securities of non-U.S.
                         issuers domiciled in EAFE
                         countries.
-------------------------------------------------------
Van Kampen UIF Mid Cap   Long-term capital growth
 Growth Portfolio
-------------------------------------------------------
Van Kampen UIF U.S. Mid  Above-average total return
 Cap Value               over a market cycle of three
 Portfolio/(1)/          to five years by investing
                         in common stocks and other
                         equity securities.
-------------------------------------------------------
Van Kampen UIF U.S. Real Above-average current income
 Estate Portfolio        and long-term capital
                         appreciation by investing
                         primarily in equity
                         securities of companies in
                         the U.S. real estate
                         industry, including real
                         estate investment trusts.
-------------------------------------------------------------------------------
VAN KAMPEN LIFE INVESTMENT TRUST (CLASS I AND CLASS II)
-------------------------------------------------------------------------------
Van Kampen LIT          Capital growth and income
 Comstock Portfolio (Class I)
-------------------------------------------------------VAN KAMPEN ASSET
Van Kampen LIT          Capital appreciation           MANAGEMENT
 Emerging Growth Portfolio (Class I)
-------------------------------------------------------
Van Kampen LIT          Capital growth
 Aggressive Growth Portfolio                            ------------------------
 (Class II)(//3//)
-------------------------------------------------------
AIM VARIABLE INSURANCE FUNDS (SERIES I)/(//4)/
-------------------------------------------------------------------------------
AIM V.I. Capital        Growth of capital
 Appreciation Fund
-------------------------------------------------------A I M ADVISORS, INC.
AIM V.I. Growth Fund    Growth of capital
-------------------------------------------------------
AIM V.I. Premier        Long-term growth of capital.
 Equity Fund             Income is a secondary         ------------------------
                         objective.
-------------------------------------------------------
ALLIANCEBERNSTEIN VARIABLE PRODUCTS SERIES FUND (CLASS B)
-------------------------------------------------------------------------------
AllianceBernstein       Long-term growth of capital.
 Growth Portfolio        Current income is incidental
                         to the Portfolio's
                         objective.                    ALLIANCE CAPITAL
-------------------------------------------------------MANAGEMENT, L.P.
AllianceBernstein       Reasonable current income and
 Growth and Income       reasonable opportunity for
 Portfolio               appreciation
-------------------------------------------------------
AllianceBernstein       Growth of capital by pursuing
 Premier Growth          aggressive investment         ------------------------
 Portfolio               policies
-------------------------------------------------------
PUTNAM VARIABLE TRUST (CLASS IB)
-------------------------------------------------------------------------------
Putnam VT Growth and    Capital growth and current
 Income Fund             income
-------------------------------------------------------PUTNAM INVESTMENT
Putnam VT               Capital appreciation           MANAGEMENT, LLC
 International Equity
 Fund
-------------------------------------------------------
Putnam VT Small Cap     Capital appreciation
 Value                                                 ------------------------
-------------------------------------------------------
Putnam VT Voyager Fund  Capital appreciation
-------------------------------------------------------




(1) Effective September 30, 2003, the Van Kampen UIF Mid Cap Core Portfolio changed its name to Van Kampen UIF U.S. Mid Cap Value Portfolio. We have made a corresponding change in the name of the variable Sub-Account that invests in that Portfolio.

(2) Morgan Stanley Investment Management Inc. the adviser to the UIF Portfolios, does business in certain instances using the name Van Kampen.

(3) Effective April 30, 2004, the LSA Aggressive Growth Portfolio merged into the Van Kampen LIT Aggressive Growth Portfolio,
Class II.

(4) A Portfolio's investment objective may be changed by the Fund's Board of Trustees without shareholder approval.


                                 13  PROSPECTUS

AMOUNTS YOU ALLOCATE TO VARIABLE SUB-ACCOUNTS MAY GROW IN VALUE, DECLINE IN VALUE, OR GROW LESS THAN YOU EXPECT, DEPENDING ON THE INVESTMENT PERFORMANCE OF THE PORTFOLIO IN WHICH THOSE VARIABLE SUB-ACCOUNTS INVEST. YOU BEAR THE INVESTMENT RISK THAT THE PORTFOLIOS MIGHT NOT MEET THEIR INVESTMENT OBJECTIVES. SHARES OF THE PORTFOLIOS ARE NOT DEPOSITS, OR OBLIGATIONS OF, OR GUARANTEED OR ENDORSED BY ANY BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE FEDERAL RESERVE BOARD OR ANY OTHER AGENCY.


INVESTMENT ALTERNATIVES: THE FIXED ACCOUNT
--------------------------------------------------------------------------------

The Fixed Account options are not currently available. In the future, we may offer the Basic Dollar Cost Averaging Option and the 6 and 12 Month Dollar Cost Averaging Options described below. Please consult with your Morgan Stanley Financial Advisor for current information.

The Fixed Account supports our insurance and annuity obligations. The Fixed Account consists of our general assets other than those in segregated asset accounts. We have sole discretion to invest the assets in the Fixed Account, subject to applicable law. Any money you allocate to a Fixed Account Option does not entitle you to share in the investment experience of the Fixed Account.


DOLLAR COST AVERAGING FIXED ACCOUNT OPTIONS
BASIC DOLLAR COST AVERAGING OPTION. In the future, we may offer a Dollar Cost Averaging Option for new purchase payments. Purchase payments that you allocate to the Basic Dollar Cost Averaging Option will earn interest for a 1 year period at the current rate in effect at the time of allocation. We will credit interest daily at a rate that will compound over the year to the annual interest rate we guaranteed at the time of allocation. After the one year period, we will declare a renewal rate which we guarantee for a full year. Subsequent renewal dates will be every twelve months for each purchase payment. Renewal rates will not be less than the minimum guaranteed rate found in the Contract.

You may not transfer funds from other investment alternatives to the Basic Dollar Cost Averaging Option.

6 AND 12 MONTH DOLLAR COST AVERAGING OPTIONS. In the future, we may offer 6 and 12 month dollar cost averaging options. Under those options, you also may establish a Dollar Cost Averaging Program by allocating purchase payments to the Fixed Account either for 6 months (the "6 Month Dollar Cost Averaging Option") or for 12 months (the "12 Month Dollar Cost Averaging Option"). Your purchase payments will earn interest for the period you select at the current rates in effect at the time of allocation. The crediting rates for the 6 and 12 Month Dollar Cost Averaging Options will never be less than 3% annually. You must transfer all of your money out of the 6 or 12 Month Dollar Cost Averaging Options to the Variable Sub-Accounts in equal monthly installments. If you discontinue a 6 or 12 Month Dollar Cost Averaging Option prior to last scheduled transfer, we will transfer any remaining money immediately to the Money Market Variable Sub-Account, unless you request a different Variable Sub-Account.

You may not transfer funds from other investment alternatives to the 6 or 12 Month Dollar Cost Averaging Options.

Transfers out of the Dollar Cost Averaging Fixed Account Options do not count towards the 12 transfers you can make without paying a transfer fee.

We may declare more than one interest rate for different monies based upon the date of allocation to the Dollar Cost Averaging Fixed Account Options. For availability and current interest rate information, please contact your Morgan Stanley Financial Advisor or our customer support unit at 1-800-256-9392.


INVESTMENT ALTERNATIVES: TRANSFERS
--------------------------------------------------------------------------------


TRANSFERS DURING THE ACCUMULATION PHASE
During the Accumulation Phase, you may transfer the Contract Value among the investment alternatives. You may not transfer Contract Value into any of the Dollar Cost Averaging Fixed Account Options. You may request transfers in writing on a form that we provide or by telephone according to the procedure described below. The minimum amount that you may transfer is $100 or the total amount in the investment alternative, whichever is less. We currently do not assess, but reserve the right to assess, a $10 charge on each transfer in excess of 12 per Contract Year. We will notify you at least 30 days before we begin imposing the transfer charge. We treat transfers to or from more than one Portfolio on the same day as one transfer. Transfers from the Dollar Cost Averaging Fixed Account Options do not count towards the 12 free transfers each Contract Year.

We will process transfer requests that we receive before 4:00 p.m. Eastern Time on any Valuation Date using the Accumulation Unit Values for that Date. We will process requests completed after 4:00 p.m. Eastern Time on any Valuation Date using the Accumulation Unit Values for the next Valuation Date. The Contract permits us to defer transfers from the Fixed Account Options for up to 6 months from the date we receive your request. If we decide to postpone transfers for 30 days or more, we will pay interest as required by applicable law. Any interest


                                 14  PROSPECTUS
would be payable from the date we receive the transfer request to the date we make the transfer.


MARKET TIMING & EXCESSIVE TRADING
The Contracts are intended for long-term investment. Market timing and excessive trading can potentially dilute the value of Variable Sub-Accounts and can disrupt management of a Portfolio and raise its expenses, which can impair Portfolio performance. Our policy is not to accept knowingly any money intended for the purpose of market timing or excessive trading. Accordingly, you should not invest in the Contract if your purpose is to engage in market timing or excessive trading, and you should refrain from such practices if you currently own a Contract.

We seek to detect market timing or excessive trading activity by reviewing trading activities. Portfolios also may report suspected market-timing or excessive trading activity to us. If we identify a pattern of market-timing or excessive trading activity, we will make further inquiry and may, depending on the circumstances, impose trading limitations as described below under "Trading Limitations" consistent with applicable law and the Contract. We will apply these limitations on a uniform basis to all Contract owners we determine have engaged in market timing or excessive trading. Because there is no universally accepted definition of what constitutes market timing or excessive trading, we will use our reasonable judgment based on all of the circumstances.

While we seek to deter market timing and excessive trading in Variable Sub-Accounts, not all market timing or excessive trading is identifiable or preventable. Therefore, we cannot guarantee that we can prevent such trading activity in all cases or before it occurs.

TRADING LIMITATIONS
We reserve the right to limit transfers among the investment alternatives in any Contract Year, or to refuse any transfer request, if:

.. we believe, in our sole discretion, that certain trading practices, such as excessive trading or market timing ("Prohibited Trading Practices"), by, or on behalf of, one or more Contract Owners, or a specific transfer request or group of transfer requests, may have a detrimental effect on the Accumulation Unit Values of any Variable Sub-Account or on the share prices of the corresponding Portfolio or otherwise would be to the disadvantage of other Contract Owners; or

.. we are informed by one or more of the Portfolios that they intend to restrict the purchase, exchange, or redemption of Portfolio shares because of Prohibited Trading Practices or because they believe that a specific transfer or group of transfers would have a detrimental effect on the prices of Portfolio shares.

We may apply the restrictions in any manner reasonably designed to prevent transfers that we consider disadvantageous to other Contract Owners.


TRANSFERS DURING THE PAYOUT PHASE
During the Payout Phase, you may make transfers among the Variable Sub-Accounts so as to change the relative weighting of the Variable Sub-Accounts on which your variable income payments will be based. In addition, you will have a limited ability to make transfers from the Variable Sub-Accounts to increase the proportion of your income payments consisting of fixed income payments. You may not, however, convert any portion of your right to receive fixed income payments into variable income payments.

You may not make any transfers for the first 6 months after the Payout Start Date. Thereafter, you may make transfers among the Variable Sub-Accounts or make transfers from the Variable Sub-Accounts to increase the proportion of your income payments consisting of fixed income payments. Your transfers must be at least 6 months apart.


TELEPHONE OR ELECTRONIC TRANSFERS
You may make transfers by telephone by calling 1-800-256-9392 if you have on file a completed authorization form. The cut off time for telephone transfer requests is 4:00 p.m. Eastern Time. In the event that the New York Stock Exchange closes early, i.e., before 4:00 p.m. Eastern Time. In the event that the New York Stock Exchange closes early, i.e., before 4:00 p.m. Eastern Time, but then reopens for trading on the same day, we will process telephone transfer requests as of the close of the Exchange on that particular day. We will not accept telephone requests received at any telephone number other than the number that appears in this paragraph or received after the close of trading on the Exchange.

We may suspend, modify or terminate the telephone transfer privilege, as well as any other electronic or automated means we previously approved, at any time without notice.

We use procedures that we believe provide reasonable assurance that the telephone transfers are genuine. For example, we tape telephone conversations with persons purporting to authorize transfers and request identifying information. Accordingly, we disclaim any liability for losses resulting from allegedly unauthorized telephone transfers. However, if we do not take reasonable steps to help ensure that a telephone authorization is valid, we may be liable for such losses.


DOLLAR COST AVERAGING PROGRAM
Through our Dollar Cost Averaging Program, you may automatically transfer a set amount every month (or other intervals we may offer) during the Accumulation Phase from any Variable Sub-Account or the Dollar Cost Averaging Fixed Account Options (currently not available for new purchase payments) to any Variable Sub-Account.


                                 15  PROSPECTUS

Transfers made through dollar cost averaging must be $100 or more.

We will not charge a transfer fee for transfers made under this Program, nor will such transfers count against the 12 transfers you can make each Contract Year without paying a transfer fee.

The theory of dollar cost averaging is that if purchases of equal dollar amounts are made at fluctuating prices, the aggregate average cost per unit will be less than the average of the unit prices on the same purchase dates. However, participation in this Program does not assure you of a greater profit from your purchases under the Program nor will it prevent or necessarily reduce losses in a declining market. Call or write us for information on how to enroll.


AUTOMATIC PORTFOLIO REBALANCING PROGRAM
Once you have allocated your money among the Variable Sub-Accounts, the performance of each Sub-Account may cause a shift in the percentage you allocated to each Sub-Account. If you select our Automatic Portfolio Rebalancing Program, we will automatically rebalance the Contract Value in each Variable Sub-Account and return it to the desired percentage allocations. We will not include money you allocate to the Fixed Account Option in the Automatic Portfolio Rebalancing Program.

We will rebalance your account each quarter (or other intervals that we may offer) according to your instructions. We will transfer amounts among the Variable Sub-Accounts to achieve the percentage allocations you specify. You can change your allocations at any time by contacting us in writing or by telephone. The new allocation will be effective with the first rebalancing that occurs after we receive your request. We are not responsible for rebalancing that occurs prior to receipt of your request.

Example:

  Assume that you want your initial purchase payment split among 2 Variable Sub-Accounts. You want 40% to be in the Morgan Stanley VIS High Yield Variable Sub-Account and 60% to be in the Van Kampen UIF Equity Growth Variable Sub-Account. Over the next 2 months the bond market does very well while the stock market performs poorly. At the end of the first quarter, the Morgan Stanley VIS High Yield Variable Sub-Account now represents 50% of your holdings because of its increase in value. If you choose to have your holdings rebalanced quarterly, on the first day of the next quarter, we would sell some of your units in the Morgan Stanley VIS High Yield Variable Sub-Account and use the money to buy more units in the Van Kampen UIF Equity Growth Variable Sub-Account so that the percentage allocations would again be 40% and 60%, respectively.

The Automatic Portfolio Rebalancing Program is available only during the Accumulation Phase. The transfers made under the Program do not count towards the 12 transfers you can make without paying a transfer fee, and are not subject to a transfer fee.

Portfolio rebalancing is consistent with maintaining your allocation of investments among market segments, although it is accomplished by reducing your Contract Value allocated to the better performing segments.


EXPENSES
--------------------------------------------------------------------------------

As a Contract owner, you will bear, directly or indirectly, the charges and expenses described below.


CONTRACT MAINTENANCE CHARGE
During the Accumulation Phase, on each Contract Anniversary, we will deduct a $35 contract maintenance charge from your Contract Value. This charge will be deducted on a pro-rata basis from each Variable Sub-Account in the proportion that your investment in each bears to your Contract Value. We also will deduct a full contract maintenance charge if you withdraw your entire Contract Value. During the Payout Phase, we will deduct the charge proportionately from each income payment.

The charge is to compensate us for the cost of administering the Contracts and the Variable Account. Maintenance costs include expenses we incur in billing and collecting purchase payments; keeping records; processing death claims, cash withdrawals, and policy changes; proxy statements; calculating Accumulation Unit Values and income payments; and issuing reports to Contract owners and regulatory agencies. We cannot increase the charge. We will waive this charge if:

  .  total purchase payments equal $50,000 or more, or

  . all of your money is allocated to the Fixed Account Options as of the Contract Anniversary.

After the Payout Start Date, we will waive this charge if:

  .  the Contract Value is $50,000 or more as of the Payout Start Date, or

  .  all income payments are fixed amount income payments.


MORTALITY AND EXPENSE RISK CHARGE
We deduct a mortality and expense risk charge daily at an annual rate of 1.35% of the average daily net assets you have invested in the Variable Sub-Accounts (1.48% if you select the Performance Death Benefit Option). The mortality and expense risk charge is for all the insurance benefits available with your Contract (including our


                                 16  PROSPECTUS
guarantee of annuity rates and the death benefits), for certain expenses of the Contract, and for assuming the risk (expense risk) that the current charges will not be sufficient in the future to cover the cost of administering the Contract. If the charges under the Contract are not sufficient, then we will bear the loss. We charge an additional amount for the Performance Death Benefit Option to compensate us for the additional risk that we accept by providing the Option.

We will not increase the mortality and expense risk charge for the life of the Contract. We assess the mortality and expense risk charge during both the Accumulation Phase and the Payout Phase.


ADMINISTRATIVE EXPENSE CHARGE
We deduct an administrative expense charge daily at an annual rate of 0.10% of the average daily net assets you have invested in the Variable Sub-Accounts. We intend this charge to cover actual administrative expenses that exceed the revenues from the contract maintenance charge. There is no necessary relationship between the amount of administrative charge imposed on a given Contract and the amount of expenses that may be attributed to that Contract. We assess this charge each day during the Accumulation Phase and the Payout Phase. We will not increase the administrative expense charge for the life of the Contract.


TRANSFER FEE
We do not currently impose a fee upon transfers among the investment alternatives. However, we reserve the right to charge $10 per transfer after the 12th transfer in each Contract Year. We will not charge a transfer fee on transfers that are part of a Dollar Cost Averaging Program or Automatic Portfolio Rebalancing Program.


WITHDRAWAL CHARGE
We may assess a withdrawal charge of 1% of the purchase payment(s) you withdraw if the amount being withdrawn has been invested in the Contract for less than 1 year. If you make a withdrawal before the Payout Start Date, we will apply the withdrawal charge percentage in effect on the date of the withdrawal, or the withdrawal charge percentage in effect on the following day, whichever is lower. During each Contract Year, you can withdraw all remaining purchase payments beyond the withdrawal charge period or up to 15% of the aggregate amount of your purchase payments as of the beginning of the Contract Year, whichever is greater, without paying the charge. Unused portions of this Free Withdrawal Amount are not carried forward to future Contract Years.

We will deduct withdrawal charges, if applicable, from the amount paid, unless you instruct otherwise. For purposes of the withdrawal charge, we will treat withdrawals as coming from the oldest purchase payments first. However, for federal income tax purposes, please note that withdrawals are considered to have come first from earnings, which means you pay taxes on the earnings portion of your withdrawal.

We do not apply a withdrawal charge in the following situations:

.. on the Payout Start Date (a withdrawal charge may apply if you elect to receive income payments for a specified period of less than 120 months);

.. the death of the Contract owner or Annuitant (unless the Contract is continued); and

.. withdrawals taken to satisfy IRS minimum distribution rules for the Contract.

This waiver does not apply to Contracts owned by an Individual Retirement
Account.

We use the amounts obtained from the withdrawal charge to pay sales commissions and other promotional or distribution expenses associated with marketing the Contracts. To the extent that the withdrawal charge does not cover all sales commissions and other promotional or distribution expenses, we may use any of our corporate assets, including potential profit which may arise from the mortality and expense risk charge or any other charges or fee described above, to make up any difference.

Withdrawals taken prior to annuitization (referred to in this prospectus as the Payout Phase) are generally considered to come from the earnings in the Contract first. If the Contract is tax-qualified, generally all withdrawals are treated as distributions of earnings. Withdrawals of earnings are taxed as ordinary income and, if taken prior to age 591/2, may be subject to an additional 10% federal tax penalty. You should consult your own tax counsel or other tax advisers regarding any withdrawals.


PREMIUM TAXES
Currently, we do not make deductions for premium taxes under the Contract because New York does not charge premium taxes on annuities. We may deduct taxes that may be imposed in the future from the purchase payments or the Contract Value when the tax is incurred or at a later time.


DEDUCTION FOR VARIABLE ACCOUNT INCOME TAXES
We are not currently making a provision for such taxes. In the future, however, we may make a provision for taxes if we determine, in our sole discretion, that we will incur a tax as a result of the operation of the Variable Account. We will deduct for any taxes we incur as a result of the operation of the Variable Account, whether or not we previously made a provision for taxes and whether or not it was sufficient. Our status under the Internal Revenue Code is briefly described in the Taxes Section.


OTHER EXPENSES
Each Portfolio deducts management fees and other expenses from its assets. You indirectly bear the charges


                                 17  PROSPECTUS
and expenses of the Portfolios whose shares are held by the Variable Sub-Accounts. These fees and expenses are described in the accompanying prospectuses for the Funds. For a summary of Portfolio annual expenses, see pages 7-9. We may receive compensation from the investment advisers or administrators of the Portfolios for administrative or other services we provide to the Portfolios.


ACCESS TO YOUR MONEY
--------------------------------------------------------------------------------

You can withdraw some or all of your Contract Value at any time during the Accumulation Phase. Withdrawals also are available under limited circumstances on or after the Payout Start Date. See "Income Plans" on page 21.

You can withdraw money from the Variable Account and/ or the Fixed Account Options. The amount payable upon withdrawal is the Contract Value (or portion thereof) next computed after we receive the request for a withdrawal at our headquarters, less any withdrawal charges, contract maintenance charges, income tax withholding, and any premium taxes. To complete a partial withdrawal from the Variable Account, we will cancel Accumulation Units in an amount equal to the withdrawal and any applicable charges and taxes. We will pay withdrawals from the Variable Account within 7 days of receipt of the request, subject to postponement in certain circumstances.

You have the opportunity to name the investment alternative(s) from which you are taking the withdrawal. If none are named, then we will withdraw the amount proportionately from the investment alternatives according to the value of your investments therein. In general, you must withdraw at least $100 at a time. You also may withdraw a lesser amount if you are withdrawing your entire interest in a Variable Sub-Account.

Withdrawals taken prior to annuitization (referred to in this prospectus as the Payout Phase) are generally considered to come from the earnings in the Contract first. If the Contract is tax-qualified, generally all withdrawals are treated as distributions of earnings. Withdrawals of earnings are taxed as ordinary income and, if taken prior to age 59 1/2, may be subject to an additional 10% federal tax penalty.

The total amount paid at surrender may be more or less than the total purchase payments due to prior withdrawals, any deductions, and investment performance.


POSTPONEMENT OF PAYMENTS
We may postpone the payment of any amounts due from the Variable Account under the Contract if:

1. The New York Stock Exchange is closed for other than usual weekends or holidays, or trading on the Exchange is otherwise restricted;

2. An emergency exists as defined by the SEC; or

3. The SEC permits delay for your protection.

In addition, we may delay payments or transfers from the Fixed Account Option for up to 6 months or shorter period if required by law. If we delay payment or transfer for 30 days or more, we will pay interest as required by law. Any interest would be payable from the date we receive the withdrawal request to the date we make the payment or transfer.


SYSTEMATIC WITHDRAWAL PROGRAM
You may choose to receive systematic withdrawal payments on a monthly basis at any time prior to the Payout Start Date. The minimum amount of each systematic withdrawal is $100. We will deposit systematic withdrawal payments into the Contract owner's bank account or Morgan Stanley Active Assets/TM/ Account. Please consult with your Morgan Stanley Financial Advisor for details.

Depending on fluctuations in the value of the Variable Sub-Accounts and the value of the Fixed Account Options, systematic withdrawals may reduce or even exhaust the Contract Value. Income taxes may apply to systematic withdrawals. Please consult your tax advisor before taking any withdrawal.

We may modify or suspend the Systematic Withdrawal Program and charge a processing fee for the service. If we modify or suspend the Systematic Withdrawal Program, existing systematic withdrawal payments will not be affected.


MINIMUM CONTRACT VALUE
If the amount you withdraw reduces your Contract Value to less than $500, we may treat it as a request to withdraw your entire Contract Value. Your Contract will terminate if you withdraw all of your Contract Value. We will, however, ask you to confirm your withdrawal request before terminating your Contract.
 Before terminating any Contract whose value has been reduced by withdrawals to less than $500, we would inform you in writing of our intention to terminate your Contract and give you at least 30 days in which to make an additional purchase payment to restore your Contract's value to the contractual minimum of $500. If we terminate your Contract, we will distribute to you its Contract Value, less withdrawals and other charges and applicable taxes.


                                 18  PROSPECTUS

INCOME PAYMENTS
--------------------------------------------------------------------------------


PAYOUT START DATE
The Payout Start Date is the day that your Contract Value less applicable taxes is applied to an Income Plan. The Payout Start Date must be at least 30 days after the Issue Date and occur on or before the later of:

.. the Annuitant's 90th birthday, or

.. the 10th Contract Anniversary.

You may change the Payout Start Date at any time by notifying us in writing of the change at least 30 days before the scheduled Payout Start Date. Absent a change, we will use the Payout Start Date stated in your Contract.


INCOME PLANS
An "Income Plan" is a series of scheduled payments to you or someone you designate. You may choose and change your choice of Income Plan until 30 days before the Payout Start Date. If you do not select an Income Plan, we will make income payments in accordance with Income Plan 1 with payments guaranteed for 10 years. After the Payout Start Date, you may not make withdrawals (except as described below) or change your choice of Income Plan.

A portion of each payment will be considered taxable and the remaining portion will be a non-taxable return of your investment in the Contract, which is also called the basis. Once the basis in the Contract is depleted, all remaining payments will be fully taxable. If the Contract is tax-qualified, generally, all payments will be fully taxable. Taxable payments taken prior to age 59 1/2, may be subject to an additional 10% federal tax penalty.

Three Income Plans are available under the Contract. Each is available to provide:

.. fixed income payments;

.. variable income payments; or

.. a combination of the two.

The three Income Plans are:

INCOME PLAN 1. LIFE INCOME WITH GUARANTEED PAYMENTS. Under this plan, we make periodic income payments for at least as long as the Annuitant lives. If the Annuitant dies before we have made all of the guaranteed income payments, we will continue to pay the remainder of the guaranteed income payments as required by the Contract.

INCOME PLAN 2. JOINT AND SURVIVOR LIFE INCOME WITH GUARANTEED PAYMENTS. Under this plan, we make periodic income payments for as long as either the Annuitant or the joint Annuitant is alive. If both die before the selected number of guarantee payments have been made, we will continue to pay the remainder of the guaranteed payments.

INCOME PLAN 3. GUARANTEED PAYMENTS FOR A SPECIFIED PERIOD (5 TO 30 YEARS). Under this plan, we make periodic income payments for the period you have chosen. These payments do not depend on the Annuitant's life. A withdrawal charge may apply if the specified period is less than 10 years. We will deduct the mortality and expense risk charge from the assets of the Variable Account supporting this Income Plan even though we may not bear any mortality risk.

The length of any guaranteed payment period under your selected Income Plan generally will affect the dollar amounts of each income payment. As a general rule, longer guarantee periods result in lower income payments, all other things being equal. For example, if you choose an Income Plan with payments that depend on the life of the Annuitant but with no minimum specified period for guaranteed payments, the income payments generally will be greater than the income payments made under the same Income Plan with a minimum specified period for guaranteed payments.

We may make other Income Plans available including ones that you and we agree upon. You may obtain information about them by writing or calling us.

If you choose Income Plan 1 or 2, or, if available, another Income Plan with payments that continue for the life of the Annuitant or joint Annuitant, we may require proof of age and sex of the Annuitant or joint Annuitant before starting income payments, and proof that the Annuitant or joint Annuitant is still alive before we make each payment. Please note that under these Income Plans, if you elect to take no minimum guaranteed payments, it is possible that the payee could receive only 1 income payment if the Annuitant and any joint Annuitant both die before the second income payment, or only 2 income payments if they die before the third income payment, and so on.

Generally, you may not make withdrawals after the Payout Start Date. One exception to this rule applies if you are receiving variable income payments that do not depend on the life of the Annuitant (such as under Income Plan 3). In that case you may terminate all or part of the Variable Account portion of the income payments at any time and receive a lump sum equal to the present value of the remaining variable payments associated with the amount withdrawn. To determine the present value of any remaining variable income payments being withdrawn, we use a discount rate equal to the assumed annual investment rate that we use to compute such variable income payments. The minimum amount you may withdraw under this feature is $1,000. A withdrawal charge may apply.

You may apply your Contract Value to an Income Plan. You must apply at least the Contract Value in the Fixed Account Option on the Payout Start Date to fixed income


                                 19  PROSPECTUS
payments. If you wish to apply any portion of your Fixed Account Option balance to provide variable income payments, you should plan ahead and transfer that amount to the Variable Sub-Accounts prior to the Payout Start Date. If you do not tell us how to allocate your Contract Value among fixed and variable income payments, we will apply your Contract Value in the Variable Account to variable income payments and your Contract Value in the Fixed Account Option to fixed income payments. We deduct applicable premium taxes from the Contract Value at the Payout Start Date.

We will apply your Contract Value, less applicable taxes, to your Income Plan on the Payout Start Date. If no purchase payments have been made for at least three years preceding the Payout Start Date, and either the Contract Value is less than $2,000, or not enough to provide an initial payment of at least $20, and state law permits, we may:

1. pay you the Contract Value, less any applicable taxes, in a lump sum instead of the periodic payments you have chosen, or

2. we may reduce the frequency of your payments so that each payment will be at least $20.


VARIABLE INCOME PAYMENTS
The amount of your variable income payments depends upon the investment results of the Variable Sub-Accounts you select, the premium taxes you pay, the age and sex of the Annuitant, and the Income Plan you choose. We guarantee that the payments will not be affected by (a) actual mortality experience, and (b) the amount of our administration expenses.

We cannot predict the total amount of your variable income payments. Your variable income payments may be more or less than your total purchase payments because (a) variable income payments vary with the investment results of the underlying Portfolios, and (b) the Annuitant could live longer or shorter than we expect based on the tables we use.

In calculating the amount of the periodic payments in the annuity tables in the Contract, we assumed an annual investment rate of 3%. If the actual net investment return of the Variable Sub-Accounts you choose is less than this assumed investment rate, then the dollar amount of your variable income payments will decrease. The dollar amount of your variable income payments will increase, however, if the actual net investment return exceeds the assumed investment rate. The dollar amount of the variable income payments stays level if the net investment return equals the assumed investment rate. Please refer to the Statement of Additional Information for more detailed information as to how we determine variable income payments. We reserve the right to make other annual investment rates available under the Contract.


FIXED INCOME PAYMENTS
We guarantee income payment amounts derived from any Fixed Account Option for the duration of the Income Plan. We calculate the fixed income payments by:

1. deducting any applicable premium tax; and

2. applying the resulting amount to the greater of (a) the appropriate value from the income payment table in your Contract, or (b) such other value as we are offering at that time.

We may defer making fixed income payments for a period of up to 6 months or such shorter time state law may require. If we defer payments for 30 days or more, we will pay interest as required by law from the date we receive the withdrawal request to the date we make payment.


CERTAIN EMPLOYEE BENEFIT PLANS
The Contracts offered by this prospectus contain income payment tables that provide for different payments to men and women of the same age, except in states that require unisex tables. We reserve the right to use income payment tables that do not distinguish on the basis of sex to the extent permitted by law. In certain employment-related situations, employers are required by law to use the same income payment tables for men and women. Accordingly, if the Contract is to be used in connection with an employment-related retirement or benefit plan and we do not offer unisex annuity tables in your state, you should consult with legal counsel as to whether the purchase of a Contract is appropriate.


DEATH BENEFITS
--------------------------------------------------------------------------------

We will pay a death benefit if, prior to the Payout Start Date:

1. any Contract owner dies, or

2. the Annuitant dies.

We will pay the death benefit to the new Contract owner who is determined immediately after the death. The new Contract owner would be a surviving Contract owner(s) or, if none, the Beneficiary(ies). In the case of the death of an Annuitant, we will pay the death benefit to the current Contract owner.

A request for payment of the death benefit must include "DUE PROOF OF DEATH."

We will accept the following documentation as Due Proof of Death:

.. a certified copy of a death certificate,

.. a certified copy of a decree of a court of competent jurisdiction as to the finding of death, or

.. any other proof acceptable to us.


                                 20  PROSPECTUS

DEATH BENEFIT AMOUNT
Prior to the Payout Start Date, if we receive a complete request for payment of the death benefit within 180 days of the date of death, the death benefit is equal to the greatest of:

1. the Contract Value as of the date we determine the death benefit, or

2. the sum of all purchase payments made less any amounts deducted in connection with partial withdrawals (including any applicable withdrawal charges or premium taxes), or

3. the Contract Value on the most recent Death Benefit Anniversary prior to the date we determine the death benefit, plus any purchase payments and less any amounts deducted in connection with any partial withdrawals since that Death Benefit Anniversary.

If we do not receive a complete request for payment of the death benefit within 180 days of the date of death, the death benefit is equal to the Contract Value as of the date we determine the death benefit. We reserve the right to extend the 180 day period on a non-discriminatory basis.

A "Death Benefit Anniversary" is every 6th Contract Anniversary beginning with the 6th Contract Anniversary. For example, the 6th, 12th and 18th Contract Anniversaries are the first three Death Benefit Anniversaries.

We will determine the value of the death benefit as of the end of the Valuation Date on which we receive a complete request for payment of the death benefit. If we receive a request after 4:00 p.m. Eastern Time on a Valuation Date, we will process the request as of the end of the following Valuation Date.

Where there are multiple beneficiaries, we will value the death benefit at the time the first beneficiary submits a complete request for payment of the death benefit. Any death benefit amounts attributable to any beneficiary which remain in the Variable Sub-Accounts are subject to investment risk.


PERFORMANCE DEATH BENEFIT OPTION
The Performance Death Benefit Option is an optional benefit that you may elect. If the Contract owner is a living person, this Option applies only on the death of the Contract owner. If the Contract owner is not a living person, this Option applies only on the death of the Annuitant. For Contracts with a death benefit option, the death benefit will be the greater of death benefit amounts (1) through (3) above, or (4) the Performance Death Benefit Option.

The Performance Death Benefit on the date we issue the rider for this option ("Rider Date") is equal to the Contract Value. On each Contract Anniversary, we will recalculate your Performance Death Benefit to equal the greater of your Contract Value on that date, or the most recently calculated Performance Death Benefit.

We also will recalculate your Performance Death Benefit whenever you make an additional purchase payment or a partial withdrawal. Additional purchase payments will increase the Performance Death Benefit dollar-for-dollar. Withdrawals will reduce the Performance Death Benefit by an amount equal to: (i) the Performance Death Benefit immediately before the withdrawal, multiplied by
(ii) the ratio of the withdrawal amount to the Contract Value just before the withdrawal.

In the absence of any withdrawals or purchase payments, the Performance Death Benefit will be the greatest of the Contract Value on the Rider Date and all Contract Anniversary Contract Values on or before the date we calculate the death benefit.

We will recalculate the Performance Death Benefit as described above until the oldest Contract owner (the Annuitant, if the owner is not a living person), attains age 85. After age 85, we will recalculate the Performance Death Benefit only to reflect additional purchase payments and withdrawals.

If you select the Performance Death Benefit Option, the highest age of any owner, or Annuitant, as of the date we receive the completed application or the date we receive the written request to add the rider, whichever is later, cannot exceed 80.


DEATH BENEFIT PAYMENTS
If the sole New Owner is your spouse, the New Owner may:

1) elect to receive the death benefit in a lump sum, or

2) elect to apply the death benefit to an Income Plan. Payments from the Income Plan must begin within one year of the date of death and must be payable throughout:

  .  the life of the New Owner;

  . for a guaranteed number of payments from 5 to 50 years, but not to exceed the life expectancy of the New Owner; or

  . over the life of the New Owner with a guaranteed number of payments from 5 to 30 years but not to exceed the life expectancy of the New Owner.

If your spouse does not elect one of the options above, the Contract will continue in the Accumulation Phase as if the death had not occurred. If the Contract is continued in the Accumulation Phase, the following restrictions apply:

On the date the Contract is continued, the Contract Value will equal the amount of the death benefit as determined as of the Valuation Date on which we received the complete request for settlement of the death benefit (the next Valuation Date, if we receive the complete request for settlement of the death benefit after 3:00 p.m. Central Time). Unless otherwise instructed by the continuing spouse, the excess, if any, of the death


                                 21  PROSPECTUS
benefit over the Contract Value will be allocated to the Sub-Accounts of the Variable Account. This excess will be allocated in proportion to your Contract Value in those Sub-Accounts as of the end of the Valuation Date that we receive the complete request for settlement of the death benefit except that any portion of this excess attributable to the Fixed Account Options will be allocated to the Money Market Variable Sub-Account. Within 30 days of the date the Contract is continued, your surviving spouse may transfer all or a portion of the excess among the Variable Sub-Accounts without incurring a transfer fee.

Any such transfer does not count as one of the free transfers allowed each Contract Year and is subject to any minimum allocation amount specified in your Contract.

The surviving spouse may make a single withdrawal within one year of the date of your death without incurring a withdrawal charges. Only one spousal continuation is allowed under this Contract.

If the New Owner is not your spouse but is a living person, or if there are multiple living- person new Owners, the New Owner may:

1) elect to receive the death benefit in a lump sum, or

2) elect to apply the death benefit to an Income Plan. Payments from the Income Plan must begin within one of the date of death and must be payable throughout:

  .  the life of the New Owner;

  . for a guaranteed number of payments from 5 to 50 years, but not to exceed the life expectancy of the New Owner; or

  . over the life of the New Owner with a guaranteed number of payments from 5 to 30 years but not to exceed the life expectancy of the New Owner.

If the New Owner does not elect one of the options above, then the New Owner must receive the Contract Value payable within 5 years of your date of death. The Contract Value will equal the amount of the death benefit as determined as of the Valuation Date on which we received the complete request for settlement of the death benefit (the next Valuation Date, if we receive the complete request for settlement of the death benefit after 3:00 p.m. Central Time).

Unless otherwise instructed by the New Owner, the excess, if any of the death benefit over the Contract Value will be allocated to the Money Market Variable Sub-Account. The New Owner may exercise all rights as set forth in the Transfers section during this 5 year period. No withdrawal charge will be imposed for withdrawals made during this 5 year period.

No additional purchase payments may be added to the Contract under this election.

If the New Owner dies prior to the receiving all of the Contract Value, then the New Owner's named Beneficiary(ies) will receive the remaining Contract Value. This amount must be received as a lump sum within 5 years of the date of the original Owner's death.

We reserve the right to offer additional options upon the death of Owner.

If the New Owner is a corporation, trust, or other non-living person:

  (a)  The New Owner may elect to receive the death benefit in a lump sum; or

  (b) If the New Owner does not elect the option above, then the New Owner must receive the Contract Value payable within 5 years of your date of death.
   The Contract Value will equal the amount of the death benefit as determined as of the end of the Valuation Date on which we receive the complete request for settlement of the death benefit (the next Valuation Date, if we receive the request after 3:00 p.m. Central Time). Unless otherwise instructed by the New Owner, the excess, if any, of the death benefit over the Contract Value will be allocated to the Money Market Variable Sub-Account. The New Owner may exercise all rights as set forth in the Transfers provision during this 5 year period. No additional purchase payments may be added to the Contract under this election. No withdrawal charge will be imposed for withdrawals made during this 5 year period.

We reserve the right to offer additional options upon the death of Owner.

If any New Owner is a non-living person, all New Owners will be considered to be non-living persons for the above purposes.

Under any of these options, all ownership rights, subject to any restrictions previously placed upon the Beneficiary, are available to the New Owner from the date of your death to the date on which the death proceeds are paid.


DEATH OF ANNUITANT
If the Annuitant who is not also the Contract owner dies prior to the Payout Start Date and the Contract owner is a living person, the following apply:

  (a) The Contract owner may elect to receive the death benefit in a lump sum;
  or

  (b) The Contract owner may elect to apply the death benefit to an Income Plan which must begin within one year of the date of death and must be for a guaranteed number of payments for a period from 5 to 30 years but not to exceed the life expectancy of the owner or

  (c) If the Contract owner does not elect either of the above options within 180 days of the date of the Annuitant's death, then the Contract will continue as if death had not occurred. If this option is elected, the


                                 22  PROSPECTUS
  new Annuitant will be the youngest Owner, unless the Owner name a different Annuitant.

If the Annuitant who is not also the Contract owner dies prior to the Payout Start Date and the Contract owner is a non-living person, the following apply:

  (a) The Contract owner may elect to receive the death benefit in a lump sum;
  or

  (b) If the Contract owner does not elect the above option, then the Owner must receive the Contract Value payable within 5 years of the Annuitant's date of death.

On the date we receive the complete request for settlement of the death benefit, the Contract Value under this option will be the death benefit. Unless otherwise instructed by the Contract owner, the excess, if any, of the death benefit over the Contract Value will be allocated to the Money Market Variable Sub-Account. The Contract owner may then exercise all rights as set forth in the Transfers section during this 5 year period.

No additional purchase payments may be added to the Contract under this election. No withdrawal charge will be imposed for withdrawals made during this 5 year period.

Under any of these options, all ownership rights are available to the Contract owner from the date of the Annuitant's death to the date on which the death benefit is paid. We reserve the right to offer additional options upon the Death of Annuitant.

The Contract owner has 60 days from the date the company receives Due Proof of Death to select an Income Plan without incurring a tax on the entire gain in the Contract. If the Contract owner elects to continue the Contract, they will be taxed on the entire gain in the Contract computed on the date of continuance. We are required to report such gain to the IRS as income to the Contract owner. An additional 10% federal tax penalty may apply if the Contract Owner is under age 59 1/2. Any amount included in the Contract owner's gross income as a result of a Contract continuance will increase the investment in the Contract for future distributions.








MORE INFORMATION
--------------------------------------------------------------------------------


ALLSTATE NEW YORK
Allstate New York is the issuer of the Contract. Allstate New York is a stock life insurance company organized under the laws of the State of New York. Allstate New York is currently licensed to operate in New York.

Allstate New York was incorporated in 1967 and was known as "Financial Life Insurance Company" from 1967 to 1978. From 1978 to 1984, Allstate New York was known as "PM Life Insurance Company." Since 1984 the company has been known as "Allstate Life Insurance Company of New York."

Our home office is located at 100 Motor Parkway, Hauppauge, New York 11788-5107. Our customer service office is located in Vernon Hills, Illinois.

Allstate New York is a wholly owned subsidiary of Allstate Life Insurance Company ("Allstate Life"), a stock life insurance company incorporated under the laws of the State of Illinois. Allstate Life is a wholly owned subsidiary of Allstate Insurance Company, a stock property-liability insurance company incorporated under the laws of the State of Illinois. All of the capital stock issued and outstanding of Allstate Insurance Company is owned by The Allstate Corporation.


THE VARIABLE ACCOUNT
Allstate New York established the Allstate Life Insurance Company of New York Separate Account A on December 15, 1995. The Contracts were previously issued through the Allstate Life of New York Variable Account II. Effective May 1, 2004, the Variable Account combined with Allstate Life of New York Variable Annuity Account and Allstate Life of New York Variable Annuity Account II and consolidated duplicative Variable Sub-Accounts that invest in the same Portfolio (the "Consolidation"). The accumulation unit values for the Variable Sub-Accounts in which you invest did not change as a result of the Consolidation, and your Contract Value immediately after the Consolidation was the same as the value immediately before the Consolidation. We have registered the Variable Account with the SEC as a unit investment trust. The SEC does not supervise the management of the Variable Account or Allstate New York.

We own the assets of the Variable Account. The Variable Account is a segregated asset account under New York insurance law. That means we account for the Variable Account's income, gains, and losses separately from the results of our other operations. It also means that only the assets of the Variable Account that are in excess of the reserves and other Contract liabilities with respect to the Variable Account are subject to liabilities relating to our other operations. Our obligations arising under the Contracts are general corporate obligations of Allstate New York.

The Variable Account consists of multiple Variable Sub-Accounts, each of which invests in a corresponding portfolio. We may add new Variable Sub-Accounts or eliminate one or more of them, if we believe marketing, tax, or investment conditions so warrant. We do not guarantee the investment performance of the Variable


                                 23  PROSPECTUS

Account, its Sub-Accounts or the Portfolios. We may use the Variable Account to fund our other annuity contracts. We will account separately for each type of annuity contract funded by the Variable Account.


THE PORTFOLIOS
DIVIDENDS AND CAPITAL GAIN DISTRIBUTIONS. We automatically reinvest all dividends and capital gains distributions from the Portfolios in shares of the distributing Portfolio at their net asset value.

Voting Privileges. As a general matter, you do not have a direct right to vote the shares of the Portfolios held by the Variable Sub-Accounts to which you have allocated your Contract Value. Under current law, however, you are entitled to give us instructions on how to vote those shares on certain matters. Based on our present view of the law, we will vote the shares of the Portfolios that we hold directly or indirectly through the Variable Account in accordance with instructions that we receive from Contract owners entitled to give such instructions.

As a general rule, before the Payout Start Date, the Contract owner or anyone with a voting interest is the person entitled to give voting instructions. The number of shares that a person has a right to instruct will be determined by dividing the Contract Value allocated to the applicable Variable Sub-Account by the net asset value per share of the corresponding Portfolio as of the record date of the meeting. After the Payout Start Date the person receiving income payments has the voting interest. The payee's number of votes will be determined by dividing the reserves for such Contract allocated to the applicable Variable Sub-Account by the net asset value per share of the corresponding Portfolio as of the record date of the meeting. The votes decrease as income payments are made and as the reserves for the Contract decrease.

We will vote shares attributable to Contracts for which we have not received instructions, as well as shares attributable to us, in the same proportion as we vote shares for which we have received instructions, unless we determine that we may vote such shares in our own discretion. We will apply voting instructions to abstain on any item to be voted upon on a pro rata basis to reduce the votes eligible to be cast.

We reserve the right to vote Portfolio shares as we see fit without regard to voting instructions to the extent permitted by law. If we disregard voting instructions, we will include a summary of that action and our reasons for that action in the next semi-annual financial report we send to you.

CHANGES IN PORTFOLIOS We reserve the right, subject to any applicable law, to make additions to, deletions from or substitutions for the Portfolio shares held by any Variable Sub-Account. If the shares of any of the Portfolios are no longer available for investment by the Variable Account or if, in our judgment, further investment in such shares is no longer desirable in view of the purposes of the Contract, we may eliminate that Portfolio and substitute shares of another eligible investment fund. Any substitution of securities will comply with the requirements of the Investment Company Act of 1940. We also may add new Variable Sub-Accounts that invest in additional mutual funds. We will notify you in advance of any change.

CONFLICTS OF INTEREST. Certain of the Portfolios sell their shares to separate accounts underlying both variable life insurance and variable annuity contracts. It is conceivable that in the future it may be unfavorable for variable life insurance separate accounts and variable annuity separate accounts to invest in the same Portfolio. The boards of directors or trustees of these Portfolios monitor for possible conflicts among separate accounts buying shares of the Portfolios. Conflicts could develop for a variety of reasons. For example, differences in treatment under tax and other laws or the failure by a separate account to comply with such laws could cause a conflict. To eliminate a conflict, a Portfolio's board of directors or trustees may require a separate account to withdraw its participation in a Portfolio. A Portfolio's net asset value could decrease if it had to sell investment securities to pay redemption proceeds to a separate account withdrawing because of a conflict.


THE CONTRACT
The Contracts are distributed exclusively by their principal underwriter, Morgan Stanley DW Inc. Morgan Stanley DW, a wholly owned subsidiary of Morgan Stanley Dean Witter & Co., is located at 1585 Broadway, New York, NY 10036. Morgan Stanley DW is a registered broker-dealer under the Securities and Exchange Act of 1934, as amended, and is a member of the New York Stock Exchange and the National Association of Securities Dealers.

We may pay up to a maximum sales commission of 2% of purchase payments and an annual sales administration expense of up to 0.70% of the average net assets of the Contracts to Morgan Stanley DW. In addition, Morgan Stanley DW may pay annually to its representatives, from its profits a persistency bonus that will take into account among other things, the length of time purchase payments have been held under the Contract and Contract Values.

ADMINISTRATION. We have primary responsibility for all administration of the Contracts and the Variable Account. We provide the following administrative services, among others:

.. issuance of the Contracts;

.. maintenance of Contract owner records;

.. Contract owner services;

.. calculation of unit values;

.. maintenance of the Variable Account; and

.. preparation of Contract owner reports.


                                 24  PROSPECTUS

We will send you Contract statements at least annually prior to the Payout Start Date. Contract statements are currently being sent on a quarterly basis. You should notify us promptly in writing of any address change. You should read your statements and confirmations carefully and verify their accuracy. You should contact us promptly if you have a question about a periodic statement. We will investigate all complaints and make any necessary adjustments retroactively, but you must notify us of a potential error within a reasonable time after the date of the questioned statement. If you wait too long, we will make the adjustment as of the date that we receive notice of the potential error.

We also will also provide you with additional periodic and other reports, information and prospectuses as may be required by federal securities laws.


NON-QUALIFIED ANNUITIES HELD WITHIN A QUALIFIED PLAN
If you use the Contract within an employer sponsored qualified retirement plan, the plan may impose different or additional conditions or limitations on withdrawals, waivers of withdrawal charges, death benefits, Payout Start Dates, income payments, and other Contract features. In addition, adverse tax consequences may result if qualified plan limits on distributions and other conditions are not met. Please consult your qualified plan administrator for more information. Allstate New York no longer issues deferred annuities to employer sponsored qualified retirement plans.


LEGAL MATTERS
All matters of New York state law pertaining to the Contracts, including the validity of the Contracts and Allstate New York's right to issue such Contracts under New York state insurance law, have been passed upon by Michael J. Velotta, General Counsel of Allstate New York.


                                 25  PROSPECTUS

TAXES
--------------------------------------------------------------------------------

THE FOLLOWING DISCUSSION IS GENERAL AND IS NOT INTENDED AS TAX ADVICE. ALLSTATE NEW YORK MAKES NO GUARANTEE REGARDING THE TAX TREATMENT OF ANY CONTRACT OR TRANSACTION INVOLVING A CONTRACT.

Federal, state, local and other tax consequences of ownership or receipt of distributions under an annuity contract depend on your individual circumstances. If you are concerned about any tax consequences with regard to your individual circumstances, you should consult a competent tax adviser.


TAXATION OF ALLSTATE LIFE INSURANCE
COMPANY OF NEW YORK
Allstate New York is taxed as a life insurance company under Part I of Subchapter L of the Code. Since the Variable Account is not an entity separate from Allstate

New York, and its operations form a part of Allstate New

York, it will not be taxed separately. Investment income and realized capital gains of the Variable Account are automatically applied to increase reserves under the Contract. Under existing federal income tax law, Allstate

New York believes that the Variable Account investment income and capital gains will not be taxed to the extent that such income and gains are applied to increase the reserves under the Contract. Accordingly, Allstate New

York does not anticipate that it will incur any federal income tax liability attributable to the Variable Account, and therefore Allstate New York does not intend to make provisions for any such taxes. If Allstate New York is taxed on investment income or capital gains of the Variable

Account, then Allstate New York may impose a charge against the Variable Account in order to make provision for such taxes.


TAXATION OF VARIABLE ANNUITIES IN GENERAL

TAX DEFERRAL. Generally, you are not taxed on increases in the Contract Value until a distribution occurs. This rule applies only where:

.. the Contract Owner is a natural person,

.. the investments of the Variable Account are "adequately diversified" according to Treasury Department regulations, and

.. Allstate New York is considered the owner of the Variable Account assets for federal income tax purposes.


NON-NATURAL OWNERS. Non-natural owners are also referred to as Non Living Owners in this prospectus. As a general rule, annuity contracts owned by non-natural persons such as corporations, trusts, or other entities are not treated as annuity contracts for federal income tax purposes. The income on such contracts does not enjoy tax deferral and is taxed as ordinary income received or accrued by the non-natural owner during the taxable year.


EXCEPTIONS TO THE NON-NATURAL OWNER RULE. There are several exceptions to the general rule that annuity contracts held by a non-natural owner are not treated as annuity contracts for federal income tax purposes. Contracts will generally be treated as held by a natural person if the nominal owner is a trust or other entity which holds the contract as agent for a natural person. However, this special exception will not apply in the case of an employer who is the nominal owner of an annuity contract under a non-Qualified deferred compensation arrangement for its employees. Other exceptions to the non-natural owner rule are: (1) contracts acquired by an estate of a decedent by reason of the death of the decedent; (2) certain qualified contracts; (3) contracts purchased by employers upon the termination of certain qualified plans; (4) certain contracts used in connection with structured settlement agreements; and (5) immediate annuity contracts, purchased with a single premium, when the annuity starting date is no later than a year from purchase of the annuity and substantially equal periodic payments are made, not less frequently than annually, during the annuity period.


GRANTOR TRUST OWNED ANNUITY. Contracts owned by a grantor trust are considered owned by a non-natural owner. Grantor trust owned contracts receive tax deferral as described in the Exceptions to the Non-Natural Owner Rule section.
 In accordance with the Code, upon the death of the annuitant, the death benefit must be paid. According to your Contract, the Death Benefit is paid to the surviving Contract Owner. Since the trust will be the surviving Contract Owner in all cases, the Death Benefit will be payable to the trust notwithstanding any beneficiary designation on the annuity contract. A trust, including a grantor trust, has two options for receiving any death benefits: 1) a lump sum payment; or 2) payment deferred up to five years from date of death.


DIVERSIFICATION REQUIREMENTS. For a Contract to be treated as an annuity for federal income tax purposes, the investments in the Variable Account must be "adequately diversified" consistent with standards under Treasury Department regulations. If the investments in the Variable Account are not adequately diversified, the Contract will not be treated as an annuity contract for federal income tax purposes. As a result, the income on the Contract will be taxed as ordinary income received or accrued by the Contract owner during the taxable year. Although Allstate New York does not have control over the Portfolios or their investments, we expect the Portfolios to meet the diversification requirements.


OWNERSHIP TREATMENT. The IRS has stated that a contract owner will be considered the owner of separate account assets if he possesses incidents of ownership in those assets, such as the ability to exercise investment control over the assets. At the time the diversification regulations were issued, the Treasury Department


                                 26  PROSPECTUS
announced that the regulations do not provide guidance concerning circumstances in which investor control of the separate account investments may cause a Contract owner to be treated as the owner of the separate account. The Treasury Department also stated that future guidance would be issued regarding the extent that owners could direct sub-account investments without being treated as owners of the underlying assets of the separate account.

Your rights under the Contract are different than those described by the IRS in private and published rulings in which it found that Contract owners were not owners of separate account assets. For example, if your contract offers more than twenty (20) investment alternatives you have the choice to allocate premiums and contract values among a broader selection of investment alternatives than described in such rulings. You may be able to transfer among investment alternatives more frequently than in such rulings. These differences could result in you being treated as the owner of the Variable Account. If this occurs, income and gain from the Variable Account assets would be includible in your gross income. Allstate New

York does not know what standards will be set forth in any regulations or rulings which the Treasury Department may issue. It is possible that future standards announced by the Treasury Department could adversely affect the tax treatment of your Contract. We reserve the right to modify the Contract as necessary to attempt to prevent you from being considered the federal tax owner of the assets of the Variable Account. However, we make no guarantee that such modification to the Contract will be successful.


TAXATION OF PARTIAL AND FULL WITHDRAWALS. If you make a partial withdrawal under a Non-Qualified Contract, amounts received are taxable to the extent the Contract Value, without regard to surrender charges, exceeds the investment in the Contract. The investment in the Contract is the gross premium paid for the contract minus any amounts previously received from the Contract if such amounts were properly excluded from your gross income. If you make a full withdrawal under a Non-Qualified Contract, the amount received will be taxable only to the extent it exceeds the investment in the Contract.


TAXATION OF ANNUITY PAYMENTS. Generally, the rule for income taxation of annuity payments received from a Non-Qualified Contract provides for the return of your investment in the Contract in equal tax-free amounts over the payment period. The balance of each payment received is taxable. For fixed annuity payments, the amount excluded from income is determined by multiplying the payment by the ratio of the investment in the Contract (adjusted for any refund feature or period certain) to the total expected value of annuity payments for the term of the Contract. If you elect variable annuity payments, the amount excluded from taxable income is determined by dividing the investment in the Contract by the total number of expected payments. The annuity payments will be fully taxable after the total amount of the investment in the Contract is excluded using these ratios. If any variable payment is less than the excludable amount you should contact a competent tax advisor to determine how to report any unrecovered investment. The federal tax treatment of annuity payments is unclear in some respects. As a result, if the IRS should provide further guidance, it is possible that the amount we calculate and report to the IRS as taxable could be different. If you die, and annuity payments cease before the total amount of the investment in the Contract is recovered, the unrecovered amount will be allowed as a deduction for your last taxable year.


WITHDRAWALS AFTER THE PAYOUT START DATE. Federal tax law is unclear regarding the taxation of any additional withdrawal received after the Payout Start Date. It is possible that a greater or lesser portion of such a payment could be taxable than the amount we determine.


DISTRIBUTION AT DEATH RULES. In order to be considered an annuity contract for federal income tax purposes, the Contract must provide:

.. if any Contract Owner dies on or after the Payout Start Date but before the entire interest in the Contract has been distributed, the remaining portion of such interest must be distributed at least as rapidly as under the method of distribution being used as of the date of the Contract Owner's death;

.. if any Contract Owner dies prior to the Payout Start Date, the entire interest in the Contract will be distributed within 5 years after the date of the Contract Owner's death. These requirements are satisfied if any portion of the Contract Owner's interest that is payable to (or for the benefit of) a designated Beneficiary is distributed over the life of such Beneficiary (or over a period not extending beyond the life expectancy of the Beneficiary) and the distributions begin within 1 year of the Contract Owner's death. If the Contract Owner's designated Beneficiary is the surviving spouse of the Contract Owner, the Contract may be continued with the surviving spouse as the new Contract Owner.

.. if the Contract Owner is a non-natural person, then the Annuitant will be treated as the Contract Owner for purposes of applying the distribution at death rules. In addition, a change in the Annuitant on a Contract owned by a non-natural person will be treated as the death of the Contract Owner.


TAXATION OF ANNUITY DEATH BENEFITS. Death Benefit amounts are included in income as follows:

.. if distributed in a lump sum, the amounts are taxed in the same manner as a full withdrawal, or

.. if distributed under an Income Plan, the amounts are taxed in the same manner as annuity payments.


PENALTY TAX ON PREMATURE DISTRIBUTIONS. A 10% penalty tax applies to the taxable amount of any


                                 27  PROSPECTUS
premature distribution from a non-Qualified Contract. The penalty tax generally applies to any distribution made prior to the date you attain age 59 1/2. However, no penalty tax is incurred on distributions:

.. made on or after the date the Contract Owner attains age 59 1/2,

.. made as a result of the Contract Owner's death or becoming totally disabled,

.. made in substantially equal periodic payments over the Contract Owner's life or life expectancy, or over the joint lives or joint life expectancies of the Contract Owner and the Beneficiary,

.. made under an immediate annuity, or

.. attributable to investment in the Contract before August 14, 1982.

You should consult a competent tax advisor to determine how these exceptions may apply to your situation.


SUBSTANTIALLY EQUAL PERIODIC PAYMENTS. With respect to non-Qualified Contracts using substantially equal periodic payments or immediate annuity payments as an exception to the penalty tax on premature distributions, any additional withdrawal or other material modification of the payment stream would violate the requirement that payments must be substantially equal. Failure to meet this requirement would mean that the income portion of each payment received prior to the later of 5 years or the Contract Owner's attaining age 59 1/2 would be subject to a 10% penalty tax unless another exception to the penalty tax applied. The tax for the year of the modification is increased by the penalty tax that would have been imposed without the exception, plus interest for the years in which the exception was used. A material modification does not include permitted changes described in published IRS rulings. You should consult a competent tax advisor prior to creating or modifying a substantially equal periodic payment stream.


TAX FREE EXCHANGES UNDER INTERNAL REVENUE CODE SECTION 1035.
A 1035 exchange is a tax-free exchange of a non-qualified life insurance contract, endowment contract or annuity contract into a non-Qualified annuity contract. The contract owner(s) must be the same on the old and new contract. Basis from the old contract carries over to the new contract so long as we receive that information from the relinquishing company. If basis information is never received, we will assume that all exchanged funds represent earnings and will allocate no cost basis to them.


PARTIAL EXCHANGES. The IRS has issued a ruling that permits partial exchanges of annuity contracts. Under this ruling, if you take a withdrawal from a receiving or relinquishing annuity contract within 24 months of the partial exchange, then special aggregation rules apply for purposes of determining the taxable amount of a distribution. The IRS has issued limited guidance on how to aggregate and report these distributions. The IRS is expected to provide further guidance, as a result, it is possible that the amount we calculate and report to the IRS as taxable could be different.


TAXATION OF OWNERSHIP CHANGES. If you transfer a non-Qualified Contract without full and adequate consideration to a person other than your spouse (or to a former spouse incident to a divorce), you will be taxed on the difference between the Contract Value and the investment in the Contract at the time of transfer. Any assignment or pledge (or agreement to assign or pledge) of the Contract Value is taxed as a withdrawal of such amount or portion and may also incur the 10% penalty tax.


AGGREGATION OF ANNUITY CONTRACTS. The Code requires that all non-Qualified deferred annuity contracts issued by Allstate New York (or its affiliates) to the same Contract Owner during any calendar year be aggregated and treated as one annuity contract for purposes of determining the taxable amount of a distribution.


INCOME TAX WITHHOLDING
Generally, Allstate New York is required to withhold federal income tax at a rate of 10% from all non-annuitized distributions. The customer may elect out of withholding by completing and signing a withholding election form. If no election is made, we will automatically withhold the required 10% of the taxable amount. In certain states, if there is federal withholding, then state withholding is also mandatory.

Allstate New York is required to withhold federal income tax using the wage withholding rates for all annuitized distributions. The customer may elect out of withholding by completing and signing a withholding election form. If no election is made, we will automatically withhold using married with three exemptions as the default. If no U.S. taxpayer identification number is provided, we will automatically withhold using single with zero exemptions as the default. In certain states, if there is federal withholding, then state withholding is also mandatory.

Election out of withholding is valid only if the customer provides a U.S. residence address and taxpayer identification number.

Generally, Section 1441 of the Code provides that Allstate New York as a withholding agent must withhold 30% of the taxable amounts paid to a non-resident alien. A non-resident alien is someone other than a U.S. citizen or resident alien. Withholding may be reduced or eliminated if covered by an income tax treaty between the U.S. and the non-resident alien's country of residence if the payee provides a U.S. taxpayer identification number on a completed Form W-8BEN. A U.S. taxpayer identification number is a social security number or an individual taxpayer identification number ("ITIN").
ITINs are issued by the IRS to non-resident alien individuals who are not eligible to obtain a social security number. The U.S. does not have a tax treaty with all


                                 28  PROSPECTUS
countries nor do all tax treaties provide an exclusion or lower withholding rate for annuities.


TAX QUALIFIED CONTRACTS
The income on tax sheltered annuity (TSA) and IRA investments is tax deferred, and the income on variable annuities held by such plans does not receive any additional tax deferral. You should review the annuity features, including all benefits and expenses, prior to purchasing a variable annuity as a TSA or IRA. Tax Qualified Contracts are contracts purchased as investments as:

.. Individual Retirement Annuities (IRAs) under Section 408(b) of the Code;

.. Roth IRAs under Section 408A of the Code;

.. Simplified Employee Pension (SEP IRA) under Section 408(k) of the Code;

.. Savings Incentive Match Plans for Employees (SIMPLE IRA) under Section 408(p) of the Code; and

.. Tax Sheltered Annuities under Section 403(b) of the Code.

Allstate New York reserves the right to limit the availability of the Contract for use with any of the retirement plans listed above or to modify the Contract to conform with tax requirements.

The tax rules applicable to participants with tax qualified annuities vary according to the type of contract and the terms and conditions of the endorsement. Adverse tax consequences may result from certain transactions such as excess contributions, premature distributions, and, distributions that do not conform to specified commencement and minimum distribution rules. Allstate

New York can issue an individual retirement annuity on a rollover or transfer of proceeds from a decedent's IRA, TSA, or employer sponsored retirement plan under which the decedent's surviving spouse is the beneficiary. Allstate New York does not offer an individual retirement annuity that can accept a transfer of funds for any other, non-spousal, beneficiary of a decedent's IRA, TSA, or employer sponsored retirement plan.

In the case of certain qualified plans, the terms of the plans may govern the right to benefits, regardless of the terms of the Contract.


TAXATION OF WITHDRAWALS FROM AN INDIVIDUALLY OWNED TAX QUALIFIED CONTRACT. If you make a partial withdrawal under a Tax Qualified Contract other than a Roth IRA, the portion of the payment that bears the same ratio to the total payment that the investment in the Contract (i.e., nondeductible IRA contributions) bears to the Contract Value, is excluded from your income. We do not keep track of nondeductible contributions, and all tax reporting of distributions from Tax Qualified Contracts other than Roth IRAs will indicate that the distribution is fully taxable.

"Qualified distributions" from Roth IRAs are not included in gross income. "Qualified distributions" are any distributions made more than five taxable years after the taxable year of the first contribution to any Roth IRA and which are:

.. made on or after the date the Contract Owner attains age 59 1/2,

.. made to a beneficiary after the Contract Owner's death,

.. attributable to the Contract Owner being disabled, or

.. made for a first time home purchase (first time home purchases are subject to a lifetime limit of $10,000).

"Nonqualified distributions" from Roth IRAs are treated as made from contributions first and are included in gross income only to the extent that distributions exceed contributions. All tax reporting of distributions from Roth IRAs will indicate that the taxable amount is not determined.


REQUIRED MINIMUM DISTRIBUTIONS. Generally, IRAs (excluding Roth IRAs) and TSAs require minimum distributions upon reaching age 70 1/2. Failure to withdraw the required minimum distribution will result in a 50% tax penalty on the shortfall not withdrawn from the Contract. Not all income plans offered under the Contract satisfy the requirements for minimum distributions. Because these distributions are required under the Code and the method of calculation is complex, please see a competent tax advisor.


THE DEATH BENEFIT AND TAX QUALIFIED CONTRACTS. Pursuant to the Code and IRS regulations, an IRA (e.g., traditional IRA, Roth IRA, SEP IRA and SIMPLE IRA) may not invest in life insurance contracts. However, an IRA may provide a death benefit that equals the greater of the purchase payments or the Contract Value. The Contract offers a death benefit that in certain circumstances may exceed the greater of the purchase payments or the Contract Value. We believe that the Death Benefits offered by your Contract do not constitute life insurance under these regulations.

It is also possible that certain death benefits that offer enhanced earnings could be characterized as an incidental death benefit. If the death benefit were so characterized, this could result in current taxable income to a Contract Owner. In addition, there are limitations on the amount of incidental death benefits that may be provided under qualified plans, such as in connection with a 403(b) plan.

Allstate New York reserves the right to limit the availability of the Contract for use with any of the qualified plans listed above.


PENALTY TAX ON PREMATURE DISTRIBUTIONS FROM TAX QUALIFIED CONTRACTS. A 10% penalty tax applies to the taxable amount of any premature distribution from a Tax Qualified Contract. The penalty tax generally applies to any distribution made prior to the date you attain age


                                 29  PROSPECTUS

59 1/2. However, no penalty tax is incurred on distributions:

.. made on or after the date the Contract Owner attains age 59 1/2,

.. made as a result of the Contract Owner's death or total disability,

.. made in substantially equal periodic payments over the Contract Owner's life or life expectancy, or over the joint lives or joint life expectancies of the Contract Owner and the Beneficiary,

.. made after separation from service after age 55 (applies only for IRAs),

.. made pursuant to an IRS levy,

.. made for certain medical expenses,

.. made to pay for health insurance premiums while unemployed (applies only for IRAs),

.. made for qualified higher education expenses (applies only for IRAs), and

.. made for a first time home purchase (up to a $10,000 lifetime limit and applies only for IRAs).

During the first 2 years of the individual's participation in a SIMPLE IRA, distributions that are otherwise subject to the premature distribution penalty, will be subject to a 25% penalty tax.

You should consult a competent tax advisor to determine how these exceptions may apply to your situation.


SUBSTANTIALLY EQUAL PERIODIC PAYMENTS ON TAX QUALIFIED CONTRACTS. With respect to Tax Qualified Contracts using substantially equal periodic payments as an exception to the penalty tax on premature distributions, any additional withdrawal or other material modification of the payment stream would violate the requirement that payments must be substantially equal. Failure to meet this requirement would mean that the income portion of each payment received prior to the later of 5 years or the taxpayer's attaining age 59 1/2 would be subject to a 10% penalty tax unless another exception to the penalty tax applied. The tax for the year of the modification is increased by the penalty tax that would have been imposed without the exception, plus interest for the years in which the exception was used. A material modification does not include permitted changes described in published IRS rulings. You should consult a competent tax advisor prior to creating or modifying a substantially equal periodic payment stream.


INCOME TAX WITHHOLDING ON TAX QUALIFIED CONTRACTS. Generally, Allstate New York is required to withhold federal income tax at a rate of 10% from all non-annuitized distributions that are not considered "eligible rollover distributions." The customer may elect out of withholding by completing and signing a withholding election form. If no election is made, we will automatically withhold the required 10% from the taxable amount. In certain states, if there is federal withholding, then state withholding is also mandatory. Allstate New York is required to withhold federal income tax at a rate of 20% on all "eligible rollover distributions" unless you elect to make a "direct rollover" of such amounts to an IRA or eligible retirement plan. Eligible rollover distributions generally include all distributions from employer sponsored retirement plans, including TSAs but excluding IRAs, with the exception of:

.. required minimum distributions, or,

.. a series of substantially equal periodic payments made over a period of at least 10 years, or,

.. a series of substantially equal periodic payments made over the life (joint lives) of the participant (and beneficiary), or,

.. hardship distributions.

For all annuitized distributions that are not subject to the 20% withholding requirement, Allstate New York is required to withhold federal income tax using the wage withholding rates. The customer may elect out of withholding by completing and signing a withholding election form. If no election is made, we will automatically withhold using married with three exemptions as the default. If no U.S. taxpayer identification number is provided, we will automatically withhold using single with zero exemptions as the default. In certain states, if there is federal withholding, then state withholding is also mandatory.

Election out of withholding is valid only if the customer provides a U.S. residence address and taxpayer identification number.

Generally, Section 1441 of the Code provides that Allstate New York as a withholding agent must withhold 30% of the taxable amounts paid to a non-resident alien. A non-resident alien is someone other than a U.S. citizen or resident alien. Withholding may be reduced or eliminated if covered by an income tax treaty between the U.S. and the non-resident alien's country of residence if the payee provides a U.S. taxpayer identification number on a completed Form W-8BEN. A U.S. taxpayer identification number is a social security number or an individual taxpayer identification number ("ITIN").
ITINs are issued by the IRS to non-resident alien individuals who are not eligible to obtain a social security number. The U.S. does not have a tax treaty with all countries nor do all tax treaties provide an exclusion or lower withholding rate for annuities.


INDIVIDUAL RETIREMENT ANNUITIES. Section 408 of the Code permits eligible individuals to contribute to an individual retirement program known as an Individual Retirement Annuity (IRA). Individual Retirement Annuities are subject to limitations on the amount that can be contributed and on the time when distributions may commence. Certain distributions from other types of qualified plans may be "rolled over" on a tax-deferred basis into an Individual Retirement Annuity.


                                 30  PROSPECTUS

ROTH INDIVIDUAL RETIREMENT ANNUITIES. Section 408A of the Code permits eligible individuals to make nondeductible contributions to an individual retirement program known as a Roth Individual Retirement Annuity. Roth Individual Retirement Annuities are subject to limitations on the amount that can be contributed and on the time when distributions may commence.

Subject to certain limitations, a traditional Individual Retirement Account or Annuity may be converted or "rolled over" to a Roth Individual Retirement Annuity. The income portion of a conversion or rollover distribution is taxable currently, but is exempted from the 10% penalty tax on premature distributions.

ANNUITIES HELD BY INDIVIDUAL RETIREMENT ACCOUNTS (COMMONLY KNOWN AS CUSTODIAL
IRAS)

Internal Revenue Code Section 408 permits a custodian or trustee of an Individual Retirement Account to purchase an annuity as an investment of the Individual Retirement Account. If an annuity is purchased inside of an Individual Retirement Account, then the Annuitant must be the same person as the beneficial owner of the Individual Retirement Account.

Generally, the death benefit of an annuity held in an Individual Retirement Account must be paid upon the death of the Annuitant. However, in most states, the Contract permits the custodian or trustee of the Individual Retirement Account to continue the Contract in the accumulation phase, with the Annuitant's surviving spouse as the new Annuitant, if the following conditions are met:

1) The custodian or trustee of the Individual Retirement Account is the owner of the annuity and has the right to the death proceeds otherwise payable under the annuity contract;

2) The deceased Annuitant was the beneficial owner of the Individual Retirement Account;

3) We receive a complete request for settlement for the death of the Annuitant; and

4) The custodian or trustee of the Individual Retirement Account provides us with a signed certification of the following:

  (a) The Annuitant's surviving spouse is the sole beneficiary of the Individual Retirement Account;

  (b) The Annuitant's surviving spouse has elected to continue the Individual Retirement Account as his or her own Individual Retirement Account; and

  (c) The custodian or trustee of the Individual Retirement Account has continued the Individual Retirement Account pursuant to the surviving spouse's election.


SIMPLIFIED EMPLOYEE PENSION IRA. Section 408(k) of the Code allows eligible employers to establish simplified employee pension plans for their employees using individual retirement annuities. These employers may, within specified limits, make deductible contributions on behalf of the employees to the individual retirement annuities. Employers intending to use the Contract in connection with such plans should seek competent tax advice.


SAVINGS INCENTIVE MATCH PLANS FOR EMPLOYEES (SIMPLE IRA). Section 408(p) of the Code allow eligible employers with 100 or fewer employees to establish SIMPLE retirement plans for their employees using individual retirement annuities. In general, a SIMPLE IRA consists of a salary deferral program for eligible employees and matching or nonelective contributions made by employers. Employers intending to purchase the Contract as a SIMPLE IRA should seek competent tax and legal advice.

TO DETERMINE IF YOU ARE ELIGIBLE TO CONTRIBUTE TO ANY OF THE ABOVE LISTED IRAS (TRADITIONAL, ROTH, SEP, OR SIMPLE), PLEASE REFER TO IRS PUBLICATION 590 AND YOUR COMPETENT TAX ADVISOR.


TAX SHELTERED ANNUITIES. Section 403(b) of the Code provides tax-deferred retirement savings plans for employees of certain non-profit and educational organizations. Under Section 403(b), any contract used for a 403(b) plan must provide that distributions attributable to salary reduction contributions made after 12/31/88, and all earnings on salary reduction contributions, may be made only on or after the date the employee:

.. attains age 59 1/2,

.. severs employment,

.. dies,

.. becomes disabled, or

.. incurs a hardship (earnings on salary reduction contributions may not be distributed on account of hardship).

These limitations do not apply to withdrawals where Allstate New York is directed to transfer some or all of the Contract Value to another 403(b) plan.
 Generally, we do not accept Employee Retirement Income Security Act of 1974 (ERISA) funds in 403(b) contracts.


PERFORMANCE INFORMATION
--------------------------------------------------------------------------------

We may advertise the performance of the Variable Sub-Accounts, including yield and total return information. Yield refers to the income generated by an investment in a Variable Sub-Account over a specified period. Total return represents the change, over a specified period of


                                 31  PROSPECTUS
time, in the value of an investment in a Variable Sub-Account after reinvesting all income distributions.

All performance advertisements will include, as applicable, standardized yield and total return figures that reflect the deduction of insurance charges, the contract maintenance charge, and withdrawal charge. Performance advertisements also may include total return figures that reflect the deduction of insurance charges, but not the contract maintenance or withdrawal charges. The deduction of such charges would reduce the performance shown. In addition, performance advertisements may include aggregate, average, year-by-year, or other types of total return figures.

Performance information for periods prior to the inception date of the Variable Sub-Accounts will be based on the historical performance of the corresponding Portfolios for the periods beginning with the inception dates of the Portfolios and adjusted to reflect current Contract expenses. You should not interpret these figures to reflect actual historical performance of the Variable Account.

We may include in advertising and sales materials tax deferred compounding charts and other hypothetical illustrations that compare currently taxable and tax deferred investment programs based on selected tax brackets. Our advertisements also may compare the performance of our Variable Sub-Accounts with: (a) certain unmanaged market indices, including but not limited to the Dow Jones Industrial Average, the Standard & Poor's 500, and the Shearson Lehman Bond Index; and/or (b) other management investment companies with investment objectives similar to the underlying funds being compared. In addition, our advertisements may include the performance ranking assigned by various publications, including the Wall Street Journal, Forbes, Fortune, Money, Barron's, Business Week, USA Today, and statistical services, including Lipper Analytical Services Mutual Fund Survey, Lipper Annuity and Closed End Survey, the Variable Annuity Research Data Survey, and SEI.


                                 32  PROSPECTUS

APPENDIX A
ACCUMULATION UNIT VALUES                                        BASIC POLICY
--------------------------------------------------------------------------------


FOR THE YEARS BEGINNING JANUARY 1*, AND ENDING DECEMBER 31,   2000      2001     2002      2003
VARIABLE SUB-ACCOUNTS
MORGAN STANLEY VIS AGGRESIVE EQUITY
 Accumulation Unit Value, Beginning of Period                $10.000  $  9.129  $ 6.542   $ 4.882
 Accumulation Unit Value, End of Period                      $ 9.129  $  6.542  $ 4.882   $ 6.052
 Number of Units Outstanding, End of Period                        0         0        0         0
MORGAN STANLEY VIS DIVIDEND GROWTH
 Accumulation Unit Value, Beginning of Period                $10.000  $ 10.994  $10.248   $ 8.259
 Accumulation Unit Value, End of Period                      $10.994  $ 10.248  $ 8.259   $10.380
 Number of Units Outstanding, End of Period                        0     3,891   12,983    13,141
MORGAN STANLEY VIS EQUITY
 Accumulation Unit Value, Beginning of Period                $10.000  $  9.082  $ 6.528   $ 5.054
 Accumulation Unit Value, End of Period                      $ 9.082  $  6.528  $ 5.054   $ 6.105
 Number of Units Outstanding, End of Period                        0     1,936    1,934     1,933
MORGAN STANLEY VIS EUROPEAN GROWTH
 Accumulation Unit Value, Beginning of Period                $10.000  $ 10.564  $ 8.546   $ 6.609
 Accumulation Unit Value, End of Period                      $10.564  $  8.546  $ 6.609   $ 8.384
 Number of Units Outstanding, End of Period                        0        96    2,545     2,431
MORGAN STANLEY VIS GLOBAL ADVANTAGE
 Accumulation Unit Value, Beginning of Period                $10.000  $  9.058  $ 7.371   $ 5.319
 Accumulation Unit Value, End of Period                      $ 9.058  $  7.371  $ 5.319   $ 6.855
 Number of Units Outstanding, End of Period                        0         0        0         0
MORGAN STANLEY VIS GLOBAL DIVIDEND GROWTH
 Accumulation Unit Value, Beginning of Period                $10.000  $ 10.709  $10.245   $ 8.494
 Accumulation Unit Value, End of Period                      $10.709  $ 10.245  $ 8.494   $11.021
 Number of Units Outstanding, End of Period                        0     3,891    2,799     2,689
MORGAN STANLEY VIS HIGH YIELD
 Accumulation Unit Value, Beginning of Period                $10.000  $  7.848  $ 5.111   $ 4.667
 Accumulation Unit Value, End of Period                      $ 7.848  $  5.111  $ 4.667   $ 5.861
 Number of Units Outstanding, End of Period                        0     3,761    3,811     3,750
MORGAN STANLEY VIS INCOME BUILDER
 Accumulation Unit Value, Beginning of Period                $10.000  $ 10.362  $10.594   $ 9.459
 Accumulation Unit Value, End of Period                      $10.362  $ 10.594  $ 9.459   $11.235
 Number of Units Outstanding, End of Period                        0         0    1,542     1,542
MORGAN STANLEY VIS INFORMATION
 Accumulation Unit Value, Beginning of Period                $10.000  $  9.290  $ 5.527   $ 2.917
 Accumulation Unit Value, End of Period                      $ 9.290  $  5.527  $ 2.917   $ 4.618
 Number of Units Outstanding, End of Period                        0         0        0         0
MORGAN STANLEY VIS LIMITED DURATION
 Accumulation Unit Value, Beginning of Period                $10.000  $ 10.109  $10.610   $10.856
 Accumulation Unit Value, End of Period                      $10.109  $ 10.610  $10.856   $10.911
 Number of Units Outstanding, End of Period                        0   191,028    4,042    15,217
MORGAN STANLEY VIS MONEY MARKET
 Accumulation Unit Value, Beginning of Period                $10.000  $ 10.102  $10.319   $10.280
 Accumulation Unit Value, End of Period                      $10.102  $ 10.319  $10.280   $10.175
 Number of Units Outstanding, End of Period                        0   801,472   32,608     2,421
MORGAN STANLEY VIS PACIFIC GROWTH/(//1//)/
 Accumulation Unit Value, Beginning of Period                $10.000  $  8.422  $ 6.038   $ 4.549
 Accumulation Unit Value, End of Period                      $ 8.422  $  6.038  $ 4.549   $ 5.748
 Number of Units Outstanding, End of Period                        0         0        0         0
MORGAN STANLEY VIS QUALITY INCOME PLUS
 Accumulation Unit Value, Beginning of Period                $10.000  $ 10.418  $11.225   $11.646
 Accumulation Unit Value, End of Period                      $10.418  $ 11.225  $11.646   $12.407
 Number of Units Outstanding, End of Period                        0     8,547    6,266    20,248


                                 33  PROSPECTUS


MORGAN STANLEY VIS S&P 500 INDEX
 Accumulation Unit Value, Beginning of Period                $10.000  $  9.405  $ 8.108   $ 6.180
 Accumulation Unit Value, End of Period                      $ 9.405  $  8.108  $ 6.180   $ 7.768
 Number of Units Outstanding, End of Period                        0    13,170   13,327    21,206
MORGAN STANLEY VIS STRATEGIST
 Accumulation Unit Value, Beginning of Period                $10.000  $  9.770  $ 8.627   $ 7.643
 Accumulation Unit Value, End of Period                      $ 9.770  $  8.627  $ 7.643   $ 9.483
 Number of Units Outstanding, End of Period                        0     1,485    2,131     2,128
MORGAN STANLEY VIS UTILITIES
 Accumulation Unit Value, Beginning of Period                $10.000  $  9.641  $ 7.033   $ 5.332
 Accumulation Unit Value, End of Period                      $ 9.641  $  7.033  $ 5.332   $ 6.157
 Number of Units Outstanding, End of Period                        0     1,747    1,981     1,978
VAN KAMPEN UIF EMERGING MARKETS EQUITY
 Accumulation Unit Value, Beginning of Period                $10.000  $  8.088  $ 7.063   $ 6.693
 Accumulation Unit Value, End of Period                      $ 8.088  $  7.063  $ 6.693   $ 9.873
 Number of Units Outstanding, End of Period                        0         0        0         0
VAN KAMPEN UIF EQUITY GROWTH
 Accumulation Unit Value, Beginning of Period                $10.000  $  8.737  $ 7.890   $ 5.197
 Accumulation Unit Value, End of Period                      $ 8.737  $  7.890  $ 5.197   $ 6.674
 Number of Units Outstanding, End of Period                        0         0    2,486     5,911
VAN KAMPEN UIF INTERNATIONAL MAGNUM
 Accumulation Unit Value, Beginning of Period                $10.000  $  9.919  $ 7.890   $ 6.469
 Accumulation Unit Value, End of Period                      $ 9.919  $  7.890  $ 6.469   $ 8.124
 Number of Units Outstanding, End of Period                        0         0        0         0
VAN KAMPEN UIF MID CAP GROWTH
 Accumulation Unit Value, Beginning of Period                     --        --  $10.000   $ 7.321
 Accumulation Unit Value, End of Period                           --        --  $ 7.321   $10.229
 Number of Units Outstanding, End of Period                       --        --        0         0
VAN KAMPEN UIF U.S. MID CAP VALUE/(2)/
 Accumulation Unit Value, Beginning of Period                $10.000  $ 10.125  $ 9.665   $ 6.856
 Accumulation Unit Value, End of Period                      $10.125  $  9.665  $ 6.856   $ 9.563
 Number of Units Outstanding, End of Period                        0         0    5,184     5,229
VAN KAMPEN UIF U.S. REAL ESTATE
 Accumulation Unit Value, Beginning of Period                $10.000  $ 10.443  $11.305   $10.979
 Accumulation Unit Value, End of Period                      $10.443  $ 11.305  $10.979   $14.983
 Number of Units Outstanding, End of Period                        0         4      772       746
VAN KAMPEN AGGRESSIVE GROWTH CLASS II/(//3//)/
 Accumulation Unit Value, Beginning of Period                     --        --       --        --
 Accumulation Unit Value, End of Period                           --        --       --        --
 Number of Units Outstanding, End of Period                       --        --       --        --
VAN KAMPEN COMSTOCK CLASS I                                                                    --
 Accumulation Unit Value, Beginning of Period                     --        --  $10.000   $ 8.061
 Accumulation Unit Value, End of Period                           --        --  $ 8.061   $10.407
 Number of Units Outstanding, End of Period                       --        --    1,871     1,870
VAN KAMPEN EMERGING GROWTH CLASS I
 Accumulation Unit Value, Beginning of Period                $10.000  $  7.972  $ 5.383   $ 3.582
 Accumulation Unit Value, End of Period                      $ 7.972  $  5.383  $ 3.582   $ 4.996
 Number of Units Outstanding, End of Period                        0         0      326       326
AIM V.I. CAPITAL APPRECIATION
 Accumulation Unit Value, Beginning of Period                $10.000  $  8.204  $ 6.203   $ 4.625
 Accumulation Unit Value, End of Period                      $ 8.204  $  6.203  $ 4.625   $ 5.904
 Number of Units Outstanding, End of Period                        0        14    1,697     1,594
AIM V.I. GROWTH
 Accumulation Unit Value, Beginning of Period                $10.000  $  8.119  $ 5.661   $ 3.599
 Accumulation Unit Value, End of Period                      $ 8.119  $  5.661  $ 3.599   $ 4.656
 Number of Units Outstanding, End of Period                        0         0        0         0


                                 34  PROSPECTUS

AIM V.I. PREMIER EQUITY
 Accumulation Unit Value, Beginning of Period                $10.000  $  9.446  $ 8.140   $ 5.595
 Accumulation Unit Value, End of Period                      $ 9.446  $  8.140  $ 5.595   $ 6.898
 Number of Units Outstanding, End of Period                        0     7.441    9,847     9,671
ALLIANCEBERNSTEIN GROWTH
 Accumulation Unit Value, Beginning of Period                $10.000  $  9.018  $ 6.947   $ 4.798
 Accumulation Unit Value, End of Period                      $ 9.018  $  6.947  $ 4.798   $ 6.370
 Number of Units Outstanding, End of Period                        0         0        0         0
ALLIANCEBERNSTEIN GROWTH AND INCOME
 Accumulation Unit Value, Beginning of Period                $10.000  $ 10.358  $10.224   $ 7.833
 Accumulation Unit Value, End of Period                      $10.358  $ 10.224  $ 7.833   $10.205
 Number of Units Outstanding, End of Period                        0     6,548   10,733    11,738
ALLIANCEBERNSTEIN PREMIER GROWTH
 Accumulation Unit Value, Beginning of Period                $10.000  $  8.935  $ 7.274   $ 4.958
 Accumulation Unit Value, End of Period                      $ 8.935  $  7.274  $ 4.958   $ 6.003
 Number of Units Outstanding, End of Period                        0     1,276    1,274     1,105
LSA AGGRESSIVE GROWTH/(3)/
 Accumulation Unit Value, Beginning of Period                     --        --  $10.000   $ 7.297
 Accumulation Unit Value, End of Period                           --        --  $ 7.297   $ 9.974
 Number of Units Outstanding, End of Period                       --        --        0         0
PUTNAM VT GROWTH AND INCOME
 Accumulation Unit Value, Beginning of Period                $10.000  $ 10.484  $ 9.673   $ 7.723
 Accumulation Unit Value, End of Period                      $10.484  $  9.673  $ 7.723   $ 9.696
 Number of Units Outstanding, End of Period                        0     4,368    5,117     5,111
PUTNAM VT INTERNATIONAL EQUITY
 Accumulation Unit Value, Beginning of Period                $10.000  $ 10.019  $ 7.839   $ 6.361
 Accumulation Unit Value, End of Period                      $10.019  $  7.839  $ 6.361   $ 8.058
 Number of Units Outstanding, End of Period                        0         0    1,103     1,103
PUTNAM VT SMALL CAP VALUE
 Accumulation Unit Value, Beginning of Period                      -         -  $10.000   $ 7.303
 Accumulation Unit Value, End of Period                            -         -  $ 7.303   $10.771
 Number of Units Outstanding, End of Period                        -         -        0         0
PUTNAM VT VOYAGER
 Accumulation Unit Value, Beginning of Period                $10.000  $  8.919  $ 6.820   $ 4.938
 Accumulation Unit Value, End of Period                      $ 8.919  $  6.820  $ 4.938   $ 6.080
 Number of Units Outstanding, End of Period                        0     3,823    3,819     3,816





(1) On or about April 17, 2004, the Morgan Stanley VIS Pacific Growth Portfolio was liquidated. Any amounts invested in the Morgan Stanley VIS Pacific Growth Sub-Account on the date of liquidation were transferred to the Morgan Stanley VIS Money Market Sub-Account.

(2) Effective September 30, 2003, the Van Kampen UIF Mid Cap Core Portfolio changed its name to Van Kampen UIF U.S. Mid Cap Value Portfolio. We have made a corresponding change in the name of the Variable Sub-Account that invests in that Portfolio.

(3) Effective April 30, 2004, the LSA Aggressive Growth Portfolio merged into the Van Kampen LIT Aggressive Growth Portfolio,
Class II.

* All the Variable Sub-Accounts were first offered under the Contract on September 25, 2000 except the Information Variable Sub-Account which commenced operations on November 6, 2000 and the Morgan Stanley UIF Mid Cap Growth (Class
I), Van Kampen LIT Comstock, LSA Aggressive Growth, and Putnam VT Small Cap Value Variable Sub-Accounts which were first offered on May 1, 2002. No Accumulation Unit Values are shown for the Van Kampen LIT Aggressive Growth Variable Sub-Account which was first offered on May 1, 2004. The Accumulation Unit Values in this table reflect a mortality and expense risk charge of (1.35%) and an administrative expense charge of (0.10%).


APPENDIX A
ACCUMULATION UNIT VALUE AND NUMBER OF ACCUMULATION UNITS OUTSTANDING FOR EACH VARIABLE SUB-ACCOUNT



                                 35  PROSPECTUS

SINCE CONTRACTS WERE FIRST OFFERED WITH PERFORMANCE DEATH
BENEFIT OPTION
--------------------------------------------------------------------------------


FOR THE YEARS BEGINNING JANUARY 1*, AND ENDING DECEMBER 31,   2000     2001     2002      2003
VARIABLE SUB-ACCOUNTS
MORGAN STANLEY VIS AGGRESIVE EQUITY
 Accumulation Unit Value, Beginning of Period                $10.000  $ 9.122  $ 6.409   $ 4.868
 Accumulation Unit Value, End of Period                      $ 9.122  $ 6.409  $ 4.868   $ 6.027
 Number of Units Outstanding, End of Period                        0    4,062      751       750
MORGAN STANLEY VIS DIVIDEND GROWTH
 Accumulation Unit Value, Beginning of Period                $10.000  $10.991  $10.232   $ 8.235
 Accumulation Unit Value, End of Period                      $10.991  $10.232  $ 8.235   $10.337
 Number of Units Outstanding, End of Period                        0    3,724   19,432    19,170
MORGAN STANLEY VIS EQUITY
 Accumulation Unit Value, Beginning of Period                $10.000  $ 9.080  $ 6.518   $ 5.039
 Accumulation Unit Value, End of Period                      $ 9.080  $ 6.518  $ 5.039   $ 6.079
 Number of Units Outstanding, End of Period                    4,536   28,983   25,643    25,842
MORGAN STANLEY VIS EUROPEAN GROWTH
 Accumulation Unit Value, Beginning of Period                $10.000  $10.561  $ 8.532   $ 6.590
 Accumulation Unit Value, End of Period                      $10.561  $ 8.532  $ 6.590   $ 8.349
 Number of Units Outstanding, End of Period                      734    1,754    1,150     1,149
MORGAN STANLEY VIS GLOBAL ADVANTAGE
 Accumulation Unit Value, Beginning of Period                $10.000  $ 9.055  $ 6.815   $ 5.304
 Accumulation Unit Value, End of Period                      $ 9.055  $ 6.815  $ 5.304   $ 6.826
 Number of Units Outstanding, End of Period                        0      121      120       120
MORGAN STANLEY VIS GLOBAL DIVIDEND GROWTH
 Accumulation Unit Value, Beginning of Period                $10.000  $10.706  $ 9.859   $ 8.470
 Accumulation Unit Value, End of Period                      $10.706  $ 9.859  $ 8.470   $10.975
 Number of Units Outstanding, End of Period                        0    2,413    3,281     3,281
MORGAN STANLEY VIS HIGH YIELD
 Accumulation Unit Value, Beginning of Period                $10.000  $ 7.845  $ 6.708   $ 4.653
 Accumulation Unit Value, End of Period                      $ 7.845  $ 6.708  $ 4.653   $ 5.836
 Number of Units Outstanding, End of Period                        0        0        0    51,725
MORGAN STANLEY VIS INCOME BUILDER
 Accumulation Unit Value, Beginning of Period                $10.000  $10.359  $10.582   $ 9.432
 Accumulation Unit Value, End of Period                      $10.359  $10.582  $ 9.432   $11.188
 Number of Units Outstanding, End of Period                        0        0      100         0
MORGAN STANLEY VIS INFORMATION
 Accumulation Unit Value, Beginning of Period                $10.000  $ 9.288  $ 5.251   $ 2.909
 Accumulation Unit Value, End of Period                      $ 9.288  $ 5.251  $ 2.909   $ 4.599
 Number of Units Outstanding, End of Period                        0        0        0         0
MORGAN STANLEY VIS LIMITED DURATION
 Accumulation Unit Value, Beginning of Period                $10.000  $10.106  $10.593   $10.824
 Accumulation Unit Value, End of Period                      $10.106  $10.593  $10.824   $10.865
 Number of Units Outstanding, End of Period                        0   40,626   14,721    15,746
MORGAN STANLEY VIS MONEY MARKET
 Accumulation Unit Value, Beginning of Period                $10.000  $10.099  $10.302   $10.251
 Accumulation Unit Value, End of Period                      $10.099  $10.302  $10.251   $10.132
 Number of Units Outstanding, End of Period                        0   13,250   16,680    36,920

                                 36  PROSPECTUS




MORGAN STANLEY VIS PACIFIC GROWTH/(//1//)/
 Accumulation Unit Value, Beginning of Period                $10.000  $ 8.420  $ 6.028   $ 4.536
 Accumulation Unit Value, End of Period                      $ 8.420  $ 6.028  $ 4.536   $ 5.724
 Number of Units Outstanding, End of Period                        0      494      494       494
MORGAN STANLEY VIS QUALITY INCOME PLUS
 Accumulation Unit Value, Beginning of Period                $10.000  $10.415  $11.207   $11.612
 Accumulation Unit Value, End of Period                      $10.415  $11.207  $11.612   $12.355
 Number of Units Outstanding, End of Period                        0    3,914    8,752     7,987
MORGAN STANLEY VIS S&P 500 INDEX
 Accumulation Unit Value, Beginning of Period                $10.000  $ 9.402  $ 8.095   $ 6.162
 Accumulation Unit Value, End of Period                      $ 9.402  $ 8.095  $ 6.162   $ 7.736
 Number of Units Outstanding, End of Period                        0    3,212    3,393    10,563
MORGAN STANLEY VIS STRATEGIST
 Accumulation Unit Value, Beginning of Period                $10.000  $ 9.767  $ 8.614   $ 7.621
 Accumulation Unit Value, End of Period                      $ 9.767  $ 8.614  $ 7.621   $ 9.443
 Number of Units Outstanding, End of Period                    3,094   10,141   47,412    47,147
MORGAN STANLEY VIS UTILITIES
 Accumulation Unit Value, Beginning of Period                $10.000  $ 9.638  $ 7.022   $ 5.316
 Accumulation Unit Value, End of Period                      $ 9.638  $ 7.022  $ 5.316   $ 6.131
 Number of Units Outstanding, End of Period                        0    5,024    4,248     4,006
VAN KAMPEN UIF EMERGING MARKETS EQUITY
 Accumulation Unit Value, Beginning of Period                $10.000  $ 8.086  $ 7.055   $ 6.674
 Accumulation Unit Value, End of Period                      $ 8.086  $ 7.055  $ 6.674   $ 9.832
 Number of Units Outstanding, End of Period                        0        0        0     5,911
VAN KAMPEN UIF EQUITY GROWTH
 Accumulation Unit Value, Beginning of Period                $10.000  $ 8.737  $ 7.298   $ 5.182
 Accumulation Unit Value, End of Period                      $ 8.737  $ 7.298  $ 5.182   $ 6.372
 Number of Units Outstanding, End of Period                        0    2,724    6,493    14,981
VAN KAMPEN UIF INTERNATIONAL MAGNUM
 Accumulation Unit Value, Beginning of Period                $10.000  $ 9.916  $ 7.877   $ 6.450
 Accumulation Unit Value, End of Period                      $ 9.916  $ 7.877  $ 6.450   $ 8.090
 Number of Units Outstanding, End of Period                        0        0        0         0
VAN KAMPEN UIF MID CAP GROWTH
 Accumulation Unit Value, Beginning of Period                     --       --  $10.000   $ 7.314
 Accumulation Unit Value, End of Period                           --       --  $ 7.314   $10.207
 Number of Units Outstanding, End of Period                       --       --        0       806
VAN KAMPEN UIF U.S. MID CAP VALUE/(2)/
 Accumulation Unit Value, Beginning of Period                $10.000  $10.122  $ 9.649   $ 6.836
 Accumulation Unit Value, End of Period                      $10.122  $ 9.649  $ 6.836   $ 9.523
 Number of Units Outstanding, End of Period                        0    3,088    5,222    10,807
VAN KAMPEN UIF U.S. REAL ESTATE
 Accumulation Unit Value, Beginning of Period                $10.000  $10.440  $11.648   $10.947
 Accumulation Unit Value, End of Period                      $10.440  $11.648  $10.947   $14.921
 Number of Units Outstanding, End of Period                        0        0    1,511     5,234
VAN KAMPEN AGGRESSIVE GROWTH/(//3//)/
 Accumulation Unit Value, Beginning of Period                     --       --       --
 Accumulation Unit Value, End of Period                           --       --       --
 Number of Units Outstanding, End of Period                       --       --       --
VAN KAMPEN COMSTOCK
 Accumulation Unit Value, Beginning of Period                     --       --  $10.000   $ 8.054
 Accumulation Unit Value, End of Period                           --       --  $ 8.054   $10.407
 Number of Units Outstanding, End of Period                       --       --    1,303     1,870
VAN KAMPEN EMERGING GROWTH
 Accumulation Unit Value, Beginning of Period                $10.000  $ 7.907  $ 5.374   $ 3.571
 Accumulation Unit Value, End of Period                      $ 7.907  $ 5.374  $ 3.571   $ 4.477
 Number of Units Outstanding, End of Period                        0    2,481    2,479    12,787




                                 37  PROSPECTUS


AIM V.I. CAPITAL APPRECIATION
 Accumulation Unit Value, Beginning of Period                $10.000  $ 8.202  $ 6.299   $ 4.611
 Accumulation Unit Value, End of Period                      $ 8.202  $ 6.299  $ 4.611   $ 5.879
 Number of Units Outstanding, End of Period                        0        0        0         0
AIM V.I. GROWTH
 Accumulation Unit Value, Beginning of Period                $10.000  $ 8.117  $ 5.655   $ 3.589
 Accumulation Unit Value, End of Period                      $ 8.117  $ 5.655  $ 3.589   $ 4.636
 Number of Units Outstanding, End of Period                        0        0        0         0
AIM V.I. PREMIER EQUITY
 Accumulation Unit Value, Beginning of Period                $10.000  $ 9.444  $ 8.351   $ 5.579
 Accumulation Unit Value, End of Period                      $ 9.444  $ 8.351  $ 5.579   $ 6.869
 Number of Units Outstanding, End of Period                        0        0        0         0
ALLIANCEBERNSTEIN GROWTH
 Accumulation Unit Value, Beginning of Period                $10.000  $ 9.016  $ 6.939   $ 4.784
 Accumulation Unit Value, End of Period                      $ 9.016  $ 6.939  $ 4.784   $ 6.343
 Number of Units Outstanding, End of Period                        0        0        0         0
ALLIANCEBERNSTEIN GROWTH AND INCOME
 Accumulation Unit Value, Beginning of Period                $10.000  $10.355  $10.208   $ 7.811
 Accumulation Unit Value, End of Period                      $10.355  $10.208  $ 7.811   $10.163
 Number of Units Outstanding, End of Period                        0    3,791    6,736     8,932
ALLIANCEBERNSTEIN PREMIER GROWTH
 Accumulation Unit Value, Beginning of Period                $10.000  $ 8.932  $ 7.262   $ 4.943
 Accumulation Unit Value, End of Period                      $ 8.932  $ 7.262  $ 4.943   $ 6.003
 Number of Units Outstanding, End of Period                        0    1,399    1,230     1,105
LSA AGGRESSIVE GROWTH/(//3//)/
 Accumulation Unit Value, Beginning of Period                     --       --  $10.000   $ 7.290
 Accumulation Unit Value, End of Period                           --       --  $ 7.290   $ 9.953
 Number of Units Outstanding, End of Period                       --       --        0         0
PUTNAM VT GROWTH AND INCOME
 Accumulation Unit Value, Beginning of Period                $10.000  $10.481  $ 9.658   $ 7.701
 Accumulation Unit Value, End of Period                      $10.481  $ 9.658  $ 7.701   $ 9.656
 Number of Units Outstanding, End of Period                        0        0        0         0
PUTNAM VT INTERNATIONAL EQUITY
 Accumulation Unit Value, Beginning of Period                $10.000  $10.016  $ 7.826   $ 6.342
 Accumulation Unit Value, End of Period                      $10.016  $ 7.826  $ 6.342   $ 8.024
 Number of Units Outstanding, End of Period                        0    1,780  $ 3,230    10,606
PUTNAM VT SMALL CAP VALUE
 Accumulation Unit Value, Beginning of Period                      -        -  $10.000   $ 7.296
 Accumulation Unit Value, End of Period                            -        -  $ 7.296   $10.748
 Number of Units Outstanding, End of Period                        -        -      836     1,541
PUTNAM VT VOYAGER
 Accumulation Unit Value, Beginning of Period                $10.000  $ 8.916  $ 7.195   $ 4.924
 Accumulation Unit Value, End of Period                      $ 8.916  $ 7.195  $ 4.924   $ 6.054
 Number of Units Outstanding, End of Period                        0        0    1,297    13,953






(1) On or about April 17, 2004, the Morgan Stanley VIS Pacific Growth Portfolio was liquidated. Any amounts invested in the Morgan Stanley VIS Pacific Growth Sub-Account on the date of liquidation were transferred to the Morgan Stanley VIS Money Market Sub-Account.

(2) Effective September 30, 2003, the Van Kampen UIF Mid Cap Core Portfolio changed its name to Van Kampen UIF U.S. Mid Cap Value Portfolio. We have made a corresponding change in the name of the Variable Sub-Account that invests in that Portfolio.

(3) Effective April 30, 2004, the LSA Aggressive Growth Portfolio merged into the Van Kampen LIT Aggressive Growth Portfolio,
Class II.

* All the Variable Sub-Accounts were first offered under the Contract on September 25, 2000 except the Information Variable Sub-Account which commenced operations on November 6, 2000 and the Morgan Stanley UIF Mid Cap Growth (Class
I), Van Kampen LIT Comstock, LSA Aggressive Growth, and Putnam VT Small Cap Value Variable Sub-Accounts which were first offered on May 1, 2002. No Accumulation Unit Values are shown for the Van Kampen LIT Aggressive Growth Variable Sub-Account which was first offered on May 1, 2004. The Accumulation Unit Values in this table reflect a mortality and expense risk charge of (1.48%) and an administrative expense charge of (0.10%).




                                 38  PROSPECTUS

STATEMENT OF ADDITIONAL INFORMATION
TABLE OF CONTENTS
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
ADDITIONS, DELETIONS OR SUBSTITUTIONS OF INVESTMENTS
--------------------------------------------------------------------------------
THE CONTRACT
--------------------------------------------------------------------------------
  Purchases
--------------------------------------------------------------------------------
  Tax-free Exchanges (1035 Exchanges, Rollovers and Transfers)
--------------------------------------------------------------------------------
CALCULATION OF ACCUMULATION UNIT VALUES
--------------------------------------------------------------------------------
  Net Investment Factor
--------------------------------------------------------------------------------
CALCULATION OF VARIABLE INCOME PAYMENTS
--------------------------------------------------------------------------------
GENERAL MATTERS
--------------------------------------------------------------------------------
  Incontestability
--------------------------------------------------------------------------------
  Settlements
--------------------------------------------------------------------------------
  Safekeeping of the Variable Account's Assets
--------------------------------------------------------------------------------
  Premium Taxes
--------------------------------------------------------------------------------
  Tax Reserves
--------------------------------------------------------------------------------
EXPERTS
--------------------------------------------------------------------------------
FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


                                 39  PROSPECTUS

                    ALLSTATE VARIABLE ANNUITY 3 AssetManager

Allstate Life Insurance Company of New York           Statement of Additional Information
Allstate Life of New York                                     dated May 1, 2004
Separate Account A
Customer Service
544 Lakeview Parkway, Suite 300
Vernon Hills, IL  60061
1 (800) 256 - 9392


This Statement of Additional Information supplements the information in the prospectus for the Allstate Variable Annuity 3 AssetManager that we offer. This Statement of Additional Information is not a prospectus. You should read it with the prospectus, dated May 1, 2004. You may obtain a prospectus by calling or writing your Morgan Stanley Financial Advisor.

Except as otherwise noted, this Statement of Additional Information uses the same defined terms as the prospectus for the Allstate Variable Annuity 3 AssetManager that we offer.


                 TABLE OF CONTENTS

Additions, Deletions or Substitutions of Investments
The Contract
          Purchases
          Tax-free Exchanges (1035 Exchanges, Rollovers and
                 Transfers)
Calculation of Accumulation Unit Values
          Net Investment Factor
Calculation of Variable Income Payments
General Matters
          Incontestability
          Settlements
          Safekeeping of the Variable Account's Assets
          Premium Taxes
          Tax Reserves
Experts
Financial Statements



ADDITIONS, DELETIONS OR SUBSTITUTIONS OF INVESTMENTS
--------------------------------------------------------------------------------

We may add, delete, or substitute the Portfolio shares held by any Variable Sub-Account to the extent the law permits. We may substitute shares of any Portfolio with those of another Portfolio of the same or different mutual fund if the shares of the Portfolio are no longer available for investment, or if we believe investment in any Portfolio would become inappropriate in view of the purposes of the Variable Account.

We will not substitute shares attributable to a Contract owner's interest in a Variable Sub-Account until we have notified the Contract owner of the change, and until the Securities and Exchange Commission has approved the change, to the extent such notification and approval are required by law. Nothing contained in this Statement of Additional Information shall prevent the Variable Account from purchasing other securities for other series or classes of contracts, or from effecting a conversion between series or classes of contracts on the basis of requests made by Contract owners.

We also may establish additional Variable Sub-Accounts or series of Variable Sub-Accounts. Each additional Variable Sub-Account would purchase shares in a new Portfolio of the same or different mutual fund. We may establish new Variable Sub-Accounts when we believe marketing needs or investment conditions warrant. We determine the basis on which we will offer any new Variable Sub-Accounts in conjunction with the Contract to existing Contract owners. We may eliminate one or more Variable Sub-Accounts if, in our sole discretion, marketing, tax or investment conditions so warrant.

We may, by appropriate endorsement, change the Contract as we believe necessary or appropriate to reflect any substitution or change in the Portfolios. If we believe the best interests of persons having voting rights under the Contracts would be served, we may operate the Variable Account as a management company under the Investment Company Act of 1940 or we may withdraw its registration under such Act if such registration is no longer required.


THE CONTRACT
-------------------------------------------------------------------------------

The Contract is primarily designed to aid individuals in long-term financial planning. You can use it for retirement planning regardless of whether the retirement plan qualifies for special federal income tax treatment.

PURCHASES

Morgan Stanley DW Inc. is the principal underwriter and distributor of the Contracts. The offering of the Contracts is continuous. We do not anticipate discontinuing the offering of the Contracts, but we reserve the right to do so at any time.

For the Variable Account, we paid commissions to Morgan Stanley DW of $852,789, $1,311,197, and $1,463,389 for the years 2001, 2002, and 2003, respectively.

TAX-FREE EXCHANGES (1035 EXCHANGES, ROLLOVERS AND TRANSFERS)
We accept purchase payments that are the proceeds of a Contract in a transaction qualifying for a tax-free exchange under Section 1035 of the Internal Revenue Code ("Code"). Except as required by federal law in calculating the basis of the Contract, we do not differentiate between Section 1035 purchase payments and non-Section 1035 purchase payments.

We also accept "rollovers" and transfers from Contracts qualifying as tax-sheltered annuities ("TSAs"), individual retirement annuities or accounts ("IRAs"), or any other Qualified Contract that is eligible to "rollover" into an IRA. We differentiate among non-Qualified Contracts, TSAs, IRAs and other Qualified Contracts to the extent necessary to comply with federal tax laws. For example, we restrict the assignment, transfer, or pledge of TSAs and IRAs so the Contracts will continue to qualify for special tax treatment. A Contract owner contemplating any such exchange, rollover or transfer of a Contract should contact a competent tax adviser with respect to the potential effects of such a transaction.



CALCULATION OF ACCUMULATION UNIT VALUES
-------------------------------------------------------------------------------

The value of Accumulation Units will change each Valuation Period according to the investment performance of the Portfolio shares purchased by each Variable Sub-Account and the deduction of certain expenses and charges. A "Valuation Period" is the period from the end of one Valuation Date and continues to the end of the next Valuation Date. A Valuation Date ends at the close of regular trading on the New York Stock Exchange (currently 3:00 p.m. Central Time).

The Accumulation Unit Value of a Variable Sub-Account for any Valuation Period equals the Accumulation Unit Value as of the immediately preceding Valuation Period, multiplied by the Net Investment Factor (described below) for that Variable Sub-Account for the current Valuation Period.

NET INVESTMENT FACTOR
The Net Investment Factor for a Valuation Period is a number representing the change, since the last Valuation Period, in the value of Variable Sub-Account assets per Accumulation Unit due to investment income, realized or unrealized capital gain or loss, deductions for taxes, if any, and deductions for the mortality and expense risk charge and administrative expense charge. We determine the Net Investment Factor for each Variable Sub-Account for any Valuation Period by dividing (A) by (B) and subtracting (C) from the result, where:

       (A) is the sum of:

          (1) the net asset value per share of the Portfolio underlying the Variable Sub-Account determined at the end of the current Valuation Period; plus,

          (2) the per share amount of any dividend or capital gain distributions made by the Portfolio underlying the Variable Sub-Account during the current Valuation Period;

       (B) is the net asset value per share of the Portfolio underlying the Variable Sub-Account determined as of the end of the immediately preceding Valuation Period; and

       (C) is the annualized mortality and expense risk and administrative expense charges divided by 365 and then multiplied by the number of calendar days in the current Valuation Period.







CALCULATION OF VARIABLE INCOME PAYMENTS
-------------------------------------------------------------------------------

We calculate the amount of the first variable income payment under an Income Plan by applying the Contract Value allocated to each Variable Sub-Account less any applicable premium tax charge deducted at the time, to the income payment tables in the Contract. We divide the amount of the first variable annuity income payment by the Variable Sub-Account's then current Annuity Unit value to determine the number of annuity units ("Annuity Units") upon which later income payments will be based. To determine income payments after the first, we simply multiply the number of Annuity Units determined in this manner for each Variable Sub-Account by the then current Annuity Unit value ("Annuity Unit Value") for that Variable Sub-Account.

CALCULATION OF ANNUITY UNIT VALUES
Annuity Units in each Variable Sub-Account are valued separately and Annuity Unit Values will depend upon the investment experience of the particular Portfolio in which the Variable Sub-Account invests. We calculate the Annuity Unit Value for each Variable Sub-Account at the end of any Valuation Period by:



- multiplying the Annuity Unit Value at the end of the immediately preceding Valuation Period by the Variable Sub-Account's Net Investment Factor (described in the preceding section) for the Period; and then

- dividing the product by the sum of 1.0 plus the assumed investment rate for the Valuation Period.

The assumed investment rate adjusts for the interest rate assumed in the income payment tables used to determine the dollar amount of the first variable income payment, and is at an effective annual rate which is disclosed in the Contract.

We determine the amount of the first variable income payment paid under an Income Plan using the income payment tables set out in the Contracts. The Contracts include tables that differentiate on the basis of sex, except in states that require the use of unisex tables.






GENERAL MATTERS
-------------------------------------------------------------------------------

INCONTESTABILITY
We will not contest the Contract after we issue it.

SETTLEMENTS
The Contract must be returned to us prior to any settlement. We must receive due proof of the Contract owner(s) death (or Annuitant's death if there is a non-natural Contract owner) before we will settle a death claim.

SAFEKEEPING OF THE VARIABLE ACCOUNT'S ASSETS
We hold title to the assets of the Variable Account. We keep the assets physically segregated and separate and apart from our general corporate assets. We maintain records of all purchases and redemptions of the Portfolio shares held by each of the Variable Sub-Accounts.

The Portfolios do not issue stock certificates. Therefore, we hold the Variable Account's assets in open account in lieu of stock certificates. See the Portfolios' prospectuses for a more complete description of the custodian of the Portfolios.

PREMIUM TAXES
Applicable premium tax rates depend on the Contract owner's state of residency and the insurance laws and our status in those states where premium taxes are incurred. Premium tax rates may be changed by legislation, administrative interpretations, or judicial acts.

TAX RESERVES
We do not establish capital gains tax reserves for any Variable Sub-Account nor do we deduct charges for tax reserves because we believe that capital gains attributable to the Variable Account will not be taxable. However, we reserve the right to deduct charges to establish tax reserves for potential taxes on realized or unrealized capital gains.


EXPERTS
-------------------------------------------------------------------------------


The financial statements of Allstate Life Insurance Company of New York as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003 and the related financial statement schedules included in this Statement of Additional Information have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of the sub-accounts comprising Allstate Life Insurance Company of New York Separate Account A as of December 31, 2003 and for each of the periods in the two year period then ended included in this Statement of Additional Information have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of the sub-accounts comprising Allstate Life of New York Variable Annuity Account as of December 31, 2003 and for each of the periods in the two years then ended included in this Statement of Additional Information have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of the sub-accounts comprising Allstate Life of New York Variable Annuity Account II as of December 31, 2003 and for each of the periods in the two year period then ended included in this Statement of Additional Information have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

The following financial statements (and accompanying Independent Auditors' Reports) appear in the pages that follow:

o financial statements of Allstate New York as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003 and related financial statement schedules, and

o        the financial statements of Allstate Life of New York
         Separate Account A as of December 31, 2003 and for each of the periods in the two years then ended, and

o the financial statements of Allstate Life of New York Variable Annuity Account and of Allstate Life of New York Variable Annuity Account II as of December 31, 2003 and for each of the periods in the two years then ended.

The financial statements and schedules of Allstate New York included herein should be considered only as bearing upon the ability of Allstate New York to meet its obligations under the Contracts.

INDEPENDENT AUDITORS' REPORT

TO THE BOARD OF DIRECTORS AND SHAREHOLDER OF
ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK

We have audited the accompanying Statements of Financial Position of Allstate Life Insurance Company of New York (the "Company", an affiliate of The Allstate Corporation) as of December 31, 2003 and 2002, and the related Statements of Operations and Comprehensive Income, Shareholder's Equity and Cash Flows for each of the three years in the period ended December 31, 2003. Our audits also included Schedule I - Summary of Investments - Other Than Investments In Related Parties, Schedule IV - Reinsurance and Schedule V - Valuation and Qualifying Accounts. These financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2003 and 2002, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, Schedule I - Summary of Investments - Other Than Investments In Related Parties, Schedule IV - Reinsurance and Schedule V - Valuation and Qualifying Accounts, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.


/s/ Deloitte & Touche LLP

Chicago, Illinois
February 4, 2004

     ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                   ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK
                STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME



                                                                                         YEAR ENDED DECEMBER 31,
                                                                                 --------------------------------------
(IN THOUSANDS)                                                                      2003          2002          2001
                                                                                 ----------    ----------    ----------
REVENUES
Premiums (net of reinsurance ceded of $8,021, $5,868 and $5,494)                 $   68,011    $   93,270    $  104,068
Contract charges                                                                     53,018        50,082        41,241
Net investment income                                                               264,854       232,967       204,467
Realized capital gains and losses                                                    (8,518)      (12,573)        2,158
                                                                                 ----------    ----------    ----------
                                                                                    377,365       363,746       351,934
                                                                                 ----------    ----------    ----------
COSTS AND EXPENSES
Contract benefits (net of reinsurance recoveries of $5,219, $2,987 and $2,269)      167,221       178,163       185,449
Interest credited to contractholder funds                                           106,020        87,555        73,956
Amortization of deferred policy acquisition costs                                    29,969        23,535         7,187
Operating costs and expenses                                                         36,978        37,339        31,266
                                                                                 ----------    ----------    ----------
                                                                                    340,188       326,592       297,858
LOSS ON DISPOSITION OF OPERATIONS                                                     4,458             -             -
                                                                                 ----------    ----------    ----------
INCOME FROM OPERATIONS BEFORE INCOME TAX EXPENSE AND CUMULATIVE EFFECT OF
  CHANGE IN ACCOUNTING PRINCIPLE                                                     32,719        37,154        54,076
Income tax expense                                                                   12,029        12,975        18,517
                                                                                 ----------    ----------    ----------
INCOME BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE                    20,690        24,179        35,559
                                                                                 ----------    ----------    ----------
Cumulative effect of change in accounting for derivative financial
  instruments, after-tax                                                                  -             -          (147)
                                                                                 ----------    ----------    ----------
NET INCOME                                                                           20,690        24,179        35,412
                                                                                 ----------    ----------    ----------
OTHER COMPREHENSIVE (LOSS) INCOME, AFTER TAX
Change in unrealized net capital gains and losses                                   (30,931)       50,660           753
                                                                                 ----------    ----------    ----------
COMPREHENSIVE (LOSS) INCOME                                                      $  (10,241)   $   74,839    $   36,165
                                                                                 ==========    ==========    ==========


                       See notes to financial statements.



                                       2


                   ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK
                        STATEMENTS OF FINANCIAL POSITION



                                                                                             DECEMBER 31,
                                                                                      ---------------------------
(IN THOUSANDS, EXCEPT PAR VALUE DATA)                                                     2003          2002
                                                                                      ------------   ------------

ASSETS
Investments
  Fixed income securities, at fair value (amortized cost $3,935,447 and $3,283,274)   $  4,415,327   $  3,736,416
  Mortgage loans                                                                           385,643        323,142
  Short-term                                                                                22,756        104,200
  Policy loans                                                                              34,107         33,758
                                                                                      ------------   ------------
     Total investments                                                                   4,857,833      4,197,516

Cash                                                                                        10,731         21,686
Deferred policy acquisition costs                                                          187,437        166,925
Accrued investment income                                                                   47,818         42,197
Reinsurance recoverables                                                                     4,584          2,146
Current income taxes receivable                                                              8,170            914
Other assets                                                                                15,004         10,244
Separate Accounts                                                                          665,875        537,204
                                                                                      ------------   ------------
        TOTAL ASSETS                                                                  $  5,797,452   $  4,978,832
                                                                                      ============   ============
LIABILITIES
Reserve for life-contingent contract benefits                                         $  1,683,771   $  1,556,627
Contractholder funds                                                                     2,658,325      2,051,429
Deferred income taxes                                                                       81,657         94,771
Other liabilities and accrued expenses                                                     168,081        188,371
Payable to affiliates, net                                                                   5,061          5,471
Reinsurance payable to parent                                                                1,108          1,144
Separate Accounts                                                                          665,875        537,204
                                                                                      ------------   ------------
        TOTAL LIABILITIES                                                                5,263,878      4,435,017
                                                                                      ------------   ------------
COMMITMENTS AND CONTINGENT LIABILITIES (NOTE 11)

SHAREHOLDER'S EQUITY
Common stock, $25 par value, 100 thousand shares authorized, issued and outstanding          2,500          2,500
Additional capital paid-in                                                                  55,787         55,787
Retained income                                                                            336,563        315,873
Accumulated other comprehensive income:
  Unrealized net capital gains and losses                                                  138,724        169,655
                                                                                      ------------   ------------
        Total accumulated other comprehensive income                                       138,724        169,655
                                                                                      ------------   ------------
        TOTAL SHAREHOLDER'S EQUITY                                                         533,574        543,815
                                                                                      ------------   ------------
        TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY                                    $  5,797,452   $  4,978,832
                                                                                      ============   ============


                       See notes to financial statements.


                                       3


                   ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK
                       STATEMENTS OF SHAREHOLDER'S EQUITY



                                                                    DECEMBER 31,
                                                    -------------------------------------
(IN THOUSANDS)                                         2003          2002         2001
                                                    ----------    ----------   ----------

COMMON STOCK                                        $    2,500    $    2,500   $    2,500
                                                    ----------    ----------   ----------

ADDITIONAL CAPITAL PAID IN
Balance, beginning of year                              55,787        45,787       45,787
Capital contribution                                         -        10,000            -
                                                    ----------    ----------   ----------
Balance, end of year                                    55,787        55,787       45,787
                                                    ----------    ----------   ----------

RETAINED INCOME
Balance, beginning of year                             315,873       291,694      256,282
Net income                                              20,690        24,179       35,412
                                                    ----------    ----------   ----------
Balance, end of year                                   336,563       315,873      291,694
                                                    ----------    ----------   ----------

ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance, beginning of year                             169,655       118,995      118,242
Change in unrealized net capital gains and losses      (30,931)       50,660          753
                                                    ----------    ----------   ----------
Balance, end of year                                   138,724       169,655      118,995
                                                    ----------    ----------   ----------

TOTAL SHAREHOLDER'S EQUITY                          $  533,574    $  543,815   $  458,976
                                                    ==========    ==========   ==========


                       See notes to financial statements.

                                       4


                   ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK
                            STATEMENTS OF CASH FLOWS



                                                                                               YEAR ENDED DECEMBER 31,
                                                                                     --------------------------------------------
(IN THOUSANDS)                                                                            2003            2002          2001
                                                                                     ------------    ------------    ------------

CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                                           $     20,690    $     24,179    $     35,412
Adjustments to reconcile net income to net cash provided by operating activities
    Amortization and other non-cash items                                                 (49,547)        (48,233)        (50,375)
    Realized capital gains and losses                                                       8,518          12,573          (2,158)
    Cumulative effect of change in accounting for derivative financial instruments              -               -             147
    Interest credited to contractholder funds                                             106,020          87,555          73,956
    Changes in:
        Life-contingent contract benefits and contractholder funds                         21,200          48,192          67,917
        Deferred policy acquisition costs                                                 (28,937)        (33,316)        (44,007)
        Income taxes                                                                       (3,715)         (4,083)          5,429
        Other operating assets and liabilities                                             (7,459)          4,352         (14,095)
                                                                                     ------------    ------------    ------------
            Net cash provided by operating activities                                      66,770          91,219          72,226
                                                                                     ------------    ------------    ------------

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sales of fixed income securities                                            251,569         242,113         231,977
Investment collections
    Fixed income securities                                                               210,569         215,774          94,121
    Mortgage loans                                                                         24,345          17,012          15,460
Investments purchases
    Fixed income securities                                                            (1,027,047)     (1,039,671)       (650,545)
    Mortgage loans                                                                        (87,889)        (97,076)        (50,200)
Change in short-term investments, net                                                       9,866         (13,972)         10,361
Change in other investments, net                                                              291            (875)              -
Change in policy loans                                                                       (349)           (598)         (1,388)
                                                                                     ------------    ------------    ------------
            Net cash used in investing activities                                        (618,645)       (677,293)       (350,214)
                                                                                     ------------    ------------    ------------

CASH FLOWS FROM FINANCING ACTIVITIES
Capital contribution                                                                            -          10,000               -
Contractholder fund deposits                                                              728,788         760,116         474,849
Contractholder fund withdrawals                                                          (187,868)       (169,731)       (191,648)
                                                                                     ------------    ------------    ------------
            Net cash provided by financing activities                                     540,920         600,385         283,201
                                                                                     ------------    ------------    ------------

NET (DECREASE) INCREASE IN CASH                                                           (10,955)         14,311           5,213
CASH AT BEGINNING OF YEAR                                                                  21,686           7,375           2,162
                                                                                     ------------    ------------    ------------
CASH AT END OF YEAR                                                                  $     10,731    $     21,686    $      7,375
                                                                                     ============    ============    ============


                       See notes to financial statements.

                                       5


                   ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK
                          NOTES TO FINANCIAL STATEMENTS

1. GENERAL

BASIS OF PRESENTATION

     The accompanying financial statements include the accounts of Allstate Life
Insurance Company of New York (the "Company"), a wholly owned subsidiary of Allstate Life Insurance Company ("ALIC"), which is wholly owned by Allstate
Insurance Company ("AIC"), a wholly owned subsidiary of The Allstate Corporation
(the "Corporation"). These financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America
("GAAP"). Management has identified the Company as a single segment entity.

     To conform to the 2003 presentation, certain amounts in the prior years' financial statements and notes have been reclassified.

     The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

NATURE OF OPERATIONS

     The Company markets a diversified portfolio of products to meet customers' needs in the areas of financial protection, savings and retirement through a variety of distribution channels. The products include term life; permanent life such as whole life, interest-sensitive life, variable life and single premium life; and fixed annuities such as traditional deferred annuities, market value adjusted annuities, treasury-linked annuities and immediate annuities; variable annuities and accident and health insurance.

     The Company is authorized to sell life insurance and savings products in the state of New York. The Company distributes its products through a variety of distribution channels including Allstate exclusive agencies, financial institutions, broker/dealers and specialized brokers. Although the Company currently benefits from agreements with financial service entities that market and distribute its products, change in control of these non-affiliated entities could negatively impact sales.

      The Company monitors economic and regulatory developments that have the potential to impact its business. Federal legislation has allowed banks and other financial organizations to have greater participation in the securities and insurance businesses. This legislation may result in an increased level of competition for sales of the Company's products. Furthermore, state and federal laws and regulations affect the taxation of insurance companies and life insurance and annuity products. Congress and various state legislatures have considered proposals that, if enacted, could impose a greater tax burden on the Company or could have an adverse impact on the tax treatment of some insurance products offered by the Company, including favorable policyholder tax treatment currently applicable to life insurance and annuities. Recent legislation that reduced the federal income tax rates applicable to certain dividends and capital gains realized by individuals, or other proposals, if adopted, that reduce the taxation, or permit the establishment, of certain products or investments that may compete with life insurance or annuities could have an adverse effect on the Company's financial position or ability to sell such products. In addition, recent changes in the federal estate tax laws have negatively affected the demand for the types of life insurance used in estate planning.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

INVESTMENTS

     Fixed income securities include bonds, mortgage-backed and asset-backed securities. Fixed income securities are carried at fair value and may be sold prior to their contractual maturity ("available for sale"). The fair value of publicly traded fixed income securities is based upon independent market quotations. The fair value of non-publicly traded securities is based on either widely accepted pricing valuation models which use internally developed ratings and independent third party data (e.g., term structures and current publicly traded bond prices) as inputs or independent third party pricing sources. The valuation models use indicative information such as ratings, industry, coupon, and maturity along with related third party data and publicly traded bond prices to determine security specific spreads. These spreads are then adjusted for illiquidity based on historical analysis and broker surveys. Periodic changes in fair values, net of deferred income taxes, certain deferred policy acquisition costs, and certain reserves for life-contingent contract benefits, are reflected as a component of other comprehensive income. Cash received from calls, principal payments and make-whole payments is reflected as a


                                       6


                   ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK
                          NOTES TO FINANCIAL STATEMENTS

component of proceeds from sales. Cash received from maturities and pay-downs is reflected as a component of investment collections.

     Mortgage loans are carried at outstanding principal balances, net of unamortized premium or discount and valuation allowances. Valuation allowances are established for impaired loans when it is probable that contractual principal and interest will not be collected. Valuation allowances for impaired loans reduce the carrying value to the fair value of the collateral or the present value of the loan's expected future repayment cash flows discounted at the loan's original effective interest rate.

     Short-term investments are carried at cost or amortized cost that approximates fair value, and generally include the reinvestment of collateral received in connection with securities lending activities. For these transactions, the Company records an offsetting liability in other liabilities and accrued expenses for the Company's obligation to repay the collateral.
Policy loans are carried at unpaid principal balances.

     Investment income consists of interest and is recognized on an accrual basis. Interest income on mortgage-backed and asset-backed securities is determined using the effective yield method, based on estimated principal repayments. Accrual of income is suspended for fixed income securities and mortgage loans that are in default or when the receipt of interest payments is in doubt.

     Realized capital gains and losses include gains and losses on investment dispositions, write-downs in value due to other than temporary declines in fair value and changes in the fair value of certain derivatives including related periodic and final settlements. Realized capital gains and losses on investment dispositions are determined on a specific identification basis.

     The Company writes down, to fair value, any fixed income security that is classified as other than temporarily impaired in the period the security is deemed to be other than temporarily impaired.

DERIVATIVE FINANCIAL INSTRUMENTS

     The Company adopted the provisions of Financial Accounting Standards Board
("FASB") Statement of Financial Accounting Standard ("SFAS") No. 133,
"Accounting for Derivative Instruments and Hedging Activities", and SFAS No.
138, "Accounting for Certain Derivative Instruments and Certain Hedging
Activities", as of January 1, 2001. The impact of SFAS No. 133 and SFAS No. 138
(the "statements") to the Company was a loss of $147 thousand, after-tax, and is reflected as a cumulative effect of a change in accounting principle on the Statements of Operations and Comprehensive Income for the year ended December
31, 2001.

     The Company manages interest rate risk by holding financial futures contracts that are derivative financial instruments and by a re-investment related risk transfer reinsurance agreement with ALIC that meets the accounting definition of a derivative (See Note 4). Derivatives are accounted for on a fair value basis, and reported as other assets, other liabilities and accrued expenses or contractholder funds as appropriate. The gains and losses pertaining to the change in the fair value and settlements of the financial futures contracts and the re-investment related risk transfer reinsurance agreement are recognized in realized capital gains and losses during the period on a current basis.

SECURITIES LOANED

     Securities loaned are treated as financing arrangements and the collateral received is recorded in short-term investments, fixed income securities and other liabilities and accrued expenses. The Company obtains collateral in an amount equal to 102% of the fair value of securities. The Company monitors the market value of securities loaned on a daily basis and obtains additional collateral as necessary. Substantially all of the Company's securities loaned are with large brokerage firms.

RECOGNITION OF PREMIUM REVENUES AND CONTRACT CHARGES, AND RELATED BENEFITS AND
INTEREST CREDITED

     Traditional life insurance products consist principally of products with fixed and guaranteed premiums and benefits, primarily term and whole life insurance products. Premiums from these products are recognized as revenue when due. Benefits are recognized in relation to such revenue so as to result in the recognition of profits over the life of the policy and are reflected in contract benefits.

     Immediate annuities with life contingencies, including certain structured settlement annuities, provide insurance protection over a period that extends beyond the period during which premiums are collected. Gross premiums in excess of the net premium on immediate annuities with life contingencies are deferred and


                                       7


                   ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK
                          NOTES TO FINANCIAL STATEMENTS

recognized over the contract period. Contract benefits are recognized in relation to such revenue so as to result in the recognition of profits over the life of the policy.

     Interest-sensitive life contracts, such as universal life and single premium life, are insurance contracts whose terms are not fixed and guaranteed.
The terms that may be changed include premiums paid by the contractholder, interest credited to the contractholder account balance and any amounts assessed against the contractholder account balance. Premiums from these contracts are reported as contractholder fund deposits. Contract charges consist of fees assessed against the contractholder account balance for cost of insurance
(mortality risk), contract administration and early surrender. These revenues are recognized when assessed against the contractholder account balance.
Contract benefits include life-contingent benefit payments in excess of the contractholder account balance.

     Contracts that do not subject the Company to significant risk arising from mortality or morbidity are referred to as investment contracts. Fixed annuities, including market value adjusted annuities and immediate annuities without life contingencies are considered investment contracts. Deposits received for such contracts are reported as contractholder fund deposits. Contract charges for investment contracts consist of fees assessed against the contractholder account balance for contract administration and early surrender. These revenues are recognized when assessed against the contractholder account balance.

     Interest credited to contractholder funds represents interest accrued or paid for interest-sensitive life contracts and investment contracts. Crediting rates for certain fixed annuities and interest-sensitive life contracts are adjusted periodically by the Company to reflect current market conditions subject to contractually guaranteed minimum rates.

     Separate accounts products include variable annuities and variable life insurance contracts. The assets supporting these products are legally segregated and available only to settle separate accounts contract obligations. Deposits received are reported as separate accounts liabilities. Contract charges for these products consist of fees assessed against the contractholder account values for contract maintenance, administration, mortality, expense and early surrender. Contract benefits incurred include guaranteed minimum death benefits paid on variable annuity contracts.

DEFERRED POLICY ACQUISITION COSTS

     Costs that vary with and are primarily related to acquiring business are deferred and recorded as deferred policy acquisition costs ("DAC"). These costs are principally agents' and brokers' remuneration, certain underwriting costs and direct mail solicitation expenses. All other acquisition expenses are charged to operations as incurred and included in operating costs and expenses on the Statements of Operations and Comprehensive income. DAC is periodically reviewed for recoverability and written down when necessary.

     For traditional life insurance and other premium paying contracts, such as immediate annuities with life contingencies and limited payment contracts, DAC is amortized in proportion to the estimated revenues on such business.
Assumptions used in amortization of DAC and reserve calculations are determined based upon conditions as of the date of policy issue and are generally not revised during the life of the policy. Any deviations from projected business in force, resulting from actual policy terminations differing from expected levels, and any estimated premium deficiencies change the rate of amortization in the period such events occur. Generally, the amortization period for these contracts approximates the estimated lives of the policies.

     For internal exchanges of traditional life insurance, the unamortized balance of costs previously deferred under the original contracts are charged to income. The new costs associated with the exchange are deferred and amortized to income.

     For interest-sensitive life, variable annuities and investment contracts, DAC is amortized in proportion to the incidence of the present value of estimated gross profits ("EGP") on such business over the estimated lives of the contracts. Generally, the amortization period ranges from 15-30 years, however, estimates of customer surrender rates result in the majority of deferred costs being amortized over the surrender charge period. The rate of amortization during this term is matched to the pattern of EGP. EGP consists of the following components: margins from mortality including guaranteed minimum death and income benefits; contract administration, surrender and other contract charges, less maintenance expenses; and investment margin, including realized capital gains and losses.


                                       8


                   ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK
                          NOTES TO FINANCIAL STATEMENTS

     DAC amortization for variable annuity and life contracts is significantly impacted by the return on the underlying funds. The Company's long-term expectation of separate accounts fund performance after fees is approximately
8%, which is consistent with its pricing assumptions. Whenever actual separate accounts fund performance based on the two most recent years varies from the 8% expectation, the Company projects performance levels over the next five years such that the mean return over that seven year period equals the long-term 8% expectation. This approach is commonly referred to as "reversion to the mean" and is commonly used by the life insurance industry as an appropriate method for amortizing variable annuity and life DAC. In applying the reversion to the mean process, the Company does not allow the future rates of return after fees projected over the five-year period to exceed 12.75% or fall below 0%. The
Company periodically evaluates the utilization of this process to determine that it is reasonably possible that variable annuity and life fund performance will revert to the expected long-term mean within this time horizon.

     Changes in the amount or timing of the incidence of EGP result in adjustments to the cumulative amortization of DAC. All such adjustments are reflected in the current results of operations.

     The Company performs quarterly reviews of DAC recoverability for interest-sensitive life, variable annuities and investment contracts in the aggregate using current assumptions. If a change in the amount of EGP is significant, it could result in the unamortized DAC not being recoverable, resulting in a charge which is included as a component of amortization of deferred policy acquisition costs on the Statements of Operations and Comprehensive Income.

REINSURANCE RECOVERABLES

     In the normal course of business, the Company seeks to limit aggregate and single exposure to losses on large risks by purchasing reinsurance from reinsurers (see Note 9). The amounts reported in the Statements of Financial
Position include amounts billed to reinsurers on losses paid as well as estimates of amounts expected to be recovered from reinsurers on incurred losses that have not yet been paid. Reinsurance recoverables on unpaid losses are estimated based upon assumptions consistent with those used in establishing the liabilities related to the underlying reinsured contract. Insurance liabilities are reported gross of reinsurance recoverables. Prepaid reinsurance premiums are deferred and reflected in income in a manner consistent with the recognition of premiums on the reinsured contracts. Reinsurance does not extinguish the Company's primary liability under the policies written. Therefore, the Company regularly evaluates reinsurers and amounts recoverable and establishes allowances for uncollectible reinsurance as appropriate.

   The Company has a reinsurance treaty through which it cedes primarily re-investment related risk on its structured settlement annuities to ALIC. The terms of this treaty meet the accounting definition of a derivative under SFAS
No. 133. Accordingly, the treaty is recorded in the Statement of Financial
Position at fair value, and changes in the fair value of the treaty and premiums paid to ALIC are recognized in realized capital gains (See Note 4).

INCOME TAXES

     The income tax provision is calculated under the liability method. Deferred tax assets and liabilities are recorded based on the difference between the financial statement and tax bases of assets and liabilities at the enacted tax rates. The principal assets and liabilities giving rise to such differences are unrealized capital gains and losses on certain investments, insurance reserves and deferred policy acquisition costs. A deferred tax asset valuation allowance is established when there is uncertainty that such assets would be realized.

SEPARATE ACCOUNTS

     The Company issues variable annuities and variable life insurance contracts, the assets and liabilities of which are legally segregated and recorded as assets and liabilities of the separate accounts. The assets of the separate accounts are carried at fair value. Separate accounts liabilities represent the contractholders' claims to the related assets and are carried at the fair value of the assets. Investment income and realized capital gains and losses of the separate accounts accrue directly to the contractholders and therefore, are not included in the Company's Statements of Operations and Comprehensive Income. Revenues to the Company from the separate accounts consist of contract charges for maintenance and administration services, mortality, early surrender and expenses and are reflected in contract charges. Deposits to the separate accounts are not included in the Statements of Cash Flows.


                                       9


                   ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK
                          NOTES TO FINANCIAL STATEMENTS

     Absent any contract provision wherein the Company guarantees either a minimum return or account value upon death or annuitization, variable annuity and variable life contractholders bear the investment risk that the separate accounts' funds may not meet their stated investment objectives.

RESERVE FOR LIFE-CONTINGENT CONTRACT BENEFITS

     The reserve for life-contingent contract benefits, which relates to traditional life insurance and immediate annuities with life contingencies, is computed on the basis of long-term actuarial assumptions as to future investment yields, mortality, morbidity, terminations and expenses. These assumptions, which for traditional life insurance are applied using the net level premium method, include provisions for adverse deviation and generally vary by such characteristics as type of coverage, year of issue and policy duration. Detailed reserve assumptions and reserve interest rates are outlined in Note 8. To the extent that unrealized gains on fixed income securities would result in a premium deficiency had those gains actually been realized, the related increase in reserves for certain immediate annuities with life contingencies is recorded net of tax as a reduction of the unrealized net capital gains included in accumulated other comprehensive income.

CONTRACTHOLDER FUNDS

     Contractholder funds arise from the issuance of interest-sensitive life policies and investment contracts. Deposits received are recorded as interest-bearing liabilities. Contractholder funds are equal to deposits received and interest credited to the benefit of the contractholder less surrenders and withdrawals, mortality charges and administrative expenses.
Detailed information on crediting rates and surrender and withdrawal provisions on contractholder funds are outlined in Note 8.

OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS

     Commitments to purchase private placement securities and commitments to extend mortgage loans have off-balance-sheet risk because their contractual amounts are not recorded in the Company's Statements of Financial Position. The contractual amounts and fair values of these instruments are outlined in Note 7.

ADOPTED ACCOUNTING STANDARDS

SFAS NO. 149, "AMENDMENT OF STATEMENT 133 ON DERIVATIVE INSTRUMENTS AND HEDGING
ACTIVITIES" ("SFAS NO. 149")

     In April 2003, the FASB issued SFAS No. 149, which amends, clarifies and codifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and used for hedging activities under SFAS No. 133. While this statement applies primarily to certain derivative contracts and embedded derivatives entered into or modified after June 30, 2003, it also codifies conclusions previously reached by the FASB at various dates on certain implementation issues. The impact of adopting the provisions of the statement was not material to the Company's
Statements of Operations and Comprehensive Income or Financial Position.

PENDING ACCOUNTING STANDARDS

STATEMENT OF POSITION 03-01, "ACCOUNTING AND REPORTING BY INSURANCE ENTERPRISES
FOR CERTAIN NONTRADITIONAL LONG-DURATION CONTRACTS AND FOR SEPARATE ACCOUNTS"
("SOP NO. 03-01")

     In July 2003, the American Institute of Certified Public Accountants issued
SOP 03-01, which applies to several of the Company's insurance products and product features. The effective date of the SOP is for fiscal years beginning after December 15, 2003. A provision of the SOP requires the establishment of reserves in addition to the account balance for contracts containing certain features that provide guaranteed death or other insurance benefits and guaranteed income benefits. These reserves are not currently established by the Company. Recently, the Company implemented new actuarial models that permitted determination of the estimated impact on the Statements of Operations and Comprehensive Income. Based on the Company's application of the estimation methodologies set forth in the SOP, the estimated after-tax impact of adopting the SOP on the Statements of Operations and Comprehensive Income, including the related impact on deferred acquisition costs is in the range of $3 million to $10 million as of January 1, 2004, based on market conditions at December 31, 2003.


                                       10


                   ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK
                          NOTES TO FINANCIAL STATEMENTS

PROPOSED ACCOUNTING STANDARDS

EMERGING ISSUES TASK FORCE TOPIC NO. 03-01, "THE MEANING OF OTHER-THAN-TEMPORARY
IMPAIRMENT AND ITS APPLICATION TO CERTAIN INVESTMENTS" ("EITF NO. 03-01")

     The Emerging Issues Task Force ("EITF") is currently deliberating EITF No.
03-01, which attempts to define other-than-temporary impairment and highlight its application to investment securities accounted for under both SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS No.
115") and Accounting Principles Board Opinion No. 18, "The Equity Method of
Accounting for Investments in Common Stocks"("APB No. 18"). The current issue summary, which has yet to be finalized, proposes that if, at the evaluation date, the fair value of an investment security is less than its carrying value then an impairment exists for which a determination must be made as to whether the impairment is other-than-temporary. If it is determined that an impairment is other-than-temporary, then an impairment loss should be recognized equal to the difference between the investment's carrying value and its fair value at the reporting date. In recent deliberations, the EITF discussed different models to assess whether impairment is other-than-temporary for different types of investments (e.g. SFAS No. 115 marketable equity securities, SFAS No. 115 debt securities, and equity and cost method investments subject to APB No. 18) and subsequently decided to use a unified model. Due to the uncertainty of the final model (or models) that may be adopted, the estimated impact to the Company's
Statements of Operations and Comprehensive Income and Financial Position is presently not determinable. In November 2003, the EITF reached a consensus with respect to certain disclosures effective for fiscal years ending after December
15, 2003. Quantitative and qualitative disclosures are required for fixed income and marketable equity securities classified as available-for-sale or held-to-maturity under SFAS No. 115. The Company has included those disclosures at December 31, 2003 (see Note 6).

3. DISPOSITIONS

     The Company announced its intention to exit the direct response distribution business. Based on its decision to sell the business, the Company recorded an estimated loss on the disposition of $4.5 million ($2.9 million, after-tax). An agreement was entered with American Health and Life Insurance
Company and Triton Insurance Company, subsidiaries of Citigroup Inc., to dispose of a portion of the direct response business. If approved by the state insurance departments, the transaction will be effective January 1, 2004.

4. RELATED PARTY TRANSACTIONS

BUSINESS OPERATIONS

     The Company utilizes services performed by its affiliates, AIC, ALIC and Allstate Investments LLC, and business facilities owned or leased and operated by AIC in conducting its business activities. In addition, the Company shares the services of employees with AIC. The Company reimburses its affiliates for the operating expenses incurred on behalf of the Company. The Company is charged for the cost of these operating expenses based on the level of services provided. Operating expenses, including compensation, retirement and other benefit programs, allocated to the Company were $37.2 million, $34.9 million and $26.6 million in 2003, 2002 and 2001, respectively. A portion of these expenses relates to the acquisition of business and are deferred and amortized over the contract period.

STRUCTURED SETTLEMENT ANNUITIES

     The Company issued $19.2 million, $23.8 million and $23.7 million of structured settlement annuities, a type of immediate annuity, in 2003, 2002 and 2001, respectively, at prices based upon interest rates in effect at the time of issuance, to fund structured settlement annuities in matters involving AIC. Of these amounts, $3.9 million, $7.5 million and $4.9 million relate to structured settlement annuities with life contingencies and are included in premium income in 2003, 2002 and 2001, respectively. In most cases, these annuities were issued under a "qualified assignment," which means the Company assumed AIC's obligation to make future payments.

     AIC has issued surety bonds to guarantee the payment of structured settlement benefits assumed by Allstate Settlement Corporation ("ASC") (from both AIC and non-related parties) and funded by certain annuity contracts issued by the Company. ASC has entered into General Indemnity Agreements pursuant to which it indemnified AIC for any liabilities associated with the surety bonds and gives AIC certain collateral security rights with


                                       11


                   ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK
                          NOTES TO FINANCIAL STATEMENTS

respect to the annuities and certain other rights in the event of any defaults covered by the surety bonds. For contracts written on or after July 1, 2001, AIC no longer issues surety bonds to guarantee the payment of structured settlement benefits. Alternatively, ALIC guarantees the payment of structured settlement benefits on all contracts issued on or after July 1, 2001.

     Reserves recorded by the Company for annuities that are guaranteed by the surety bonds of AIC were $1.45 billion and $1.43 billion at December 31, 2003 and 2002, respectively.

BROKER/DEALER AGREEMENT

     The Company received underwriting and distribution services from Allstate
Distributors, L.L.C. ("ADLLC"), a broker-dealer company owned by ALIC, for certain variable annuity contracts sold pursuant to a joint venture agreement between the Company and a third party which was dissolved in 2002. The Company incurred $4.2 million and $10.5 million of commission expenses and other distribution expenses payable to ADLLC during 2002 and 2001, respectively. Other distribution expenses include administrative, legal, financial management and sales support that the Company provided to ADLLC, for which the Company earned administration fees of $83 thousand and $127 thousand for the years ended
December 31, 2002 and 2001, respectively. Other distribution expenses also include marketing expenses for subsidized interest rates associated with the Company's dollar cost averaging program offered on variable annuities, for which ADLLC reimbursed the Company $60 thousand and $855 thousand for the years ended
December 31, 2002 and 2001, respectively.

     During 2003, the Company entered into a service agreement with ADLLC, whereby ADLLC promotes and markets the fixed and variable annuities sold by the Company to unaffiliated financial services firms. In addition, ADLLC also acts as the underwriter of variable annuities sold by the Company. In return for these services, the Company recorded commission expense of $4.8 million for the year ended December 31, 2003.

     The Company receives underwriting and distribution services from Allstate
Financial Services, LLC ("AFS"), an affiliated broker/dealer company, for certain variable annuity and variable life insurance contracts sold by Allstate exclusive agencies. The Company recorded commission expense of $455 thousand, $891 thousand and $672 thousand for the years ended December 31, 2003, 2002 and 2001, respectively.

REINSURANCE TRANSACTIONS

     The Company has reinsurance agreements with ALIC in order to limit aggregate and single exposure on large risks. A portion of the Company's premiums and policy benefits are ceded to ALIC and reflected net of such reinsurance in the Statements of Operations and Comprehensive Income.
Reinsurance recoverables and the related reserve for life-contingent contract benefits and contractholder funds are reported separately in the Statements of Financial Position. The Company continues to have primary liability as the direct insurer for risks reinsured (See Note 10).

     Additionally, the Company entered into a reinsurance treaty through which it primarily cedes re-investment related risk on its structured settlement annuities to ALIC. Under the terms of the treaty, the Company pays a premium to ALIC that varies with the aggregate structured settlement annuity statutory reserve balance. In return, ALIC guarantees that the yield on the portion of the Company's investment portfolio that supports structured settlement annuity liabilities will not fall below contractually determined rates. The Company ceded premium related to structured settlement annuities to ALIC of $2.6 million and $2.4 million for the years ended December 31, 2003 and 2002, respectively, that is included in realized capital gains and losses. At December 31, 2003, the carrying value of the structured settlement reinsurance treaty was $225 thousand, which is recorded in other assets. At December 31, 2002, the carrying value of the structured settlement reinsurance treaty was $(209) thousand, which is recorded in other liabilities and accrued expenses.

DEBT

     The Company has entered into an intercompany loan agreement with the Corporation. The amount of funds available to the Company at a given point in time is dependent upon the debt position of the Corporation. No amounts were outstanding for the Company under the intercompany loan agreement during the three years ended December 31, 2003.

INCOME TAXES

     The Company is a party to a federal income tax allocation agreement with the Corporation (See Note 12).


                                       12


                   ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK
                          NOTES TO FINANCIAL STATEMENTS

5. SUPPLEMENTAL CASH FLOW INFORMATION

     Non-cash investment exchanges and modifications, which primarily reflect refinancings of fixed income securities, totaled $5.4 million for 2002. There were no exchanges or modifications in 2003 or 2001.

     Secured borrowing reinvestment transactions excluded from cash flows from investing activities in the Statements of Cash Flows for the years ended
December 31 are as follows:



(IN THOUSANDS)                            2003           2002           2001
                                      -----------    -----------    -----------

Purchases                             $   261,872    $   195,474    $   263,198
Sales                                    (215,425)      (207,375)      (221,205)
Net change in short-term investments      (72,799)        31,112          6,000
                                      -----------    -----------    -----------
  Net (sales) purchases               $   (26,352)   $    19,211    $    47,993
                                      ===========    ===========    ===========


6. INVESTMENTS

FAIR VALUES

     The amortized cost, gross unrealized gains and losses, and fair value for fixed income securities are as follows:



                                                          GROSS UNREALIZED
                                         AMORTIZED    -----------------------        FAIR
(IN THOUSANDS)                             COST         GAINS        LOSSES          VALUE
                                       ------------   ----------   ----------    ------------

AT DECEMBER 31, 2003
U.S. government and agencies           $    488,037   $  166,876   $   (1,341)   $    653,572
Municipal                                   206,364        7,137       (1,121)        212,380
Corporate                                 2,403,694      248,983      (14,018)      2,638,659
Foreign government                          200,682       54,100            -         254,782
Mortgage-backed securities                  593,228       19,144       (2,436)        609,936
Asset-backed securities                      43,442        2,593          (37)         45,998
                                       ------------   ----------   ----------    ------------
  Total fixed income securities        $  3,935,447   $  498,833   $  (18,953)   $  4,415,327
                                       ============   ==========   ==========    ============

AT DECEMBER 31, 2002
U.S. government and agencies           $    431,768   $  176,323   $        -    $    608,091
Municipal                                   119,041        7,135          (20)        126,156
Corporate                                 1,894,805      208,475      (25,384)      2,077,896
Foreign government                          187,833       54,381            -         242,214
Mortgage-backed securities                  594,087       30,185       (1,010)        623,262
Asset-backed securities                      55,740        3,058           (1)         58,797
                                       ------------   ----------   ----------    ------------
  Total fixed income securities        $  3,283,274   $  479,557   $  (26,415)   $  3,736,416
                                       ============   ==========   ==========    ============


SCHEDULED MATURITIES

The scheduled maturities for fixed income securities are as follows at December
31, 2003:



                                            AMORTIZED        FAIR
(IN THOUSANDS)                                 COST          VALUE
                                           ------------   ------------

Due in one year or less                    $     92,588   $     94,928
Due after one year through five years           345,707        376,721
Due after five years through ten years        1,151,350      1,232,690
Due after ten years                           1,709,132      2,055,054
                                           ------------   ------------
                                              3,298,777      3,759,393
Mortgage- and asset-backed securities           636,670        655,934
                                           ------------   ------------
  Total                                    $  3,935,447   $  4,415,327
                                           ============   ============



                                       13


                   ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK
                          NOTES TO FINANCIAL STATEMENTS

     Actual maturities may differ from those scheduled as a result of prepayments by the issuers. Because of the potential for prepayment on mortgage- and asset-backed securities, they are not categorized by contractual maturity.

NET INVESTMENT INCOME

     Net investment income for the years ended December 31 is as follows:



(IN THOUSANDS)                                         2003          2002          2001
                                                   -----------   -----------   -----------

Fixed income securities                            $   243,684   $   214,920   $   189,793
Mortgage loans                                          24,026        20,336        16,677
Other                                                    3,592         4,501         6,762
                                                   -----------   -----------   -----------
  Investment income, before expense                    271,302       239,757       213,232
  Investment expense                                     6,448         6,790         8,765
                                                   -----------   -----------   -----------
    Net investment income                          $   264,854   $   232,967   $   204,467
                                                   ===========   ===========   ===========


REALIZED CAPITAL GAINS AND LOSSES, AFTER-TAX

     Realized capital gains and losses by security type for the years ended
December 31 are as follows:



(IN THOUSANDS)                                         2003          2002          2001
                                                   -----------   -----------   -----------

Fixed income securities                            $    (8,156)  $   (11,886)  $     1,514
Mortgage loans                                          (1,113)          419           166
Other                                                      751        (1,106)          478
                                                   -----------   -----------   -----------
  Realized capital gains and losses, pre-tax            (8,518)      (12,573)        2,158
  Income tax benefit (expense)                           3,278         4,545          (764)
                                                   -----------   -----------   -----------
  Realized capital gains and losses, after-tax     $    (5,240)  $    (8,028)  $     1,394
                                                   ===========   ===========   ===========


     Realized capital gains and losses by transaction type for the years ended
December 31 are as follows:



(IN THOUSANDS)                                         2003          2002          2001
                                                   -----------   -----------   -----------

Investment write-downs                             $    (7,682)  $   (15,760)  $    (1,371)
Sales                                                   (1,587)        4,292         3,529
Valuation of derivative instruments                     (2,140)       (2,605)            -
Settlement of derivative instruments                     2,891         1,500             -
                                                   -----------   -----------   -----------
  Realized capital gains and losses, pre-tax            (8,518)      (12,573)        2,158
  Income tax benefit (expense)                           3,278         4,545          (764)
                                                   -----------   -----------   -----------
  Realized capital gains and losses, after-tax     $    (5,240)  $    (8,028)  $     1,394
                                                   ===========   ===========   ===========


     Excluding the effects of calls and prepayments, gross gains of $4.0 million, $3.0 million and $5.7 million and gross losses of $6.9 million, $7.8 million and $4.5 million were realized on sales of fixed income securities during 2003, 2002 and 2001, respectively.


                                       14


                   ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK
                          NOTES TO FINANCIAL STATEMENTS

UNREALIZED NET CAPITAL GAINS AND LOSSES

     Unrealized net capital gains and losses on fixed income securities included in accumulated other comprehensive income at December 31, 2003 are as follows:



                                                                         GROSS UNREALIZED
                                                          FAIR       -----------------------    UNREALIZED
(IN THOUSANDS)                                           VALUE          GAINS       LOSSES       NET GAINS
                                                      ------------   ----------   ----------   ------------

Fixed income securities                               $  4,415,327   $  498,833   $  (18,953)  $    479,880
Deferred income taxes, deferred policy acquisition
  costs and other                                                                                  (341,156)
                                                                                               ------------
Unrealized net capital gains and losses                                                        $    138,724
                                                                                               ============


CHANGE IN UNREALIZED NET CAPITAL GAINS AND LOSSES

     The change in unrealized net capital gains and losses for the years ended
December 31 is as follows:



(IN THOUSANDS)                                                          2003         2002          2001
                                                                     ----------   ----------   ------------

Fixed income securities                                              $   26,738   $  236,946   $        151
Deferred income taxes, deferred policy acquisition costs and other      (57,669)    (186,286)           602
                                                                     ----------   ----------   ------------
(Decrease) increase in unrealized net capital gains and losses       $  (30,931)  $   50,660   $        753
                                                                     ==========   ==========   ============


     The change in the deferred income taxes, deferred policy acquisition costs and other is primarily due to increases of $42.8 million and $88.4 million and a decrease of $8.5 million in the premium deficiency reserve for certain immediate annuities with life contingencies at December 31, 2003, 2002 and 2001, respectively.

PORTFOLIO MONITORING

     Inherent in the Company's evaluation of a particular security are assumptions and estimates about the operations of the issuer and its future earnings potential. Some of the factors considered in evaluating whether a decline in fair value is other than temporary are: 1) the Company's ability and intent to retain the investment for a period of time sufficient to allow for an anticipated recovery in value; 2) the recoverability of principal and interest;
3) the duration and extent to which the fair value has been less than amortized cost; 4) the financial condition, near-term and long-term prospects of the issuer, including relevant industry conditions and trends, and implications of rating agency actions and offering prices; and 5) the specific reasons that a security is in a significant unrealized loss position, including market conditions which could affect access to liquidity.

     At December 31, 2003, the Company has unrealized losses of $19.0 million which relate to 133 holdings of fixed income securities with a fair value of $594.0 million, $16.2 million of which have been in an unrealized loss position for a period less than twelve months. Substantially all of these unrealized losses relate to investment grade securities. Investment grade is defined as a security having a rating from the National Association of Insurance
Commissioners ("NAIC") of 1 or 2; a Moody's equivalent rating of Aaa, Aa, A or
Baa; a Standard & Poor's equivalent rating of AAA, AA, A or BBB; or a comparable internal rating. Unrealized losses on investment grade securities are principally related to changes in interest rates or changes in issuer and sector related credit spreads since the securities were acquired. The remaining unrealized losses of $2.8 million relate to securities that have been in an unrealized loss position for a period of twelve months or more and are below investment grade. Approximately $1.0 million relates to unrealized loss positions that represented less than 20% of amortized cost. Also, $2.2 million relates to airline industry issues which were evaluated considering factors such as the financial condition and near-term and long-term prospects of the issuer and were determined to have adequate resources to fulfill contractual obligations, such as cash flows from operations or collateral. As of December
31, 2003, the Company had the intent and ability to hold these investments for a period of time sufficient for them to recover in value.

MORTGAGE LOAN IMPAIRMENT

     A mortgage loan is impaired when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. The Company had no impaired loans at December 31, 2003 or 2002.


                                       15


                   ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK
                          NOTES TO FINANCIAL STATEMENTS

     Interest income for impaired loans is recognized on an accrual basis if payments are expected to continue to be received; otherwise cash basis is used.
For impaired loans that have been restructured, interest is accrued based on the principal amount at the adjusted interest rate. The Company recognized interest income of $134 thousand on impaired loans during 2003 and $0 on impaired loans during both 2002 and 2001. The average balance of impaired loans was $3.9 million, $0, and $0 during 2003, 2002 and 2001, respectively.

     There were no valuation allowances for mortgage loans at December 31, 2003 and 2002. For the years ended December 31, 2003, 2002 and 2001, net reductions to mortgage loan valuation allowances were $0, $0 and $119 thousand, respectively.

INVESTMENT CONCENTRATION FOR MUNICIPAL BOND AND COMMERCIAL MORTGAGE PORTFOLIOS
AND OTHER INVESTMENT INFORMATION

     The Company maintains a diversified portfolio of municipal bonds. The following table shows the principal geographic distribution of municipal bond issuers represented in the Company's portfolio. No other state represents more than 5.0% of the portfolio at December 31, 2003.



(% of municipal bond portfolio carrying value)         2003      2002
                                                      ------    ------

     California                                         34.8%     21.0%
     Texas                                              13.4      20.3
     Oregon                                              8.2         -
     Pennsylvania                                        7.0      11.7
     Delaware                                            6.8       8.9
     Arizona                                             6.4         -
     Ohio                                                5.8      10.0


     The Company's mortgage loans are collateralized by a variety of commercial real estate property types located throughout the United States. Substantially all of the commercial mortgage loans are non-recourse to the borrower. The following table shows the principal geographic distribution of commercial real estate represented in the Company's mortgage portfolio. No other state represented more than 5.0% of the portfolio at December 31, 2003.



(% of commercial mortgage portfolio carrying value)    2003      2002
                                                      ------    ------

     California                                         21.8%     20.8%
     Illinois                                           15.6      17.7
     New Jersey                                         14.2      14.4
     New York                                           12.3      18.3
     Pennsylvania                                       11.3      12.5


     The types of properties collateralizing the commercial mortgage loans at December 31 are as follows:



(% of commercial mortgage portfolio carrying value)    2003      2002
                                                      ------    ------

     Office buildings                                   24.5%     23.3%
     Retail                                             27.4      28.2
     Warehouse                                          21.3      17.7
     Apartment complex                                  18.4      19.8
     Industrial                                          2.4       2.9
     Other                                               6.0       8.1
                                                      ------    ------
                                                       100.0%    100.0%
                                                      ======    ======



                                       16


                   ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK
                          NOTES TO FINANCIAL STATEMENTS

     The contractual maturities of the commercial mortgage loan portfolio as of December 31, 2003 for loans that were not in foreclosure are as follows:



                        NUMBER OF    CARRYING
($ IN THOUSANDS)          LOANS       VALUE       PERCENT
                        ---------   -----------   -------

         2004               1       $       798       0.2%
         2005               2             6,084       1.6
         2006               4            23,688       6.1
         2007               5            15,065       3.9
         2008               4            21,081       5.5
         Thereafter        83           318,927      82.7
                        ---------   -----------   -------
                Total      99       $   385,643     100.0%
                        =========   ===========   =======


     In 2003, no commercial mortgage loans were contractually due. None were foreclosed or in the process of foreclosure, and none were in the process of refinancing or restructuring discussions.

     Included in fixed income securities are below investment grade assets totaling $181.2 million and $173.6 million at December 31, 2003 and 2002, respectively.

     At December 31, 2003, the carrying value of investments that were non-income producing during 2003 was $276 thousand.

     At December 31, 2003, fixed income securities with a carrying value of $2.6 million were on deposit with regulatory authorities as required by law.

SECURITIES LENDING

     The Company participates in securities lending programs, primarily for investment yield enhancement purposes, with third parties, mostly large brokerage firms. At December 31, 2003 and 2002, fixed income securities with a carrying value of $134.5 million and $160.0 million, respectively, were on loan under these agreements. In return, the Company receives cash that it invests and includes in short-term investments and fixed income securities, with an offsetting liability recorded in other liabilities and accrued expenses to account for the Company's obligation to return the collateral. Interest income on collateral, net of fees, was $324 thousand, $370 thousand and $572 thousand, for the years ending December 31, 2003, 2002 and 2001, respectively.

7. FINANCIAL INSTRUMENTS

     In the normal course of business, the Company invests in various financial assets, incurs various financial liabilities and enters into agreements involving derivative financial instruments and other off-balance-sheet financial instruments. The fair value estimates of financial instruments presented below are not necessarily indicative of the amounts the Company might pay or receive in actual market transactions. Potential taxes and other transaction costs have not been considered in estimating fair value. The disclosures that follow do not reflect the fair value of the Company as a whole since a number of the Company's significant assets (including DAC and reinsurance recoverables) and liabilities
(including reserve for life-contingent contract benefits and deferred income taxes) are not considered financial instruments and are not carried at fair value. Other assets and liabilities considered financial instruments such as accrued investment income and cash are generally of a short-term nature. Their carrying values are deemed to approximate fair value.

FINANCIAL ASSETS



                                DECEMBER 31, 2003               DECEMBER 31, 2002
                          -----------------------------   -----------------------------
                            CARRYING          FAIR          CARRYING          FAIR
(IN THOUSANDS)                VALUE           VALUE           VALUE           VALUE
                          -------------   -------------   -------------   -------------

Fixed income securities   $   4,415,327       4,415,327   $   3,736,416   $   3,736,416
Mortgage loans                  385,643         412,554         323,142         355,578
Short-term investments           22,756          22,756         104,200         104,200
Policy loans                     34,107          34,107          33,758          33,758
Separate accounts               665,875         665,875         537,204         537,204



                                       17


                   ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK
                          NOTES TO FINANCIAL STATEMENTS

     Fair values of publicly traded fixed income securities are based upon quoted market prices or dealer quotes. The fair value of non-publicly traded securities, primarily privately placed corporate obligations, is based on either widely accepted pricing valuation models, which use internally developed ratings and independent third party data (e.g., term structures and current publicly traded bond prices) as inputs, or independent third party pricing sources.
Mortgage loans are valued based on discounted contractual cash flows. Discount rates are selected using current rates at which similar loans would be made to borrowers with similar characteristics, using similar properties as collateral.
Loans that exceed 100% loan-to-value are valued at the estimated fair value of the underlying collateral. Short-term investments are highly liquid investments with maturities of less than one year whose carrying values are deemed to approximate fair value. The carrying value of policy loans is deemed to approximate fair value. Separate accounts assets are carried in the Statements of Financial Position at fair value based upon quoted market prices.

FINANCIAL LIABILITIES



                                                      DECEMBER 31, 2003               DECEMBER 31, 2002
                                                -----------------------------   -----------------------------
                                                  CARRYING          FAIR          CARRYING          FAIR
(IN THOUSANDS)                                      VALUE           VALUE           VALUE           VALUE
                                                -------------   -------------   -------------   -------------

Contractholder funds on investment contracts    $   2,351,896   $   2,334,800   $   1,778,022   $   1,770,853
Separate accounts                                     665,875         665,875         537,204         537,204


     Contractholder funds include interest-sensitive life insurance contracts and investment contracts. Interest-sensitive life insurance contracts are not considered financial instruments subject to fair value disclosure requirements.
The fair value of investment contracts is based on the terms of the underlying contracts. Fixed annuities are valued at the account balance less surrender charges. Immediate annuities without life contingencies are valued at the present value of future benefits using current interest rates. Market value adjusted annuities' fair value is estimated to be the market adjusted surrender value. Separate accounts liabilities are carried at the fair value of the underlying assets.

DERIVATIVE FINANCIAL INSTRUMENTS

     The Company uses financial futures contracts to reduce its exposure to market risk, specifically interest rate risk, in conjunction with asset/liability management. The Company does not buy, sell or hold these instruments for trading purposes.

     The following table summarizes the notional amount, fair value and carrying value of the Company's derivative financial instruments:



                                                             CARRYING       CARRYING
                                     NOTIONAL     FAIR        VALUE           VALUE
(IN THOUSANDS)                        AMOUNT     VALUE      ASSETS (1)   (LIABILITIES)(1)
                                    ---------   --------    ----------   ----------------

AT DECEMBER 31, 2003
Financial futures contracts         $     700   $     (1)   $        -   $             (1)
Structured settlement annuity
 reinsurance agreement                      -        225           225                  -

AT DECEMBER 31, 2002
Financial futures contracts         $   6,000   $    (26)   $        -   $            (26)
Structured settlement annuity
 reinsurance agreement                      -       (209)            -               (209)


     (1) Carrying value includes the effects of legally enforceable master netting agreements, if any. Fair value and carrying value of the assets and liabilities exclude accrued periodic settlements, which are reported in accrued investment income.

     The notional amounts specified in the contracts are used to calculate the exchange of contractual payments under the agreements, and are not representative of the potential for gain or loss on these agreements.


                                       18


                   ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK
                          NOTES TO FINANCIAL STATEMENTS

     Fair value, which is equal to the carrying value, is the estimated amount that the Company would receive (pay) to terminate the derivative contracts at the reporting date. For exchange traded derivative contracts, the fair value is based on dealer or exchange quotes. The fair value of the re-investment related risk transfer reinsurance agreement is based on a valuation model that uses independent third party data as inputs.

     The Company manages its exposure to credit risk primarily by establishing risk control limits. To date, the Company has not incurred any losses on derivative financial instruments due to counterparty nonperformance. Futures contracts are traded on organized exchanges, which require margin deposits and guarantee the execution of trades, thereby mitigating any associated potential credit risk.

     Market risk is the risk that the Company will incur losses due to adverse changes in market rates and prices. Market risk exists for all of the derivative financial instruments that the Company currently holds, as these instruments may become less valuable due to adverse changes in market conditions. To limit this risk, the Company's senior management has established risk control limits. In addition, changes in fair value of the derivative financial instruments that the Company uses for risk management purposes are generally offset by the change in the fair value or cash flows of the hedged risk component of the related assets, liabilities or forecasted transactions.

OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS

     The contractual amounts and fair values of off-balance-sheet financial instruments at December 31 are as follows:



                                                           2003                       2002
                                                -------------------------   ------------------------
                                                CONTRACTUAL                 CONTRACTUAL
(IN THOUSANDS)                                     AMOUNT      FAIR VALUE      AMOUNT     FAIR VALUE
                                                ------------   ----------   -----------   ----------

Commitments to extend mortgage loans            $      3,000   $       30   $    11,500   $      115
Private placement commitments                              -            -         2,500            -


     The contractual amounts represent the amount at risk if the contract is fully drawn upon, the counterparty defaults and the value of any underlying security becomes worthless. Unless noted otherwise, the Company does not require collateral or other security to support off-balance-sheet financial instruments with credit risk.

     Commitments to extend mortgage loans are agreements to lend to a borrower provided there is no violation of any condition established in the contract. The
Company enters these agreements to commit to future loan fundings at predetermined interest rates. Commitments generally have fixed expiration dates or other termination clauses. Commitments to extend mortgage loans, which are secured by the underlying properties, are valued based on estimates of fees charged by other institutions to make similar commitments to similar borrowers.

     Private placement commitments represent conditional commitments to purchase private placement debt at a specified future date. The Company regularly enters into these agreements in the normal course of business. The fair value of these commitments generally cannot be estimated on the date the commitment is made as the terms and conditions of the underlying private placement securities are not yet final.

8. RESERVE FOR LIFE-CONTINGENT CONTRACT BENEFITS AND CONTRACTHOLDER FUNDS

     At December 31, the reserve for life-contingent contract benefits consists of the following:



(IN THOUSANDS)                                                2003            2002
                                                         --------------   --------------

Immediate annuities:
  Structured settlement annuities                        $    1,586,610   $    1,471,278
  Other immediate annuities                                       5,688            5,334
Traditional life                                                 87,533           77,504
Other                                                             3,940            2,511
                                                         --------------   --------------
  Total reserve for life-contingent contract benefits    $    1,683,771   $    1,556,627
                                                         ==============   ==============


                                       19


                   ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK
                          NOTES TO FINANCIAL STATEMENTS

     The following table highlights the key assumptions generally used in calculating the reserve for life-contingent contract benefits:



     PRODUCT                       MORTALITY               INTEREST RATE           ESTIMATION METHOD

Structured settlement   U.S. population with projected   Interest rate        Present value of
annuities               calendar year improvements;      assumptions range    contractually specified
                        age setbacks for impaired        from 5.5% to 9.5%    future benefits
                        lives grading to standard

Other immediate         1983 group annuity mortality     Interest rate        Present value of expected
annuities               table                            assumptions range    future benefits based on
                                                         from 2.6% to 11.5%   historical experience

Traditional life        Actual company experience plus   Interest rate        Net level premium reserve
                        loading                          assumptions range    method using the Company's
                                                         from 4.0% to 8.0%    withdrawal experience rates

Other                   Actual company experience plus                        Unearned premium; additional
                        loading                                               contract reserves for
                                                                              traditional life



     To the extent the unrealized gains on fixed income securities would result in a premium deficiency had those gains actually been realized, a premium deficiency reserve has been recorded for certain immediate annuities with life contingencies. A liability of $215.4 million and $149.5 million is included in the reserve for life-contingent contract benefits with respect to this deficiency as of December 31, 2003 and 2002, respectively. The offset to this liability is recorded as a reduction of the unrealized net capital gains included in accumulated other comprehensive income.

     At December 31, contractholder funds consists of the following:



(IN THOUSANDS)                                        2003             2002
                                                 --------------   --------------

Interest-sensitive life                          $      309,076   $      275,360
Investment contracts:
  Fixed annuities                                     1,861,456        1,327,667
  Immediate annuities                                   487,793          448,402
                                                 --------------   --------------
    Total contractholder funds                   $    2,658,325   $    2,051,429
                                                 ==============   ==============


     The following table highlights the key contract provisions relating to contractholder funds:



     PRODUCT                    INTEREST RATE                    WITHDRAWAL/SURRENDER CHARGES

Interest-sensitive      Interest rates credited range    Either a percentage of account balance or
life                    from 4.7% to 6.0%                dollar amount grading off generally over 20
                                                         years

Immediate and fixed Interest rates credited range Either a declining or a level percentage annuities from 1.3% to 9.8% for charge generally over nine years or less.
                        immediate annuities and 3.0%     Additionally, approximately 0.6% of fixed
                        to 6.0% for fixed annuities      annuities are subject to a market value
                                                         adjustment for discretionary withdrawals



                                       20


                   ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK
                          NOTES TO FINANCIAL STATEMENTS

     Contractholder funds activity for the years ended December 31 is as follows:



(IN THOUSANDS)                                                   2003               2002
                                                            ---------------   -----------------

CONTRACTHOLDER FUNDS, BEGINNING BALANCE                     $     2,051,429   $       1,438,640
Deposits                                                            728,788             760,116
Interest credited                                                   106,020              87,555
Benefits and withdrawals                                           (174,205)           (160,214)
Contract charges                                                    (40,554)            (33,892)
Net transfers to separate accounts                                  (16,944)            (37,252)
Other adjustments                                                     3,791              (3,524)
                                                            ----------------  ------------------
CONTRACTHOLDER FUNDS, ENDING BALANCE                        $     2,658,325   $       2,051,429
                                                            ================  ==================


9. REINSURANCE

     The Company reinsures certain of its risks to other insurers under yearly renewable term and coinsurance agreements. These agreements result in a passing of the agreed-upon percentage of risk to the reinsurer in exchange for negotiated reinsurance premium payments.

     Beginning in 2002, the Company cedes 80% of the mortality risk on certain term life policies to a pool of nine unaffiliated reinsurers. Mortality risk on policies in excess of $250 thousand per life are ceded to ALIC. As of December
31, 2003, $5.15 billion of life insurance in force was ceded to other companies.
Total amounts recoverable from unaffiliated reinsurers at December 31, 2003 and 2002 were $3.3 million and $1.6 million, respectively. Amounts recoverable from reinsurers are estimated based upon assumptions consistent with those used in establishing the liabilities related to the underlying reinsured contracts. No single reinsurer had a material obligation to the Company nor is the Company's business substantially dependent upon any reinsurance contract. See Note 3 for discussion of reinsurance agreements with ALIC. The effects of reinsurance on premiums and contract charges for the years ended December 31 are as follows:



(IN THOUSANDS)                                                        2003             2002            2001
                                                                 --------------   --------------   -------------

PREMIUMS AND CONTRACT CHARGES
Direct                                                           $      128,713   $      148,749   $     150,163
Assumed - non-affiliate                                                     337              471             640
Ceded
  Affiliate                                                              (4,530)          (4,656)         (4,617)
  Non-affiliate                                                          (3,491)          (1,212)           (877)
                                                                 --------------   --------------   -------------
    Premiums and contract charges, net of reinsurance            $      121,029   $      143,352   $     145,309
                                                                 ==============   ==============   =============


     The effects of reinsurance on contract benefits and interest credited to contractholder funds for the years ended December 31 are as follows:



(IN THOUSANDS)                                                        2003             2002            2001
                                                                 --------------   --------------   -------------

CONTRACT BENEFITS AND INTEREST CREDITED TO CONTRACTHOLDER FUNDS
Direct                                                           $      278,321   $      268,620   $     261,504
Assumed - non-affiliate                                                     139               85             170
Ceded
  Affiliate                                                              (1,590)            (901)           (945)
  Non-affiliate                                                          (3,629)          (2,086)         (1,324)
                                                                 --------------   --------------   -------------
    Contract benefits and interest credited to contractholder
       funds, net of reinsurance                                 $      273,241   $      265,718   $     259,405
                                                                 ==============   ==============   =============


     Included in reinsurance recoverables at December 31, 2003 and 2002 are the amounts due from ALIC of $1.3 million and $588 thousand, respectively. The table above excludes $2.6 million and $2.4 million of


                                       21


                   ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK
                          NOTES TO FINANCIAL STATEMENTS

premiums ceded to ALIC during 2003 and 2002 under the terms of the structured settlement annuity reinsurance treaty (See Note 4).

10. DEFERRED POLICY ACQUISITION COSTS

     Deferred policy acquisitions costs for the years ended December 31 are as follows:



(IN THOUSANDS)                                         2003            2002            2001
                                                   -------------   -------------   ------------

Balance, beginning of year                         $     166,925         156,615   $    124,601
  Acquisition costs deferred                              58,905          56,852         51,194
  Amortization charged to income                         (29,969)        (23,535)        (7,187)
  Effect of unrealized gains and losses                   (8,424)        (23,007)       (11,993)
                                                   -------------   -------------   ------------
Balance, end of year                               $     187,437         166,925   $    156,615
                                                   =============   =============   ============


     Amortization charged to income includes $1.7 million, ($1.0 million) and $2.0 million in 2003, 2002 and 2001, respectively, due to realized capital gains and losses.

11. COMMITMENTS, GUARANTEES AND CONTINGENT LIABILITIES

GUARANTEES

     In the normal course of business, the Company provides standard indemnifications to counterparties in contracts in connection with numerous transactions, including indemnifications for breaches of representations and warranties, taxes and certain other liabilities, such as third party lawsuits.
The indemnification clauses are often standard contractual terms and were entered into in the normal course of business based on an assessment that the risk of loss would be remote. The terms of the indemnifications vary in duration and nature. In many cases, the maximum obligation is not explicitly stated and the contingencies triggering the obligation to indemnify have not occurred and are not expected to occur. Because the obligated amounts of the indemnifications are not explicitly stated in many cases, the maximum amount of the obligation under such indemnifications is not determinable. Historically, the Company has not made any material payments pursuant to these obligations.

     In addition, the Company indemnifies its directors, officers and other individuals serving at the request of the Company as a director or officer to the extent provided in its charter and by-laws. Since these indemnifications are generally not subject to limitation with respect to duration or amount, the Company does not believe that it is possible to determine the maximum potential amount due under these indemnifications.

     The aggregate liability balance related to all guarantees was not material as of December 31, 2003.

REGULATIONS

     The Company is subject to changing social, economic and regulatory conditions. Recent state and federal regulatory initiatives and proceedings have included efforts to remove barriers preventing banks from engaging in the securities and insurance businesses, change tax laws affecting the taxation of insurance companies and the tax treatment of insurance products or competing non-insurance products that may impact the relative desirability of various personal investment products and otherwise expand overall regulation of insurance products and the insurance industry. The ultimate changes and eventual effects of these initiatives on the Company's business, if any, are uncertain.

LEGAL PROCEEDINGS

     Legal proceedings involving Allstate agencies and AIC may impact the Company, even when the Company is not directly involved, because the Company sells its products through a variety of distribution channels including Allstate agencies. Consequently, information about the more significant of these proceedings is provided below.

     AIC is defending various lawsuits involving worker classification issues.
These lawsuits include a number of putative class actions and one certified class action challenging the overtime exemption claimed by AIC under the Fair
Labor Standards Act or state wage and hour laws. These class actions mirror similar lawsuits filed recently against other carriers in the industry and other employers. A putative nationwide class action filed by former employee agents also includes a worker classification issue; these agents are challenging certain amendments to the Agents Pension Plan and are seeking to have exclusive agent independent contractors treated as employees for


                                       22


                   ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK
                          NOTES TO FINANCIAL STATEMENTS

benefit purposes. AIC has been vigorously defending these and various other worker classification lawsuits. The outcome of these disputes is currently uncertain.

     AIC is also defending certain matters relating to its agency program reorganization announced in 1999. These matters include an investigation by the U.S. Department of Labor and a lawsuit filed in December 2001 by the U.S. Equal
Employment Opportunity Commission ("EEOC") with respect to allegations of retaliation under the Age Discrimination in Employment Act, the Americans with Disabilities Act and Title VII of the Civil Rights Act of 1964. A putative nationwide class action has also been filed by former employee agents alleging various violations of ERISA, breach of contract and age discrimination. AIC has been vigorously defending these lawsuits and other matters related to its agency program reorganization. In addition, AIC is defending certain matters relating to its life agency program reorganization announced in 2000. These matters include an investigation by the EEOC with respect to allegations of age discrimination and retaliation. AIC is cooperating fully with the agency investigation and will continue to vigorously defend these and other claims related to the life agency program reorganization. The outcome of these disputes is currently uncertain.

     Various other legal and regulatory actions are currently pending that involve the Company and specific aspects of its conduct of business. Like other members of the insurance industry, the Company is the target of an increasing number of lawsuits, some of which involve claims for substantial or indeterminate amounts. This litigation is based on a variety of issues including insurance and claim settlement practices. The outcome of these disputes is currently unpredictable. However, at this time, based on their present status, it is the opinion of management that the ultimate liability, if any, in one or more of these other actions in excess of amounts currently reserved is not expected to have a material effect on the results of operations, liquidity or financial position of the Company.

12. INCOME TAXES

     The Company joins the Corporation and its other eligible domestic subsidiaries (the "Allstate Group") in the filing of a consolidated federal income tax return and is party to a federal income tax allocation agreement (the
"Allstate Tax Sharing Agreement"). Under the Allstate Tax Sharing Agreement, the
Company pays to or receives from the Corporation the amount, if any, by which the Allstate Group's federal income tax liability is affected by virtue of inclusion of the Company in the consolidated federal income tax return.
Effectively, this results in the Company's annual income tax provision being computed as if the Company filed a separate return.

     The Internal Revenue Service ("IRS") has completed its review of the Allstate Group's federal income tax returns through the 1996 tax year. Any adjustments that may result from IRS examinations of tax returns are not expected to have a material impact on the financial position, liquidity or results of operations of the Company.

     The components of the deferred income tax assets and liabilities at December 31 are as follows:



(IN THOUSANDS)                                           2003             2002
                                                     -------------    ------------

DEFERRED ASSETS
Life and annuity reserves                            $      56,408    $     48,386
Discontinued operations                                      1,902             345
Premium installment receivable                               2,328           1,955
Other assets                                                 2,659           1,174
                                                     -------------    ------------
  Total deferred assets                                     63,297          51,860
                                                     -------------    ------------
DEFERRED LIABILITIES
Deferred policy acquisition costs                          (60,439)        (53,156)
Unrealized net capital gains                               (74,698)        (91,353)
Difference in tax bases of investments                      (8,801)         (1,348)
Prepaid commission expense                                    (699)           (504)
Other liabilities                                             (317)           (270)
                                                     -------------    ------------
  Total deferred liabilities                              (144,954)       (146,631)
                                                     -------------    ------------
  Net deferred liability                             $     (81,657)   $    (94,771)
                                                     =============    ============



                                       23


                   ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK
                          NOTES TO FINANCIAL STATEMENTS

     Although realization is not assured, management believes it is more likely than not that the deferred tax assets will be realized based on the assumption that certain levels of income will be achieved.

     The components of income tax expense for the years ended December 31 are as follows:



(IN THOUSANDS)                                        2003          2002          2001
                                                   -----------   -----------   -----------

Current                                            $     8,488   $    10,095   $     7,412
Deferred                                                 3,541         2,880        11,105
                                                   -----------   -----------   -----------
  Total income tax expense                         $    12,029   $    12,975   $    18,517
                                                   ===========   ===========   ===========


     The Company paid income taxes of $15.7 million, $17.1 million and $13.1 million in 2003, 2002 and 2001, respectively. The Company had a current income tax receivable of $8.2 million and $914 thousand at December 31, 2003 and 2002, respectively.

     A reconciliation of the statutory federal income tax rate to the effective income tax rate on income from operations for the years ended December 31 is as follows:



                                                      2003          2002          2001
                                                   -----------   -----------   -----------

Statutory federal income tax rate                         35.0%         35.0%         35.0%
State income tax expense                                   4.0           1.2           0.4
Other                                                     (2.2)         (1.3)         (1.2)
                                                   -----------   -----------   -----------
Effective income tax rate                                 36.8%         34.9%         34.2%
                                                   ===========   ===========   ===========


     Prior to January 1, 1984, the Company was entitled to exclude certain amounts from taxable income and accumulate such amounts in a "policyholder surplus" account. The balance in this account at December 31, 2003, approximately $389 thousand, will result in federal income taxes payable of $136 thousand if distributed by the Company. No provision for taxes has been made as the Company has no plan to distribute amounts from this account. No further additions to the account have been permitted since 1983.

13. STATUTORY FINANCIAL INFORMATION

     The following table reconciles net income for the years ended December 31, and shareholder's equity at December 31, as reported herein in conformity with GAAP with total statutory net income and capital and surplus of the Company, determined in accordance with statutory accounting practices prescribed or permitted by insurance regulatory authorities:



                                                              NET INCOME                     SHAREHOLDER'S EQUITY
                                               ---------------------------------------   ----------------------------
(IN THOUSANDS)                                    2003         2002           2001           2003           2002
                                               ----------   -----------   ------------   ------------   -------------

Balance per GAAP                                $  20,690   $    24,179   $     35,412   $    533,574   $     543,815
Unrealized gain/loss on fixed income securities         -             -              -       (479,880)       (453,142)
Deferred policy acquisition costs                 (28,936)      (33,259)       (44,026)      (187,437)       (166,925)
Deferred income taxes                               3,541         2,880         11,105         87,674         131,616
Employee benefits                                   1,637           509           (372)         1,838             184
Reserves and non-admitted assets                   36,941         8,100          8,971        306,818         205,935
Separate Accounts                                       -             -              -          7,901           4,515
Other                                               2,906        (1,232)          (255)        24,155           4,421
                                               ----------   -----------   ------------   ------------   -------------
Balance per statutory accounting practices      $  36,779   $     1,177   $     10,835   $    294,643   $     270,419
                                               ==========   ===========   ============   ============   =============


     The Company prepares its statutory-basis financial statements in conformity with accounting practices prescribed or permitted by the State of New York. The
State of New York requires insurance companies domiciled in its state to prepare statutory-basis financial statements in conformity with the National Association of Insurance Commissioners ("NAIC") Accounting Practices and Procedures Manual
("Codification"), subject to any deviations prescribed or permitted by the State of New York insurance superintendent.

     Accounting changes adopted to conform to the provisions of Codification are reported as changes in accounting principles. The cumulative effect of changes in accounting principles is reported as an adjustment to


                                       24


                   ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK
                          NOTES TO FINANCIAL STATEMENTS

unassigned funds (surplus) in the period of the change in accounting principle.
The cumulative effect is the difference between the amount of capital and surplus at the beginning of the year and the amount of capital and surplus that would have been reported at that date if the new accounting principles had been applied retroactively for all prior periods. The State of New York adopted
Statement of Statutory Accounting Principles ("SSAP") No. 10, Income Taxes, for statutory-basis financial statements filed as of December 31, 2002 and thereafter. The Company reported an increase to surplus of $11.4 million effective December 31, 2002 to reflect the adoption of SSAP No. 10 by the State of New York as a result of recognizing a net deferred tax asset.

DIVIDENDS

     The ability of the Company to pay dividends is dependent on business conditions, income, cash requirements of the Company and other relevant factors.
The payment of shareholder dividends by the Company without prior approval of the state insurance regulator in any calendar year is limited to formula amounts based on statutory surplus and statutory net gain from operations, determined in conformity with statutory accounting practices, for the immediately preceding calendar year. The maximum amount of dividends that the Company can distribute during 2004 without prior approval of the New York State Insurance Department is $29.2 million. In the twelve-month period beginning January 1, 2003, the Company did not pay any dividends.

RISK-BASED CAPITAL

     The NAIC has a standard for assessing the solvency of insurance companies, which is referred to as risk-based capital ("RBC"). The requirement consists of a formula for determining each insurer's RBC and a model law specifying regulatory actions if an insurer's RBC falls below specified levels. At December
31, 2003, RBC for the Company was above a level that would require regulatory action.

14. BENEFIT PLANS

PENSION AND OTHER POSTRETIREMENT PLANS

     The Company utilizes the services of AIC employees. AIC provides various benefits, described in the following paragraphs to its employees. The Company is allocated an appropriate share of the costs associated with these benefits in accordance with a service and expenses agreement.

     Defined pension plans, sponsored by AIC, cover most full-time employees and certain part-time employees. Benefits under the pension plans are based upon the employee's length of service and eligible annual compensation. The Company uses the accrual method for its defined benefit plans in accordance with accepted actuarial methods. AIC's funding policy for the pension plans is to make annual contributions in accordance with accepted actuarial cost methods. The allocated cost to the Company included in net income was $1.4 million and $518 thousand for the pension plans in 2003 and 2002, respectively. The allocated benefit to the Company included in net income was $87 thousand for the pension plans in 2001.

     AIC also provides certain health care and life insurance subsidies for employees hired before January 1, 2003 when they retire. Qualified employees may become eligible for these benefits if they retire in accordance with AIC's established retirement policy and are continuously insured under AIC's group plans or other approved plans in accordance with the plan's participation requirements. AIC shares the cost of the retiree medical benefits with retirees based on years of service, with AIC's share being subject to a 5% limit on annual medical cost inflation after retirement. AIC's postretirement benefit plans are not funded. AIC has the right to modify or terminate these plans. The allocated cost to the Company included in net income was $431 thousand, $439 thousand and $304 thousand for postretirement benefits other than pension plans in 2003, 2002 and 2001, respectively.

PROFIT SHARING PLAN

     Employees of AIC are eligible to become members of The Savings and Profit
Sharing Fund of Allstate Employees ("Allstate Plan"). The Corporation's contributions are based on the Corporation's matching obligation and performance.

     The Company's allocation of profit sharing expense from the Corporation was $1.1 million, $1.3 million and $374 thousand in 2003, 2002 and 2001, respectively.


                                       25


                   ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK
                          NOTES TO FINANCIAL STATEMENTS

15. OTHER COMPREHENSIVE INCOME

     The components of other comprehensive income on a pretax and after-tax basis for the years ended December 31 are as follows:



(IN THOUSANDS)                                                        2003
                                                  ------------------------------------------------
                                                                                         After-
UNREALIZED CAPITAL GAINS AND LOSSES:                  Pretax             Tax               tax
                                                  -------------    ---------------    ------------

  Unrealized holding (losses) gains arising
    during the period                             $     (53,362)   $        18,677    $    (34,685)
  Less: reclassification adjustments                     (5,776)             2,022          (3,754)
                                                  -------------    ---------------    ------------
  Unrealized net capital gains and losses               (47,586)            16,655         (30,931)
                                                  -------------    ---------------    ------------

  Other comprehensive (loss) income               $     (47,586)   $        16,655    $    (30,931)
                                                  =============    ===============    ============


                                                                            2002
                                                  ------------------------------------------------
                                                                                         After-
UNREALIZED CAPITAL GAINS AND LOSSES:                  Pretax             Tax               tax
                                                  -------------    ---------------    ------------

  Unrealized holding gains arising during the
    period                                        $      66,740    $      (23,359)    $     43,381
  Less: reclassification adjustments                    (11,200)            3,921           (7,279)
                                                  -------------    ---------------    ------------
  Unrealized net capital gains and losses                77,940           (27,280)          50,660
                                                  -------------    ---------------    ------------

  Other comprehensive income                      $      77,940    $      (27,280)    $     50,660
                                                  =============    ===============    ============


                                                                            2001
                                                  ------------------------------------------------
UNREALIZED CAPITAL GAINS AND LOSSES AND NET                                              After-
  LOSSES ON DERIVATIVE FINANCIAL INSTRUMENTS:         Pretax             Tax               tax
                                                  -------------    ---------------    ------------

  Unrealized holding gains arising during the
    period                                        $       1,457    $          (510)   $        947
  Less: reclassification adjustments                        299               (105)            194
                                                  -------------    ---------------    ------------
  Unrealized net capital gains and losses                 1,158               (405)            753
                                                  -------------    ---------------    ------------
  Net losses on derivative financial instruments
    arising during the period                               (51)                18             (33)
  Less: reclassification adjustments for
    derivative financial instruments                        (51)                18             (33)
                                                  -------------    ---------------    ------------
  Net losses on derivative financial instruments              -                  -               -
                                                  -------------    ---------------    ------------

  Other comprehensive income                      $       1,158    $          (405)   $        753
                                                  =============    ===============    ============




                                       26


                               -------------------------------------------------
                               ALLSTATE LIFE OF NEW YORK SEPARATE ACCOUNT A
                               FINANCIAL STATEMENTS AS OF DECEMBER 31, 2003
                               AND FOR THE PERIODS ENDED DECEMBER 31, 2003
                               AND DECEMBER 31, 2002, AND INDEPENDENT
                               AUDITORS' REPORT

INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Shareholder of Allstate Life Insurance Company of New York:

We have audited the accompanying statements of net assets of each of the individual sub-accounts disclosed in Note 1 which comprise the Allstate Life of New York Separate Account A (the "Account") as of December 31, 2003, the related statements of operations for the period then ended and the statements of changes in net assets for each of the periods in the two year period then ended for each of the individual sub-accounts which comprise the Account. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned at December 31, 2003 by correspondence with the Account's custodians. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of each of the individual sub-accounts which comprise the Allstate Life of New York Separate Account A as of December 31, 2003, the results of operations for the period then ended for each of the individual sub-accounts and the changes in their net assets for each of the periods in the two year period then ended in conformity with accounting principles generally accepted in the United States of America.


/s/ Deloitte & Touche LLP


Chicago, Illinois
March 31, 2004

ALLSTATE LIFE OF NEW YORK SEPARATE ACCOUNT A

STATEMENTS OF NET ASSETS
DECEMBER 31, 2003
----------------------------------------------------------------------------------------------------------------------------------

                                                             AIM Variable Insurance Funds Sub-Accounts
                                     ---------------------------------------------------------------------------------------------
                                         AIM V. I.                                                                   AIM V. I.
                                        Aggressive          AIM V. I.          AIM V. I.          AIM V. I.           Capital
                                          Growth            Balanced          Basic Value         Blue Chip        Appreciation
                                     -----------------  -----------------  -----------------  -----------------  -----------------
ASSETS
Investments at fair value            $       3,492,337  $       8,305,230  $       3,097,920  $       6,731,463  $       9,266,604
                                     -----------------  -----------------  -----------------  -----------------  -----------------
   Total assets                      $       3,492,337  $       8,305,230  $       3,097,920  $       6,731,463  $       9,266,604
                                     =================  =================  =================  =================  =================

NET ASSETS
Accumulation units                   $       3,492,337  $       8,296,985  $       3,097,920  $       6,725,255  $       9,264,529
Contracts in payout (annuitization)
  period                                             -              8,245                  -              6,208              2,075
                                     -----------------  -----------------  -----------------  -----------------  -----------------
   Total net assets                  $       3,492,337  $       8,305,230  $       3,097,920  $       6,731,463  $       9,266,604
                                     =================  =================  =================  =================  =================

FUND SHARE INFORMATION
   Number of shares                            329,777            831,354            290,612          1,024,576            435,461
                                     =================  =================  =================  =================  =================
   Cost of investments               $       4,326,997  $       9,041,666  $       2,702,772  $       7,921,177  $      11,213,054
                                     =================  =================  =================  =================  =================

ACCUMULATION UNIT FAIR VALUE
   Lowest                            $            7.65  $            7.99  $           10.42  $            6.05  $            5.52
                                     =================  =================  =================  =================  =================
   Highest                           $            9.86  $           10.17  $           11.41  $            9.08  $           13.49
                                     =================  =================  =================  =================  =================

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK SEPARATE ACCOUNT A

STATEMENTS OF NET ASSETS
DECEMBER 31, 2003
----------------------------------------------------------------------------------------------------------------------------------

                                                              AIM Variable Insurance Funds Sub-Accounts
                                     ---------------------------------------------------------------------------------------------
                                         AIM V. I.                             AIM V. I.          AIM V. I.          AIM V. I.
                                          Capital           AIM V. I.            Dent            Diversified          Global
                                        Development        Core Equity       Demographics          Income            Utilities
                                     -----------------  -----------------  -----------------  -----------------  -----------------
ASSETS
Investments at fair value            $       1,034,862  $      12,745,017  $       1,599,496  $       4,154,437  $       1,531,223
                                     -----------------  -----------------  -----------------  -----------------  -----------------
   Total assets                      $       1,034,862  $      12,745,017  $       1,599,496  $       4,154,437  $       1,531,223
                                     =================  =================  =================  =================  =================

NET ASSETS
Accumulation units                   $       1,031,635  $      12,707,057  $       1,599,496  $       4,140,892  $       1,531,223
Contracts in payout (annuitization)
  period                                         3,227             37,960                  -             13,545                  -
                                     -----------------  -----------------  -----------------  -----------------  -----------------
   Total net assets                  $       1,034,862  $      12,745,017  $       1,599,496  $       4,154,437  $       1,531,223
                                     =================  =================  =================  =================  =================

FUND SHARE INFORMATION
   Number of shares                             81,421            608,645            307,005            471,025            137,206
                                     =================  =================  =================  =================  =================
   Cost of investments               $       1,010,281  $      14,312,904  $       2,254,173  $       4,533,435  $       2,316,464
                                     =================  =================  =================  =================  =================

ACCUMULATION UNIT FAIR VALUE
   Lowest                            $           10.84  $            6.38  $            4.79  $           10.68  $            6.21
                                     =================  =================  =================  =================  =================
   Highest                           $           11.76  $           15.77  $            9.18  $           12.80  $           12.04
                                     =================  =================  =================  =================  =================

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK SEPARATE ACCOUNT A

STATEMENTS OF NET ASSETS
DECEMBER 31, 2003
----------------------------------------------------------------------------------------------------------------------------------

                                                              AIM Variable Insurance Funds Sub-Accounts
                                     ---------------------------------------------------------------------------------------------
                                         AIM V. I.                                                AIM V. I.          AIM V. I.
                                        Government          AIM V. I.       AIM V. I. High      International         Mid Cap
                                        Securities            Growth            Yield              Growth           Core Equity
                                     -----------------  -----------------  -----------------  -----------------  -----------------
ASSETS
Investments at fair value            $       8,354,301  $       5,989,282  $       2,038,053  $       4,571,553  $       1,106,100
                                     -----------------  -----------------  -----------------  -----------------  -----------------
   Total assets                      $       8,354,301  $       5,989,282  $       2,038,053  $       4,571,553  $       1,106,100
                                     =================  =================  =================  =================  =================

NET ASSETS
Accumulation units                   $       8,354,301  $       5,961,993  $       2,038,053  $       4,571,553  $       1,106,100
Contracts in payout (annuitization)
  period                                             -             27,289                  -                  -                  -
                                     -----------------  -----------------  -----------------  -----------------  -----------------
   Total net assets                  $       8,354,301  $       5,989,282  $       2,038,053  $       4,571,553  $       1,106,100
                                     =================  =================  =================  =================  =================

FUND SHARE INFORMATION
   Number of shares                            683,099            403,863            341,382            285,010             91,716
                                     =================  =================  =================  =================  =================
   Cost of investments               $       8,154,412  $       9,242,015  $       1,961,774  $       5,370,679  $         973,279
                                     =================  =================  =================  =================  =================

ACCUMULATION UNIT FAIR VALUE
   Lowest                            $           10.57  $            4.79  $            8.72  $            6.48  $           11.35
                                     =================  =================  =================  =================  =================
   Highest                           $           13.71  $           11.35  $           11.59  $           12.67  $           12.58
                                     =================  =================  =================  =================  =================

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK SEPARATE ACCOUNT A

STATEMENTS OF NET ASSETS
DECEMBER 31, 2003
----------------------------------------------------------------------------------------------------------------------------------

                                                                                                     AIM Variable Insurance
                                            AIM Variable Insurance Funds Sub-Accounts             Funds Series II Sub-Accounts
                                     -------------------------------------------------------  ------------------------------------
                                                                                                 AIM V. I.
                                         AIM V. I.         AIM V. I.          AIM V. I.          Aggressive          AIM V. I.
                                       Money Market      New Technology     Premier Equity       Growth II          Balanced II
                                     -----------------  -----------------  -----------------  -----------------  -----------------
ASSETS
Investments at fair value            $       3,176,401  $       1,282,424  $      17,666,332  $          28,947  $         604,187
                                     -----------------  -----------------  -----------------  -----------------  -----------------
   Total assets                      $       3,176,401  $       1,282,424  $      17,666,332  $          28,947  $         604,187
                                     =================  =================  =================  =================  =================

NET ASSETS
Accumulation units                   $       3,176,401  $       1,282,424  $      17,641,170  $          28,947  $         604,187
Contracts in payout (annuitization)
  period                                             -                  -             25,162                  -                  -
                                     -----------------  -----------------  -----------------  -----------------  -----------------
   Total net assets                  $       3,176,401  $       1,282,424  $      17,666,332  $          28,947  $         604,187
                                     =================  =================  =================  =================  =================

FUND SHARE INFORMATION
   Number of shares                          3,176,401            364,325            873,274              2,744             60,722
                                     =================  =================  =================  =================  =================
   Cost of investments               $       3,176,401  $       3,215,957  $      22,873,395  $          22,774  $         572,003
                                     =================  =================  =================  =================  =================

ACCUMULATION UNIT FAIR VALUE
   Lowest                            $            9.83  $            8.47  $            6.36  $            9.96  $            9.42
                                     =================  =================  =================  =================  =================
   Highest                           $           12.09  $            8.61  $           13.88  $           10.04  $            9.50
                                     =================  =================  =================  =================  =================

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK SEPARATE ACCOUNT A

STATEMENTS OF NET ASSETS
DECEMBER 31, 2003
----------------------------------------------------------------------------------------------------------------------------------

                                                          AIM Variable Insurance Funds Series II Sub-Accounts
                                     ---------------------------------------------------------------------------------------------
                                                                               AIM V. I.         AIM V. I.
                                        AIM V. I.          AIM V. I.            Capital           Capital           AIM V. I.
                                      Basic Value II      Blue Chip II      Appreciation II    Development II     Core Equity II
                                     -----------------  -----------------  -----------------  -----------------  -----------------
ASSETS
Investments at fair value            $       1,112,521  $         349,644  $         424,729  $           4,709  $         104,950
                                     -----------------  -----------------  -----------------  -----------------  -----------------
   Total assets                      $       1,112,521  $         349,644  $         424,729  $           4,709  $         104,950
                                     =================  =================  =================  =================  =================

NET ASSETS
Accumulation units                   $       1,112,521  $         349,644  $         424,729  $           4,709  $         104,950
Contracts in payout (annuitization)
  period                                             -                  -                  -                  -                  -
                                     -----------------  -----------------  -----------------  -----------------  -----------------
   Total net assets                  $       1,112,521  $         349,644  $         424,729  $           4,709  $         104,950
                                     =================  =================  =================  =================  =================

FUND SHARE INFORMATION
   Number of shares                            104,856             53,462             20,072                373              5,034
                                     =================  =================  =================  =================  =================
   Cost of investments               $         998,555  $         309,457  $         400,186  $           3,340  $          93,472
                                     =================  =================  =================  =================  =================

ACCUMULATION UNIT FAIR VALUE
   Lowest                            $           10.00  $            9.42  $            9.42  $           10.23  $           10.10
                                     =================  =================  =================  =================  =================
   Highest                           $           12.92  $            9.51  $           12.27  $           10.28  $           10.18
                                     =================  =================  =================  =================  =================

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK SEPARATE ACCOUNT A

STATEMENTS OF NET ASSETS
DECEMBER 31, 2003
----------------------------------------------------------------------------------------------------------------------------------

                                                          AIM Variable Insurance Funds Series II Sub-Accounts
                                     ---------------------------------------------------------------------------------------------
                                         AIM V. I.           AIM V. I.        AIM V. I.          AIM V. I.
                                           Dent            Diversified          Global           Government          AIM V. I.
                                      Demographics II       Income II        Utilities II       Securities II        Growth II
                                     -----------------  -----------------  -----------------  -----------------  -----------------
ASSETS
Investments at fair value            $          76,956  $         193,396  $          84,964  $       4,198,270  $          90,626
                                     -----------------  -----------------  -----------------  -----------------  -----------------
   Total assets                      $          76,956  $         193,396  $          84,964  $       4,198,270  $          90,626
                                     =================  =================  =================  =================  =================

NET ASSETS
Accumulation units                   $          76,956  $         193,396  $          84,964  $       4,198,270  $          90,626
Contracts in payout (annuitization)
  period                                             -                  -                  -                  -                  -
                                     -----------------  -----------------  -----------------  -----------------  -----------------
   Total net assets                  $          76,956  $         193,396  $          84,964  $       4,198,270  $          90,626
                                     =================  =================  =================  =================  =================

FUND SHARE INFORMATION
   Number of shares                             14,828             22,027              7,627            344,969              6,144
                                     =================  =================  =================  =================  =================
   Cost of investments               $          68,113  $         197,630  $          76,599  $       4,246,495  $          76,629
                                     =================  =================  =================  =================  =================

ACCUMULATION UNIT FAIR VALUE
   Lowest                            $            8.99  $           10.69  $            9.16  $           10.64  $            8.70
                                     =================  =================  =================  =================  =================
   Highest                           $            9.06  $           10.78  $            9.23  $           10.74  $            8.78
                                     =================  =================  =================  =================  =================

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK SEPARATE ACCOUNT A

STATEMENTS OF NET ASSETS
DECEMBER 31, 2003
----------------------------------------------------------------------------------------------------------------------------------

                                                          AIM Variable Insurance Funds Series II Sub-Accounts
                                     ---------------------------------------------------------------------------------------------
                                                            AIM V. I.         AIM V. I.
                                         AIM V. I.        International      Mid Cap Core         AIM V. I.        AIM V. I. New
                                       High Yield II        Growth II         Equity II        Money Market II     Technology II
                                     -----------------  -----------------  -----------------  -----------------  -----------------
ASSETS
Investments at fair value            $         636,291  $         102,900  $          98,508  $         563,025  $          14,617
                                     -----------------  -----------------  -----------------  -----------------  -----------------
   Total assets                      $         636,291  $         102,900  $          98,508  $         563,025  $          14,617
                                     =================  =================  =================  =================  =================

NET ASSETS
Accumulation units                   $         636,291  $         102,900  $          98,508  $         563,025  $          14,617
Contracts in payout (annuitization)
  period                                             -                  -                  -                  -                  -
                                     -----------------  -----------------  -----------------  -----------------  -----------------
   Total net assets                  $         636,291  $         102,900  $          98,508  $         563,025  $          14,617
                                     =================  =================  =================  =================  =================

FUND SHARE INFORMATION
   Number of shares                            106,940              6,447              8,202            563,025              4,164
                                     =================  =================  =================  =================  =================
   Cost of investments               $         643,453  $          89,709  $          88,110  $         563,025  $          10,783
                                     =================  =================  =================  =================  =================

ACCUMULATION UNIT FAIR VALUE
   Lowest                            $           11.64  $           10.45  $           10.90  $            9.78  $            8.87
                                     =================  =================  =================  =================  =================
   Highest                           $           11.74  $           10.54  $           10.99  $            9.86  $            8.94
                                     =================  =================  =================  =================  =================

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK SEPARATE ACCOUNT A

STATEMENTS OF NET ASSETS
DECEMBER 31, 2003
----------------------------------------------------------------------------------------------------------------------------------

                                        AIM Variable
                                         Insurance
                                      Funds Series II
                                        Sub-Accounts            AllianceBernstein Variable Product Series Fund Sub-Accounts
                                     -----------------  --------------------------------------------------------------------------
                                                                               Alliance-
                                         AIM V. I.          Alliance-          Bernstein         Alliance-           Alliance-
                                          Premier           Bernstein           Growth           Bernstein        Bernstein Small
                                         Equity II           Growth            & Income        Premier Growth        Cap Value
                                     -----------------  -----------------  -----------------  -----------------  -----------------
ASSETS
Investments at fair value            $         193,029  $         243,281  $       1,123,883  $          71,574  $       1,115,590
                                     -----------------  -----------------  -----------------  -----------------  -----------------
   Total assets                      $         193,029  $         243,281  $       1,123,883  $          71,574  $       1,115,590
                                     =================  =================  =================  =================  =================

NET ASSETS
Accumulation units                   $         193,029  $         243,281  $       1,123,883  $          71,574  $       1,115,590
Contracts in payout (annuitization)
  period                                             -                  -                  -                  -                  -
                                     -----------------  -----------------  -----------------  -----------------  -----------------
   Total net assets                  $         193,029  $         243,281  $       1,123,883  $          71,574  $       1,115,590
                                     =================  =================  =================  =================  =================

FUND SHARE INFORMATION
   Number of shares                              9,584             15,437             51,983              3,356             77,150
                                     =================  =================  =================  =================  =================
   Cost of investments               $         172,030  $         234,640  $       1,051,374  $          67,891  $       1,036,126
                                     =================  =================  =================  =================  =================

ACCUMULATION UNIT FAIR VALUE
   Lowest                            $            8.38  $           12.43  $           12.26  $           11.46  $           13.59
                                     =================  =================  =================  =================  =================
   Highest                           $           11.77  $           12.48  $           12.31  $           11.51  $           13.64
                                     =================  =================  =================  =================  =================

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK SEPARATE ACCOUNT A

STATEMENTS OF NET ASSETS
DECEMBER 31, 2003
----------------------------------------------------------------------------------------------------------------------------------

                                                                            Dreyfus Socially
                                                                              Responsible      Dreyfus Stock     Dreyfus Variable
                                           Delaware Group Premium          Growth Fund, Inc.     Index Fund       Investment Fund
                                           Fund, Inc. Sub-Accounts           Sub-Account         Sub-Account        Sub-Accounts
                                     ------------------------------------  -----------------  -----------------  -----------------
                                         Delaware                          Dreyfus Socially
                                       VIP GP Small         Delaware         Responsible        Dreyfus Stock      VIF Capital
                                         Cap Value        VIP GP Trend       Growth Fund         Index Fund        Appreciation
                                     -----------------  -----------------  -----------------  -----------------  -----------------
ASSETS
Investments at fair value            $       2,636,097  $         921,321  $         258,482  $       5,581,231  $         852,069
                                     -----------------  -----------------  -----------------  -----------------  -----------------
   Total assets                      $       2,636,097  $         921,321  $         258,482  $       5,581,231  $         852,069
                                     =================  =================  =================  =================  =================

NET ASSETS
Accumulation units                   $       2,636,097  $         921,321  $         258,482  $       5,581,231  $         852,069
Contracts in payout (annuitization)
  period                                             -                  -                  -                  -                  -
                                     -----------------  -----------------  -----------------  -----------------  -----------------
   Total net assets                  $       2,636,097  $         921,321  $         258,482  $       5,581,231  $         852,069
                                     =================  =================  =================  =================  =================

FUND SHARE INFORMATION
   Number of shares                            102,812             33,760             10,865            196,384             24,755
                                     =================  =================  =================  =================  =================
   Cost of investments               $       1,979,625  $         753,106  $         301,362  $       5,182,615  $         820,362
                                     =================  =================  =================  =================  =================

ACCUMULATION UNIT FAIR VALUE
   Lowest                            $           16.73  $            8.17  $            6.17  $            7.93  $            8.75
                                     =================  =================  =================  =================  =================
   Highest                           $           16.73  $            8.17  $            6.17  $            7.93  $            8.75
                                     =================  =================  =================  =================  =================

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK SEPARATE ACCOUNT A

STATEMENTS OF NET ASSETS
DECEMBER 31, 2003
----------------------------------------------------------------------------------------------------------------------------------

                                      Dreyfus Variable
                                      Investment Fund
                                        Sub-Accounts              Fidelity Variable Insurance Products Fund Sub-Accounts
                                     -----------------  --------------------------------------------------------------------------
                                         VIF Money                            VIP Equity-                           VIP Growth
                                          Market         VIP Contrafund         Income           VIP Growth        Opportunities
                                     -----------------  -----------------  -----------------  -----------------  -----------------
ASSETS
Investments at fair value            $       3,965,968  $       2,762,233  $       4,573,782  $       3,638,424  $         494,875
                                     -----------------  -----------------  -----------------  -----------------  -----------------
   Total assets                      $       3,965,968  $       2,762,233  $       4,573,782  $       3,638,424  $         494,875
                                     =================  =================  =================  =================  =================

NET ASSETS
Accumulation units                   $       3,965,968  $       2,762,233  $       4,573,782  $       3,638,424  $         494,875
Contracts in payout (annuitization)
  period                                             -                  -                  -                  -                  -
                                     -----------------  -----------------  -----------------  -----------------  -----------------
   Total net assets                  $       3,965,968  $       2,762,233  $       4,573,782  $       3,638,424  $         494,875
                                     =================  =================  =================  =================  =================

FUND SHARE INFORMATION
   Number of shares                          3,965,968            119,422            197,316            117,217             32,838
                                     =================  =================  =================  =================  =================
   Cost of investments               $       3,965,968  $       2,375,813  $       4,014,131  $       3,489,816  $         458,158
                                     =================  =================  =================  =================  =================

ACCUMULATION UNIT FAIR VALUE
   Lowest                            $            9.96  $            9.24  $           10.71  $            6.28  $            7.82
                                     =================  =================  =================  =================  =================
   Highest                           $            9.96  $            9.79  $           10.71  $            6.91  $            7.82
                                     =================  =================  =================  =================  =================

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK SEPARATE ACCOUNT A

STATEMENTS OF NET ASSETS
DECEMBER 31, 2003
----------------------------------------------------------------------------------------------------------------------------------

                                                                                                                Franklin Templeton
                                                                                                                Variable Insurance
                                                                                                                  Products Trust
                                             Fidelity Variable Insurance Products Fund Sub-Accounts                 Sub-Accounts
                                     --------------------------------------------------------------------------  -----------------
                                                                                                                  Franklin Growth
                                         VIP High              VIP          VIP Investment                          and Income
                                          Income            Index 500         Grade Bond        VIP Overseas        Securities
                                     -----------------  -----------------  -----------------  -----------------  -----------------
ASSETS
Investments at fair value            $         595,400  $       2,044,147  $       2,565,220  $       1,015,466  $       1,920,207
                                     -----------------  -----------------  -----------------  -----------------  -----------------
   Total assets                      $         595,400  $       2,044,147  $       2,565,220  $       1,015,466  $       1,920,207
                                     =================  =================  =================  =================  =================

NET ASSETS
Accumulation units                   $         595,400  $       2,044,147  $       2,565,220  $       1,015,466  $       1,920,207
Contracts in payout (annuitization)
  period                                             -                  -                  -                  -                  -
                                     -----------------  -----------------  -----------------  -----------------  -----------------
   Total net assets                  $         595,400  $       2,044,147  $       2,565,220  $       1,015,466  $       1,920,207
                                     =================  =================  =================  =================  =================

FUND SHARE INFORMATION
   Number of shares                             85,669             16,207            187,928             65,136            134,186
                                     =================  =================  =================  =================  =================
   Cost of investments               $         525,313  $       1,861,392  $       2,453,169  $         866,273  $       1,766,972
                                     =================  =================  =================  =================  =================

ACCUMULATION UNIT FAIR VALUE
   Lowest                            $            9.39  $            7.64  $           12.65  $            7.78  $           13.38
                                     =================  =================  =================  =================  =================
   Highest                           $            9.39  $            7.64  $           12.65  $            8.08  $           13.48
                                     =================  =================  =================  =================  =================

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK SEPARATE ACCOUNT A

STATEMENTS OF NET ASSETS
DECEMBER 31, 2003
----------------------------------------------------------------------------------------------------------------------------------

                                                   Franklin Templeton Variable Insurance Products Trust Sub-Accounts
                                     ---------------------------------------------------------------------------------------------
                                                                                                 Templeton
                                      Franklin Small                                             Developing         Templeton
                                        Cap Value         Mutual Shares       Templeton            Markets           Foreign
                                        Securities         Securities       Asset Strategy       Securities         Securities
                                     -----------------  -----------------  -----------------  -----------------  -----------------
ASSETS
Investments at fair value            $         954,078  $       1,795,264  $         424,663  $         236,680  $       1,746,313
                                     -----------------  -----------------  -----------------  -----------------  -----------------
   Total assets                      $         954,078  $       1,795,264  $         424,663  $         236,680  $       1,746,313
                                     =================  =================  =================  =================  =================

NET ASSETS
Accumulation units                   $         954,078  $       1,795,264  $         424,663  $         236,680  $       1,746,313
Contracts in payout (annuitization)
  period                                             -                  -                  -                  -                  -
                                     -----------------  -----------------  -----------------  -----------------  -----------------
   Total net assets                  $         954,078  $       1,795,264  $         424,663  $         236,680  $       1,746,313
                                     =================  =================  =================  =================  =================

FUND SHARE INFORMATION
   Number of shares                             75,302            120,568             22,782             33,382            142,673
                                     =================  =================  =================  =================  =================
   Cost of investments               $         893,097  $       1,671,444  $         349,816  $         211,554  $       1,627,953
                                     =================  =================  =================  =================  =================

ACCUMULATION UNIT FAIR VALUE
   Lowest                            $           14.53  $           12.66  $           11.42  $           16.84  $            9.16
                                     =================  =================  =================  =================  =================
   Highest                           $           14.65  $           12.77  $           11.42  $           16.98  $           13.68
                                     =================  =================  =================  =================  =================

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK SEPARATE ACCOUNT A

STATEMENTS OF NET ASSETS
DECEMBER 31, 2003
----------------------------------------------------------------------------------------------------------------------------------

                                                                                                    MFS Variable Insurance
                                              LSA Variable Series Trust Sub-Accounts                  Trust Sub-Accounts
                                     -------------------------------------------------------  ------------------------------------
                                      LSA Aggressive       LSA Equity         LSA Mid Cap           MFS              MFS High
                                          Growth             Growth              Value              Bond              Income
                                     -----------------  -----------------  -----------------  -----------------  -----------------
ASSETS
Investments at fair value            $         513,821  $         421,108  $         893,335  $       1,578,425  $         167,579
                                     -----------------  -----------------  -----------------  -----------------  -----------------
   Total assets                      $         513,821  $         421,108  $         893,335  $       1,578,425  $         167,579
                                     =================  =================  =================  =================  =================

NET ASSETS
Accumulation units                   $         513,821  $         421,108  $         893,335  $       1,578,425  $         167,579
Contracts in payout (annuitization)
  period                                             -                  -                  -                  -                  -
                                     -----------------  -----------------  -----------------  -----------------  -----------------
   Total net assets                  $         513,821  $         421,108  $         893,335  $       1,578,425  $         167,579
                                     =================  =================  =================  =================  =================

FUND SHARE INFORMATION
   Number of shares                             57,798             56,373             67,472            129,485             16,808
                                     =================  =================  =================  =================  =================
   Cost of investments               $         491,725  $         401,004  $         863,832  $       1,504,230  $         155,318
                                     =================  =================  =================  =================  =================

ACCUMULATION UNIT FAIR VALUE
   Lowest                            $           12.97  $           12.13  $           15.10  $           12.95  $           10.97
                                     =================  =================  =================  =================  =================
   Highest                           $           13.06  $           12.21  $           15.23  $           12.95  $           10.97
                                     =================  =================  =================  =================  =================

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK SEPARATE ACCOUNT A

STATEMENTS OF NET ASSETS
DECEMBER 31, 2003
----------------------------------------------------------------------------------------------------------------------------------

                                             MFS Variable Insurance                      Morgan Stanley Variable
                                               Trust Sub-Accounts              Investment Series (Class Y Shares) Sub-Accounts
                                     ------------------------------------  -------------------------------------------------------
                                                                              Aggressive          Dividend
                                       MFS Investors         MFS New            Equity             Growth             Equity
                                           Trust            Discovery      (Class Y Shares)    (Class Y Share)    (Class Y Share)
                                     -----------------  -----------------  -----------------  -----------------  -----------------
ASSETS
Investments at fair value            $         666,862  $         579,185  $         698,314  $         919,380  $         493,471
                                     -----------------  -----------------  -----------------  -----------------  -----------------
   Total assets                      $         666,862  $         579,185  $         698,314  $         919,380  $         493,471
                                     =================  =================  =================  =================  =================

NET ASSETS
Accumulation units                   $         666,862  $         579,185  $         698,314  $         919,380  $         493,471
Contracts in payout (annuitization)
  period                                             -                  -                  -                  -                  -
                                     -----------------  -----------------  -----------------  -----------------  -----------------
   Total net assets                  $         666,862  $         579,185  $         698,314  $         919,380  $         493,471
                                     =================  =================  =================  =================  =================

FUND SHARE INFORMATION
   Number of shares                             40,812             41,489             70,823             67,851             22,720
                                     =================  =================  =================  =================  =================
   Cost of investments               $         634,726  $         529,306  $         660,103  $         845,301  $         466,854
                                     =================  =================  =================  =================  =================

ACCUMULATION UNIT FAIR VALUE
   Lowest                            $            7.60  $            7.43  $           12.18  $           12.21  $           11.84
                                     =================  =================  =================  =================  =================
   Highest                           $            7.60  $            7.43  $           12.23  $           12.26  $           11.87
                                     =================  =================  =================  =================  =================

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK SEPARATE ACCOUNT A

STATEMENTS OF NET ASSETS
DECEMBER 31, 2003
----------------------------------------------------------------------------------------------------------------------------------

                                                Morgan Stanley Variable Investment Series (Class Y Shares) Sub-Accounts
                                     ---------------------------------------------------------------------------------------------
                                         European            Global             Global                                Income
                                          Growth            Advantage       Dividend Growth      High Yield           Builder
                                      (Class Y Share)    (Class Y Share)    (Class Y Share)   (Class Y Shares)    (Class Y Shares)
                                     -----------------  -----------------  -----------------  -----------------  -----------------
ASSETS
Investments at fair value            $         315,772  $          74,564  $         325,417  $         415,244  $         222,144
                                     -----------------  -----------------  -----------------  -----------------  -----------------
   Total assets                      $         315,772  $          74,564  $         325,417  $         415,244  $         222,144
                                     =================  =================  =================  =================  =================

NET ASSETS
Accumulation units                   $         315,772  $          74,564  $         325,417  $         415,244  $         222,144
Contracts in payout (annuitization)
  period                                             -                  -                  -                  -                  -
                                     -----------------  -----------------  -----------------  -----------------  -----------------
   Total net assets                  $         315,772  $          74,564  $         325,417  $         415,244  $         222,144
                                     =================  =================  =================  =================  =================

FUND SHARE INFORMATION
   Number of shares                             19,138             10,256             25,664            351,902             20,287
                                     =================  =================  =================  =================  =================
   Cost of investments               $         292,094  $          69,735  $         308,043  $         405,875  $         209,392
                                     =================  =================  =================  =================  =================

ACCUMULATION UNIT FAIR VALUE
   Lowest                            $           12.64  $           12.55  $           12.92  $           11.29  $           11.62
                                     =================  =================  =================  =================  =================
   Highest                           $           12.69  $           12.60  $           12.97  $           11.33  $           11.67
                                     =================  =================  =================  =================  =================

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK SEPARATE ACCOUNT A

STATEMENTS OF NET ASSETS
DECEMBER 31, 2003
----------------------------------------------------------------------------------------------------------------------------------

                                                Morgan Stanley Variable Investment Series (Class Y Shares) Sub-Accounts
                                     ---------------------------------------------------------------------------------------------
                                                             Limited            Money              Pacific        Quality Income
                                       Information           Duration           Market             Growth              Plus
                                     (Class Y Shares)    (Class Y Shares)  (Class Y Shares)    (Class Y Shares)  (Class Y Shares)
                                     -----------------  -----------------  -----------------  -----------------  -----------------
ASSETS
Investments at fair value            $          96,386  $         967,793  $         700,636  $         133,980  $         438,987
                                     -----------------  -----------------  -----------------  -----------------  -----------------
   Total assets                      $          96,386  $         967,793  $         700,636  $         133,980  $         438,987
                                     =================  =================  =================  =================  =================

NET ASSETS
Accumulation units                   $          96,386  $         967,793  $         700,636  $         133,980  $         438,987
Contracts in payout (annuitization)
  period                                             -                  -                  -                  -                  -
                                     -----------------  -----------------  -----------------  -----------------  -----------------
   Total net assets                  $          96,386  $         967,793  $         700,636  $         133,980  $         438,987
                                     =================  =================  =================  =================  =================

FUND SHARE INFORMATION
   Number of shares                             20,207             96,779            700,636             34,266             40,989
                                     =================  =================  =================  =================  =================
   Cost of investments               $          91,037  $         970,732  $         700,636  $         128,565  $         435,945
                                     =================  =================  =================  =================  =================

ACCUMULATION UNIT FAIR VALUE
   Lowest                            $           14.90  $            9.98  $            9.90  $           13.89  $           10.27
                                     =================  =================  =================  =================  =================
   Highest                           $           14.96  $           10.02  $            9.94  $           13.94  $           10.31
                                     =================  =================  =================  =================  =================

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK SEPARATE ACCOUNT A

STATEMENTS OF NET ASSETS
DECEMBER 31, 2003
----------------------------------------------------------------------------------------------------------------------------------

                                                     Morgan Stanley Variable                         Oppenheimer Variable
                                         Investment Series (Class Y Shares) Sub-Accounts          Account Funds Sub-Accounts
                                     -------------------------------------------------------  ------------------------------------
                                          S&P 500                                                Oppenheimer
                                           Index           Strategist         Utilities          Aggressive        Oppenheimer
                                      (Class Y Shares)  (Class Y Shares)   (Class Y Shares)        Growth             Bond
                                     -----------------  -----------------  -----------------  -----------------  -----------------
ASSETS
Investments at fair value            $       1,231,406  $         283,307  $         109,479  $       1,660,316  $       1,494,416
                                     -----------------  -----------------  -----------------  -----------------  -----------------
   Total assets                      $       1,231,406  $         283,307  $         109,479  $       1,660,316  $       1,494,416
                                     =================  =================  =================  =================  =================

NET ASSETS
Accumulation units                   $       1,231,406  $         283,307  $         109,479  $       1,660,316  $       1,494,416
Contracts in payout (annuitization)
  period                                             -                  -                  -                  -                  -
                                     -----------------  -----------------  -----------------  -----------------  -----------------
   Total net assets                  $       1,231,406  $         283,307  $         109,479  $       1,660,316  $       1,494,416
                                     =================  =================  =================  =================  =================

FUND SHARE INFORMATION
   Number of shares                            121,801             18,493              8,737             45,228            130,860
                                     =================  =================  =================  =================  =================
   Cost of investments               $       1,160,273  $         268,475  $         104,772  $       1,764,238  $       1,442,572
                                     =================  =================  =================  =================  =================

ACCUMULATION UNIT FAIR VALUE
   Lowest                            $           12.06  $           11.99  $           11.46  $            5.50  $           12.33
                                     =================  =================  =================  =================  =================
   Highest                           $           12.11  $           12.03  $           11.51  $            5.50  $           12.33
                                     =================  =================  =================  =================  =================

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK SEPARATE ACCOUNT A

STATEMENTS OF NET ASSETS
DECEMBER 31, 2003
----------------------------------------------------------------------------------------------------------------------------------

                                                            Oppenheimer Variable Account Funds Sub-Accounts
                                     ---------------------------------------------------------------------------------------------
                                                                                                                    Oppenheimer
                                       Oppenheimer         Oppenheimer        Oppenheimer                           Main Street
                                          Capital            Global              High            Oppenheimer         Small Cap
                                       Appreciation        Securities           Income           Main Street          Growth
                                     -----------------  -----------------  -----------------  -----------------  -----------------
ASSETS
Investments at fair value            $       1,710,945  $         987,934  $         708,194  $       4,078,264  $       1,216,737
                                     -----------------  -----------------  -----------------  -----------------  -----------------
   Total assets                      $       1,710,945  $         987,934  $         708,194  $       4,078,264  $       1,216,737
                                     =================  =================  =================  =================  =================

NET ASSETS
Accumulation units                   $       1,710,945  $         987,934  $         708,194  $       4,078,264  $       1,216,737
Contracts in payout (annuitization)
  period                                             -                  -                  -                  -                  -
                                     -----------------  -----------------  -----------------  -----------------  -----------------
   Total net assets                  $       1,710,945  $         987,934  $         708,194  $       4,078,264  $       1,216,737
                                     =================  =================  =================  =================  =================

FUND SHARE INFORMATION
   Number of shares                             49,307             39,391             82,252            212,410             90,531
                                     =================  =================  =================  =================  =================
   Cost of investments               $       1,623,324  $         848,493  $         655,423  $       3,813,995  $         972,525
                                     =================  =================  =================  =================  =================

ACCUMULATION UNIT FAIR VALUE
   Lowest                            $            7.21  $            9.08  $           11.23  $            8.26  $           10.19
                                     =================  =================  =================  =================  =================
   Highest                           $            7.21  $            9.08  $           11.23  $            8.26  $           10.19
                                     =================  =================  =================  =================  =================

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK SEPARATE ACCOUNT A

STATEMENTS OF NET ASSETS
DECEMBER 31, 2003
----------------------------------------------------------------------------------------------------------------------------------

                                        Oppenheimer
                                         Variable
                                       Account Funds                       Oppenheimer Variable Account Funds
                                       Sub-Accounts                        (Service Class ("SC")) Sub-Accounts
                                     -----------------  --------------------------------------------------------------------------
                                        Oppenheimer        Oppenheimer        Oppenheimer        Oppenheimer        Oppenheimer
                                         Strategic         Aggressive           Capital            Global              High
                                           Bond            Growth (SC)     Appreciation (SC)   Securities (SC)      Income (SC)
                                     -----------------  -----------------  -----------------  -----------------  -----------------
ASSETS
Investments at fair value            $       3,661,003  $         621,090  $       1,486,141  $         957,729  $         734,216
                                     -----------------  -----------------  -----------------  -----------------  -----------------
   Total assets                      $       3,661,003  $         621,090  $       1,486,141  $         957,729  $         734,216
                                     =================  =================  =================  =================  =================

NET ASSETS
Accumulation units                   $       3,661,003  $         621,090  $       1,486,141  $         957,729  $         734,216
Contracts in payout (annuitization)
  period                                             -                  -                  -                  -                  -
                                     -----------------  -----------------  -----------------  -----------------  -----------------
   Total net assets                  $       3,661,003  $         621,090  $       1,486,141  $         957,729  $         734,216
                                     =================  =================  =================  =================  =================

FUND SHARE INFORMATION
   Number of shares                            724,951             16,998             43,039             38,371             85,573
                                     =================  =================  =================  =================  =================
   Cost of investments               $       3,273,167  $         613,751  $       1,391,754  $         803,334  $         709,312
                                     =================  =================  =================  =================  =================

ACCUMULATION UNIT FAIR VALUE
   Lowest                            $           13.22  $           12.36  $           12.26  $           14.20  $           12.93
                                     =================  =================  =================  =================  =================
   Highest                           $           13.22  $           12.47  $           12.32  $           14.32  $           13.04
                                     =================  =================  =================  =================  =================

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK SEPARATE ACCOUNT A

STATEMENTS OF NET ASSETS
DECEMBER 31, 2003
----------------------------------------------------------------------------------------------------------------------------------

                                                                                                                      Putnam
                                                            Oppenheimer Variable                                  Variable Trust
                                                Account Funds (Service Class ("SC")) Sub-Accounts                  Sub-Accounts
                                     --------------------------------------------------------------------------  -----------------
                                        Oppenheimer        Oppenheimer        Oppenheimer        Oppenheimer        VT American
                                           Main         Main Street Small      Multiple           Strategic         Government
                                        Street (SC)      Cap Growth (SC)    Strategies (SC)       Bond (SC)           Income
                                     -----------------  -----------------  -----------------  -----------------  -----------------
ASSETS
Investments at fair value            $       2,857,802  $       1,023,257  $         711,338  $       1,624,444  $       9,848,535
                                     -----------------  -----------------  -----------------  -----------------  -----------------
   Total assets                      $       2,857,802  $       1,023,257  $         711,338  $       1,624,444  $       9,848,535
                                     =================  =================  =================  =================  =================

NET ASSETS
Accumulation units                   $       2,857,802  $       1,023,257  $         711,338  $       1,624,444  $       9,829,970
Contracts in payout (annuitization)
  period                                             -                  -                  -                  -             18,565
                                     -----------------  -----------------  -----------------  -----------------  -----------------
   Total net assets                  $       2,857,802  $       1,023,257  $         711,338  $       1,624,444  $       9,848,535
                                     =================  =================  =================  =================  =================

FUND SHARE INFORMATION
   Number of shares                            149,623             76,362             44,823            316,656            819,346
                                     =================  =================  =================  =================  =================
   Cost of investments               $       2,689,345  $         940,720  $         677,816  $       1,571,247  $       9,613,144
                                     =================  =================  =================  =================  =================

ACCUMULATION UNIT FAIR VALUE
   Lowest                            $           12.61  $           14.63  $           13.07  $           12.11  $           12.05
                                     =================  =================  =================  =================  =================
   Highest                           $           12.71  $           14.75  $           13.18  $           12.21  $           12.61
                                     =================  =================  =================  =================  =================

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK SEPARATE ACCOUNT A

STATEMENTS OF NET ASSETS
DECEMBER 31, 2003
----------------------------------------------------------------------------------------------------------------------------------

                                                                 Putnam Variable Trust Sub-Accounts
                                     ---------------------------------------------------------------------------------------------
                                        VT Capital         VT Capital        VT Discovery      VT Diversified        VT Equity
                                       Appreciation       Opportunities         Growth             Income             Income
                                     -----------------  -----------------  -----------------  -----------------  -----------------
ASSETS
Investments at fair value            $         986,219  $       1,330,259  $       1,613,985  $      10,591,199  $         423,545
                                     -----------------  -----------------  -----------------  -----------------  -----------------
   Total assets                      $         986,219  $       1,330,259  $       1,613,985  $      10,591,199  $         423,545
                                     =================  =================  =================  =================  =================

NET ASSETS
Accumulation units                   $         986,219  $       1,330,259  $       1,613,985  $      10,558,069  $         423,545
Contracts in payout (annuitization)
  period                                             -                  -                  -             33,130                  -
                                     -----------------  -----------------  -----------------  -----------------  -----------------
   Total net assets                  $         986,219  $       1,330,259  $       1,613,985  $      10,591,199  $         423,545
                                     =================  =================  =================  =================  =================

FUND SHARE INFORMATION
   Number of shares                            130,625            104,498            349,347          1,146,234             35,062
                                     =================  =================  =================  =================  =================
   Cost of investments               $         931,313  $       1,266,879  $       1,481,397  $       9,958,598  $         379,981
                                     =================  =================  =================  =================  =================

ACCUMULATION UNIT FAIR VALUE
   Lowest                            $            7.24  $           12.90  $            4.47  $           12.25  $           12.02
                                     =================  =================  =================  =================  =================
   Highest                           $            7.34  $           12.93  $            4.53  $           12.42  $           12.05
                                     =================  =================  =================  =================  =================

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK SEPARATE ACCOUNT A

STATEMENTS OF NET ASSETS
DECEMBER 31, 2003
----------------------------------------------------------------------------------------------------------------------------------

                                                                  Putnam Variable Trust Sub-Accounts
                                     ---------------------------------------------------------------------------------------------
                                       VT The George       VT Global
                                        Putnam Fund          Asset             VT Global         VT Growth           VT Growth
                                         of Boston         Allocation           Equity           and Income        Opportunities
                                     -----------------  -----------------  -----------------  -----------------  -----------------
ASSETS
Investments at fair value            $      14,343,600  $       2,526,254  $       5,759,974  $      44,511,039  $       2,469,178
                                     -----------------  -----------------  -----------------  -----------------  -----------------
   Total assets                      $      14,343,600  $       2,526,254  $       5,759,974  $      44,511,039  $       2,469,178
                                     =================  =================  =================  =================  =================

NET ASSETS
Accumulation units                   $      14,318,428  $       2,526,254  $       5,740,062  $      44,485,294  $       2,465,480
Contracts in payout (annuitization)
  period                                        25,172                  -             19,912             25,745              3,698
                                     -----------------  -----------------  -----------------  -----------------  -----------------
   Total net assets                  $      14,343,600  $       2,526,254  $       5,759,974  $      44,511,039  $       2,469,178
                                     =================  =================  =================  =================  =================

FUND SHARE INFORMATION
   Number of shares                          1,318,346            187,826            626,765          1,913,630            537,947
                                     =================  =================  =================  =================  =================
   Cost of investments               $      13,478,669  $       2,483,542  $       8,932,256  $      44,792,857  $       4,088,694
                                     =================  =================  =================  =================  =================

ACCUMULATION UNIT FAIR VALUE
   Lowest                            $           10.40  $            9.01  $            4.76  $            9.09  $            4.13
                                     =================  =================  =================  =================  =================
   Highest                           $           12.16  $           12.51  $            7.37  $           13.59  $            4.22
                                     =================  =================  =================  =================  =================

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK SEPARATE ACCOUNT A

STATEMENTS OF NET ASSETS
DECEMBER 31, 2003
----------------------------------------------------------------------------------------------------------------------------------

                                                                  Putnam Variable Trust Sub-Accounts
                                     ---------------------------------------------------------------------------------------------
                                                                                                                 VT International
                                         VT Health           VT High                          VT International      Growth and
                                         Sciences             Yield            VT Income           Equity             Income
                                     -----------------  -----------------  -----------------  -----------------  -----------------
ASSETS
Investments at fair value            $       6,847,824  $       6,667,233  $      19,660,697  $      10,942,991  $       2,435,945
                                     -----------------  -----------------  -----------------  -----------------  -----------------
   Total assets                      $       6,847,824  $       6,667,233  $      19,660,697  $      10,942,991  $       2,435,945
                                     =================  =================  =================  =================  =================

NET ASSETS
Accumulation units                   $       6,847,824  $       6,635,582  $      19,624,781  $      10,916,716  $       2,435,945
Contracts in payout (annuitization)
  period                                             -             31,651             35,916             26,275                  -
                                     -----------------  -----------------  -----------------  -----------------  -----------------
   Total net assets                  $       6,847,824  $       6,667,233  $      19,660,697  $      10,942,991  $       2,435,945
                                     =================  =================  =================  =================  =================

FUND SHARE INFORMATION
   Number of shares                            624,232            839,702          1,531,207            851,595            215,380
                                     =================  =================  =================  =================  =================
   Cost of investments               $       7,591,526  $       6,597,810  $      19,122,260  $      11,602,322  $       2,392,126
                                     =================  =================  =================  =================  =================

ACCUMULATION UNIT FAIR VALUE
   Lowest                            $            8.67  $           11.09  $           10.42  $            7.03  $            8.94
                                     =================  =================  =================  =================  =================
   Highest                           $           11.37  $           13.43  $           12.21  $           13.47  $            9.95
                                     =================  =================  =================  =================  =================

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK SEPARATE ACCOUNT A

STATEMENTS OF NET ASSETS
DECEMBER 31, 2003
----------------------------------------------------------------------------------------------------------------------------------

                                                                  Putnam Variable Trust Sub-Accounts
                                     ---------------------------------------------------------------------------------------------
                                     VT International
                                           New                                VT Mid Cap          VT Money            VT New
                                      Opportunities       VT Investors          Value              Market          Opportunities
                                     -----------------  -----------------  -----------------  -----------------  -----------------
ASSETS
Investments at fair value            $       2,124,867  $      16,229,440  $       1,845,387  $      12,667,636  $      12,000,608
                                     -----------------  -----------------  -----------------  -----------------  -----------------
   Total assets                      $       2,124,867  $      16,229,440  $       1,845,387  $      12,667,636  $      12,000,608
                                     =================  =================  =================  =================  =================

NET ASSETS
Accumulation units                   $       2,124,867  $      16,214,440  $       1,845,387  $      12,612,841  $      11,986,007
Contracts in payout (annuitization)
  period                                             -             15,000                  -             54,795             14,601
                                     -----------------  -----------------  -----------------  -----------------  -----------------
   Total net assets                  $       2,124,867  $      16,229,440  $       1,845,387  $      12,667,636  $      12,000,608
                                     =================  =================  =================  =================  =================

FUND SHARE INFORMATION
   Number of shares                            191,257          1,821,486            144,396         12,667,636            787,959
                                     =================  =================  =================  =================  =================
   Cost of investments               $       3,066,456  $      21,372,474  $       1,673,856  $      12,667,636  $      21,632,736
                                     =================  =================  =================  =================  =================

ACCUMULATION UNIT FAIR VALUE
   Lowest                            $            4.42  $            5.79  $           12.77  $            9.83  $            4.17
                                     =================  =================  =================  =================  =================
   Highest                           $            8.68  $           13.07  $           12.80  $           10.87  $           13.58
                                     =================  =================  =================  =================  =================

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK SEPARATE ACCOUNT A

STATEMENTS OF NET ASSETS
DECEMBER 31, 2003
----------------------------------------------------------------------------------------------------------------------------------

                                                                  Putnam Variable Trust Sub-Accounts
                                     ---------------------------------------------------------------------------------------------
                                                            VT OTC &                                               VT Utilities
                                          VT New            Emerging                             VT Small Cap         Growth
                                          Value              Growth           VT Research           Value           and Income
                                     -----------------  -----------------  -----------------  -----------------  -----------------
ASSETS
Investments at fair value            $       7,392,847  $       4,642,447  $       7,079,411  $       8,500,107  $       3,605,743
                                     -----------------  -----------------  -----------------  -----------------  -----------------
   Total assets                      $       7,392,847  $       4,642,447  $       7,079,411  $       8,500,107  $       3,605,743
                                     =================  =================  =================  =================  =================

NET ASSETS
Accumulation units                   $       7,371,096  $       4,642,447  $       7,076,288  $       8,472,617  $       3,591,163
Contracts in payout (annuitization)
  period                                        21,751                  -              3,123             27,490             14,580
                                     -----------------  -----------------  -----------------  -----------------  -----------------
   Total net assets                  $       7,392,847  $       4,642,447  $       7,079,411  $       8,500,107  $       3,605,743
                                     =================  =================  =================  =================  =================

FUND SHARE INFORMATION
   Number of shares                            518,069            842,549            669,132            469,101            316,571
                                     =================  =================  =================  =================  =================
   Cost of investments               $       6,564,326  $       7,545,941  $       8,068,781  $       6,555,444  $       4,506,985
                                     =================  =================  =================  =================  =================

ACCUMULATION UNIT FAIR VALUE
   Lowest                            $           11.82  $            1.95  $            7.21  $           15.87  $            7.85
                                     =================  =================  =================  =================  =================
   Highest                           $           14.71  $            4.61  $           13.18  $           17.62  $           14.14
                                     =================  =================  =================  =================  =================

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK SEPARATE ACCOUNT A

STATEMENTS OF NET ASSETS
DECEMBER 31, 2003
----------------------------------------------------------------------------------------------------------------------------------

                                             Putnam Variable
                                            Trust Sub-Accounts                      Scudder Variable Series I Sub-Accounts
                                     ------------------------------------  -------------------------------------------------------
                                                                             21st Century
                                         VT Vista          VT Voyager            Growth           Balanced             Bond
                                     -----------------  -----------------  -----------------  -----------------  -----------------
ASSETS
Investments at fair value            $       7,760,422  $      22,994,815  $           2,630  $           3,176  $          41,302
                                     -----------------  -----------------  -----------------  -----------------  -----------------
   Total assets                      $       7,760,422  $      22,994,815  $           2,630  $           3,176  $          41,302
                                     =================  =================  =================  =================  =================

NET ASSETS
Accumulation units                   $       7,760,422  $      22,981,059  $           2,630  $           3,176  $          41,302
Contracts in payout (annuitization)
  period                                             -             13,756                  -                  -                  -
                                     -----------------  -----------------  -----------------  -----------------  -----------------
   Total net assets                  $       7,760,422  $      22,994,815  $           2,630  $           3,176  $          41,302
                                     =================  =================  =================  =================  =================

FUND SHARE INFORMATION
   Number of shares                            740,498            885,779                549                284              5,867
                                     =================  =================  =================  =================  =================
   Cost of investments               $      10,877,135  $      35,315,201  $           4,692  $           3,013  $          40,360
                                     =================  =================  =================  =================  =================

ACCUMULATION UNIT FAIR VALUE
   Lowest                            $            4.95  $            5.44  $            7.83  $           10.85  $           12.57
                                     =================  =================  =================  =================  =================
   Highest                           $           13.65  $           12.48  $            7.83  $           10.85  $           12.64
                                     =================  =================  =================  =================  =================

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK SEPARATE ACCOUNT A

STATEMENTS OF NET ASSETS
DECEMBER 31, 2003
----------------------------------------------------------------------------------------------------------------------------------

                                                                                                                   The Universal
                                                                                                                   Institutional
                                                                                              Scudder Variable         Funds,
                                                                                                 Series II        Inc. (Class II)
                                               Scudder Variable Series I Sub-Accounts           Sub-Account        Sub-Accounts
                                     -------------------------------------------------------  -----------------  -----------------
                                                                                                                   UIF Emerging
                                           Growth                                                                  Markets Debt
                                         and Income       International       Money Market         Growth           (Class II)
                                     -----------------  -----------------  -----------------  -----------------  -----------------
ASSETS
Investments at fair value            $           7,119  $           3,201  $          11,536  $           2,893  $         387,678
                                     -----------------  -----------------  -----------------  -----------------  -----------------
   Total assets                      $           7,119  $           3,201  $          11,536  $           2,893  $         387,678
                                     =================  =================  =================  =================  =================

NET ASSETS
Accumulation units                   $           7,119  $           3,201  $          11,536  $           2,893  $         387,678
Contracts in payout (annuitization)
  period                                             -                  -                  -                  -                  -
                                     -----------------  -----------------  -----------------  -----------------  -----------------
   Total net assets                  $           7,119  $           3,201  $          11,536  $           2,893  $         387,678
                                     =================  =================  =================  =================  =================

FUND SHARE INFORMATION
   Number of shares                                838                388             11,536                156             42,980
                                     =================  =================  =================  =================  =================
   Cost of investments               $           7,596  $           5,083  $          11,536  $           3,568  $         370,297
                                     =================  =================  =================  =================  =================

ACCUMULATION UNIT FAIR VALUE
   Lowest                            $            8.66  $            8.74  $           11.43  $            7.32  $           11.27
                                     =================  =================  =================  =================  =================
   Highest                           $            8.71  $            8.74  $           11.43  $            7.32  $           13.96
                                     =================  =================  =================  =================  =================

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK SEPARATE ACCOUNT A

STATEMENTS OF NET ASSETS
DECEMBER 31, 2003
----------------------------------------------------------------------------------------------------------------------------------

                                                    The Universal Institutional Funds, Inc. (Class II) Sub-Accounts
                                     ---------------------------------------------------------------------------------------------
                                       UIF Emerging      UIF Equity and       UIF Equity         UIF Global         UIF Mid Cap
                                      Markets Equity        Income              Growth           Franchise            Growth
                                        (Class II)         (Class II)         (Class II)         (Class II)         (Class II)
                                     -----------------  -----------------  -----------------  -----------------  -----------------
ASSETS
Investments at fair value            $         258,953  $          98,066  $         426,040  $         158,225  $         630,342
                                     -----------------  -----------------  -----------------  -----------------  -----------------
   Total assets                      $         258,953  $          98,066  $         426,040  $         158,225  $         630,342
                                     =================  =================  =================  =================  =================

NET ASSETS
Accumulation units                   $         258,953  $          98,066  $         426,040  $         158,225  $         630,342
Contracts in payout (annuitization)
  period                                             -                  -                  -                  -                  -
                                     -----------------  -----------------  -----------------  -----------------  -----------------
   Total net assets                  $         258,953  $          98,066  $         426,040  $         158,225  $         630,342
                                     =================  =================  =================  =================  =================

FUND SHARE INFORMATION
   Number of shares                             28,645              8,425             33,415             12,822             73,984
                                     =================  =================  =================  =================  =================
   Cost of investments               $         243,066  $          93,604  $         404,773  $         145,511  $         601,188
                                     =================  =================  =================  =================  =================

ACCUMULATION UNIT FAIR VALUE
   Lowest                            $           14.85  $           11.57  $           11.67  $           12.20  $           13.06
                                     =================  =================  =================  =================  =================
   Highest                           $           14.91  $           11.62  $           11.71  $           12.25  $           13.12
                                     =================  =================  =================  =================  =================

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK SEPARATE ACCOUNT A

STATEMENTS OF NET ASSETS
DECEMBER 31, 2003
----------------------------------------------------------------------------------------------------------------------------------

                                                  The Universal Institutional                       Van Kampen Life Investment
                                              Funds, Inc. (Class II) Sub-Accounts                      Trust Sub-Accounts
                                     -------------------------------------------------------  ------------------------------------
                                         UIF Small        UIF U.S. Mid       UIF U.S. Real                             LIT
                                      Company Growth       Cap Value            Estate                               Emerging
                                        (Class II)         (Class II)         (Class II)        LIT Comstock          Growth
                                     -----------------  -----------------  -----------------  -----------------  -----------------
ASSETS
Investments at fair value            $         823,049  $       1,165,799  $         769,407  $       2,014,907  $         727,752
                                     -----------------  -----------------  -----------------  -----------------  -----------------
   Total assets                      $         823,049  $       1,165,799  $         769,407  $       2,014,907  $         727,752
                                     =================  =================  =================  =================  =================

NET ASSETS
Accumulation units                   $         823,049  $       1,165,799  $         769,407  $       2,014,907  $         727,752
Contracts in payout (annuitization)
  period                                             -                  -                  -                  -                  -
                                     -----------------  -----------------  -----------------  -----------------  -----------------
   Total net assets                  $         823,049  $       1,165,799  $         769,407  $       2,014,907  $         727,752
                                     =================  =================  =================  =================  =================

FUND SHARE INFORMATION
   Number of shares                             61,422             78,717             49,511            171,045             29,936
                                     =================  =================  =================  =================  =================
   Cost of investments               $         800,620  $       1,084,656  $         728,634  $       1,790,028  $         773,979
                                     =================  =================  =================  =================  =================

ACCUMULATION UNIT FAIR VALUE
   Lowest                            $           13.56  $           13.35  $           12.73  $           11.51  $            4.24
                                     =================  =================  =================  =================  =================
   Highest                           $           13.62  $           13.41  $           14.60  $           11.51  $            4.24
                                     =================  =================  =================  =================  =================

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK SEPARATE ACCOUNT A

STATEMENTS OF NET ASSETS
DECEMBER 31, 2003
----------------------------------------------------------------------------------------------------------------------------------

                                          Van Kampen Life Investment                     Van Kampen Life Investment
                                              Trust Sub-Accounts                        Trust (Class II) Sub-Accounts
                                     ------------------------------------  -------------------------------------------------------
                                                                            LIT Aggressive                         LIT Emerging
                                            LIT               LIT               Growth          LIT Comstock          Growth
                                         Government       Money Market        (Class II)         (Class II)         (Class II)
                                     -----------------  -----------------  -----------------  -----------------  -----------------
ASSETS
Investments at fair value            $         607,074  $       1,986,603  $         503,426  $       3,479,016  $         864,030
                                     -----------------  -----------------  -----------------  -----------------  -----------------
   Total assets                      $         607,074  $       1,986,603  $         503,426  $       3,479,016  $         864,030
                                     =================  =================  =================  =================  =================

NET ASSETS
Accumulation units                   $         607,074  $       1,986,603  $         503,426  $       3,479,016  $         864,030
Contracts in payout (annuitization)
  period                                             -                  -                  -                  -                  -
                                     -----------------  -----------------  -----------------  -----------------  -----------------
   Total net assets                  $         607,074  $       1,986,603  $         503,426  $       3,479,016  $         864,030
                                     =================  =================  =================  =================  =================

FUND SHARE INFORMATION
   Number of shares                             63,568          1,986,603            119,013            296,087             35,704
                                     =================  =================  =================  =================  =================
   Cost of investments               $         603,734  $       1,986,603  $         488,741  $       3,252,337  $         827,777
                                     =================  =================  =================  =================  =================

ACCUMULATION UNIT FAIR VALUE
   Lowest                            $           10.69  $           10.31  $           12.81  $           12.47  $           11.71
                                     =================  =================  =================  =================  =================
   Highest                           $           10.69  $           10.31  $           12.86  $           12.53  $           11.85
                                     =================  =================  =================  =================  =================

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK SEPARATE ACCOUNT A

STATEMENTS OF NET ASSETS
DECEMBER 31, 2003
----------------------------------------------------------------------------------------------------------------------------------

                                         Van Kampen Life Investment
                                        Trust (Class II) Sub-Accounts             Wells Fargo Variable Trust Sub-Accounts
                                     ------------------------------------  -------------------------------------------------------
                                        LIT Growth         LIT Money          Wells Fargo        Wells Fargo
                                        and Income           Market            VT Asset           VT Equity         Wells Fargo
                                        (Class II)         (Class II)         Allocation           Income            VT Growth
                                     -----------------  -----------------  -----------------  -----------------  -----------------
ASSETS
Investments at fair value            $       2,373,487  $          40,000  $         636,414  $         249,864  $         259,665
                                     -----------------  -----------------  -----------------  -----------------  -----------------
   Total assets                      $       2,373,487  $          40,000  $         636,414  $         249,864  $         259,665
                                     =================  =================  =================  =================  =================

NET ASSETS
Accumulation units                   $       2,373,487  $          40,000  $         636,414  $         249,864  $         259,665
Contracts in payout (annuitization)
  period                                             -                  -                  -                  -                  -
                                     -----------------  -----------------  -----------------  -----------------  -----------------
   Total net assets                  $       2,373,487  $          40,000  $         636,414  $         249,864  $         259,665
                                     =================  =================  =================  =================  =================

FUND SHARE INFORMATION
   Number of shares                            139,371             40,000             50,872             16,736             20,145
                                     =================  =================  =================  =================  =================
   Cost of investments               $       2,208,568  $          40,000  $         577,885  $         230,211  $         234,405
                                     =================  =================  =================  =================  =================

ACCUMULATION UNIT FAIR VALUE
   Lowest                            $           12.37  $           10.00  $            9.54  $            9.68  $            6.45
                                     =================  =================  =================  =================  =================
   Highest                           $           13.44  $           10.00  $            9.54  $            9.68  $            6.45
                                     =================  =================  =================  =================  =================

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK SEPARATE ACCOUNT A

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
----------------------------------------------------------------------------------------------------------------------------------

                                                              AIM Variable Insurance Funds Sub-Accounts
                                     --------------------------------------------------------------------------------------------
                                         AIM V. I.                                                                  AIM V. I.
                                        Aggressive          AIM V. I.          AIM V. I.          AIM V. I.          Capital
                                          Growth            Balanced          Basic Value         Blue Chip        Appreciation
                                     -----------------  -----------------  -----------------  -----------------  -----------------
NET INVESTMENT INCOME (LOSS)
Dividends                            $               -  $         153,637  $             920  $               -  $               -
Charges from Allstate Life
  Insurance Company of New York:
    Mortality and expense risk                 (34,699)           (85,817)           (25,603)           (65,808)           (98,887)
    Administrative expense                      (3,057)            (7,484)            (2,247)            (5,891)            (8,045)
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Net investment income (loss)             (37,756)            60,336            (26,930)           (71,699)          (106,932)

NET REALIZED AND UNREALIZED GAINS
    (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund
  shares:
    Proceeds from sales                        399,192          1,016,717            402,426            597,442          1,021,695
    Cost of investments sold                   592,621          1,218,742            452,060            832,838          1,503,900
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Realized gains (losses) on
        fund shares                           (193,429)          (202,025)           (49,634)          (235,396)          (482,205)

Realized gain distributions                          -                  -                  -                  -                  -
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Net realized gains (losses)             (193,429)          (202,025)           (49,634)          (235,396)          (482,205)

Change in unrealized gains (losses)            935,965          1,189,240            732,364          1,575,113          2,596,161
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Net realized and unrealized
        gains (losses) on
        investments                            742,536            987,215            682,730          1,339,717          2,113,956
                                     -----------------  -----------------  -----------------  -----------------  -----------------

INCREASE (DECREASE) IN NET ASSETS
    FROM OPERATIONS                  $         704,780  $       1,047,551  $         655,800  $       1,268,018  $       2,007,024
                                     =================  =================  =================  =================  =================

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK SEPARATE ACCOUNT A

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
----------------------------------------------------------------------------------------------------------------------------------

                                                               AIM Variable Insurance Funds Sub-Accounts
                                     ---------------------------------------------------------------------------------------------
                                         AIM V. I.                            AIM V. I.           AIM V. I.          AIM V. I.
                                          Capital           AIM V. I.           Dent             Diversified          Global
                                        Development        Core Equity       Demographics          Income            Utilities
                                     -----------------  -----------------  -----------------  -----------------  -----------------
NET INVESTMENT INCOME (LOSS)
Dividends                            $               -  $         115,926  $               -  $         252,379  $          53,566
Charges from Allstate Life
  Insurance Company of New York:
    Mortality and expense risk                 (10,053)          (141,210)           (15,486)           (45,283)           (16,788)
    Administrative expense                        (910)           (11,372)            (1,374)            (3,676)            (1,397)
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Net investment income (loss)             (10,963)           (36,656)           (16,860)           203,420             35,381

NET REALIZED AND UNREALIZED GAINS
    (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund
  shares:
    Proceeds from sales                        140,099          1,596,581            223,928            797,345            202,043
    Cost of investments sold                   166,072          2,110,944            376,019            856,175            353,180
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Realized gains (losses) on
        fund shares                            (25,973)          (514,363)          (152,091)           (58,830)          (151,137)

Realized gain distributions                          -                  -                  -                  -                  -
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Net realized gains (losses)              (25,973)          (514,363)          (152,091)           (58,830)          (151,137)

Change in unrealized gains (losses)            305,708          2,919,857            587,941            135,135            343,500
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Net realized and unrealized
        gains (losses) on
        investments                            279,735          2,405,494            435,850             76,305            192,363
                                     -----------------  -----------------  -----------------  -----------------  -----------------

INCREASE (DECREASE) IN NET ASSETS
    FROM OPERATIONS                  $         268,772  $       2,368,838  $         418,990  $         279,725  $         227,744
                                     =================  =================  =================  =================  =================

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK SEPARATE ACCOUNT A

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
----------------------------------------------------------------------------------------------------------------------------------

                                                              AIM Variable Insurance Funds Sub-Accounts
                                     ---------------------------------------------------------------------------------------------
                                        AIM V. I.                              AIM V. I.          AIM V. I.          AIM V. I.
                                        Government          AIM V. I.            High           International      Mid Cap Core
                                        Securities           Growth              Yield             Growth             Equity
                                     -----------------  -----------------  -----------------  -----------------  -----------------
NET INVESTMENT INCOME (LOSS)
Dividends                            $         198,727  $               -  $         134,187  $          21,804  $               -
Charges from Allstate Life
  Insurance Company of New York:
    Mortality and expense risk                (102,904)           (65,284)           (17,554)           (48,298)            (9,870)
    Administrative expense                      (8,830)            (5,298)            (1,578)            (3,926)              (818)
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Net investment income (loss)              86,993            (70,582)           115,055            (30,420)           (10,688)

NET REALIZED AND UNREALIZED GAINS
    (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund
  shares:
    Proceeds from sales                      2,957,645            792,003            299,923            690,330            105,363
    Cost of investments sold                 2,810,153          1,480,503            311,400            961,409            105,645
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Realized gains (losses) on
        fund shares                            147,492           (688,500)           (11,477)          (271,079)              (282)

Realized gain distributions                      3,004                  -                  -                  -              6,372
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Net realized gains (losses)              150,496           (688,500)           (11,477)          (271,079)             6,090

Change in unrealized gains (losses)           (261,850)         2,145,998            249,367          1,295,478            204,971
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Net realized and unrealized
        gains (losses) on
        investments                           (111,354)         1,457,498            237,890          1,024,399            211,061
                                     -----------------  -----------------  -----------------  -----------------  -----------------

INCREASE (DECREASE) IN NET ASSETS
    FROM OPERATIONS                  $         (24,361) $       1,386,916  $         352,945  $         993,979  $         200,373
                                     =================  =================  =================  =================  =================

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK SEPARATE ACCOUNT A

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
----------------------------------------------------------------------------------------------------------------------------------

                                                                                                  AIM Variable Insurance Funds
                                             AIM Variable Insurance Funds Sub-Accounts               Series II Sub-Accounts
                                     -------------------------------------------------------  ------------------------------------
                                         AIM V. I.         AIM V. I.           AIM V. I.         AIM V. I.
                                          Money               New               Premier          Aggressive          AIM V. I.
                                          Market           Technology           Equity           Growth II          Balanced II
                                     -----------------  -----------------  -----------------  -----------------  -----------------
NET INVESTMENT INCOME (LOSS)
Dividends                            $          22,215  $               -  $          48,857  $               -  $          11,053
Charges from Allstate Life
  Insurance Company of New York:
    Mortality and expense risk                 (44,947)           (11,673)          (196,723)              (306)            (3,565)
    Administrative expense                      (3,785)            (1,047)           (16,003)               (21)              (254)
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Net investment income (loss)             (26,517)           (12,720)          (163,869)              (327)             7,234

NET REALIZED AND UNREALIZED GAINS
    (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund
  shares:
    Proceeds from sales                      2,235,452            114,829          1,927,966                959             29,277
    Cost of investments sold                 2,235,452            392,427          2,938,474                900             28,227
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Realized gains (losses) on
        fund shares                                  -           (277,598)        (1,010,508)                59              1,050

Realized gain distributions                          -                  -                  -                  -                  -
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Net realized gains (losses)                    -           (277,598)        (1,010,508)                59              1,050

Change in unrealized gains (losses)                  -            717,969          4,577,479              6,218             34,139
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Net realized and unrealized
        gains (losses) on
        investments                                  -            440,371          3,566,971              6,277             35,189
                                     -----------------  -----------------  -----------------  -----------------  -----------------

INCREASE (DECREASE) IN NET ASSETS
    FROM OPERATIONS                  $         (26,517) $         427,651  $       3,403,102  $           5,950  $          42,423
                                     =================  =================  =================  =================  =================

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK SEPARATE ACCOUNT A

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
----------------------------------------------------------------------------------------------------------------------------------

                                                          AIM Variable Insurance Funds Series II Sub-Accounts
                                     ---------------------------------------------------------------------------------------------
                                         AIM V. I.          AIM V. I.          AIM V. I.         AIM V. I.           AIM V. I.
                                          Basic               Blue              Capital           Capital              Core
                                         Value II           Chip II         Appreciation II    Development II        Equity II
                                     -----------------  -----------------  -----------------  -----------------  -----------------
NET INVESTMENT INCOME (LOSS)
Dividends                            $               -  $               -  $               -  $               -  $             868
Charges from Allstate Life
  Insurance Company of New York:
    Mortality and expense risk                  (4,627)            (2,609)            (1,240)               (70)              (602)
    Administrative expense                        (422)              (181)              (115)                (5)               (45)
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Net investment income (loss)              (5,049)            (2,790)            (1,355)               (75)               221

NET REALIZED AND UNREALIZED GAINS
    (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund
  shares:
    Proceeds from sales                         84,482             38,817              4,216              3,370             15,077
    Cost of investments sold                    79,817             36,122              3,970              3,014             14,676
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Realized gains (losses) on
        fund shares                              4,665              2,695                246                356                401

Realized gain distributions                          -                  -                  -                  -                  -
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Net realized gains (losses)                4,665              2,695                246                356                401

Change in unrealized gains (losses)            114,236             41,447             24,709              1,417             10,791
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Net realized and unrealized
        gains (losses) on
        investments                            118,901             44,142             24,955              1,773             11,192
                                     -----------------  -----------------  -----------------  -----------------  -----------------

INCREASE (DECREASE) IN NET ASSETS
    FROM OPERATIONS                  $         113,852  $          41,352  $          23,600  $           1,698  $          11,413
                                     =================  =================  =================  =================  =================

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK SEPARATE ACCOUNT A

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
----------------------------------------------------------------------------------------------------------------------------------

                                                          AIM Variable Insurance Funds Series II Sub-Accounts
                                     ---------------------------------------------------------------------------------------------
                                                             AIM V. I.        AIM V. I.          AIM V. I.
                                      AIM V. I. Dent       Diversified         Global            Government         AIM V. I.
                                      Demographics II       Income II        Utilities II       Securities II       Growth II
                                     -----------------  -----------------  -----------------  -----------------  -----------------
NET INVESTMENT INCOME (LOSS)
Dividends                            $               -  $          11,765  $           2,965  $          97,467  $               -
Charges from Allstate Life
  Insurance Company of New York:
    Mortality and expense risk                    (531)            (1,492)              (735)           (57,700)              (812)
    Administrative expense                         (36)              (110)               (51)            (4,113)               (57)
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Net investment income (loss)                (567)            10,163              2,179             35,654               (869)

NET REALIZED AND UNREALIZED GAINS
    (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund
  shares:
    Proceeds from sales                         22,928              3,834              3,592            971,085             29,098
    Cost of investments sold                    22,654              3,822              3,310            967,665             26,257
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Realized gains (losses) on
        fund shares                                274                 12                282              3,420              2,841

Realized gain distributions                          -                  -                  -              1,515                  -
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Net realized gains (losses)                  274                 12                282              4,935              2,841

Change in unrealized gains (losses)              9,218             (2,669)             7,946            (57,596)            14,301
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Net realized and unrealized
        gains (losses) on
        investments                              9,492             (2,657)             8,228            (52,661)            17,142
                                     -----------------  -----------------  -----------------  -----------------  -----------------

INCREASE (DECREASE) IN NET ASSETS
    FROM OPERATIONS                  $           8,925  $           7,506  $          10,407  $         (17,007) $          16,273
                                     =================  =================  =================  =================  =================

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK SEPARATE ACCOUNT A

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
----------------------------------------------------------------------------------------------------------------------------------

                                                          AIM Variable Insurance Funds Series II Sub-Accounts
                                     ---------------------------------------------------------------------------------------------
                                                            AIM V. I.         AIM V. I.           AIM V. I.
                                          AIM V. I.       International      Mid Cap Core           Money          AIM V. I. New
                                       High Yield II        Growth II         Equity II           Market II        Technology II
                                     -----------------  -----------------  -----------------  -----------------  -----------------
NET INVESTMENT INCOME (LOSS)
Dividends                            $          42,388  $             303  $               -  $           1,969  $               -
Charges from Allstate Life
  Insurance Company of New York:
    Mortality and expense risk                  (2,873)            (1,086)              (621)            (8,207)              (137)
    Administrative expense                        (208)               (78)               (44)              (580)                (9)
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Net investment income (loss)              39,307               (861)              (665)            (6,818)              (146)

NET REALIZED AND UNREALIZED GAINS
    (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund
  shares:
    Proceeds from sales                      2,396,927          2,495,109              1,109          5,770,502                139
    Cost of investments sold                 2,371,144          2,453,092              1,022          5,770,502                114
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Realized gains (losses) on
        fund shares                             25,783             42,017                 87                  -                 25

Realized gain distributions                          -                  -                583                  -                  -
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Net realized gains (losses)               25,783             42,017                670                  -                 25

Change in unrealized gains (losses)             (7,449)            13,230             10,400                  -              3,836
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Net realized and unrealized
        gains (losses) on
        investments                             18,334             55,247             11,070                  -              3,861
                                     -----------------  -----------------  -----------------  -----------------  -----------------

INCREASE (DECREASE) IN NET ASSETS
    FROM OPERATIONS                  $          57,641  $          54,386  $          10,405  $          (6,818) $           3,715
                                     =================  =================  =================  =================  =================

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK SEPARATE ACCOUNT A

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
----------------------------------------------------------------------------------------------------------------------------------

                                       AIM Variable
                                      Insurance Funds
                                         Series II
                                       Sub-Accounts            AllianceBernstein Variable Product Series Fund Sub-Accounts
                                     -----------------  --------------------------------------------------------------------------
                                         AIM V. I.                         AllianceBernstein  AllianceBernstein  AllianceBernstein
                                          Premier       AllianceBernstein      Growth &           Premier            Small Cap
                                         Equity II          Growth (a)        Income (a)         Growth (a)          Value (a)
                                     -----------------  -----------------  -----------------  -----------------  -----------------
NET INVESTMENT INCOME (LOSS)
Dividends                            $             392  $               -  $               -  $               -  $               -
Charges from Allstate Life
  Insurance Company of New York:
    Mortality and expense risk                  (1,285)              (484)            (2,408)              (240)            (2,437)
    Administrative expense                         (91)               (63)              (313)               (31)              (304)
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Net investment income (loss)                (984)              (547)            (2,721)              (271)            (2,741)

NET REALIZED AND UNREALIZED GAINS
    (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund
  shares:
    Proceeds from sales                          1,604                590              1,229                253              1,772
    Cost of investments sold                     1,490                575              1,197                247              1,669
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Realized gains (losses) on
        fund shares                                114                 15                 32                  6                103

Realized gain distributions                          -                  -                  -                  -                  -
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Net realized gains (losses)                  114                 15                 32                  6                103

Change in unrealized gains (losses)             21,307              8,641             72,509              3,683             79,464
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Net realized and unrealized
        gains (losses) on
        investments                             21,421              8,656             72,541              3,689             79,567
                                     -----------------  -----------------  -----------------  -----------------  -----------------

INCREASE (DECREASE) IN NET ASSETS
    FROM OPERATIONS                  $          20,437  $           8,109  $          69,820  $           3,418  $          76,826
                                     =================  =================  =================  =================  =================

(a) For the period beginning July 1, 2003 and ended December 31, 2003

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK SEPARATE ACCOUNT A

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
----------------------------------------------------------------------------------------------------------------------------------

                                                                           Dreyfus Socially
                                                                              Responsible       Dreyfus Stock    Dreyfus Variable
                                              Delaware Group Premium       Growth Fund, Inc.     Index Fund       Investment Fund
                                              Fund, Inc. Sub-Accounts         Sub-Account        Sub-Account       Sub-Accounts
                                     ------------------------------------  -----------------  -----------------  -----------------
                                          Delaware                         Dreyfus Socially
                                        VIP GP Small        Delaware          Responsible       Dreyfus Stock      VIF Capital
                                         Cap Value        VIP GP Trend        Growth Fund        Index Fund        Appreciation
                                     -----------------  -----------------  -----------------  -----------------  -----------------
NET INVESTMENT INCOME (LOSS)
Dividends                            $           7,613  $               -  $             262  $          70,158  $          10,825
Charges from Allstate Life
  Insurance Company of New York:
    Mortality and expense risk                 (23,752)            (8,047)            (2,560)           (53,337)            (8,054)
    Administrative expense                      (2,055)              (696)              (221)            (4,614)              (697)
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Net investment income (loss)             (18,194)            (8,743)            (2,519)            12,207              2,074

NET REALIZED AND UNREALIZED GAINS
    (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund
  shares:
    Proceeds from sales                        128,964             61,532             22,499            360,981             31,974
    Cost of investments sold                   124,408             65,847             33,760            407,645             35,450
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Realized gains (losses) on
        fund shares                              4,556             (4,315)           (11,261)           (46,664)            (3,476)

Realized gain distributions                          -                  -                  -                  -                  -
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Net realized gains (losses)                4,556             (4,315)           (11,261)           (46,664)            (3,476)

Change in unrealized gains (losses)            742,656            225,628             63,454          1,173,721            135,642
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Net realized and unrealized
        gains (losses) on
        investments                            747,212            221,313             52,193          1,127,057            132,166
                                     -----------------  -----------------  -----------------  -----------------  -----------------

INCREASE (DECREASE) IN NET ASSETS
    FROM OPERATIONS                  $         729,018  $         212,570  $          49,674  $       1,139,264  $         134,240
                                     =================  =================  =================  =================  =================

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK SEPARATE ACCOUNT A

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
----------------------------------------------------------------------------------------------------------------------------------

                                          Dreyfus Variable Investment                    Fidelity Variable Insurance
                                                Fund Sub-Accounts                        Products Fund Sub-Accounts
                                     ------------------------------------  -------------------------------------------------------
                                       VIF Growth &         VIF Money                            VIP Equity-
                                          Income             Market         VIP Contrafund         Income           VIP Growth
                                     -----------------  -----------------  -----------------  -----------------  -----------------
NET INVESTMENT INCOME (LOSS)
Dividends                            $               -  $          17,833  $           8,671  $          57,234  $           7,312
Charges from Allstate Life
  Insurance Company of New York:
    Mortality and expense risk                       -            (33,711)           (23,984)           (41,943)           (32,699)
    Administrative expense                           -             (2,916)            (2,075)            (3,628)            (2,828)
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Net investment income (loss)                   -            (18,794)           (17,388)            11,663            (28,215)

NET REALIZED AND UNREALIZED GAINS
    (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund
  shares:
    Proceeds from sales                             89          1,719,605            230,749            201,557            638,076
    Cost of investments sold                        99          1,719,605            245,626            217,695            746,132
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Realized gains (losses) on
        fund shares                                (10)                 -            (14,877)           (16,138)          (108,056)

Realized gain distributions                          -                  -                  -                  -                  -
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Net realized gains (losses)                  (10)                 -            (14,877)           (16,138)          (108,056)

Change in unrealized gains (losses)                 21                  -            556,006          1,001,884            907,953
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Net realized and unrealized
        gains (losses) on
        investments                                 11                  -            541,129            985,746            799,897
                                     -----------------  -----------------  -----------------  -----------------  -----------------

INCREASE (DECREASE) IN NET ASSETS
    FROM OPERATIONS                  $              11  $         (18,794) $         523,741  $         997,409  $         771,682
                                     =================  =================  =================  =================  =================

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK SEPARATE ACCOUNT A

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
----------------------------------------------------------------------------------------------------------------------------------

                                                        Fidelity Variable Insurance Products Fund Sub-Accounts
                                     ---------------------------------------------------------------------------------------------
                                         VIP Growth         VIP High              VIP          VIP Investment
                                       Opportunities         Income            Index 500         Grade Bond        VIP Overseas
                                     -----------------  -----------------  -----------------  -----------------  -----------------
NET INVESTMENT INCOME (LOSS)
Dividends                            $           2,518  $          26,144  $          20,644  $          69,987  $           6,018
Charges from Allstate Life
  Insurance Company of New York:
    Mortality and expense risk                  (4,074)            (5,324)           (18,106)           (24,256)            (8,864)
    Administrative expense                        (352)              (461)            (1,566)            (2,098)              (767)
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Net investment income (loss)              (1,908)            20,359                972             43,633             (3,613)

NET REALIZED AND UNREALIZED GAINS
    (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund
  shares:
    Proceeds from sales                         88,564             68,985            180,519            447,663            198,396
    Cost of investments sold                   107,504             66,299            207,610            432,968            218,152
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Realized gains (losses) on
        fund shares                            (18,940)             2,686            (27,091)            14,695            (19,756)

Realized gain distributions                          -                  -                  -             24,625                  -
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Net realized gains (losses)              (18,940)             2,686            (27,091)            39,320            (19,756)

Change in unrealized gains (losses)            108,665             76,359            411,611             (5,186)           311,915
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Net realized and unrealized
        gains (losses) on
        investments                             89,725             79,045            384,520             34,134            292,159
                                     -----------------  -----------------  -----------------  -----------------  -----------------

INCREASE (DECREASE) IN NET ASSETS
    FROM OPERATIONS                  $          87,817  $          99,404  $         385,492  $          77,767  $         288,546
                                     =================  =================  =================  =================  =================

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK SEPARATE ACCOUNT A

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
----------------------------------------------------------------------------------------------------------------------------------

                                                   Franklin Templeton Variable Insurance Products Trust Sub-Accounts
                                     ---------------------------------------------------------------------------------------------
                                                                                                                     Templeton
                                      Franklin Growth    Franklin Small                                              Developing
                                         and Income         Cap Value        Mutual Shares        Templeton           Markets
                                       Securities (b)     Securities (b)      Securities       Asset Strategy      Securities (b)
                                     -----------------  -----------------  -----------------  -----------------  -----------------
NET INVESTMENT INCOME (LOSS)
Dividends                            $             875  $              31  $             525  $           8,359  $             156
Charges from Allstate Life
  Insurance Company of New York:
    Mortality and expense risk                  (4,794)            (1,853)            (5,528)            (3,758)              (620)
    Administrative expense                        (652)              (245)              (715)              (325)               (81)
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Net investment income (loss)              (4,571)            (2,067)            (5,718)             4,276               (545)

NET REALIZED AND UNREALIZED GAINS
    (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund
  shares:
    Proceeds from sales                        130,432             52,429             85,108             14,301              9,343
    Cost of investments sold                   124,101             49,556             83,362             13,342              9,078
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Realized gains (losses) on
        fund shares                              6,331              2,873              1,746                959                265

Realized gain distributions                          -                  -                  -                  -                  -
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Net realized gains (losses)                6,331              2,873              1,746                959                265

Change in unrealized gains (losses)            153,235             60,981            123,818             90,633             25,126
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Net realized and unrealized
        gains (losses) on
        investments                            159,566             63,854            125,564             91,592             25,391
                                     -----------------  -----------------  -----------------  -----------------  -----------------

INCREASE (DECREASE) IN NET ASSETS
    FROM OPERATIONS                  $         154,995  $          61,787  $         119,846  $          95,868  $          24,846
                                     =================  =================  =================  =================  =================

(b) For the period beginning May 1, 2003 and ended December 31, 2003

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK SEPARATE ACCOUNT A

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
----------------------------------------------------------------------------------------------------------------------------------

                                         Franklin
                                         Templeton
                                          Variable        Goldman Sachs
                                         Insurance          Variable
                                       Products Trust      Insurance
                                        Sub-Accounts    Trust Sub-Account        HSBC Variable Insurance Funds Sub-Accounts
                                     -----------------  -----------------  -------------------------------------------------------
                                         Templeton          VIT CORE                                                 HSBC VI
                                          Foreign           Small Cap        HSBC VI Cash       HSBC VI Fixed        Growth
                                         Securities          Equity         Management (c)        Income (c)       & Income (c)
                                     -----------------  -----------------  -----------------  -----------------  -----------------
NET INVESTMENT INCOME (LOSS)
Dividends                            $          15,784  $               -  $           3,010  $          12,612  $           3,674
Charges from Allstate Life
  Insurance Company of New York:
    Mortality and expense risk                 (12,087)                 -            (10,605)            (6,096)            (6,244)
    Administrative expense                      (1,119)                 -               (917)              (527)              (540)
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Net investment income (loss)               2,578                  -             (8,512)             5,989             (3,110)

NET REALIZED AND UNREALIZED GAINS
    (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund
  shares:
    Proceeds from sales                        203,563                113          3,458,411          1,875,622          1,876,273
    Cost of investments sold                   219,339                 99          3,458,411          1,861,360          2,423,057
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Realized gains (losses) on
        fund shares                            (15,776)                14                  -             14,262           (546,784)

Realized gain distributions                          -                  -                  -             61,529                  -
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Net realized gains (losses)              (15,776)                14                  -             75,791           (546,784)

Change in unrealized gains (losses)            320,698                 13                  -            (75,511)           634,413
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Net realized and unrealized
        gains (losses) on
        investments                            304,922                 27                  -                280             87,629
                                     -----------------  -----------------  -----------------  -----------------  -----------------

INCREASE (DECREASE) IN NET ASSETS
    FROM OPERATIONS                  $         307,500  $              27  $          (8,512) $           6,269  $          84,519
                                     =================  =================  =================  =================  =================

(c) For the period beginning January 1, 2003 and ended April 30, 2003

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK SEPARATE ACCOUNT A

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
----------------------------------------------------------------------------------------------------------------------------------

                                                                                                    MFS Variable Insurance
                                              LSA Variable Series Trust Sub-Accounts                  Trust Sub-Accounts
                                     -------------------------------------------------------  ------------------------------------
                                            LSA
                                         Aggressive         LSA Equity        LSA Mid Cap                          MFS Emerging
                                         Growth (b)         Growth (b)         Value (b)          MFS Bond            Growth
                                     -----------------  -----------------  -----------------  -----------------  -----------------
NET INVESTMENT INCOME (LOSS)
Dividends                            $               -  $               -  $             630  $          81,882  $               -
Charges from Allstate Life
  Insurance Company of New York:
    Mortality and expense risk                  (1,527)            (1,180)            (2,029)           (16,186)                 -
    Administrative expense                        (206)              (156)              (267)            (1,400)                 -
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Net investment income (loss)              (1,733)            (1,336)            (1,666)            64,296                  -

NET REALIZED AND UNREALIZED GAINS
    (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund
  shares:
    Proceeds from sales                         21,222             52,509             46,562            518,592                 90
    Cost of investments sold                    21,228             50,981             44,684            501,095                 99
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Realized gains (losses) on
        fund shares                                 (6)             1,528              1,878             17,497                 (9)

Realized gain distributions                          -                  -             31,025                  -                  -
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Net realized gains (losses)                   (6)             1,528             32,903             17,497                 (9)

Change in unrealized gains (losses)             22,097             20,104             29,503             25,596                 25
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Net realized and unrealized
        gains (losses) on
        investments                             22,091             21,632             62,406             43,093                 16
                                     -----------------  -----------------  -----------------  -----------------  -----------------

INCREASE (DECREASE) IN NET ASSETS
    FROM OPERATIONS                  $          20,358  $          20,296  $          60,740  $         107,389  $              16
                                     =================  =================  =================  =================  =================

(b) For the period beginning May 1, 2003 and ended December 31, 2003

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK SEPARATE ACCOUNT A

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
----------------------------------------------------------------------------------------------------------------------------------

                                                                                                         Morgan Stanley
                                                                                                   Variable Investment Series
                                            MFS Variable Insurance Trust Sub-Accounts            (Class Y Shares) Sub-Accounts
                                     -------------------------------------------------------  ------------------------------------
                                                                                                  Aggressive         Dividend
                                          MFS High        MFS Investors        MFS New         Equity (Class Y    Growth (Class Y
                                           Income             Trust           Discovery          Shares) (a)        Shares) (a)
                                     -----------------  -----------------  -----------------  -----------------  -----------------
NET INVESTMENT INCOME (LOSS)
Dividends                            $           5,763  $           3,465  $               -  $               -  $           5,320
Charges from Allstate Life
  Insurance Company of New York:
    Mortality and expense risk                  (1,443)            (6,365)            (5,215)            (1,585)            (3,797)
    Administrative expense                        (125)              (551)              (451)              (216)              (458)
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Net investment income (loss)               4,195             (3,451)            (5,666)            (1,801)             1,065

NET REALIZED AND UNREALIZED GAINS
    (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund
  shares:
    Proceeds from sales                         45,654             36,418             40,321             48,620             55,193
    Cost of investments sold                    46,024             40,983             45,956             46,338             53,423
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Realized gains (losses) on
        fund shares                               (370)            (4,565)            (5,635)             2,282              1,770

Realized gain distributions                          -                  -                  -                  -                  -
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Net realized gains (losses)                 (370)            (4,565)            (5,635)             2,282              1,770

Change in unrealized gains (losses)             15,089            116,073            139,150             38,211             74,079
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Net realized and unrealized
        gains (losses) on
        investments                             14,719            111,508            133,515             40,493             75,849
                                     -----------------  -----------------  -----------------  -----------------  -----------------

INCREASE (DECREASE) IN NET ASSETS
    FROM OPERATIONS                  $          18,914  $         108,057  $         127,849  $          38,692  $          76,914
                                     =================  =================  =================  =================  =================

(a) For the period beginning July 1, 2003 and ended December 31, 2003

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK SEPARATE ACCOUNT A

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
----------------------------------------------------------------------------------------------------------------------------------

                                                Morgan Stanley Variable Investment Series (Class Y Shares) Sub-Accounts
                                     ---------------------------------------------------------------------------------------------
                                                            European       Global Advantage    Global Dividend      High Yield
                                      Equity (Class Y    Growth (Class Y       (Class Y        Growth (Class Y       (Class Y
                                        Shares) (a)        Shares) (a)        Shares) (a)        Shares) (a)        Shares) (a)
                                     -----------------  -----------------  -----------------  -----------------  -----------------
NET INVESTMENT INCOME (LOSS)
Dividends                            $             116  $               -  $               -  $               -  $           7,212
Charges from Allstate Life
  Insurance Company of New York:
    Mortality and expense risk                  (1,611)              (546)              (180)              (387)            (1,065)
    Administrative expense                        (195)               (80)               (23)               (54)              (138)
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Net investment income (loss)              (1,690)              (626)              (203)              (441)             6,009

NET REALIZED AND UNREALIZED GAINS
    (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund
  shares:
    Proceeds from sales                          1,863                539             12,074                336             52,539
    Cost of investments sold                     1,792                515             12,022                324             51,005
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Realized gains (losses) on
        fund shares                                 71                 24                 52                 12              1,534

Realized gain distributions                          -                  -                  -                  -                  -
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Net realized gains (losses)                   71                 24                 52                 12              1,534

Change in unrealized gains (losses)             26,617             23,678              4,829             17,374              9,369
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Net realized and unrealized
        gains (losses) on
        investments                             26,688             23,702              4,881             17,386             10,903
                                     -----------------  -----------------  -----------------  -----------------  -----------------

INCREASE (DECREASE) IN NET ASSETS
    FROM OPERATIONS                  $          24,998  $          23,076  $           4,678  $          16,945  $          16,912
                                     =================  =================  =================  =================  =================

(a) For the period beginning July 1, 2003 and ended December 31, 2003

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK SEPARATE ACCOUNT A

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
----------------------------------------------------------------------------------------------------------------------------------

                                                Morgan Stanley Variable Investment Series (Class Y Shares) Sub-Accounts
                                     ---------------------------------------------------------------------------------------------
                                          Income           Information          Limited             Money            Pacific
                                     Builder (Class Y       (Class Y       Duration (Class Y   Market (Class Y   Growth (Class Y
                                        Shares) (a)        Shares) (a)        Shares) (a)        Shares) (a)        Shares) (a)
                                     -----------------  -----------------  -----------------  -----------------  -----------------
NET INVESTMENT INCOME (LOSS)
Dividends                            $           2,622  $               -  $           7,992  $             659  $               -
Charges from Allstate Life
  Insurance Company of New York:
    Mortality and expense risk                    (801)              (256)            (2,717)            (2,902)              (257)
    Administrative expense                        (110)               (35)              (351)              (437)               (37)
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Net investment income (loss)               1,711               (291)             4,924             (2,680)              (294)

NET REALIZED AND UNREALIZED GAINS
    (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund
  shares:
    Proceeds from sales                            854                253             79,374          1,472,237                683
    Cost of investments sold                       831                241             79,385          1,472,237                666
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Realized gains (losses) on
        fund shares                                 23                 12                (11)                 -                 17

Realized gain distributions                          -                  -                  -                  -                  -
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Net realized gains (losses)                   23                 12                (11)                 -                 17

Change in unrealized gains (losses)             12,752              5,349             (2,939)                 -              5,415
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Net realized and unrealized
        gains (losses) on
        investments                             12,775              5,361             (2,950)                 -              5,432
                                     -----------------  -----------------  -----------------  -----------------  -----------------

INCREASE (DECREASE) IN NET ASSETS
    FROM OPERATIONS                  $          14,486  $           5,070  $           1,974  $          (2,680) $           5,138
                                     =================  =================  =================  =================  =================

(a) For the period beginning July 1, 2003 and ended December 31, 2003

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK SEPARATE ACCOUNT A

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
------------------------------------------------------------------------------------------------------------------------------

                                                                                                                    Oppenheimer
                                                                                                                     Variable
                                                             Morgan Stanley Variable                               Account Funds
                                                  Investment Series (Class Y Shares) Sub-Accounts                  Sub-Accounts
                                     --------------------------------------------------------------------------  -----------------
                                       Quality Income        S&P 500          Strategist          Utilities         Oppenheimer
                                       Plus (Class Y     Index (Class Y        (Class Y           (Class Y          Aggressive
                                        Shares) (a)        Shares) (a)        Shares) (a)        Shares) (a)          Growth
                                     -----------------  -----------------  -----------------  -----------------  -----------------
NET INVESTMENT INCOME (LOSS)
Dividends                            $           5,637  $               -  $           1,100  $             923  $               -
Charges from Allstate Life
  Insurance Company of New York:
    Mortality and expense risk                  (1,255)            (2,598)              (713)              (229)           (16,770)
    Administrative expense                        (168)              (344)              (101)               (32)            (1,451)
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Net investment income (loss)               4,214             (2,942)               286                662            (18,221)

NET REALIZED AND UNREALIZED GAINS
    (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund
  shares:
    Proceeds from sales                          3,318             48,614                688                235            206,216
    Cost of investments sold                     3,309             46,792                672                232            265,638
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Realized gains (losses) on
        fund shares                                  9              1,822                 16                  3            (59,422)

Realized gain distributions                          -                  -                  -                  -                  -
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Net realized gains (losses)                    9              1,822                 16                  3            (59,422)

Change in unrealized gains (losses)              3,042             71,133             14,832              4,707            381,515
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Net realized and unrealized
        gains (losses) on
        investments                              3,051             72,955             14,848              4,710            322,093
                                     -----------------  -----------------  -----------------  -----------------  -----------------

INCREASE (DECREASE) IN NET ASSETS
    FROM OPERATIONS                  $           7,265  $          70,013  $          15,134  $           5,372  $         303,872
                                     =================  =================  =================  =================  =================

(a) For the period beginning July 1, 2003 and ended December 31, 2003

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK SEPARATE ACCOUNT A

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
----------------------------------------------------------------------------------------------------------------------------------
                                                            Oppenheimer Variable Account Funds Sub-Accounts
                                     ---------------------------------------------------------------------------------------------
                                                          Oppenheimer         Oppenheimer        Oppenheimer
                                        Oppenheimer         Capital             Global               High           Oppenheimer
                                           Bond           Appreciation        Securities            Income        Main Street (d)
                                     -----------------  -----------------  -----------------  -----------------  -----------------
NET INVESTMENT INCOME (LOSS)
Dividends                            $          73,569  $           4,475  $           4,615  $          37,107  $          28,019
Charges from Allstate Life
  Insurance Company of New York:
    Mortality and expense risk                 (16,082)           (14,903)            (7,912)            (6,657)           (37,691)
    Administrative expense                      (1,391)            (1,289)              (684)              (576)            (3,260)
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Net investment income (loss)              56,096            (11,717)            (3,981)            29,874            (12,932)

NET REALIZED AND UNREALIZED GAINS
    (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund
  shares:
    Proceeds from sales                        252,788            131,324             39,093             32,455            171,580
    Cost of investments sold                   248,164            156,555             47,422             33,113            197,026
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Realized gains (losses) on
        fund shares                              4,624            (25,231)            (8,329)              (658)           (25,446)

Realized gain distributions                          -                  -                  -                  -                  -
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Net realized gains (losses)                4,624            (25,231)            (8,329)              (658)           (25,446)

Change in unrealized gains (losses)             14,152            381,342            271,070             85,802            813,265
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Net realized and unrealized
        gains (losses) on
        investments                             18,776            356,111            262,741             85,144            787,819
                                     -----------------  -----------------  -----------------  -----------------  -----------------

INCREASE (DECREASE) IN NET ASSETS
    FROM OPERATIONS                  $          74,872  $         344,394  $         258,760  $         115,018  $         774,887
                                     =================  =================  =================  =================  =================

(d) Previously known as Oppenheimer Main Street Growth & Income

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK SEPARATE ACCOUNT A

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
----------------------------------------------------------------------------------------------------------------------------------

                                         Oppenheimer Variable Account                   Oppenheimer Variable Account
                                               Funds Sub-Accounts                Funds (Service Class ("SC")) Sub-Accounts
                                     ------------------------------------  -------------------------------------------------------
                                        Oppenheimer                                             Oppenheimer         Oppenheimer
                                        Main Street        Oppenheimer        Oppenheimer         Capital             Global
                                         Small Cap          Strategic         Aggressive        Appreciation        Securities
                                          Growth              Bond          Growth (SC) (b)        (SC) (b)           (SC) (b)
                                     -----------------  -----------------  -----------------  -----------------  -----------------
NET INVESTMENT INCOME (LOSS)
Dividends                            $               -  $         177,174  $               -  $               -  $               -
Charges from Allstate Life
  Insurance Company of New York:
    Mortality and expense risk                  (9,274)           (36,936)            (1,630)            (4,470)            (2,737)
    Administrative expense                        (802)            (3,195)              (223)              (567)              (360)
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Net investment income (loss)             (10,076)           137,043             (1,853)            (5,037)            (3,097)

NET REALIZED AND UNREALIZED GAINS
    (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund
  shares:
    Proceeds from sales                         83,996            378,110             46,737             78,406             14,466
    Cost of investments sold                    82,391            361,373             46,606             75,496             12,796
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Realized gains (losses) on
        fund shares                              1,605             16,737                131              2,910              1,670

Realized gain distributions                          -                  -                  -                  -                  -
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Net realized gains (losses)                1,605             16,737                131              2,910              1,670

Change in unrealized gains (losses)            308,447            336,214              7,339             94,387            154,395
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Net realized and unrealized
        gains (losses) on
        investments                            310,052            352,951              7,470             97,297            156,065
                                     -----------------  -----------------  -----------------  -----------------  -----------------

INCREASE (DECREASE) IN NET ASSETS
    FROM OPERATIONS                  $         299,976  $         489,994  $           5,617  $          92,260  $         152,968
                                     =================  =================  =================  =================  =================

(b) For the period beginning May 1, 2003 and ended December 31, 2003

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK SEPARATE ACCOUNT A

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
-----------------------------------------------------------------------------------------------------------------------------------

                                               Oppenheimer Variable Account Funds (Service Class ("SC")) Sub-Accounts
                                    -----------------------------------------------------------------------------------------------
                                                                             Oppenheimer
                                       Oppenheimer        Oppenheimer        Main Street        Oppenheimer        Oppenheimer
                                          High               Main             Small Cap           Multiple          Strategic
                                     Income (SC) (b)    Street (SC) (b)    Growth (SC) (b)   Strategies (SC) (b)    Bond (SC) (b)
                                    -----------------  -----------------  -----------------  -------------------  -----------------
NET INVESTMENT INCOME (LOSS)
Dividends                           $               -  $               -  $               -  $               -  $               -
Charges from Allstate Life
  Insurance Company of New York:
    Mortality and expense risk                 (2,410)            (7,602)            (3,044)            (1,534)            (4,527)
    Administrative expense                       (302)              (988)              (414)              (206)              (586)
                                    -----------------  -----------------  -----------------  -----------------  -----------------

      Net investment income (loss)             (2,712)            (8,590)            (3,458)            (1,740)            (5,113)

NET REALIZED AND UNREALIZED GAINS
    (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund
  shares:
    Proceeds from sales                       138,524            173,196             59,628             66,141            127,267
    Cost of investments sold                  135,343            165,302             56,702             65,264            125,651
                                    -----------------  -----------------  -----------------  -----------------  -----------------

      Realized gains (losses) on
        fund shares                             3,181              7,894              2,926                877              1,616

Realized gain distributions                         -                  -                  -                  -                  -
                                    -----------------  -----------------  -----------------  -----------------  -----------------

      Net realized gains (losses)               3,181              7,894              2,926                877              1,616

Change in unrealized gains (losses)            24,904            168,457             82,537             33,522             53,197
                                    -----------------  -----------------  -----------------  -----------------  -----------------

      Net realized and unrealized
        gains (losses) on
        investments                            28,085            176,351             85,463             34,399             54,813
                                    -----------------  -----------------  -----------------  -----------------  -----------------

INCREASE (DECREASE) IN NET ASSETS
    FROM OPERATIONS                 $          25,373  $         167,761  $          82,005  $          32,659  $          49,700
                                    =================  =================  =================  =================  =================

(b) For the period beginning May 1, 2003 and ended December 31, 2003

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK SEPARATE ACCOUNT A

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
----------------------------------------------------------------------------------------------------------------------------------

                                                                 Putnam Variable Trust Sub-Accounts
                                     ---------------------------------------------------------------------------------------------
                                        VT American
                                         Government         VT Capital        VT Capital         VT Discovery     VT Diversified
                                          Income           Appreciation    Opportunities (b)      Growth (e)          Income
                                     -----------------  -----------------  -----------------  -----------------  -----------------
NET INVESTMENT INCOME (LOSS)
Dividends                            $         440,916  $               -  $          28,639  $               -  $         848,313
Charges from Allstate Life
  Insurance Company of New York:
    Mortality and expense risk                (142,649)           (10,583)            (6,150)           (16,706)          (124,878)
    Administrative expense                           -                  -                  -                  -                  -
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Net investment income (loss)             298,267            (10,583)            22,489            (16,706)           723,435

NET REALIZED AND UNREALIZED GAINS
    (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund
  shares:
    Proceeds from sales                      3,190,940            255,232              6,797            325,487          1,200,368
    Cost of investments sold                 3,124,532            282,415              6,583            344,723          1,197,528
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Realized gains (losses) on
        fund shares                             66,408            (27,183)               214            (19,236)             2,840

Realized gain distributions                          -                  -                  -                  -                  -
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Net realized gains (losses)               66,408            (27,183)               214            (19,236)             2,840

Change in unrealized gains (losses)           (350,717)           205,590             63,380            364,297            925,741
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Net realized and unrealized
        gains (losses) on
        investments                           (284,309)           178,407             63,594            345,061            928,581
                                     -----------------  -----------------  -----------------  -----------------  -----------------

INCREASE (DECREASE) IN NET ASSETS
    FROM OPERATIONS                  $          13,958  $         167,824  $          86,083  $         328,355  $       1,652,016
                                     =================  =================  =================  =================  =================

(b) For the period beginning May 1, 2003 and ended December 31, 2003

(e) Previously known as VT Voyager II

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK SEPARATE ACCOUNT A

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
----------------------------------------------------------------------------------------------------------------------------------

                                                                 Putnam Variable Trust Sub-Accounts
                                     ---------------------------------------------------------------------------------------------
                                                          VT The George       VT Global
                                         VT Equity         Putnam Fund          Asset             VT Global          VT Growth
                                         Income (b)         of Boston         Allocation           Equity            and Income
                                     -----------------  -----------------  -----------------  -----------------  -----------------
NET INVESTMENT INCOME (LOSS)
Dividends                            $           2,029  $         265,529  $         111,070  $          62,386  $         682,782
Charges from Allstate Life
  Insurance Company of New York:
    Mortality and expense risk                  (2,074)          (155,498)           (33,311)           (74,220)          (490,992)
    Administrative expense                           -               (542)              (166)                 -               (430)
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Net investment income (loss)                 (45)           109,489             77,593            (11,834)           191,360

NET REALIZED AND UNREALIZED GAINS
    (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund
  shares:
    Proceeds from sales                         43,861          1,266,150         14,691,169         20,666,841          3,555,559
    Cost of investments sold                    40,801          1,324,095         14,652,557         21,351,522          4,241,283
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Realized gains (losses) on
        fund shares                              3,060            (57,945)            38,612           (684,681)          (685,724)

Realized gain distributions                          -                  -                  -                  -                  -
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Net realized gains (losses)                3,060            (57,945)            38,612           (684,681)          (685,724)

Change in unrealized gains (losses)             43,564          1,723,574            323,192          1,983,653          9,497,250
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Net realized and unrealized
        gains (losses) on
        investments                             46,624          1,665,629            361,804          1,298,972          8,811,526
                                     -----------------  -----------------  -----------------  -----------------  -----------------

INCREASE (DECREASE) IN NET ASSETS
    FROM OPERATIONS                  $          46,579  $       1,775,118  $         439,397  $       1,287,138  $       9,002,886
                                     =================  =================  =================  =================  =================

(b) For the period beginning May 1, 2003 and ended December 31, 2003

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK SEPARATE ACCOUNT A

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
----------------------------------------------------------------------------------------------------------------------------------

                                                                 Putnam Variable Trust Sub-Accounts
                                     ---------------------------------------------------------------------------------------------
                                         VT Growth          VT Health          VT High                           VT International
                                       Opportunities        Sciences            Yield             VT Income         Equity (f)
                                     -----------------  -----------------  -----------------  -----------------  -----------------
NET INVESTMENT INCOME (LOSS)
Dividends                            $               -  $          33,317  $         487,972  $         834,289  $          92,829
Charges from Allstate Life
  Insurance Company of New York:
    Mortality and expense risk                 (27,796)           (79,199)           (95,271)          (245,564)          (125,252)
    Administrative expense                           -               (147)              (413)              (430)              (302)
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Net investment income (loss)             (27,796)           (46,029)           392,288            588,295            (32,725)

NET REALIZED AND UNREALIZED GAINS
    (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund
  shares:
    Proceeds from sales                        346,333            832,998          7,728,920          2,895,324         22,226,782
    Cost of investments sold                   676,151          1,048,755          7,629,512          2,835,376         22,927,979
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Realized gains (losses) on
        fund shares                           (329,818)          (215,757)            99,408             59,948           (701,197)

Realized gain distributions                          -                  -                  -                  -                  -
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Net realized gains (losses)             (329,818)          (215,757)            99,408             59,948           (701,197)

Change in unrealized gains (losses)            787,271          1,231,272            762,623            (83,785)         3,316,631
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Net realized and unrealized
        gains (losses) on
        investments                            457,453          1,015,515            862,031            (23,837)         2,615,434
                                     -----------------  -----------------  -----------------  -----------------  -----------------

INCREASE (DECREASE) IN NET ASSETS
    FROM OPERATIONS                  $         429,657  $         969,486  $       1,254,319  $         564,458  $       2,582,709
                                     =================  =================  =================  =================  =================

(f) Previously known as VT International Growth

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK SEPARATE ACCOUNT A

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
----------------------------------------------------------------------------------------------------------------------------------

                                                                    Putnam Variable Trust Sub-Accounts
                                     ---------------------------------------------------------------------------------------------
                                     VT International   VT International
                                        Growth and             New                               VT Mid Cap          VT Money
                                           Income         Opportunities       VT Investors        Value (b)           Market
                                     -----------------  -----------------  -----------------  -----------------  -----------------
NET INVESTMENT INCOME (LOSS)
Dividends                            $          51,385  $           9,810  $          58,063  $          14,599  $          57,645
Charges from Allstate Life
  Insurance Company of New York:
    Mortality and expense risk                 (28,755)           (30,962)          (183,691)            (9,085)          (153,196)
    Administrative expense                           -                  -               (153)                 -               (850)
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Net investment income (loss)              22,630            (21,152)          (125,781)             5,514            (96,401)

NET REALIZED AND UNREALIZED GAINS
    (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund
  shares:
    Proceeds from sales                     14,730,299         18,134,709          1,742,729          1,157,958        104,273,022
    Cost of investments sold                14,762,541         18,182,783          2,701,986          1,149,443        104,273,022
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Realized gains (losses) on
        fund shares                            (32,242)           (48,074)          (959,257)             8,515                  -

Realized gain distributions                          -                  -                  -                  -                  -
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Net realized gains (losses)              (32,242)           (48,074)          (959,257)             8,515                  -

Change in unrealized gains (losses)            732,485            807,539          4,406,481            171,531                  -
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Net realized and unrealized
        gains (losses) on
        investments                            700,243            759,465          3,447,224            180,046                  -
                                     -----------------  -----------------  -----------------  -----------------  -----------------

INCREASE (DECREASE) IN NET ASSETS
    FROM OPERATIONS                  $         722,873  $         738,313  $       3,321,443  $         185,560  $         (96,401)
                                     =================  =================  =================  =================  =================

(b) For the period beginning May 1, 2003 and ended December 31, 2003

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK SEPARATE ACCOUNT A

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
----------------------------------------------------------------------------------------------------------------------------------

                                                                  Putnam Variable Trust Sub-Accounts
                                     ---------------------------------------------------------------------------------------------
                                                                                VT OTC &
                                           VT New            VT New             Emerging                           VT Small Cap
                                       Opportunities          Value              Growth          VT Research           Value
                                     -----------------  -----------------  -----------------  -----------------  -----------------
NET INVESTMENT INCOME (LOSS)
Dividends                            $               -  $          74,746  $               -  $          18,494  $          21,742
Charges from Allstate Life
  Insurance Company of New York:
    Mortality and expense risk                (135,109)           (78,501)           (38,414)           (79,654)           (85,627)
    Administrative expense                        (118)              (147)                 -                (89)                 -
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Net investment income (loss)            (135,227)            (3,902)           (38,414)           (61,249)           (63,885)

NET REALIZED AND UNREALIZED GAINS
    (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund
  shares:
    Proceeds from sales                      1,208,275          1,043,593          1,576,378            955,217          3,473,821
    Cost of investments sold                 2,701,444          1,118,966          2,034,424          1,281,244          3,394,540
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Realized gains (losses) on
        fund shares                         (1,493,169)           (75,373)          (458,046)          (326,027)            79,281

Realized gain distributions                          -                  -                  -                  -                  -
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Net realized gains (losses)           (1,493,169)           (75,373)          (458,046)          (326,027)            79,281

Change in unrealized gains (losses)          4,445,048          1,784,437          1,187,284          1,740,902          2,693,189
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Net realized and unrealized
        gains (losses) on
        investments                          2,951,879          1,709,064            729,238          1,414,875          2,772,470
                                     -----------------  -----------------  -----------------  -----------------  -----------------

INCREASE (DECREASE) IN NET ASSETS
    FROM OPERATIONS                  $       2,816,652  $       1,705,162  $         690,824  $       1,353,626  $       2,708,585
                                     =================  =================  =================  =================  =================

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK SEPARATE ACCOUNT A

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
----------------------------------------------------------------------------------------------------------------------------------

                                                                                                        Scudder Variable
                                                Putnam Variable Trust Sub-Accounts                   Series I Sub-Accounts
                                     -------------------------------------------------------  ------------------------------------
                                        VT Utilities
                                           Growth                                                21st Century
                                         and Income         VT Vista           VT Voyager           Growth            Balanced
                                     -----------------  -----------------  -----------------  -----------------  -----------------
NET INVESTMENT INCOME (LOSS)
Dividends                            $         115,783  $               -  $          72,445  $               -  $             505
Charges from Allstate Life
  Insurance Company of New York:
    Mortality and expense risk                 (39,725)           (74,637)          (251,362)               (10)               (42)
    Administrative expense                         (55)               (74)              (773)                (8)               (29)
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Net investment income (loss)              76,003            (74,711)          (179,690)               (18)               434

NET REALIZED AND UNREALIZED GAINS
    (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund
  shares:
    Proceeds from sales                        471,369            714,480          2,185,030              3,906             27,749
    Cost of investments sold                   715,138          1,269,700          3,911,710              5,268             27,541
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Realized gains (losses) on
        fund shares                           (243,769)          (555,220)        (1,726,680)            (1,362)               208

Realized gain distributions                          -                  -                  -                  -                  -
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Net realized gains (losses)             (243,769)          (555,220)        (1,726,680)            (1,362)               208

Change in unrealized gains (losses)            827,265          2,155,186          6,022,130              2,026              1,425
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Net realized and unrealized
        gains (losses) on
        investments                            583,496          1,599,966          4,295,450                664              1,633
                                     -----------------  -----------------  -----------------  -----------------  -----------------

INCREASE (DECREASE) IN NET ASSETS
    FROM OPERATIONS                  $         659,499  $       1,525,255  $       4,115,760  $             646  $           2,067
                                     =================  =================  =================  =================  =================

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK SEPARATE ACCOUNT A

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
----------------------------------------------------------------------------------------------------------------------------------

                                                                Scudder Variable Series I Sub-Accounts
                                     ---------------------------------------------------------------------------------------------
                                                              Capital           Global             Growth
                                           Bond               Growth           Discovery         and Income        International
                                     -----------------  -----------------  -----------------  -----------------  -----------------
NET INVESTMENT INCOME (LOSS)
Dividends                            $           2,135  $              59  $               -  $              64  $              20
Charges from Allstate Life
  Insurance Company of New York:
    Mortality and expense risk                    (213)               (20)                (1)               (29)               (12)
    Administrative expense                        (133)               (15)                (1)               (20)                (8)
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Net investment income (loss)               1,789                 24                 (2)                15                  -

NET REALIZED AND UNREALIZED GAINS
    (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund
  shares:
    Proceeds from sales                         13,680             18,472              4,380              8,493              4,344
    Cost of investments sold                    13,506             18,034              5,236              9,991              5,278
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Realized gains (losses) on
        fund shares                                174                438               (856)            (1,498)              (934)

Realized gain distributions                          -                  -                  -                  -                  -
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Net realized gains (losses)                  174                438               (856)            (1,498)              (934)

Change in unrealized gains (losses)                382              1,079                936              3,068              1,644
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Net realized and unrealized
        gains (losses) on
        investments                                556              1,517                 80              1,570                710
                                     -----------------  -----------------  -----------------  -----------------  -----------------

INCREASE (DECREASE) IN NET ASSETS
    FROM OPERATIONS                  $           2,345  $           1,541  $              78  $           1,585  $             710
                                     =================  =================  =================  =================  =================

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK SEPARATE ACCOUNT A

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
----------------------------------------------------------------------------------------------------------------------------------

                                     Scudder Variable   Scudder Variable
                                         Series I           Series II                    The Universal Institutional
                                       Sub-Accounts        Sub-Account                Funds, Inc (Class II) Sub-Accounts
                                     -----------------  -----------------  -------------------------------------------------------
                                                                               UIF Active
                                                                             International      UIF Emerging       UIF Emerging
                                                                               Allocation       Markets Debt      Markets Equity
                                       Money Market          Growth          (Class II) (g)    (Class II) (b)     (Class II) (a)
                                     -----------------  -----------------  -----------------  -----------------  -----------------
NET INVESTMENT INCOME (LOSS)
Dividends                            $              87  $               3  $           3,049  $               -  $               -
Charges from Allstate Life
  Insurance Company of New York:
    Mortality and expense risk                     (56)               (11)              (312)              (927)              (387)
    Administrative expense                         (33)                (8)               (39)              (134)               (48)
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Net investment income (loss)                  (2)               (16)             2,698             (1,061)              (435)

NET REALIZED AND UNREALIZED GAINS
    (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund
  shares:
    Proceeds from sales                             88                243            172,346                953              3,151
    Cost of investments sold                        88                334            169,829                928              3,081
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Realized gains (losses) on
        fund shares                                  -                (91)             2,517                 25                 70

Realized gain distributions                          -                  -                  -                  -                  -
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Net realized gains (losses)                    -                (91)             2,517                 25                 70

Change in unrealized gains (losses)                  -                668                  -             17,381             15,887
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Net realized and unrealized
        gains (losses) on
        investments                                  -                577              2,517             17,406             15,957
                                     -----------------  -----------------  -----------------  -----------------  -----------------

INCREASE (DECREASE) IN NET ASSETS
    FROM OPERATIONS                  $              (2) $             561  $           5,215  $          16,345  $          15,522
                                     =================  =================  =================  =================  =================

(a) For the period beginning July 1, 2003 and ended December 31, 2003

(b) For the period beginning May 1, 2003 and ended December 31, 2003

(g) For the period beginning May 1, 2003 and ended October 31, 2003

See notes to financial statements.

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
STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
----------------------------------------------------------------------------------------------------------------------------------

                                                    The Universal Institutional Funds, Inc. (Class II) Sub-Accounts
                                     ---------------------------------------------------------------------------------------------
                                         UIF Equity         UIF Equity         UIF Global        UIF Mid Cap         UIF Small
                                         and Income           Growth           Franchise            Growth        Company Growth
                                       (Class II) (a)     (Class II) (a)     (Class II) (a)     (Class II) (a)     (Class II) (b)
                                     -----------------  -----------------  -----------------  -----------------  -----------------
NET INVESTMENT INCOME (LOSS)
Dividends                            $             441  $               -  $               -  $               -  $               -
Charges from Allstate Life
  Insurance Company of New York:
    Mortality and expense risk                    (203)            (1,068)              (526)            (1,518)            (1,876)
    Administrative expense                         (25)              (134)               (73)              (192)              (253)
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Net investment income (loss)                 213             (1,202)              (599)            (1,710)            (2,129)

NET REALIZED AND UNREALIZED GAINS
    (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund
  shares:
    Proceeds from sales                          2,605              3,888             51,205             55,477              3,853
    Cost of investments sold                     2,598              3,879             47,750             52,084              3,606
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Realized gains (losses) on
        fund shares                                  7                  9              3,455              3,393                247

Realized gain distributions                        253                  -                206                  -             12,985
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Net realized gains (losses)                  260                  9              3,661              3,393             13,232

Change in unrealized gains (losses)              4,462             21,267             12,714             29,154             22,429
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Net realized and unrealized
        gains (losses) on
        investments                              4,722             21,276             16,375             32,547             35,661
                                     -----------------  -----------------  -----------------  -----------------  -----------------

INCREASE (DECREASE) IN NET ASSETS
    FROM OPERATIONS                  $           4,935  $          20,074  $          15,776  $          30,837  $          33,532
                                     =================  =================  =================  =================  =================

(a) For the period beginning July 1, 2003 and ended December 31, 2003

(b) For the period beginning May 1, 2003 and ended December 31, 2003

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK SEPARATE ACCOUNT A

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
----------------------------------------------------------------------------------------------------------------------------------

                                          The Universal Institutional
                                     Funds, Inc. (Class II) Sub-Accounts        Van Kampen Life Investment Trust Sub-Accounts
                                     ------------------------------------  -------------------------------------------------------
                                        UIF U.S. Mid         UIF U.S.
                                          Cap Value        Real Estate           LIT            LIT Emerging            LIT
                                       (Class II) (a)     (Class II) (b)       Comstock            Growth           Government
                                     -----------------  -----------------  -----------------  -----------------  -----------------
NET INVESTMENT INCOME (LOSS)
Dividends                            $               -  $               -  $          12,906  $               -  $          23,569
Charges from Allstate Life
  Insurance Company of New York:
    Mortality and expense risk                  (2,878)            (1,737)           (16,292)            (6,947)            (6,350)
    Administrative expense                        (380)              (247)            (1,409)              (601)              (549)
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Net investment income (loss)              (3,258)            (1,984)            (4,795)            (7,548)            16,670

NET REALIZED AND UNREALIZED GAINS
    (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund
  shares:
    Proceeds from sales                          4,327             18,449            360,974             56,222            176,907
    Cost of investments sold                     4,165             17,602            371,229             69,587            177,149
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Realized gains (losses) on
        fund shares                                162                847            (10,255)           (13,365)              (242)

Realized gain distributions                          -                  -                  -                  -                  -
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Net realized gains (losses)                  162                847            (10,255)           (13,365)              (242)

Change in unrealized gains (losses)             81,143             40,773            411,723            156,815            (13,147)
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Net realized and unrealized
        gains (losses) on
        investments                             81,305             41,620            401,468            143,450            (13,389)
                                     -----------------  -----------------  -----------------  -----------------  -----------------

INCREASE (DECREASE) IN NET ASSETS
    FROM OPERATIONS                  $          78,047  $          39,636  $         396,673  $         135,902  $           3,281
                                     =================  =================  =================  =================  =================

(a) For the period beginning July 1, 2003 and ended December 31, 2003

(b) For the period beginning May 1, 2003 and ended December 31, 2003

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK SEPARATE ACCOUNT A

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
----------------------------------------------------------------------------------------------------------------------------------

                                         Van Kampen
                                      Life Investment
                                          Trust
                                       Sub-Accounts              Van Kampen Life Investment Trust (Class II) Sub-Accounts
                                     -----------------  --------------------------------------------------------------------------
                                                         LIT Aggressive                         LIT Emerging        LIT Growth
                                          LIT Money          Growth          LIT Comstock          Growth           and Income
                                           Market        (Class II) (a)     (Class II) (a)     (Class II) (b)     (Class II) (b)
                                     -----------------  -----------------  -----------------  -----------------  -----------------
NET INVESTMENT INCOME (LOSS)
Dividends                            $          11,842  $               -  $               -  $               -  $               -
Charges from Allstate Life
  Insurance Company of New York:
    Mortality and expense risk                 (24,130)            (1,003)            (7,402)            (2,399)            (5,134)
    Administrative expense                      (2,087)              (124)              (951)              (300)              (697)
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Net investment income (loss)             (14,375)            (1,127)            (8,353)            (2,699)            (5,831)

NET REALIZED AND UNREALIZED GAINS
    (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund
  shares:
    Proceeds from sales                        974,910                771             61,436              3,019             79,347
    Cost of investments sold                   974,910                756             60,432              2,886             77,151
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Realized gains (losses) on
        fund shares                                  -                 15              1,004                133              2,196

Realized gain distributions                          -                  -                  -                  -                  -
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Net realized gains (losses)                    -                 15              1,004                133              2,196

Change in unrealized gains (losses)                  -             14,685            226,679             36,253            164,919
                                     -----------------  -----------------  -----------------  -----------------  -----------------

      Net realized and unrealized
        gains (losses) on
        investments                                  -             14,700            227,683             36,386            167,115
                                     -----------------  -----------------  -----------------  -----------------  -----------------

INCREASE (DECREASE) IN NET ASSETS
    FROM OPERATIONS                  $         (14,375) $          13,573  $         219,330  $          33,687  $         161,284
                                     =================  =================  =================  =================  =================

(a) For the period beginning July 1, 2003 and ended December 31, 2003

(b) For the period beginning May 1, 2003 and ended December 31, 2003

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK SEPARATE ACCOUNT A

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
--------------------------------------------------------------------------------------------

                                             Wells Fargo Variable Trust Sub-Accounts
                                     -------------------------------------------------------
                                        Wells Fargo        Wells Fargo
                                          VT Asset          VT Equity         Wells Fargo
                                        Allocation           Income            VT Growth
                                     -----------------  -----------------  -----------------
NET INVESTMENT INCOME (LOSS)
Dividends                            $           8,780  $           3,335  $               -
Charges from Allstate Life
  Insurance Company of New York:
    Mortality and expense risk                  (6,180)            (2,402)            (2,128)
    Administrative expense                        (535)              (208)              (184)
                                     -----------------  -----------------  -----------------

      Net investment income (loss)               2,065                725             (2,312)

NET REALIZED AND UNREALIZED GAINS
    (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund
  shares:
    Proceeds from sales                         58,200             56,943             23,134
    Cost of investments sold                    63,651             66,648             23,877
                                     -----------------  -----------------  -----------------

      Realized gains (losses) on
        fund shares                             (5,451)            (9,705)              (743)

Realized gain distributions                          -              5,482                  -
                                     -----------------  -----------------  -----------------

      Net realized gains (losses)               (5,451)            (4,223)              (743)

Change in unrealized gains (losses)            106,814             50,010             43,299
                                     -----------------  -----------------  -----------------

      Net realized and unrealized
        gains (losses) on
        investments                            101,363             45,787             42,556
                                     -----------------  -----------------  -----------------

INCREASE (DECREASE) IN NET ASSETS
    FROM OPERATIONS                  $         103,428  $          46,512  $          40,244
                                     =================  =================  =================

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK SEPARATE ACCOUNT A

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------------

                                                                AIM Variable Insurance Funds Sub-Accounts
                                      ---------------------------------------------------------------------------------------------
                                       AIM V. I. Aggressive Growth         AIM V. I. Balanced             AIM V. I. Basic Value
                                      -----------------------------   -----------------------------   -----------------------------
                                           2003            2002           2003             2002           2003            2002
                                      -------------   -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income (loss)          $     (37,756)  $     (43,000)  $      60,336   $     103,756   $     (26,930)  $     (18,123)
Net realized gains (losses)                (193,429)       (499,556)       (202,025)       (323,451)        (49,634)        (54,610)
Change in unrealized gains (losses)         935,965        (441,435)      1,189,240      (1,270,366)        732,364        (373,308)
                                      -------------   -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
  from operations                           704,780        (983,991)      1,047,551      (1,490,061)        655,800        (446,041)
                                      -------------   -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
  FROM CONTRACT TRANSACTIONS
Deposits                                     56,373         135,775         337,731       1,070,860         127,084         477,066
Benefit payments                            (12,019)        (54,618)        (86,759)       (155,152)        (16,508)           (526)
Payments on termination                    (186,516)       (316,481)       (392,904)       (645,821)       (139,118)       (112,633)
Contract maintenance charge                  (3,452)         (3,561)         (6,348)         (5,508)         (3,583)         (1,219)
Transfers among the sub-accounts
  and with the Fixed Account - net           39,589          82,020         352,495       1,102,344         688,861       1,168,309
                                      -------------   -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
  from contract transactions               (106,025)       (156,865)        204,215       1,366,723         656,736       1,530,997
                                      -------------   -------------   -------------   -------------   -------------   -------------

INCREASE (DECREASE) IN NET ASSETS           598,755      (1,140,856)      1,251,766        (123,338)      1,312,536       1,084,956

NET ASSETS AT BEGINNING OF PERIOD         2,893,582       4,034,438       7,053,464       7,176,802       1,785,384         700,428
                                      -------------   -------------   -------------   -------------   -------------   -------------
NET ASSETS AT END OF PERIOD           $   3,492,337   $   2,893,582   $   8,305,230   $   7,053,464   $   3,097,920   $   1,785,384
                                      =============   =============   =============   =============   =============   =============

UNITS OUTSTANDING
  Units outstanding at beginning
    of period                               460,121         487,672         989,573         828,911         208,208          62,499
    Units issued                             44,250         135,323         148,553         402,073         133,212         196,087
    Units redeemed                          (61,789)       (162,874)       (130,216)       (241,411)        (65,247)        (50,378)
                                      -------------   -------------   -------------   -------------   -------------   -------------
  Units outstanding at end of period        442,582         460,121       1,007,910         989,573         276,173         208,208
                                      =============   =============   =============   =============   =============   =============

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK SEPARATE ACCOUNT A

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------------

                                                                AIM Variable Insurance Funds Sub-Accounts
                                      ---------------------------------------------------------------------------------------------
                                                                            AIM V. I. Capital
                                           AIM V. I. Blue Chip                Appreciation            AIM V. I. Capital Development
                                      -----------------------------   -----------------------------   -----------------------------
                                          2003            2002            2003            2002             2003            2002
                                      -------------   -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income (loss)          $     (71,699)  $     (74,360)  $    (106,932)  $    (116,365)  $     (10,963)  $     (12,380)
Net realized gains (losses)                (235,396)       (532,894)       (482,205)       (772,685)        (25,973)        (55,849)
Change in unrealized gains (losses)       1,575,113      (1,443,205)      2,596,161      (1,745,993)        305,708        (201,194)
                                      -------------   -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
  from operations                         1,268,018      (2,050,459)      2,007,024      (2,635,043)        268,772        (269,423)
                                      -------------   -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
  FROM CONTRACT TRANSACTIONS
Deposits                                    124,145         435,968         389,855         661,979           8,453          44,030
Benefit payments                            (30,627)       (125,465)        (45,360)        (86,999)         (6,447)        (37,115)
Payments on termination                    (314,319)       (427,832)       (591,139)       (536,668)        (49,039)        (60,570)
Contract maintenance charge                  (9,615)         (9,225)         (7,071)         (6,993)           (666)           (614)
Transfers among the sub-accounts
  and with the Fixed Account - net          287,139         870,295          99,604          11,179         (23,611)         63,553
                                      -------------   -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
  from contract transactions                 56,723         743,741        (154,111)         42,498         (71,310)          9,284
                                      -------------   -------------   -------------   -------------   -------------   -------------

INCREASE (DECREASE) IN NET ASSETS         1,324,741      (1,306,718)      1,852,913      (2,592,545)        197,462        (260,139)

NET ASSETS AT BEGINNING OF PERIOD         5,406,722       6,713,440       7,413,691      10,006,236         837,400       1,097,539
                                      -------------   -------------   -------------   -------------   -------------   -------------
NET ASSETS AT END OF PERIOD           $   6,731,463   $   5,406,722   $   9,266,604   $   7,413,691   $   1,034,862   $     837,400
                                      =============   =============   =============   =============   =============   =============

UNITS OUTSTANDING
  Units outstanding at beginning
  of period                               1,090,233         991,661       1,066,990       1,015,606         101,024         103,054
    Units issued                            174,404         403,541         158,905         355,019           7,483          28,182
    Units redeemed                         (176,370)       (304,969)       (149,768)       (303,635)        (15,050)        (30,212)
                                      -------------   -------------   -------------   -------------   -------------   -------------
  Units outstanding at end of period      1,088,267       1,090,233       1,076,127       1,066,990          93,457         101,024
                                      =============   =============   =============   =============   =============   =============

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK SEPARATE ACCOUNT A

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------------

                                                                AIM Variable Insurance Funds Sub-Accounts
                                      ---------------------------------------------------------------------------------------------
                                          AIM V. I. Core Equity        AIM V. I. Dent Demographics     AIM V. I. Diversified Income
                                      -----------------------------   -----------------------------   -----------------------------
                                          2003            2002            2003            2002             2003            2002
                                      -------------   -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income (loss)          $     (36,656)  $    (134,326)  $     (16,860)  $     (18,874)  $     203,420   $     228,991
Net realized gains (losses)                (514,363)       (991,898)       (152,091)       (315,380)        (58,830)       (105,137)
Change in unrealized gains (losses)       2,919,857      (1,333,528)        587,941        (309,254)        135,135         (94,362)
                                      -------------   -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
  from operations                         2,368,838      (2,459,752)        418,990        (643,508)        279,725          29,492
                                      -------------   -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
  FROM CONTRACT TRANSACTIONS
Deposits                                    278,084         540,464          22,129         115,005         243,235         300,366
Benefit payments                           (168,970)       (360,311)         (8,878)        (75,859)        (61,631)        (87,955)
Payments on termination                    (915,761)       (839,818)        (88,186)       (133,459)       (279,385)       (430,852)
Contract maintenance charge                  (9,751)        (10,121)         (1,318)         (1,374)         (1,803)         (1,497)
Transfers among the sub-accounts
  and with the Fixed Account - net          126,494        (652,259)         56,011         (79,317)        404,651         401,163
                                      -------------   -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
  from contract transactions               (689,904)     (1,322,045)        (20,242)       (175,004)        305,067         181,225
                                      -------------   -------------   -------------   -------------   -------------   -------------

INCREASE (DECREASE) IN NET ASSETS         1,678,934      (3,781,797)        398,748        (818,512)        584,792         210,717

NET ASSETS AT BEGINNING OF PERIOD        11,066,083      14,847,880       1,200,748       2,019,260       3,569,645       3,358,928
                                      -------------   -------------   -------------   -------------   -------------   -------------
NET ASSETS AT END OF PERIOD           $  12,745,017   $  11,066,083   $   1,599,496   $   1,200,748   $   4,154,437   $   3,569,645
                                      =============   =============   =============   =============   =============   =============

UNITS OUTSTANDING
  Units outstanding at beginning
    of period                             1,313,004       1,414,433         335,563         379,548         324,463         302,828
    Units issued                            140,750         281,977          43,609          76,923         101,652         160,951
    Units redeemed                         (196,237)       (383,406)        (53,220)       (120,908)        (74,160)       (139,316)
                                      -------------   -------------   -------------   -------------   -------------   -------------
  Units outstanding at end of period      1,257,517       1,313,004         325,952         335,563         351,955         324,463
                                      =============   =============   =============   =============   =============   =============

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK SEPARATE ACCOUNT A

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------------

                                                                AIM Variable Insurance Funds Sub-Accounts
                                      ---------------------------------------------------------------------------------------------
                                                                          AIM V. I. Government
                                       AIM V. I. Global Utilities              Securities                    AIM V. I. Growth
                                      -----------------------------   -----------------------------   -----------------------------
                                          2003            2002            2003            2002            2003            2002
                                      -------------   -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income (loss)          $      35,381   $      28,432   $      86,993   $      80,684   $     (70,582)  $     (81,701)
Net realized gains (losses)                (151,137)       (331,490)        150,496          77,922        (688,500)     (1,059,188)
Change in unrealized gains (losses)         343,500        (263,760)       (261,850)        448,447       2,145,998      (1,310,865)
                                      -------------   -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
  from operations                           227,744        (566,818)        (24,361)        607,053       1,386,916      (2,451,754)
                                      -------------   -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
  FROM CONTRACT TRANSACTIONS
Deposits                                     16,785         118,440         383,649       1,037,877         105,490         246,034
Benefit payments                             (4,222)        (30,024)        (51,904)        (69,159)        (95,134)       (127,688)
Payments on termination                     (73,986)       (254,601)       (591,263)     (1,032,060)       (399,413)       (345,344)
Contract maintenance charge                  (1,235)         (1,431)         (3,777)         (2,654)         (5,501)         (5,787)
Transfers among the sub-accounts
  and with the Fixed Account - net          (63,898)         35,562        (636,169)      3,515,702         102,771        (157,673)
                                      -------------   -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
  from contract transactions               (126,556)       (132,054)       (899,464)      3,449,706        (291,787)       (390,458)
                                      -------------   -------------   -------------   -------------   -------------   -------------

INCREASE (DECREASE) IN NET ASSETS           101,188        (698,872)       (923,825)      4,056,759       1,095,129      (2,842,212)

NET ASSETS AT BEGINNING OF PERIOD         1,430,035       2,128,907       9,278,126       5,221,367       4,894,153       7,736,365
                                      -------------   -------------   -------------   -------------   -------------   -------------
NET ASSETS AT END OF PERIOD           $   1,531,223   $   1,430,035   $   8,354,301   $   9,278,126   $   5,989,282   $   4,894,153
                                      =============   =============   =============   =============   =============   =============

UNITS OUTSTANDING
  Units outstanding at beginning
    of period                               215,199         235,277         738,673         446,714         916,035         953,855
    Units issued                             14,835          78,356         200,367         504,011         109,613         168,670
    Units redeemed                          (32,545)        (98,434)       (264,705)       (212,052)       (146,556)       (206,490)
                                      -------------   -------------   -------------   -------------   -------------   -------------
  Units outstanding at end of period        197,489         215,199         674,335         738,673         879,092         916,035
                                      =============   =============   =============   =============   =============   =============

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK SEPARATE ACCOUNT A

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------------

                                                               VAIM Variable Insurance Funds Sub-Accounts
                                      ---------------------------------------------------------------------------------------------
                                                                         AIM V. I. International              AIM V. I. Mid
                                          AIM V. I. High Yield                   Growth                      Cap Core Equity
                                      -----------------------------   -----------------------------   -----------------------------
                                          2003            2002            2003            2002            2003            2002
                                      -------------   -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income (loss)          $     115,055   $     (11,468)  $     (30,420)  $     (32,013)  $     (10,688)  $      (5,985)
Net realized gains (losses)                 (11,477)        (62,031)       (271,079)       (366,997)          6,090         (14,430)
Change in unrealized gains (losses)         249,367           3,551       1,295,478        (375,727)        204,971         (77,355)
                                      -------------   -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
  from operations                           352,945         (69,948)        993,979        (774,737)        200,373         (97,770)
                                      -------------   -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
  FROM CONTRACT TRANSACTIONS
Deposits                                     69,445         118,248         131,049         357,198          53,477          58,383
Benefit payments                                  -          (3,166)        (34,717)        (88,872)         (8,045)              -
Payments on termination                    (143,684)        (94,025)       (351,493)       (200,611)        (35,464)        (57,315)
Contract maintenance charge                    (892)           (629)         (3,203)         (3,050)           (570)           (198)
Transfers among the sub-accounts
  and with the Fixed Account - net          821,482         197,041          99,650          (2,807)        317,241         556,823
                                      -------------   -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
  from contract transactions                746,351         217,469        (158,714)         61,858         326,639         557,693
                                      -------------   -------------   -------------   -------------   -------------   -------------

INCREASE (DECREASE) IN NET ASSETS         1,099,296         147,521         835,265        (712,879)        527,012         459,923

NET ASSETS AT BEGINNING OF PERIOD           938,757         791,236       3,736,288       4,449,167         579,088         119,165
                                      -------------   -------------   -------------   -------------   -------------   -------------
NET ASSETS AT END OF PERIOD           $   2,038,053   $     938,757   $   4,571,553   $   3,736,288   $   1,106,100   $     579,088
                                      =============   =============   =============   =============   =============   =============

UNITS OUTSTANDING
  Units outstanding at beginning
    of period                               131,185         103,978         537,600         515,728          58,412          10,488
    Units issued                            142,770          74,823          92,014         112,395          45,104          71,840
    Units redeemed                          (49,190)        (47,616)        (96,310)        (90,523)        (13,792)        (23,916)
                                      -------------   -------------   -------------   -------------   -------------   -------------
  Units outstanding at end of period        224,765         131,185         533,304         537,600          89,724          58,412
                                      =============   =============   =============   =============   =============   =============

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK SEPARATE ACCOUNT A

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------------

                                                                AIM Variable Insurance Funds Sub-Accounts
                                      ---------------------------------------------------------------------------------------------
                                         AIM V. I. Money Market         AIM V. I. New Technology         AIM V. I. Premier Equity
                                      -----------------------------   -----------------------------   -----------------------------
                                          2003            2002            2003            2002            2003            2002
                                      -------------   -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income (loss)          $     (26,517)  $      (3,247)  $     (12,720)  $     (12,969)  $    (163,869)  $    (196,653)
Net realized gains (losses)                       -               -        (277,598)       (750,166)     (1,010,508)     (2,143,279)
Change in unrealized gains (losses)               -               -         717,969          63,286       4,577,479      (5,326,623)
                                      -------------   -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
  from operations                           (26,517)         (3,247)        427,651        (699,849)      3,403,102      (7,666,555)
                                      -------------   -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
  FROM CONTRACT TRANSACTIONS
Deposits                                     53,534          58,788           2,915          56,928         307,433         972,040
Benefit payments                           (105,716)       (196,501)        (13,024)        (30,268)       (230,254)       (395,449)
Payments on termination                    (777,711)       (869,716)        (66,909)       (174,659)     (1,116,389)     (1,263,500)
Contract maintenance charge                  (1,971)         (2,545)         (1,122)         (1,179)        (17,752)        (19,379)
Transfers among the sub-accounts
  and with the Fixed Account - net         (635,236)        517,242         141,523          23,361             328        (658,083)
                                      -------------   -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
  from contract transactions             (1,467,100)       (492,732)         63,383        (125,817)     (1,056,634)     (1,364,371)
                                      -------------   -------------   -------------   -------------   -------------   -------------

INCREASE (DECREASE) IN NET ASSETS        (1,493,617)       (495,979)        491,034        (825,666)      2,346,468      (9,030,926)

NET ASSETS AT BEGINNING OF PERIOD         4,670,018       5,165,997         791,390       1,617,056      15,319,864      24,350,790
                                      -------------   -------------   -------------   -------------   -------------   -------------
NET ASSETS AT END OF PERIOD           $   3,176,401   $   4,670,018   $   1,282,424   $     791,390   $  17,666,332   $  15,319,864
                                      =============   =============   =============   =============   =============   =============

UNITS OUTSTANDING
  Units outstanding at beginning
    of period                               417,641         460,112         139,103         154,011       2,133,493       2,182,906
    Units issued                            191,939         542,926          26,641          27,174         143,393         464,266
    Units redeemed                         (321,801)       (585,397)        (16,071)        (42,082)       (249,626)       (513,679)
                                      -------------   -------------   -------------   -------------   -------------   -------------
  Units outstanding at end of period        287,779         417,641         149,673         139,103       2,027,260       2,133,493
                                      =============   =============   =============   =============   =============   =============

See notes to financial statements.

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
STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------------

                                                           AIM Variable Insurance Funds Series II Sub-Accounts
                                      ---------------------------------------------------------------------------------------------
                                          AIM V. I. Aggressive
                                                Growth II                 AIM V. I. Balanced II         AIM V. I. Basic Value II
                                      -----------------------------   -----------------------------   -----------------------------
                                          2003           2002 (h)         2003           2002 (h)         2003           2002 (h)
                                      -------------   -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income (loss)          $        (327)  $          (9)  $       7,234   $       1,563   $      (5,049)  $        (177)
Net realized gains (losses)                      59             744           1,050               7           4,665               8
Change in unrealized gains (losses)           6,218             (45)         34,139          (1,955)        114,236            (270)
                                      -------------   -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
  from operations                             5,950             690          42,423            (385)        113,852            (439)
                                      -------------   -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
  FROM CONTRACT TRANSACTIONS
Deposits                                     19,629               -         440,265          48,254         821,142          41,292
Benefit payments                                  -               -               -               -               -               -
Payments on termination                           -               -          (4,271)           (300)        (56,920)           (227)
Contract maintenance charge                       -               -               -               -               -               -
Transfers among the sub-accounts
  and with the Fixed Account - net              405           2,273          56,120          22,081         163,058          30,763
                                      -------------   -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
  from contract transactions                 20,034           2,273         492,114          70,035         927,280          71,828
                                      -------------   -------------   -------------   -------------   -------------   -------------

INCREASE (DECREASE) IN NET ASSETS            25,984           2,963         534,537          69,650       1,041,132          71,389

NET ASSETS AT BEGINNING OF PERIOD             2,963               -          69,650               -          71,389               -
                                      -------------   -------------   -------------   -------------   -------------   -------------
NET ASSETS AT END OF PERIOD           $      28,947   $       2,963   $     604,187   $      69,650   $   1,112,521   $      71,389
                                      =============   =============   =============   =============   =============   =============

UNITS OUTSTANDING
  Units outstanding at beginning
    of period                                   369               -           8,424               -           9,333               -
    Units issued                              2,531             369          55,835           8,460          91,704           9,370
    Units redeemed                               (4)              -            (484)            (36)         (5,044)            (37)
                                      -------------   -------------   -------------   -------------   -------------   -------------
  Units outstanding at end of period          2,896             369          63,775           8,424          95,993           9,333
                                      =============   =============   =============   =============   =============   =============

(h) For the period beginning June 3, 2002 and ended December 31, 2002

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK SEPARATE ACCOUNT A

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------------

                                                           AIM Variable Insurance Funds Series II Sub-Accounts
                                      ---------------------------------------------------------------------------------------------
                                                                            AIM V. I. Capital               AIM V. I. Capital
                                         AIM V. I. Blue Chip II              Appreciation II                 Development II
                                      -----------------------------   -----------------------------   -----------------------------
                                          2003           2002 (h)         2003           2002 (h)         2003           2002 (h)
                                      -------------   -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income (loss)          $      (2,790)  $        (109)  $      (1,355)  $          (5)  $         (75)  $          (3)
Net realized gains (losses)                   2,695               8             246               -             356               -
Change in unrealized gains (losses)          41,447          (1,260)         24,709            (166)          1,417             (48)
                                      -------------   -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
  from operations                            41,352          (1,361)         23,600            (171)          1,698             (51)
                                      -------------   -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
  FROM CONTRACT TRANSACTIONS
Deposits                                    168,592          28,712         278,886               -           3,013               -
Benefit payments                                  -               -               -               -               -               -
Payments on termination                      (2,626)           (228)         (3,201)              -          (3,303)              -
Contract maintenance charge                       -               -               -               -               -               -
Transfers among the sub-accounts
  and with the Fixed Account - net          106,918           8,285         120,864           4,751             285           3,067
                                      -------------   -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
  from contract transactions                272,884          36,769         396,549           4,751              (5)          3,067
                                      -------------   -------------   -------------   -------------   -------------   -------------

INCREASE (DECREASE) IN NET ASSETS           314,236          35,408         420,149           4,580           1,693           3,016

NET ASSETS AT BEGINNING OF PERIOD            35,408               -           4,580               -           3,016               -
                                      -------------   -------------   -------------   -------------   -------------   -------------
NET ASSETS AT END OF PERIOD           $     349,644   $      35,408   $     424,729   $       4,580   $       4,709   $       3,016
                                      =============   =============   =============   =============   =============   =============

UNITS OUTSTANDING
  Units outstanding at beginning
    of period                                 4,596               -             616               -             390               -
    Units issued                             33,988           4,628          37,283             616             449             390
    Units redeemed                           (1,648)            (32)           (443)              -            (379)              -
                                      -------------   -------------   -------------   -------------   -------------   -------------
  Units outstanding at end of period         36,936           4,596          37,456             616             460             390
                                      =============   =============   =============   =============   =============   =============

(h) For the period beginning June 3, 2002 and ended December 31, 2002

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK SEPARATE ACCOUNT A

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------------

                                                           AIM Variable Insurance Funds Series II Sub-Accounts
                                      ---------------------------------------------------------------------------------------------
                                                                             AIM V. I. Dent               AIM V. I. Diversified
                                        AIM V. I. Core Equity II             Demographics II                    Income II
                                      -----------------------------   -----------------------------   -----------------------------
                                          2003          2002 (h)          2003          2002 (h)          2003          2002 (h)
                                      -------------   -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income (loss)          $         221   $          (3)  $        (567)  $         (28)  $      10,163   $       3,347
Net realized gains (losses)                     401              15             274              (1)             12               -
Change in unrealized gains (losses)          10,791             687           9,218            (375)         (2,669)         (1,565)
                                      -------------   -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
  from operations                            11,413             699           8,925            (404)          7,506           1,782
                                      -------------   -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
  FROM CONTRACT TRANSACTIONS
Deposits                                     78,105          20,634          54,446               -         121,150          35,425
Benefit payments                                  -               -               -               -               -               -
Payments on termination                      (2,012)           (570)           (475)              -          (2,137)           (394)
Contract maintenance charge                       -               -               -               -               -               -
Transfers among the sub-accounts
  and with the Fixed Account - net           (9,452)          6,133           5,122           9,342          18,994          11,070
                                      -------------   -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
  from contract transactions                 66,641          26,197          59,093           9,342         138,007          46,101
                                      -------------   -------------   -------------   -------------   -------------   -------------

INCREASE (DECREASE) IN NET ASSETS            78,054          26,896          68,018           8,938         145,513          47,883

NET ASSETS AT BEGINNING OF PERIOD            26,896               -           8,938               -          47,883               -
                                      -------------   -------------   -------------   -------------   -------------   -------------
NET ASSETS AT END OF PERIOD           $     104,950   $      26,896   $      76,956   $       8,938   $     193,396   $      47,883
                                      =============   =============   =============   =============   =============   =============

UNITS OUTSTANDING
  Units outstanding at beginning
    of period                                 3,241               -           1,340               -           4,785               -
    Units issued                              8,618           3,316           7,250           1,340          13,431           4,826
    Units redeemed                           (1,541)            (75)            (53)              -            (241)            (41)
                                      -------------   -------------   -------------   -------------   -------------   -------------
  Units outstanding at end of period         10,318           3,241           8,537           1,340          17,975           4,785
                                      =============   =============   =============   =============   =============   =============

(h) For the period beginning June 3, 2002 and ended December 31, 2002

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK SEPARATE ACCOUNT A

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------------

                                                           AIM Variable Insurance Funds Series II Sub-Accounts
                                      ---------------------------------------------------------------------------------------------
                                                                                AIM V. I.
                                      AIM V. I. Global Utilities II      Government Securities II          AIM V. I. Growth II
                                      -----------------------------   -----------------------------   -----------------------------
                                          2003           2002 (h)         2003         2002 (h)         2003         2002 (h)
                                      -------------   -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income (loss)          $       2,179   $         731   $      35,654   $      17,931   $        (869)  $         (11)
Net realized gains (losses)                     282               8           4,935              31           2,841              (1)
Change in unrealized gains (losses)           7,946             419         (57,596)          9,371          14,301            (304)
                                      -------------   -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
  from operations                            10,407           1,158         (17,007)         27,333          16,273            (316)
                                      -------------   -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
  FROM CONTRACT TRANSACTIONS
Deposits                                     53,729          22,067       2,584,008       1,772,719          58,069             100
Benefit payments                                  -               -               -               -               -               -
Payments on termination                      (2,704)           (151)       (709,474)           (894)         (4,777)              -
Contract maintenance charge                       -               -               -               -               -               -
Transfers among the sub-accounts
  and with the Fixed Account - net            1,326            (868)        515,440          26,145          13,420           7,857
                                      -------------   -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
  from contract transactions                 52,351          21,048       2,389,974       1,797,970          66,712           7,957
                                      -------------   -------------   -------------   -------------   -------------   -------------

INCREASE (DECREASE) IN NET ASSETS            62,758          22,206       2,372,967       1,825,303          82,985           7,641

NET ASSETS AT BEGINNING OF PERIOD            22,206               -       1,825,303               -           7,641               -
                                      -------------   -------------   -------------   -------------   -------------   -------------
NET ASSETS AT END OF PERIOD           $      84,964   $      22,206   $   4,198,270   $   1,825,303   $      90,626   $       7,641
                                      =============   =============   =============   =============   =============   =============

UNITS OUTSTANDING
  Units outstanding at beginning
    of period                                 2,830               -         169,606               -           1,126               -
    Units issued                              6,774           2,866         309,308         169,689           9,886           1,126
    Units redeemed                             (358)            (36)        (86,555)            (83)           (636)              -
                                      -------------   -------------   -------------   -------------   -------------   -------------
  Units outstanding at end of period          9,246           2,830         392,359         169,606          10,376           1,126
                                      =============   =============   =============   =============   =============   =============

(h) For the period beginning June 3, 2002 and ended December 31, 2002

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK SEPARATE ACCOUNT A

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------------

                                                           AIM Variable Insurance Funds Series II Sub-Accounts
                                      ---------------------------------------------------------------------------------------------
                                                                                AIM V. I.                       AIM V. I.
                                         AIM V. I. High Yield II         International Growth II         Mid Cap Core Equity II
                                      -----------------------------   -----------------------------   -----------------------------
                                          2003           2002 (h)         2003           2002 (h)         2003           2002 (h)
                                      -------------   -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income (loss)          $      39,307   $         (19)  $        (861)  $           6   $        (665)  $         (29)
Net realized gains (losses)                  25,783               -          42,017              (1)            670              (1)
Change in unrealized gains (losses)          (7,449)            287          13,230             (39)         10,400              (2)
                                      -------------   -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
  from operations                            57,641             268          54,386             (34)         10,405             (32)
                                      -------------   -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
  FROM CONTRACT TRANSACTIONS
Deposits                                    135,675               -          80,135           1,736          44,275             100
Benefit payments                                  -               -               -               -               -               -
Payments on termination                        (281)              -        (537,980)              -            (491)              -
Contract maintenance charge                       -               -               -               -               -               -
Transfers among the sub-accounts
  and with the Fixed Account - net          432,352          10,636         504,494             163          33,106          11,145
                                      -------------   -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
  from contract transactions                567,746          10,636          46,649           1,899          76,890          11,245
                                      -------------   -------------   -------------   -------------   -------------   -------------

INCREASE (DECREASE) IN NET ASSETS           625,387          10,904         101,035           1,865          87,295          11,213

NET ASSETS AT BEGINNING OF PERIOD            10,904               -           1,865               -          11,213               -
                                      -------------   -------------   -------------   -------------   -------------   -------------
NET ASSETS AT END OF PERIOD           $     636,291   $      10,904   $     102,900   $       1,865   $      98,508   $      11,213
                                      =============   =============   =============   =============   =============   =============

UNITS OUTSTANDING
  Units outstanding at beginning
    of period                                 1,174               -             225               -           1,282               -
    Units issued                            274,022           1,174         300,766             225           7,762           1,282
    Units redeemed                         (220,854)              -        (291,212)              -             (45)              -
                                      -------------   -------------   -------------   -------------   -------------   -------------
  Units outstanding at end of period         54,342           1,174           9,779             225           8,999           1,282
                                      =============   =============   =============   =============   =============   =============

(h) For the period beginning June 3, 2002 and ended December 31, 2002

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK SEPARATE ACCOUNT A

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------------

                                                           AIM Variable Insurance Funds Series II Sub-Accounts
                                      ---------------------------------------------------------------------------------------------
                                                                                AIM V. I.
                                        AIM V. I. Money Market II           New Technology II          AIM V. I. Premier Equity II
                                      -----------------------------   -----------------------------   -----------------------------
                                          2003           2002 (h)         2003           2002 (h)         2003           2002 (h)
                                      -------------   -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income (loss)          $      (6,818)  $        (371)  $        (146)  $           -   $        (984)  $          11
Net realized gains (losses)                       -               -              25               -             114              (1)
Change in unrealized gains (losses)               -               -           3,836              (2)         21,307            (308)
                                      -------------   -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
  from operations                            (6,818)           (371)          3,715              (2)         20,437            (298)
                                      -------------   -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
  FROM CONTRACT TRANSACTIONS
Deposits                                  1,482,111         238,165           5,941               -         120,366           8,250
Benefit payments                                  -               -               -               -               -               -
Payments on termination                  (1,037,567)           (125)              -               -            (350)              -
Contract maintenance charge                       -               -               -               -               -               -
Transfers among the sub-accounts
  and with the Fixed Account - net         (113,855)          1,485           4,938              25          42,418           2,206
                                      -------------   -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
  from contract transactions                330,689         239,525          10,879              25         162,434          10,456
                                      -------------   -------------   -------------   -------------   -------------   -------------

INCREASE (DECREASE) IN NET ASSETS           323,871         239,154          14,594              23         182,871          10,158

NET ASSETS AT BEGINNING OF PERIOD           239,154               -              23               -          10,158               -
                                      -------------   -------------   -------------   -------------   -------------   -------------
NET ASSETS AT END OF PERIOD           $     563,025   $     239,154   $      14,617   $          23   $     193,029   $      10,158
                                      =============   =============   =============   =============   =============   =============

UNITS OUTSTANDING
  Units outstanding at beginning
    of period                                24,062               -               4               -           1,484               -
    Units issued                            635,133          24,075           1,640               4          20,206           1,484
    Units redeemed                         (601,878)            (13)              -               -             (48)              -
                                      -------------   -------------   -------------   -------------   -------------   -------------
  Units outstanding at end of period         57,317          24,062           1,644               4          21,642           1,484
                                      =============   =============   =============   =============   =============   =============

(h) For the period beginning June 3, 2002 and ended December 31, 2002

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK SEPARATE ACCOUNT A

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------------

                                                                                                         Delaware Group Premium
                                       AllianceBernstein Variable Product Series Fund Sub-Accounts       Fund, Inc. Sub-Accounts
                                      -------------------------------------------------------------   -----------------------------
                                                        Alliance        Alliance        Alliance
                                        Alliance        Bernstein       Bernstein       Bernstein
                                        Bernstein        Growth &        Premier        Small Cap             Delaware VIP
                                         Growth          Income          Growth           Value            GP Small Cap Value
                                      -------------   -------------   -------------   -------------   -----------------------------
                                         2003 (a)        2003 (a)        2003 (a)        2003 (a)         2003            2002
                                      -------------   -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
 FROM OPERATIONS
Net investment income (loss)          $        (547)  $      (2,721)  $        (271)  $      (2,741)  $     (18,194)  $         250
Net realized gains (losses)                      15              32               6             103           4,556            (931)
Change in unrealized gains (losses)           8,641          72,509           3,683          79,464         742,656        (132,583)
                                      -------------   -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
  from operations                             8,109          69,820           3,418          76,826         729,018        (133,264)
                                      -------------   -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
  FROM CONTRACT TRANSACTIONS
Deposits                                    194,521         852,397          42,300         965,505         171,221         706,287
Benefit payments                                  -               -               -               -          (3,809)              -
Payments on termination                        (184)            (40)              -            (274)       (118,101)        (75,758)
Contract maintenance charge                       -               -               -               -          (1,671)           (533)
Transfers among the sub-accounts
  and with the Fixed Account - net           40,835         201,706          25,856          73,533         270,136         509,870
                                      -------------   -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
  from contract transactions                235,172       1,054,063          68,156       1,038,764         317,776       1,139,866
                                      -------------   -------------   -------------   -------------   -------------   -------------

INCREASE (DECREASE) IN NET ASSETS           243,281       1,123,883          71,574       1,115,590       1,046,794       1,006,602

NET ASSETS AT BEGINNING OF PERIOD                 -               -               -               -       1,589,303         582,701
                                      -------------   -------------   -------------   -------------   -------------   -------------
NET ASSETS AT END OF PERIOD           $     243,281   $   1,123,883   $      71,574   $   1,115,590   $   2,636,097   $   1,589,303
                                      =============   =============   =============   =============   =============   =============

UNITS OUTSTANDING
  Units outstanding at beginning
    of period                                     -               -               -               -         133,174          45,515
    Units issued                             19,600          91,885           6,229          82,056          42,876         101,857
    Units redeemed                              (53)           (332)              -             (55)        (18,504)        (14,198)
                                      -------------   -------------   -------------   -------------   -------------   -------------
  Units outstanding at end of period         19,547          91,553           6,229          82,001         157,546         133,174
                                      =============   =============   =============   =============   =============   =============

(a) For the period beginning July 1, 2003 and ended December 31, 2003

See notes to financial statements.

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
STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------------

                                         Delaware Group Premium       Dreyfus Socially Responsible         Dreyfus Stock Index
                                         Fund, Inc. Sub-Accounts      Growth Fund, Inc. Sub-Account         Fund Sub-Account
                                      -----------------------------   -----------------------------   -----------------------------
                                                                            Dreyfus Socially
                                          Delaware VIP GP Trend          Responsible Growth Fund         Dreyfus Stock Index Fund
                                      -----------------------------   -----------------------------   -----------------------------
                                          2003            2002            2003            2002            2003            2002
                                      -------------   -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income (loss)          $      (8,743)  $      (4,031)  $      (2,519)  $      (2,153)  $      12,207   $       8,957
Net realized gains (losses)                  (4,315)        (15,463)        (11,261)        (17,206)        (46,664)        (25,366)
Change in unrealized gains (losses)         225,628         (46,702)         63,454         (56,834)      1,173,721        (681,992)
                                      -------------   -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
  from operations                           212,570         (66,196)         49,674         (76,193)      1,139,264        (698,401)
                                      -------------   -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
  FROM CONTRACT TRANSACTIONS
Deposits                                     96,168         243,044           5,825          13,261         379,841       1,408,882
Benefit payments                             (2,723)              -               -               -          (3,906)              -
Payments on termination                     (35,060)        (18,160)        (10,538)        (22,697)       (244,963)       (114,658)
Contract maintenance charge                    (375)           (142)           (257)           (233)         (2,692)         (1,182)
Transfers among the sub-accounts
  and with the Fixed Account - net          160,393         144,491          16,686          49,945         489,677       1,717,280
                                      -------------   -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
  from contract transactions                218,403         369,233          11,716          40,276         617,957       3,010,322
                                      -------------   -------------   -------------   -------------   -------------   -------------

INCREASE (DECREASE) IN NET ASSETS           430,973         303,037          61,390         (35,917)      1,757,221       2,311,921

NET ASSETS AT BEGINNING OF PERIOD           490,348         187,311         197,092         233,009       3,824,010       1,512,089
                                      -------------   -------------   -------------   -------------   -------------   -------------
NET ASSETS AT END OF PERIOD           $     921,321   $     490,348   $     258,482   $     197,092   $   5,581,231   $   3,824,010
                                      =============   =============   =============   =============   =============   =============

UNITS OUTSTANDING
  Units outstanding at beginning
    of period                                80,076          24,184          39,724          32,951         611,362         185,335
    Units issued                             49,953          65,461           6,455          14,292         194,373         470,795
    Units redeemed                          (17,255)         (9,569)         (4,310)         (7,519)       (101,813)        (44,768)
                                      -------------   -------------   -------------   -------------   -------------   -------------
  Units outstanding at end of period        112,774          80,076          41,869          39,724         703,922         611,362
                                      =============   =============   =============   =============   =============   =============

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK SEPARATE ACCOUNT A

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------------

                                                              Dreyfus Variable Investment Fund Sub-Accounts
                                      ---------------------------------------------------------------------------------------------
                                        VIF Capital Appreciation           VIF Growth & Income              VIF Money Market
                                      -----------------------------   -----------------------------   -----------------------------
                                          2003            2002            2003            2002            2003            2002
                                      -------------   -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income (loss)          $       2,074   $       1,541   $           -   $           1   $     (18,794)  $           -
Net realized gains (losses)                  (3,476)         (4,693)            (10)             (1)              -               -
Change in unrealized gains (losses)         135,642         (90,603)             21             (21)              -               -
                                      -------------   -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
  from operations                           134,240         (93,755)             11             (21)        (18,794)              -
                                      -------------   -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
  FROM CONTRACT TRANSACTIONS
Deposits                                     11,087         202,525               -              99          94,269             100
Benefit payments                                  -               -               -               -         (32,589)              -
Payments on termination                     (13,706)         (8,505)            (87)              -        (146,086)              -
Contract maintenance charge                    (208)           (109)             (1)              -          (1,264)              -
Transfers among the sub-accounts
  and with the Fixed Account - net          135,455         236,687              (1)              -       4,070,332               -
                                      -------------   -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
  from contract transactions                132,628         430,598             (89)             99       3,984,662             100
                                      -------------   -------------   -------------   -------------   -------------   -------------

INCREASE (DECREASE) IN NET ASSETS           266,868         336,843             (78)             78       3,965,868             100

NET ASSETS AT BEGINNING OF PERIOD           585,201         248,358              78               -             100               -
                                      -------------   -------------   -------------   -------------   -------------   -------------
NET ASSETS AT END OF PERIOD           $     852,069   $     585,201   $           -   $          78   $   3,965,968   $         100
                                      =============   =============   =============   =============   =============   =============

UNITS OUTSTANDING
  Units outstanding at beginning
    of period                                80,006          27,925              12               -              10               -
    Units issued                             21,753          57,212               -              12         618,589              10
    Units redeemed                           (4,404)         (5,131)            (12)              -        (220,271)              -
                                      -------------   -------------   -------------   -------------   -------------   -------------
  Units outstanding at end of period         97,355          80,006               -              12         398,328              10
                                      =============   =============   =============   =============   =============   =============

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK SEPARATE ACCOUNT A

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------------

                                                         Fidelity Variable Insurance Products Fund Sub-Accounts
                                      ---------------------------------------------------------------------------------------------
                                              VIP Contrafund                VIP Equity-Income                  VIP Growth
                                      -----------------------------   -----------------------------   -----------------------------
                                          2003            2002            2003            2002            2003            2002
                                      -------------   -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income (loss)          $     (17,388)  $      (9,933)  $      11,663   $      (7,853)  $     (28,215)  $     (21,971)
Net realized gains (losses)                 (14,877)        (13,179)        (16,138)         (1,851)       (108,056)        (64,861)
Change in unrealized gains (losses)         556,006        (135,782)      1,001,884        (422,608)        907,953        (660,322)
                                      -------------   -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
  from operations                           523,741        (158,894)        997,409        (432,312)        771,682        (747,154)
                                      -------------   -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
  FROM CONTRACT TRANSACTIONS
Deposits                                    410,098         808,672         185,874       1,262,183         399,274       1,104,466
Benefit payments                             (4,078)              -         (12,830)              -            (929)           (700)
Payments on termination                    (121,434)        (65,734)       (153,805)        (99,088)       (137,513)       (100,374)
Contract maintenance charge                  (1,695)           (661)         (2,170)           (868)         (1,545)           (674)
Transfers among the sub-accounts
  and with the Fixed Account - net          234,090         408,472         702,316       1,129,372         177,147         694,765
                                      -------------   -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
  from contract transactions                516,981       1,150,749         719,385       2,291,599         436,434       1,697,483
                                      -------------   -------------   -------------   -------------   -------------   -------------

INCREASE (DECREASE) IN NET ASSETS         1,040,722         991,855       1,716,794       1,859,287       1,208,116         950,329

NET ASSETS AT BEGINNING OF PERIOD         1,721,511         729,656       2,856,988         997,701       2,430,308       1,479,979
                                      -------------   -------------   -------------   -------------   -------------   -------------
NET ASSETS AT END OF PERIOD           $   2,762,233   $   1,721,511   $   4,573,782   $   2,856,988   $   3,638,424   $   2,430,308
                                      =============   =============   =============   =============   =============   =============

UNITS OUTSTANDING
  Units outstanding at beginning
    of period                               228,534          86,426         343,378          98,345         480,356         202,157
    Units issued                            107,291         178,294         152,425         290,702         222,577         349,360
    Units redeemed                          (45,420)        (36,186)        (68,680)        (45,669)       (152,934)        (71,161)
                                      -------------   -------------   -------------   -------------   -------------   -------------
  Units outstanding at end of period        290,405         228,534         427,123         343,378         549,999         480,356
                                      =============   =============   =============   =============   =============   =============

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK SEPARATE ACCOUNT A

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------------

                                                         Fidelity Variable Insurance Products Fund Sub-Accounts
                                      ---------------------------------------------------------------------------------------------
                                         VIP Growth Opportunities            VIP High Income                  VIP Index 500
                                      -----------------------------   -----------------------------   -----------------------------
                                          2003            2002            2003            2002            2003            2002
                                      -------------   -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income (loss)          $      (1,908)  $      (1,332)  $      20,359   $      12,986   $         972   $      (5,423)
Net realized gains (losses)                 (18,940)         (5,578)          2,686            (693)        (27,091)        (22,465)
Change in unrealized gains (losses)         108,665         (59,978)         76,359          (2,046)        411,611        (211,973)
                                      -------------   -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
  from operations                            87,817         (66,888)         99,404          10,247         385,492        (239,861)
                                      -------------   -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
  FROM CONTRACT TRANSACTIONS
Deposits                                     83,932         111,006         176,387         143,632         232,794         754,410
Benefit payments                             (2,518)              -            (573)              -               -         (13,273)
Payments on termination                     (15,443)        (11,876)        (35,303)         (2,887)       (124,552)        (27,274)
Contract maintenance charge                    (273)           (150)           (198)            (86)           (618)           (218)
Transfers among the sub-accounts
  and with the Fixed Account - net           41,728          82,530          34,066          20,115         253,287         293,735
                                      -------------   -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
  from contract transactions                107,426         181,510         174,379         160,774         360,911       1,007,380
                                      -------------   -------------   -------------   -------------   -------------   -------------

INCREASE (DECREASE) IN NET ASSETS           195,243         114,622         273,783         171,021         746,403         767,519

NET ASSETS AT BEGINNING OF PERIOD           299,632         185,010         321,617         150,596       1,297,744         530,225
                                      -------------   -------------   -------------   -------------   -------------   -------------
NET ASSETS AT END OF PERIOD           $     494,875   $     299,632   $     595,400   $     321,617   $   2,044,147   $   1,297,744
                                      =============   =============   =============   =============   =============   =============

UNITS OUTSTANDING
  Units outstanding at beginning
    of period                                49,139          23,416          43,029          20,582         215,402          67,571
    Units issued                             29,734          30,875          28,744          23,181          88,487         186,072
    Units redeemed                          (15,592)         (5,152)         (8,388)           (734)        (36,319)        (38,241)
                                      -------------   -------------   -------------   -------------   -------------   -------------
  Units outstanding at end of period         63,281          49,139          63,385          43,029         267,570         215,402
                                      =============   =============   =============   =============   =============   =============

See notes to financial statements.

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
STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------------

                                                                                                           Franklin Templeton
                                                                                                       Variable Insurance Products
                                          Fidelity Variable Insurance Products Fund Sub-Accounts           Trust Sub-Accounts
                                      -------------------------------------------------------------   -----------------------------
                                                                                                        Franklin        Franklin
                                                                                                         Growth          Small
                                                                                                       and Income       Cap Value
                                        VIP Investment Grade Bond              VIP Overseas            Securities      Securities
                                      -----------------------------   -----------------------------   -------------   -------------
                                          2003            2002            2003            2002           2003 (b)        2003 (b)
                                      -------------   -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income (loss)          $      43,633   $         234   $      (3,613)  $      (3,892)  $      (4,571)  $      (2,067)
Net realized gains (losses)                  39,320           2,841         (19,756)        (13,982)          6,331           2,873
Change in unrealized gains (losses)          (5,186)        109,430         311,915        (116,766)        153,235          60,981
                                      -------------   -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
  from operations                            77,767         112,505         288,546        (134,640)        154,995          61,787
                                      -------------   -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
  FROM CONTRACT TRANSACTIONS
Deposits                                    632,395       1,046,049          46,536         290,856       1,466,085         825,415
Benefit payments                                  -               -               -            (439)              -               -
Payments on termination                     (66,421)        (38,421)        (53,988)        (19,389)         (5,016)           (349)
Contract maintenance charge                    (738)           (207)           (435)           (248)              -               -
Transfers among the sub-accounts
  and with the Fixed Account - net          171,794         332,932          52,252         156,566         304,143          67,225
                                      -------------   -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
  from contract transactions                737,030       1,340,353          44,365         427,346       1,765,212         892,291
                                      -------------   -------------   -------------   -------------   -------------   -------------

INCREASE (DECREASE) IN NET ASSETS           814,797       1,452,858         332,911         292,706       1,920,207         954,078

NET ASSETS AT BEGINNING OF PERIOD         1,750,423         297,565         682,555         389,849               -               -
                                      -------------   -------------   -------------   -------------   -------------   -------------
NET ASSETS AT END OF PERIOD           $   2,565,220   $   1,750,423   $   1,015,466   $     682,555   $   1,920,207   $     954,078
                                      =============   =============   =============   =============   =============   =============

UNITS OUTSTANDING
  Units outstanding at beginning
    of period                               143,699          26,618         120,941          54,703               -               -
    Units issued                            118,879         138,436          56,631          80,138         159,898          66,289
    Units redeemed                          (59,873)        (21,355)        (50,304)        (13,900)        (17,008)           (951)
                                      -------------   -------------   -------------   -------------   -------------   -------------
  Units outstanding at end of period        202,705         143,699         127,268         120,941         142,890          65,338
                                      =============   =============   =============   =============   =============   =============

(b) For the period beginning May 1, 2003 and ended December 31, 2003

See notes to financial statements.

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
STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
-------------------------------------------------------------------------------------------------------------------

                                            Franklin Templeton Variable Insurance Products Trust Sub-Accounts
                                      -----------------------------------------------------------------------------
                                                                                                        Templeton
                                                                                                        Developing
                                                                                                         Markets
                                         Mutual Shares Securities       Templeton Asset Strategy       Securities
                                      -----------------------------   -----------------------------   -------------
                                          2003            2002            2003            2002           2003 (b)
                                      -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income (loss)          $      (5,718)  $           -   $       4,276   $       1,263   $        (545)
Net realized gains (losses)                   1,746               -             959          (9,618)            265
Change in unrealized gains (losses)         123,818               3          90,633          (6,584)         25,126
                                      -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
  from operations                           119,846               3          95,868         (14,939)         24,846
                                      -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
  FROM CONTRACT TRANSACTIONS
Deposits                                  1,398,238             470          15,376          87,990         196,395
Benefit payments                                  -               -               -               -               -
Payments on termination                      (2,492)              -         (12,331)         (3,090)           (231)
Contract maintenance charge                       -               -            (181)            (58)              -
Transfers among the sub-accounts
  and with the Fixed Account - net          279,199               -          99,414          27,223          15,670
                                      -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
  from contract transactions              1,674,945             470         102,278         112,065         211,834
                                      -------------   -------------   -------------   -------------   -------------

INCREASE (DECREASE) IN NET ASSETS         1,794,791             473         198,146          97,126         236,680

NET ASSETS AT BEGINNING OF PERIOD               473               -         226,517         129,391               -
                                      -------------   -------------   -------------   -------------   -------------
NET ASSETS AT END OF PERIOD           $   1,795,264   $         473   $     424,663   $     226,517   $     236,680
                                      =============   =============   =============   =============   =============

UNITS OUTSTANDING
  Units outstanding at beginning
    of period                                    53               -          25,836          13,934               -
    Units issued                            150,274              53          13,961          23,046          14,145
    Units redeemed                           (9,180)              -          (2,627)        (11,144)           (151)
                                      -------------   -------------   -------------   -------------   -------------
  Units outstanding at end of period        141,147              53          37,170          25,836          13,994
                                      =============   =============   =============   =============   =============

(b) For the period beginning May 1, 2003 and ended December 31, 2003

See notes to financial statements.

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
STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------------

                                             Franklin Templeton
                                          Variable Insurance Products     Goldman Sachs Variable        HSBC Variable Insurance
                                              Trust Sub-Accounts        Insurance Trust Sub-Account       Funds Sub-Accounts
                                      -----------------------------   -----------------------------   -----------------------------
                                                Templeton
                                            Foreign Securities          VIT CORE Small Cap Equity        HSBC VI Cash Management
                                      -----------------------------   -----------------------------   -----------------------------
                                          2003            2002            2003            2002           2003 (c)         2002
                                      -------------   -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income (loss)          $       2,578   $       1,555   $           -   $           -   $      (8,512)  $      (9,097)
Net realized gains (losses)                 (15,776)        (13,434)             14              (1)              -               -
Change in unrealized gains (losses)         320,698        (132,620)             13             (13)              -               -
                                      -------------   -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
  from operations                           307,500        (144,499)             27             (14)         (8,512)         (9,097)
                                      -------------   -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
  FROM CONTRACT TRANSACTIONS
Deposits                                    558,005         337,584               -             100         199,053       1,411,830
Benefit payments                                  -               -               -               -        (115,148)              -
Payments on termination                    (115,971)        (19,440)           (110)              -        (158,327)       (266,191)
Contract maintenance charge                    (531)           (213)             (2)              -            (268)           (377)
Transfers among the sub-accounts
  and with the Fixed Account - net          223,844         207,299              (1)              -      (2,914,700)        776,769
                                      -------------   -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
  from contract transactions                665,347         525,230            (113)            100      (2,989,390)      1,922,031
                                      -------------   -------------   -------------   -------------   -------------   -------------

INCREASE (DECREASE) IN NET ASSETS           972,847         380,731             (86)             86      (2,997,902)      1,912,934

NET ASSETS AT BEGINNING OF PERIOD           773,466         392,735              86               -       2,997,902       1,084,968
                                      -------------   -------------   -------------   -------------   -------------   -------------
NET ASSETS AT END OF PERIOD           $   1,746,313   $     773,466   $           -   $          86   $           -   $   2,997,902
                                      =============   =============   =============   =============   =============   =============

UNITS OUTSTANDING
  Units outstanding at beginning
    of period                               110,201          44,999              10               -         291,758         105,129
    Units issued                             88,819          74,279               -              10          65,954         283,011
    Units redeemed                          (31,083)         (9,077)            (10)              -        (357,712)        (96,382)
                                      -------------   -------------   -------------   -------------   -------------   -------------
  Units outstanding at end of period        167,937         110,201               -              10               -         291,758
                                      =============   =============   =============   =============   =============   =============

(c) For the period beginning January 1, 2003 and ended April 30, 2003

See notes to financial statements.

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
STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------------

                                                                                                           LSA Variable Series
                                               HSBC Variable Insurance Funds Sub-Accounts                   Trust Sub-Accounts
                                      -------------------------------------------------------------   -----------------------------
                                                                                                           LSA
                                                                                                        Aggressive     LSA Equity
                                          HSBC VI Fixed Income           HSBC VI Growth & Income          Growth         Growth
                                      -----------------------------   -----------------------------   -------------   -------------
                                        2003 (c)          2002          2003 (c)          2002          2003 (b)        2003 (b)
                                      -------------   -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income (loss)          $       5,989   $      19,505   $      (3,110)  $     (16,744)  $      (1,733)  $      (1,336)
Net realized gains (losses)                  75,791           5,416        (546,784)        (35,408)             (6)          1,528
Change in unrealized gains (losses)         (75,511)         78,375         634,413        (467,722)         22,097          20,104
                                      -------------   -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
  from operations                             6,269         103,296          84,519        (519,874)         20,358          20,296
                                      -------------   -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
FROM CONTRACT TRANSACTIONS
Deposits                                     17,920         704,433          18,741         458,451         457,261         319,975
Benefit payments                                  -          (3,893)              -               -               -               -
Payments on termination                     (23,140)        (19,651)        (27,716)        (90,325)              -            (702)
Contract maintenance charge                    (305)           (308)           (653)         (1,015)              -               -
Transfers among the sub-accounts
  and with the Fixed Account - net       (1,707,557)        383,636      (1,809,340)        364,336          36,202          81,539
                                      -------------   -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
  from contract transactions             (1,713,082)      1,064,217      (1,818,968)        731,447         493,463         400,812
                                      -------------   -------------   -------------   -------------   -------------   -------------

INCREASE (DECREASE) IN NET ASSETS        (1,706,813)      1,167,513      (1,734,449)        211,573         513,821         421,108

NET ASSETS AT BEGINNING OF PERIOD         1,706,813         539,300       1,734,449       1,522,876               -               -
                                      -------------   -------------   -------------   -------------   -------------   -------------
NET ASSETS AT END OF PERIOD           $           -   $   1,706,813   $           -   $   1,734,449   $     513,821   $     421,108
                                      =============   =============   =============   =============   =============   =============

UNITS OUTSTANDING
  Units outstanding at beginning
    of period                               149,374          51,238         280,931         182,882               -               -
    Units issued                             19,066         117,650          19,059         130,022          39,485          38,092
    Units redeemed                         (168,440)        (19,514)       (299,990)        (31,973)            (10)         (3,499)
                                      -------------   -------------   -------------   -------------   -------------   -------------
  Units outstanding at end of period              -         149,374               -         280,931          39,475          34,593
                                      =============   =============   =============   =============   =============   =============

(b) For the period beginning May 1, 2003 and ended December 31, 2003

(c) For the period beginning January 1, 2003 and ended April 30, 2003

See notes to financial statements.

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
STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
-------------------------------------------------------------------------------------------------------------------

                                      LSA Variable
                                      Series Trust
                                      Sub-Accounts              MFS Variable Insurance Trust Sub-Accounts
                                      -------------   -------------------------------------------------------------
                                       LSA Mid Cap
                                          Value                 MFS Bond                   MFS Emerging Growth
                                      -------------   -----------------------------   -----------------------------
                                        2003 (b)          2003            2002            2003            2002
                                      -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income (loss)          $      (1,666)  $      64,296   $      30,209   $           -   $           -
Net realized gains (losses)                  32,903          17,497            (307)             (9)             (1)
Change in unrealized gains (losses)          29,503          25,596          42,389              25             (25)
                                      -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
  from operations                            60,740         107,389          72,291              16             (26)
                                      -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
  FROM CONTRACT TRANSACTIONS
Deposits                                    762,561         203,660         626,702               -             100
Benefit payments                                  -               -               -               -               -
Payments on termination                      (2,128)        (89,980)        (48,175)            (88)              -
Contract maintenance charge                       -            (362)           (152)             (1)              -
Transfers among the sub-accounts
  and with the Fixed Account - net           72,162         148,844         354,483              (1)              -
                                      -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
  from contract transactions                832,595         262,162         932,858             (90)            100
                                      -------------   -------------   -------------   -------------   -------------

INCREASE (DECREASE) IN NET ASSETS           893,335         369,551       1,005,149             (74)             74

NET ASSETS AT BEGINNING OF PERIOD                 -       1,208,874         203,725              74               -
                                      -------------   -------------   -------------   -------------   -------------
NET ASSETS AT END OF PERIOD           $     893,335   $   1,578,425   $   1,208,874   $           -   $          74
                                      =============   =============   =============   =============   =============

UNITS OUTSTANDING
  Units outstanding at beginning
     of period                                    -         100,799          18,271              21               -
    Units issued                             61,731          65,285          98,067               -              21
    Units redeemed                           (2,850)        (44,189)        (15,539)            (21)              -
                                      -------------   -------------   -------------   -------------   -------------
  Units outstanding at end of period         58,881         121,895         100,799               -              21
                                      =============   =============   =============   =============   =============

(b) For the period beginning May 1, 2003 and ended December 31, 2003

See notes to financial statements.

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
STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------------

                                                                MFS Variable Insurance Trust Sub-Accounts
                                      ---------------------------------------------------------------------------------------------
                                             MFS High Income               MFS Investors Trust              MFS New Discovery
                                      -----------------------------   -----------------------------   -----------------------------
                                          2003            2002            2003            2002            2003            2002
                                      -------------   -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income (loss)          $       4,195   $       6,088   $      (3,451)  $      (2,764)  $      (5,666)  $      (3,705)
Net realized gains (losses)                    (370)         (6,091)         (4,565)        (16,828)         (5,635)        (13,694)
Change in unrealized gains (losses)          15,089            (106)        116,073         (75,624)        139,150         (95,486)
                                      -------------   -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
  from operations                            18,914            (109)        108,057         (95,216)        127,849        (112,885)
                                      -------------   -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
  FROM CONTRACT TRANSACTIONS
Deposits                                     61,700          72,216          97,851         266,289          77,374         224,699
Benefit payments                                  -          (7,796)              -               -               -               -
Payments on termination                      (2,931)        (13,110)        (14,386)         (3,337)        (14,952)         (6,295)
Contract maintenance charge                     (91)            (42)           (245)           (162)           (169)            (79)
Transfers among the sub-accounts
  and with the Fixed Account - net           (1,669)        (55,619)         12,163          73,217          17,439         104,733
                                      -------------   -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
  from contract transactions                 57,009          (4,351)         95,383         336,007          79,692         323,058
                                      -------------   -------------   -------------   -------------   -------------   -------------

INCREASE (DECREASE) IN NET ASSETS            75,923          (4,460)        203,440         240,791         207,541         210,173

NET ASSETS AT BEGINNING OF PERIOD            91,656          96,116         463,422         222,631         371,644         161,471
                                      -------------   -------------   -------------   -------------   -------------   -------------
NET ASSETS AT END OF PERIOD           $     167,579   $      91,656   $     666,862   $     463,422   $     579,185   $     371,644
                                      =============   =============   =============   =============   =============   =============

UNITS OUTSTANDING
  Units outstanding at beginning
    of period                                 9,733          10,338          73,504          27,560          66,033          19,369
    Units issued                             10,050          10,112          26,218          61,959          27,111          68,158
    Units redeemed                           (4,506)        (10,717)        (12,032)        (16,015)        (15,211)        (21,494)
                                      -------------   -------------   -------------   -------------   -------------   -------------
  Units outstanding at end of period         15,277           9,733          87,690          73,504          77,933          66,033
                                      =============   =============   =============   =============   =============   =============

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK SEPARATE ACCOUNT A

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------------

                                                 Morgan Stanley Variable Investment Series (Class Y Shares) Sub-Accounts
                                      ---------------------------------------------------------------------------------------------
                                                                                                         Global          Global
                                        Aggressive      Dividend                        European        Advantage       Dividend
                                      Equity (Class   Growth (Class   Equity (Class   Growth (Class      (Class       Growth (Class
                                        Y Shares)       Y Shares)       Y Shares)       Y Shares)       Y Shares)       Y Shares)
                                      -------------   -------------   -------------   -------------   -------------   -------------
                                         2003 (a)        2003 (a)        2003 (a)        2003 (a)        2003 (a)        2003 (a)
                                      -------------   -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income (loss)          $      (1,801)  $       1,065   $      (1,690)  $        (626)  $        (203)  $        (441)
Net realized gains (losses)                   2,282           1,770              71              24              52              12
Change in unrealized gains (losses)          38,211          74,079          26,617          23,678           4,829          17,374
                                      -------------   -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
  from operations                            38,692          76,914          24,998          23,076           4,678          16,945
                                      -------------   -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
  FROM CONTRACT TRANSACTIONS
Deposits                                    503,911         849,231         367,183         265,591          68,342         288,047
Benefit payments                                  -               -               -               -               -               -
Payments on termination                     (52,587)        (51,699)           (241)            (16)            (73)              -
Contract maintenance charge                       -               -               -               -               -               -
Transfers among the sub-accounts
  and with the Fixed Account - net          208,298          44,934         101,531          27,121           1,617          20,425
                                      -------------   -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
  from contract transactions                659,622         842,466         468,473         292,696          69,886         308,472
                                      -------------   -------------   -------------   -------------   -------------   -------------

INCREASE (DECREASE) IN NET ASSETS           698,314         919,380         493,471         315,772          74,564         325,417

NET ASSETS AT BEGINNING OF PERIOD                 -               -               -               -               -               -
                                      -------------   -------------   -------------   -------------   -------------   -------------
NET ASSETS AT END OF PERIOD           $     698,314   $     919,380   $     493,471   $     315,772   $      74,564   $     325,417
                                      =============   =============   =============   =============   =============   =============

UNITS OUTSTANDING
  Units outstanding at beginning
    of period                                     -               -               -               -               -               -
    Units issued                             62,461          80,096          42,624          24,940           6,974          25,286
    Units redeemed                           (5,247)         (4,881)           (970)            (11)         (1,043)           (158)
                                      -------------   -------------   -------------   -------------   -------------   -------------
  Units outstanding at end of period         57,214          75,215          41,654          24,929           5,931          25,128
                                      =============   =============   =============   =============   =============   =============

(a) For the period beginning July 1, 2003 and ended December 31, 2003

See notes to financial statements.

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
STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------------

                                                 Morgan Stanley Variable Investment Series (Class Y Shares) Sub-Accounts
                                      ---------------------------------------------------------------------------------------------
                                                         Income                         Limited
                                          High           Builder       Information      Duration          Money          Pacific
                                      Yield (Class       (Class          (Class          (Class       Market (Class   Growth (Class
                                        Y Shares)       Y Shares)       Y Shares)       Y Shares)       Y Shares)       Y Shares)
                                      -------------   -------------   -------------   -------------   -------------   -------------
                                         2003 (a)        2003 (a)        2003 (a)        2003 (a)        2003 (a)        2003 (a)
                                      -------------   -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income (loss)          $       6,009   $       1,711   $        (291)  $       4,924   $      (2,680)  $        (294)
Net realized gains (losses)                   1,534              23              12             (11)              -              17
Change in unrealized gains (losses)           9,369          12,752           5,349          (2,939)              -           5,415
                                      -------------   -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
  from operations                            16,912          14,486           5,070           1,974          (2,680)          5,138
                                      -------------   -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
  FROM CONTRACT TRANSACTIONS
Deposits                                    429,029          75,971          90,589         467,861       1,861,377          89,458
Benefit payments                                  -               -               -               -               -               -
Payments on termination                     (51,874)              -               -          (2,261)              -             (16)
Contract maintenance charge                       -               -               -               -               -               -
Transfers among the sub-accounts
  and with the Fixed Account - net           21,177         131,687             727         500,219      (1,158,061)         39,400
                                      -------------   -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
  from contract transactions                398,332         207,658          91,316         965,819         703,316         128,842
                                      -------------   -------------   -------------   -------------   -------------   -------------

INCREASE (DECREASE) IN NET ASSETS           415,244         222,144          96,386         967,793         700,636         133,980

NET ASSETS AT BEGINNING OF PERIOD                 -               -               -               -               -               -
                                      -------------   -------------   -------------   -------------   -------------   -------------
NET ASSETS AT END OF PERIOD           $     415,244   $     222,144   $      96,386   $     967,793   $     700,636   $     133,980
                                      =============   =============   =============   =============   =============   =============

UNITS OUTSTANDING
  Units outstanding at beginning
    of period                                     -               -               -               -               -               -
    Units issued                             41,516          19,189           6,455         170,538         229,000           9,692
    Units redeemed                           (4,752)           (114)              -         (73,667)       (158,409)            (68)
                                      -------------   -------------   -------------   -------------   -------------   -------------
  Units outstanding at end of period         36,764          19,075           6,455          96,871          70,591           9,624
                                      =============   =============   =============   =============   =============   =============

(a) For the period beginning July 1, 2003 and ended December 31, 2003

See notes to financial statements.

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
STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------------

                                                         Morgan Stanley Variable                       Oppenheimer Variable Account
                                             Investment Series (Class Y Shares) Sub-Accounts                Funds Sub-Accounts
                                      -------------------------------------------------------------   -----------------------------
                                        Quality
                                         Income          S&P 500        Strategist      Utilites
                                       Plus (Class    Index (Class       (Class          (Class                Oppenheimer
                                        Y Shares)       Y Shares)       Y Shares)       Y Shares)           Aggressive Growth
                                      -------------   -------------   -------------   -------------   -----------------------------
                                         2003 (a)        2003 (a)        2003 (a)        2003 (a)         2003            2002
                                      -------------   -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income (loss)          $       4,214   $      (2,942)  $         286   $         662   $     (18,221)  $      (7,618)
Net realized gains (losses)                       9           1,822              16               3         (59,422)        (26,906)
Change in unrealized gains (losses)           3,042          71,133          14,832           4,707         381,515        (321,148)
                                      -------------   -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
  from operations                             7,265          70,013          15,134           5,372         303,872        (355,672)
                                      -------------   -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
  FROM CONTRACT TRANSACTIONS
Deposits                                    166,112       1,072,178         218,726          76,259         177,056         517,325
Benefit payments                                  -               -               -               -          (4,623)              -
Payments on termination                      (2,230)        (51,833)            (98)              -         (91,083)        (47,003)
Contract maintenance charge                       -               -               -               -            (962)           (619)
Transfers among the sub-accounts
  and with the Fixed Account - net          267,840         141,048          49,545          27,848          (7,624)        316,851
                                      -------------   -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
  from contract transactions                431,722       1,161,393         268,173         104,107          72,764         786,554
                                      -------------   -------------   -------------   -------------   -------------   -------------

INCREASE (DECREASE) IN NET ASSETS           438,987       1,231,406         283,307         109,479         376,636         430,882

NET ASSETS AT BEGINNING OF PERIOD                 -               -               -               -       1,283,680         852,798
                                      -------------   -------------   -------------   -------------   -------------   -------------
NET ASSETS AT END OF PERIOD           $     438,987   $   1,231,406   $     283,307   $     109,479   $   1,660,316   $   1,283,680
                                      =============   =============   =============   =============   =============   =============

UNITS OUTSTANDING
  Units outstanding at beginning
    of period                                     -               -               -               -         289,539         137,154
    Units issued                             44,085         106,950          23,592           9,536          72,914         178,775
    Units redeemed                           (1,432)         (5,036)             (9)              -         (60,505)        (26,390)
                                      -------------   -------------   -------------   -------------   -------------   -------------
Units outstanding at end of period           42,653         101,914          23,583           9,536         301,948         289,539
                                      =============   =============   =============   =============   =============   =============

(a) For the period beginning July 1, 2003 and ended December 31, 2003

See notes to financial statements.

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
STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------------

                                                             Oppenheimer Variable Account Funds Sub-Accounts
                                      ---------------------------------------------------------------------------------------------
                                                                              Oppenheimer
                                            Oppenheimer Bond              Capital Appreciation        Oppenheimer Global Securities
                                      -----------------------------   -----------------------------   -----------------------------
                                          2003            2002            2003            2002            2003            2002
                                      -------------   -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income (loss)          $      56,096   $      32,312   $     (11,717)  $      (7,079)  $      (3,981)  $      (4,023)
Net realized gains (losses)                   4,624          (1,705)        (25,231)        (35,274)         (8,329)         (9,139)
Change in unrealized gains (losses)          14,152          39,178         381,342        (270,053)        271,070        (126,453)
                                      -------------   -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
  from operations                            74,872          69,785         344,394        (312,406)        258,760        (139,615)
                                      -------------   -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
   FROM CONTRACT TRANSACTIONS
Deposits                                    311,609         727,986         267,677         440,452         152,227         286,881
Benefit payments                               (996)        (43,585)           (543)              -               -               -
Payments on termination                     (53,562)        (10,687)        (46,654)        (20,201)        (13,471)        (10,181)
Contract maintenance charge                    (531)           (240)           (595)           (258)           (276)           (132)
Transfers among the sub-accounts
  and with the Fixed Account - net          (82,315)        222,225         105,866          99,989          46,402          63,816
                                      -------------   -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
  from contract transactions                174,205         895,699         325,751         519,982         184,882         340,384
                                      -------------   -------------   -------------   -------------   -------------   -------------

INCREASE (DECREASE) IN NET ASSETS           249,077         965,484         670,145         207,576         443,642         200,769

NET ASSETS AT BEGINNING OF PERIOD         1,245,339         279,855       1,040,800         833,224         544,292         343,523
                                      -------------   -------------   -------------   -------------   -------------   -------------
NET ASSETS AT END OF PERIOD           $   1,494,416   $   1,245,339   $   1,710,945   $   1,040,800   $     987,934   $     544,292
                                      =============   =============   =============   =============   =============   =============

UNITS OUTSTANDING
  Units outstanding at beginning
    of period                               106,484          25,776         186,591         107,889          84,641          41,075
    Units issued                             52,427         131,470          83,012         109,405          36,952          61,217
    Units redeemed                          (37,727)        (50,762)        (32,394)        (30,703)        (12,817)        (17,651)
                                      -------------   -------------   -------------   -------------   -------------   -------------
  Units outstanding at end of period        121,184         106,484         237,209         186,591         108,776          84,641
                                      =============   =============   =============   =============   =============   =============

See notes to financial statements.

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
STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------------

                                                             Oppenheimer Variable Account Funds Sub-Accounts
                                      ---------------------------------------------------------------------------------------------
                                                                                                         Oppenheimer Main Street
                                         Oppenheimer High Income       Oppenheimer Main Street (d)           Small Cap Growth
                                      -----------------------------   -----------------------------   -----------------------------
                                          2003            2002            2003            2002            2003            2002
                                      -------------   -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income (loss)          $      29,874   $      26,857   $     (12,932)  $     (15,209)  $     (10,076)  $      (4,908)
Net realized gains (losses)                    (658)         (5,418)        (25,446)        (34,548)          1,605          (5,522)
Change in unrealized gains (losses)          85,802         (33,546)        813,265        (453,939)        308,447         (73,334)
                                      -------------   -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
  from operations                           115,018         (12,107)        774,887        (503,696)        299,976         (83,764)
                                      -------------   -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
  FROM CONTRACT TRANSACTIONS
Deposits                                    115,009         209,298         287,059       1,222,656         250,460         301,034
Benefit payments                                  -               -         (33,310)         (1,266)              -          (8,018)
Payments on termination                      (9,516)        (11,159)       (115,795)       (136,251)        (19,195)         (9,819)
Contract maintenance charge                    (127)            (33)         (3,215)         (1,400)           (250)           (120)
Transfers among the sub-accounts
  and with the Fixed Account - net            6,689          70,726         517,687         646,965         129,041         165,123
                                      -------------   -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
  from contract transactions                112,055         268,832         652,426       1,730,704         360,056         448,200
                                      -------------   -------------   -------------   -------------   -------------   -------------

INCREASE (DECREASE) IN NET ASSETS           227,073         256,725       1,427,313       1,227,008         660,032         364,436

NET ASSETS AT BEGINNING OF PERIOD           481,121         224,396       2,650,951       1,423,943         556,705         192,269
                                      -------------   -------------   -------------   -------------   -------------   -------------
NET ASSETS AT END OF PERIOD           $     708,194   $     481,121   $   4,078,264   $   2,650,951   $   1,216,737   $     556,705
                                      =============   =============   =============   =============   =============   =============

UNITS OUTSTANDING
  Units outstanding at beginning
    of period                                52,432          23,570         401,813         173,074          77,910          22,387
    Units issued                             16,853          46,348         151,268         278,055          59,733          75,718
    Units redeemed                           (6,236)        (17,486)        (59,077)        (49,316)        (18,199)        (20,195)
                                      -------------   -------------   -------------   -------------   -------------   -------------
Units outstanding at end of period           63,049          52,432         494,004         401,813         119,444          77,910
                                      =============   =============   =============   =============   =============   =============

(d) Previously known as Oppenheimer Main Street Growth & Income

See notes to financial statements.

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
STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------------

                                       Oppenheimer Variable Account                   Oppenheimer Variable Account
                                           Funds Sub-Accounts                   Funds (Service Class ("SC")) Sub-Accounts
                                      -----------------------------   -------------------------------------------------------------
                                                                                       Oppenheimer     Oppenheimer
                                                                       Oppenheimer       Capital          Global       Oppenheimer
                                                                       Aggressive      Appreciation     Securities        High
                                        Oppenheimer Strategic Bond     Growth (SC)        (SC)            (SC)         Income (SC)
                                      -----------------------------   -------------   -------------   -------------   -------------
                                          2003            2002          2003 (b)        2003 (b)        2003 (b)        2003 (b)
                                      -------------   -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income (loss)          $     137,043   $      76,572   $      (1,853)  $      (5,037)  $      (3,097)  $      (2,712)
Net realized gains (losses)                  16,737          (4,940)            131           2,910           1,670           3,181
Change in unrealized gains (losses)         336,214          48,667           7,339          94,387         154,395          24,904
                                      -------------   -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
  from operations                           489,994         120,299           5,617          92,260         152,968          25,373
                                      -------------   -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
  FROM CONTRACT TRANSACTIONS
Deposits                                    126,131         614,642         558,272       1,246,181         627,906         691,698
Benefit payments                             (5,251)              -               -               -               -               -
Payments on termination                    (141,571)        (91,180)         (1,000)         (2,741)         (1,883)         (1,662)
Contract maintenance charge                  (1,521)           (689)              -               -               -               -
Transfers among the sub-accounts
  and with the Fixed Account - net          689,348         831,735          58,201         150,441         178,738          18,807
                                      -------------   -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
  from contract transactions                667,136       1,354,508         615,473       1,393,881         804,761         708,843
                                      -------------   -------------   -------------   -------------   -------------   -------------

INCREASE (DECREASE) IN NET ASSETS         1,157,130       1,474,807         621,090       1,486,141         957,729         734,216

NET ASSETS AT BEGINNING OF PERIOD         2,503,873       1,029,066               -               -               -               -
                                      -------------   -------------   -------------   -------------   -------------   -------------
NET ASSETS AT END OF PERIOD           $   3,661,003   $   2,503,873   $     621,090   $   1,486,141   $     957,729   $     734,216
                                      =============   =============   =============   =============   =============   =============

UNITS OUTSTANDING
  Units outstanding at beginning
    of period                               220,874          96,313               -               -               -               -
    Units issued                            120,383         157,440          51,693         123,228          79,201          66,932
    Units redeemed                          (64,283)        (32,879)         (1,715)         (2,356)        (12,097)        (10,401)
                                      -------------   -------------   -------------   -------------   -------------   -------------
  Units outstanding at end of period        276,974         220,874          49,978         120,872          67,104          56,531
                                      =============   =============   =============   =============   =============   =============

(b) For the period beginning May 1, 2003 and ended December 31, 2003

See notes to financial statements.

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
STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------------

                                                       Oppenheimer Variable Account                          Putnam Variable
                                                Funds (Service Class ("SC")) Sub-Accounts                  Trust Sub-Accounts
                                      -------------------------------------------------------------   -----------------------------
                                                       Oppenheimer     Oppenheimer
                                       Oppenheimer     Main Street       Multiple      Oppenheimer
                                          Main          Small Cap      Strategies       Strategic              VT American
                                       Street (SC)     Growth (SC)         (SC)         Bond (SC)           Government Income
                                      -------------   -------------   -------------   -------------   -----------------------------
                                        2003 (b)        2003 (b)        2003 (b)        2003 (b)          2003            2002
                                      -------------   -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income (loss)          $      (8,590)  $      (3,458)  $      (1,740)  $      (5,113)  $     298,267   $      47,881
Net realized gains (losses)                   7,894           2,926             877           1,616          66,408          55,493
Change in unrealized gains (losses)         168,457          82,537          33,522          53,197        (350,717)        470,059
                                      -------------   -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
  from operations                           167,761          82,005          32,659          49,700          13,958         573,433
                                      -------------   -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
  FROM CONTRACT TRANSACTIONS
Deposits                                  2,484,085         843,452         556,396       1,386,092         522,196         976,099
Benefit payments                                  -               -               -               -        (233,626)       (479,546)
Payments on termination                      (6,628)         (4,657)           (949)         (2,747)       (681,159)       (559,487)
Contract maintenance charge                       -               -               -               -            (122)              -
Transfers among the sub-accounts
  and with the Fixed Account - net          212,584         102,457         123,232         191,399        (819,713)      5,699,965
                                      -------------   -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
  from contract transactions              2,690,041         941,252         678,679       1,574,744      (1,212,424)      5,637,031
                                      -------------   -------------   -------------   -------------   -------------   -------------

INCREASE (DECREASE) IN NET ASSETS         2,857,802       1,023,257         711,338       1,624,444      (1,198,466)      6,210,464

NET ASSETS AT BEGINNING OF PERIOD                 -               -               -               -      11,047,001       4,836,537
                                      -------------   -------------   -------------   -------------   -------------   -------------
NET ASSETS AT END OF PERIOD           $   2,857,802   $   1,023,257   $     711,338   $   1,624,444   $   9,848,535   $  11,047,001
                                      =============   =============   =============   =============   =============   =============

UNITS OUTSTANDING
  Units outstanding at beginning
    of period                                     -               -               -               -         879,685         413,735
    Units issued                            239,208          71,250          55,239         140,769         210,636         715,110
    Units redeemed                          (13,630)         (1,691)         (1,083)         (7,241)       (305,973)       (249,160)
                                      -------------   -------------   -------------   -------------   -------------   -------------
  Units outstanding at end of period        225,578          69,559          54,156         133,528         784,348         879,685
                                      =============   =============   =============   =============   =============   =============

(b) For the period beginning May 1, 2003 and ended December 31, 2003

See notes to financial statements.

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
STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------------

                                                                    Putnam Variable Trust Sub-Accounts
                                      ---------------------------------------------------------------------------------------------
                                         VT Asia
                                         Pacific                                       VT Capital
                                          Growth         VT Capital Appreciation      Opportunities      VT Discovery Growth (e)
                                      -------------   -----------------------------   -------------   -----------------------------
                                         2002 (i)         2003            2002           2003 (b)         2003            2002
                                      -------------   -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income (loss)          $      (2,812)  $     (10,583)  $      (7,963)  $      22,489   $     (16,706)  $      (9,325)
Net realized gains (losses)                (104,351)        (27,183)        (61,522)            214         (19,236)        (31,175)
Change in unrealized gains (losses)         140,808         205,590        (130,988)         63,380         364,297        (163,350)
                                      -------------   -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
  from operations                            33,645         167,824        (200,473)         86,083         328,355        (203,850)
                                      -------------   -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
  FROM CONTRACT TRANSACTIONS
Deposits                                      2,630          60,413         225,574               -          32,162         149,869
Benefit payments                             (4,237)        (20,464)        (16,977)              -         (13,557)        (22,104)
Payments on termination                     (21,299)        (26,233)        (36,000)           (659)        (53,290)        (17,153)
Contract maintenance charge                       -             (18)              -               -             (57)              -
Transfers among the sub-accounts
  and with the Fixed Account - net         (166,609)         82,818         156,685       1,244,835         159,933         709,275
                                      -------------   -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
  from contract transactions               (189,515)         96,516         329,282       1,244,176         125,191         819,887
                                      -------------   -------------   -------------   -------------   -------------   -------------

INCREASE (DECREASE) IN NET ASSETS          (155,870)        264,340         128,809       1,330,259         453,546         616,037

NET ASSETS AT BEGINNING OF PERIOD           155,870         721,879         593,070               -       1,160,439         544,402
                                      -------------   -------------   -------------   -------------   -------------   -------------
NET ASSETS AT END OF PERIOD           $           -   $     986,219   $     721,879   $   1,330,259   $   1,613,985   $   1,160,439
                                      =============   =============   =============   =============   =============   =============

UNITS OUTSTANDING
  Units outstanding at beginning
    of period                                21,671         121,402          76,409               -         334,006         108,953
    Units issued                          2,134,507          55,745         100,566         103,185         106,191         268,979
    Units redeemed                       (2,156,178)        (42,478)        (55,573)            (53)        (83,072)        (43,926)
                                      -------------   -------------   -------------   -------------   -------------   -------------
  Units outstanding at end of period              -         134,669         121,402         103,132         357,125         334,006
                                      =============   =============   =============   =============   =============   =============

(b) For the period beginning May 1, 2003 and ended December 31, 2003

(e) Previously known as VT Voyager II

(i) For the period beginning January 1, 2002 and ended October 11, 2002

See notes to financial statements.

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
STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
-------------------------------------------------------------------------------------------------------------------

                                                           Putnam Variable Trust Sub-Accounts
                                      -----------------------------------------------------------------------------
                                                                        VT Equity             VT The George
                                          VT Diversified Income           Income          Putnam Fund of Boston
                                      -----------------------------   -------------   -----------------------------
                                          2003            2002           2003 (b)         2003            2002
                                      -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income (loss)          $     723,435   $     549,058   $         (45)  $     109,489   $      84,877
Net realized gains (losses)                   2,840         (86,212)          3,060         (57,945)       (101,776)
Change in unrealized gains (losses)         925,741        (110,662)         43,564       1,723,574      (1,022,019)
                                      -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
  from operations                         1,652,016         352,184          46,579       1,775,118      (1,038,918)
                                      -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
  FROM CONTRACT TRANSACTIONS
Deposits                                    465,572         585,727          21,605       1,162,241       1,565,502
Benefit payments                            (39,342)        (59,040)              -        (137,898)       (127,958)
Payments on termination                    (722,724)       (328,267)           (699)       (741,975)       (465,024)
Contract maintenance charge                     (85)              -               -            (350)              -
Transfers among the sub-accounts
  and with the Fixed Account - net          478,533       1,194,764         356,060       1,728,173       2,492,718
                                      -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
  from contract transactions                181,954       1,393,184         376,966       2,010,191       3,465,238
                                      -------------   -------------   -------------   -------------   -------------

INCREASE (DECREASE) IN NET ASSETS         1,833,970       1,745,368         423,545       3,785,309       2,426,320

NET ASSETS AT BEGINNING OF PERIOD         8,757,229       7,011,861               -      10,558,291       8,131,971
                                      -------------   -------------   -------------   -------------   -------------
NET ASSETS AT END OF PERIOD           $  10,591,199   $   8,757,229   $     423,545   $  14,343,600   $  10,558,291
                                      =============   =============   =============   =============   =============

UNITS OUTSTANDING
  Units outstanding at beginning
    of period                               842,329         705,368               -       1,158,231         804,203
    Units issued                            152,456         372,080          38,618         367,445         628,003
    Units redeemed                         (135,482)       (235,119)         (3,459)       (178,271)       (273,975)
                                      -------------   -------------   -------------   -------------   -------------
  Units outstanding at end of period        859,303         842,329          35,159       1,347,405       1,158,231
                                      =============   =============   =============   =============   =============

(b) For the period beginning May 1, 2003 and ended December 31, 2003

See notes to financial statements.

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
STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------------

                                                                   Putnam Variable Trust Sub-Accounts
                                      ---------------------------------------------------------------------------------------------
                                        VT Global Asset Allocation          VT Global Equity               VT Growth and Income
                                      -----------------------------   -----------------------------   -----------------------------
                                          2003            2002            2003            2002            2003            2002
                                      -------------   -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income (loss)          $      77,593   $      11,821   $     (11,834)  $     (78,532)  $     191,360   $      81,055
Net realized gains (losses)                  38,612        (139,516)       (684,681)     (1,066,670)       (685,724)       (694,990)
Change in unrealized gains (losses)         323,192        (103,220)      1,983,653        (475,468)      9,497,250      (8,360,574)
                                      -------------   -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
  from operations                           439,397        (230,915)      1,287,138      (1,620,670)      9,002,886      (8,974,509)
                                      -------------   -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
  FROM CONTRACT TRANSACTIONS
Deposits                                    383,294         199,065         115,550         454,062       1,766,646       4,602,606
Benefit payments                             (7,108)        (13,867)        (73,296)        (78,735)       (417,519)       (369,094)
Payments on termination                     (66,618)        (38,113)       (349,600)       (371,681)     (2,310,884)     (2,048,469)
Contract maintenance charge                     (25)              -             (98)              -            (532)              -
Transfers among the sub-accounts
  and with the Fixed Account - net          295,903        (261,148)     (1,423,242)        693,397       1,072,572       3,603,492
                                      -------------   -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
  from contract transactions                605,446        (114,063)     (1,730,686)        697,043         110,283       5,788,535
                                      -------------   -------------   -------------   -------------   -------------   -------------

INCREASE (DECREASE) IN NET ASSETS         1,044,843        (344,978)       (443,548)       (923,627)      9,113,169      (3,185,974)

NET ASSETS AT BEGINNING OF PERIOD         1,481,411       1,826,389       6,203,522       7,127,149      35,397,870      38,583,844
                                      -------------   -------------   -------------   -------------   -------------   -------------
NET ASSETS AT END OF PERIOD           $   2,526,254   $   1,481,411   $   5,759,974   $   6,203,522   $  44,511,039   $  35,397,870
                                      =============   =============   =============   =============   =============   =============

UNITS OUTSTANDING
  Units outstanding at beginning
    of period                               189,930         201,368       1,188,621         957,843       4,839,394       4,244,481
    Units issued                          2,111,998          94,346       5,115,112       7,049,003         638,678       1,703,336
    Units redeemed                       (2,038,437)       (105,784)     (5,500,852)     (6,818,225)       (684,154)     (1,108,423)
                                      -------------   -------------   -------------   -------------   -------------   -------------
  Units outstanding at end of period        263,491         189,930         802,881       1,188,621       4,793,918       4,839,394
                                      =============   =============   =============   =============   =============   =============

See notes to financial statements.

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
STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------------

                                                                   Putnam Variable Trust Sub-Accounts
                                      ---------------------------------------------------------------------------------------------
                                         VT Growth Opportunities           VT Health Sciences                 VT High Yield
                                      -----------------------------   -----------------------------   -----------------------------
                                          2003            2002            2003            2002            2003            2002
                                      -------------   -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income (loss)          $     (27,796)  $     (33,751)  $     (46,029)  $     (86,848)  $     392,288   $     434,497
Net realized gains (losses)                (329,818)       (709,677)       (215,757)       (382,462)         99,408        (113,013)
Change in unrealized gains (losses)         787,271        (283,633)      1,231,272      (1,298,547)        762,623        (425,032)
                                      -------------   -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
  from operations                           429,657      (1,027,061)        969,486      (1,767,857)      1,254,319        (103,548)
                                      -------------   -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
  FROM CONTRACT TRANSACTIONS
Deposits                                     66,169         131,908         524,237         489,764         845,105         616,127
Benefit payments                            (23,527)        (43,418)        (77,627)       (115,412)        (66,477)        (31,268)
Payments on termination                     (78,114)       (119,724)       (288,395)       (439,905)       (263,642)       (203,015)
Contract maintenance charge                     (47)              -             (42)              -            (163)              -
Transfers among the sub-accounts
  and with the Fixed Account - net           36,626        (381,306)       (169,356)        123,157         676,819         136,413
                                      -------------   -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
  from contract transactions                  1,107        (412,540)        (11,183)         57,604       1,191,642         518,257
                                      -------------   -------------   -------------   -------------   -------------   -------------

INCREASE (DECREASE) IN NET ASSETS           430,764      (1,439,601)        958,303      (1,710,253)      2,445,961         414,709

NET ASSETS AT BEGINNING OF PERIOD         2,038,414       3,478,015       5,889,521       7,599,774       4,221,272       3,806,563
                                      -------------   -------------   -------------   -------------   -------------   -------------
NET ASSETS AT END OF PERIOD           $   2,469,178   $   2,038,414   $   6,847,824   $   5,889,521   $   6,667,233   $   4,221,272
                                      =============   =============   =============   =============   =============   =============

UNITS OUTSTANDING
  Units outstanding at beginning
    of period                               587,334         697,881         654,336         662,760         469,184         414,820
    Units issued                            102,611          99,104         105,442         197,957         998,456         162,514
    Units redeemed                         (104,452)       (209,651)       (103,238)       (206,381)       (884,793)       (108,150)
                                      -------------   -------------   -------------   -------------   -------------   -------------
  Units outstanding at end of period        585,493         587,334         656,540         654,336         582,847         469,184
                                      =============   =============   =============   =============   =============   =============

See notes to financial statements.

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
STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------------

                                                                   Putnam Variable Trust Sub-Accounts
                                      ---------------------------------------------------------------------------------------------
                                                                                                            VT International
                                                VT Income              VT International Equity (f)          Growth and Income
                                      -----------------------------   -----------------------------   -----------------------------
                                          2003            2002            2003            2002            2003            2002
                                      -------------   -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income (loss)          $     588,295   $     476,576   $     (32,725)  $     (47,888)  $      22,630   $     (20,328)
Net realized gains (losses)                  59,948           3,206        (701,197)     (1,088,302)        (32,242)         81,807
Change in unrealized gains (losses)         (83,785)        482,626       3,316,631        (638,125)        732,485        (177,522)
                                      -------------   -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
  from operations                           564,458         962,408       2,582,709      (1,774,315)        722,873        (116,043)
                                      -------------   -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
  FROM CONTRACT TRANSACTIONS
Deposits                                  1,276,598       1,983,496         626,892         794,984          90,882         218,906
Benefit payments                           (181,740)       (165,870)       (138,021)        (67,241)        (57,429)        (31,753)
Payments on termination                  (1,578,764)       (848,154)       (453,488)       (344,514)       (154,539)        (85,926)
Contract maintenance charge                    (212)              -            (160)              -            (100)              -
Transfers among the sub-accounts
  and with the Fixed Account - net        1,571,274       4,910,577      (2,678,604)      2,134,523      (1,058,962)        682,868
                                      -------------   -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
  from contract transactions              1,087,156       5,880,049      (2,643,381)      2,517,752      (1,180,148)        784,095
                                      -------------   -------------   -------------   -------------   -------------   -------------

INCREASE (DECREASE) IN NET ASSETS         1,651,614       6,842,457         (60,672)        743,437        (457,275)        668,052

NET ASSETS AT BEGINNING OF PERIOD        18,009,083      11,166,626      11,003,663      10,260,226       2,893,220       2,225,168
                                      -------------   -------------   -------------   -------------   -------------   -------------
NET ASSETS AT END OF PERIOD           $  19,660,697   $  18,009,083   $  10,942,991   $  11,003,663   $   2,435,945   $   2,893,220
                                      =============   =============   =============   =============   =============   =============

UNITS OUTSTANDING
  Units outstanding at beginning
    of period                             1,541,549       1,018,684       1,468,853       1,023,299         411,364         259,649
    Units issued                            458,404         918,727       3,513,634       5,621,104       2,326,363       3,959,858
    Units redeemed                         (356,866)       (395,862)     (3,920,582)     (5,175,550)     (2,491,735)     (3,808,143)
                                      -------------   -------------   -------------   -------------   -------------   -------------
  Units outstanding at end of period      1,643,087       1,541,549       1,061,905       1,468,853         245,992         411,364
                                      =============   =============   =============   =============   =============   =============

(f) Previously known as VT International Growth

See notes to financial statements.

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
STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
-------------------------------------------------------------------------------------------------------------------

                                                           Putnam Variable Trust Sub-Accounts
                                      -----------------------------------------------------------------------------
                                            VT International                                            VT Mid Cap
                                            New Opportunities                 VT Investors                Value
                                      -----------------------------   -----------------------------   -------------
                                          2003            2002            2003            2002          2003 (b)
                                      -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income (loss)          $     (21,152)  $     (16,922)  $    (125,781)  $    (178,037)  $       5,514
Net realized gains (losses)                 (48,074)       (183,989)       (959,257)     (1,403,549)          8,515
Change in unrealized gains (losses)         807,539          35,115       4,406,481      (3,210,257)        171,531
                                      -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
  from operations                           738,313        (165,796)      3,321,443      (4,791,843)        185,560
                                      -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
  FROM CONTRACT TRANSACTIONS
Deposits                                     35,605          39,871         476,964       1,060,118          26,596
Benefit payments                            (15,908)        (27,483)       (146,039)       (161,884)              -
Payments on termination                    (125,218)       (117,692)     (1,037,143)       (771,532)         (1,875)
Contract maintenance charge                    (107)            (25)           (100)              -               -
Transfers among the sub-accounts
  and with the Fixed Account - net       (1,487,743)        802,503         (10,490)         53,101       1,635,106
                                      -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
  from contract transactions             (1,593,371)        697,174        (716,808)        179,803       1,659,827
                                      -------------   -------------   -------------   -------------   -------------

INCREASE (DECREASE) IN NET ASSETS          (855,058)        531,378       2,604,635      (4,612,040)      1,845,387

NET ASSETS AT BEGINNING OF PERIOD         2,979,925       2,448,547      13,624,805      18,236,845               -
                                      -------------   -------------   -------------   -------------   -------------
NET ASSETS AT END OF PERIOD           $   2,124,867   $   2,979,925   $  16,229,440   $  13,624,805   $   1,845,387
                                      =============   =============   =============   =============   =============

UNITS OUTSTANDING
  Units outstanding at beginning
    of period                               570,423         318,047       2,517,743       2,525,362               -
    Units issued                          4,511,696       6,714,685         236,281         688,969         244,923
    Units redeemed                       (4,832,736)     (6,462,309)       (380,920)       (696,588)       (100,430)
                                      -------------   -------------   -------------   -------------   -------------
  Units outstanding at end of period        249,383         570,423       2,373,104       2,517,743         144,493
                                      =============   =============   =============   =============   =============

(b) For the period beginning May 1, 2003 and ended December 31, 2003

See notes to financial statements.

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
STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------------

                                                                    Putnam Variable Trust Sub-Accounts
                                      ---------------------------------------------------------------------------------------------
                                             VT Money Market               VT New Opportunities               VT New Value
                                      -----------------------------   -----------------------------   -----------------------------
                                          2003            2002            2003            2002            2003            2002
                                      -------------   -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income (loss)          $     (96,401)  $     (21,145)  $    (135,227)  $    (154,571)  $      (3,902)  $     (24,345)
Net realized gains (losses)                       -               -      (1,493,169)     (2,342,828)        (75,373)        (18,435)
Change in unrealized gains (losses)               -               -       4,445,048      (2,309,747)      1,784,437      (1,074,247)
                                      -------------   -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
  from operations                           (96,401)        (21,145)      2,816,652      (4,807,146)      1,705,162      (1,117,027)
                                      -------------   -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
  FROM CONTRACT TRANSACTIONS
Deposits                                  5,744,337       7,717,337         441,472         931,162         375,356         924,873
Benefit payments                           (108,393)       (244,717)       (109,803)       (101,273)       (168,441)        (85,489)
Payments on termination                  (1,193,219)     (1,478,857)       (483,973)       (583,474)       (259,460)       (266,709)
Contract maintenance charge                    (121)            (75)            (29)              -            (110)              -
Transfers among the sub-accounts
   and with the Fixed Account - net      (3,007,409)     (5,499,123)       (314,089)       (680,284)        108,233       1,469,297
                                      -------------   -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
  from contract transactions              1,435,195         494,565        (466,422)       (433,869)         55,578       2,041,972
                                      -------------   -------------   -------------   -------------   -------------   -------------

INCREASE (DECREASE) IN NET ASSETS         1,338,794         473,420       2,350,230      (5,241,015)      1,760,740         924,945

NET ASSETS AT BEGINNING OF PERIOD        11,328,842      10,855,422       9,650,378      14,891,393       5,632,107       4,707,162
                                      -------------   -------------   -------------   -------------   -------------   -------------
NET ASSETS AT END OF PERIOD           $  12,667,636   $  11,328,842   $  12,000,608   $   9,650,378   $   7,392,847   $   5,632,107
                                      =============   =============   =============   =============   =============   =============

UNITS OUTSTANDING
  Units outstanding at beginning
    of period                             1,042,114         992,386       1,875,154       1,962,506         615,214         429,883
    Units issued                         10,830,336      12,709,141         140,389         343,279         121,733         382,774
    Units redeemed                      (10,669,727)    (12,659,413)       (238,663)       (430,631)       (124,835)       (197,443)
                                      -------------   -------------   -------------   -------------   -------------   -------------
  Units outstanding at end of period      1,202,723       1,042,114       1,776,880       1,875,154         612,112         615,214
                                      =============   =============   =============   =============   =============   =============

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK SEPARATE ACCOUNT A

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------------

                                                                    Putnam Variable Trust Sub-Accounts
                                      ---------------------------------------------------------------------------------------------
                                         VT OTC & Emerging Growth              VT Research                 VT Small Cap Value
                                      -----------------------------   -----------------------------   -----------------------------
                                          2003            2002            2003            2002            2003            2002
                                      -------------   -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income (loss)          $     (38,414)  $     (29,936)  $     (61,249)  $     (48,031)  $     (63,885)  $     (64,566)
Net realized gains (losses)                (458,046)       (799,166)       (326,027)       (364,884)         79,281          16,257
Change in unrealized gains (losses)       1,187,284        (169,251)      1,740,902      (1,412,243)      2,693,189      (1,383,462)
                                      -------------   -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
  from operations                           690,824        (998,353)      1,353,626      (1,825,158)      2,708,585      (1,431,771)
                                      -------------   -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
  FROM CONTRACT TRANSACTIONS
Deposits                                     19,358          64,641         336,130         770,492         179,886         975,293
Benefit payments                            (16,789)         (9,581)       (164,259)       (103,072)        (73,092)        (54,567)
Payments on termination                     (91,101)       (125,519)       (279,324)       (268,723)       (348,907)       (289,600)
Contract maintenance charge                       -               -             (25)              -            (248)              -
Transfers among the sub-accounts
  and with the Fixed Account - net        2,166,145        (104,693)       (172,003)        682,552         412,613       1,271,785
                                      -------------   -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
  from contract transactions              2,077,613        (175,152)       (279,481)      1,081,249         170,252       1,902,911
                                      -------------   -------------   -------------   -------------   -------------   -------------

INCREASE (DECREASE) IN NET ASSETS         2,768,437      (1,173,505)      1,074,145        (743,909)      2,878,837         471,140

NET ASSETS AT BEGINNING OF PERIOD         1,874,010       3,047,515       6,005,266       6,749,175       5,621,270       5,150,130
                                      -------------   -------------   -------------   -------------   -------------   -------------
NET ASSETS AT END OF PERIOD           $   4,642,447   $   1,874,010   $   7,079,411   $   6,005,266   $   8,500,107   $   5,621,270
                                      =============   =============   =============   =============   =============   =============

UNITS OUTSTANDING
  Units outstanding at beginning
    of period                               547,019         596,523         873,823         751,583         473,116         349,309
    Units issued                          1,308,204         104,905         113,346         334,519         469,862         260,501
    Units redeemed                         (544,387)       (154,409)       (162,509)       (212,279)       (457,366)       (136,694)
                                      -------------   -------------   -------------   -------------   -------------   -------------
  Units outstanding at end of period      1,310,836         547,019         824,660         873,823         485,612         473,116
                                      =============   =============   =============   =============   =============   =============

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK SEPARATE ACCOUNT A

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
-------------------------------------------------------------------------------------------------------------------

                                                            Putnam Variable Trust Sub-Accounts
                                      -----------------------------------------------------------------------------
                                                              VT Utilities
                                      VT Technology         Growth and Income                   VT Vista
                                      -------------   -----------------------------   -----------------------------
                                         2002 (i)         2003            2002            2003            2002
                                      -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income (loss)          $      (7,856)  $      76,003   $      83,220   $     (74,711)  $     (75,580)
Net realized gains (losses)                (787,731)       (243,769)       (419,647)       (555,220)     (1,030,206)
Change in unrealized gains (losses)         337,975         827,265        (813,800)      2,155,186      (1,271,269)
                                      -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
  from operations                          (457,612)        659,499      (1,150,227)      1,525,255      (2,377,055)
                                      -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
  FROM CONTRACT TRANSACTIONS
Deposits                                     61,238         115,418         322,873         212,820         386,924
Benefit payments                                  -         (38,572)        (30,345)        (80,459)        (38,456)
Payments on termination                     (17,049)       (178,022)       (189,644)       (333,860)       (300,236)
Contract maintenance charge                       -             (41)              -             (83)              -
Transfers among the sub-accounts
  and with the Fixed Account - net         (466,352)        (10,197)       (212,354)      1,702,752        (324,890)
                                      -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
  from contract transactions               (422,163)       (111,414)       (109,470)      1,501,170        (276,658)
                                      -------------   -------------   -------------   -------------   -------------

INCREASE (DECREASE) IN NET ASSETS          (879,775)        548,085      (1,259,697)      3,026,425      (2,653,713)

NET ASSETS AT BEGINNING OF PERIOD           879,775       3,057,658       4,317,355       4,733,997       7,387,710
                                      -------------   -------------   -------------   -------------   -------------
NET ASSETS AT END OF PERIOD           $           -   $   3,605,743   $   3,057,658   $   7,760,422   $   4,733,997
                                      =============   =============   =============   =============   =============

UNITS OUTSTANDING
  Units outstanding at beginning
    of period                               246,240         458,629         485,753         797,776         853,094
    Units issued                            241,145          47,793         114,886         433,916         171,508
    Units redeemed                         (487,385)        (72,478)       (142,010)       (128,256)       (226,826)
                                      -------------   -------------   -------------   -------------   -------------
  Units outstanding at end of period              -         433,944         458,629       1,103,436         797,776
                                      =============   =============   =============   =============   =============

(i) For the period beginning January 1, 2002 and ended October 11, 2002

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK SEPARATE ACCOUNT A

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------------

                                             Putnam Variable
                                            Trust Sub-Accounts                     Scudder Variable Series I Sub-Accounts
                                      -----------------------------   -------------------------------------------------------------
                                                VT Voyager                 21st Century Growth                   Balanced
                                      -----------------------------   -----------------------------   -----------------------------
                                           2003           2002             2003            2002           2003             2002
                                      -------------   -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income (loss)          $    (179,690)  $    (136,635)  $         (18)  $         (40)  $         434   $          22
Net realized gains (losses)              (1,726,680)     (2,707,275)         (1,362)            (24)            208              (8)
Change in unrealized gains (losses)       6,022,130      (4,378,666)          2,026          (2,738)          1,425          (1,236)
                                      -------------   -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
  from operations                         4,115,760      (7,222,576)            646          (2,802)          2,067          (1,222)
                                      -------------   -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
  FROM CONTRACT TRANSACTIONS
Deposits                                  1,605,317       1,789,130               -           3,675          16,997           7,481
Benefit payments                           (226,106)       (177,718)              -               -               -               -
Payments on termination                  (1,146,309)     (1,172,861)              -               -         (18,494)              -
Contract maintenance charge                    (390)              -               -               -               -               -
Transfers among the sub-accounts
  and with the Fixed Account - net          717,524        (293,526)         (3,888)              -          (8,559)          1,751
                                      -------------   -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
  from contract transactions                950,036         145,025          (3,888)          3,675         (10,056)          9,232
                                      -------------   -------------   -------------   -------------   -------------   -------------

INCREASE (DECREASE) IN NET ASSETS         5,065,796      (7,077,551)         (3,242)            873          (7,989)          8,010

NET ASSETS AT BEGINNING OF PERIOD        17,929,019      25,006,570           5,872           4,999          11,165           3,155
                                      -------------   -------------   -------------   -------------   -------------   -------------
NET ASSETS AT END OF PERIOD           $  22,994,815   $  17,929,019   $       2,630   $       5,872   $       3,176   $      11,165
                                      =============   =============   =============   =============   =============   =============

UNITS OUTSTANDING
  Units outstanding at beginning of
    period                                2,798,172       2,800,185             977             485           1,204             287
    Units issued                            497,740         709,702               -             493           1,873             982
    Units redeemed                         (417,729)       (711,715)           (641)             (1)         (2,784)            (65)
                                      -------------   -------------   -------------   -------------   -------------   -------------
  Units outstanding at end of period      2,878,183       2,798,172             336             977             293           1,204
                                      =============   =============   =============   =============   =============   =============

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK SEPARATE ACCOUNT A

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------------

                                                                 Scudder Variable Series I Sub-Accounts
                                      ---------------------------------------------------------------------------------------------
                                                  Bond                       Capital Growth                Global Discovery
                                      -----------------------------   -----------------------------   -----------------------------
                                           2003            2002            2003            2002            2003            2002
                                      -------------   -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income (loss)          $       1,789   $         401   $          24   $         (20)  $          (2)  $         (24)
Net realized gains (losses)                     174              (1)            438              (6)           (856)             (6)
Change in unrealized gains (losses)             382             495           1,079          (1,038)            936            (866)
                                      -------------   -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
  from operations                             2,345             895           1,541          (1,064)             78            (896)
                                      -------------   -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
  FROM CONTRACT TRANSACTIONS
Deposits                                     12,748           7,351          12,748           3,675               -           3,676
Benefit payments                                  -               -               -               -               -               -
Payments on termination                     (13,339)              -         (14,199)              -               -               -
Contract maintenance charge                       -               -               -               -               -               -
Transfers among the sub-accounts
  and with the Fixed Account - net           23,168             310          (4,242)              -          (4,378)              -
                                      -------------   -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
  from contract transactions                 22,577           7,661          (5,693)          3,675          (4,378)          3,676
                                      -------------   -------------   -------------   -------------   -------------   -------------

INCREASE (DECREASE) IN NET ASSETS            24,922           8,556          (4,152)          2,611          (4,300)          2,780

NET ASSETS AT BEGINNING OF PERIOD            16,380           7,824           4,152           1,541           4,300           1,520
                                      -------------   -------------   -------------   -------------   -------------   -------------
NET ASSETS AT END OF PERIOD           $      41,302   $      16,380   $           -   $       4,152   $           -   $       4,300
                                      =============   =============   =============   =============   =============   =============

UNITS OUTSTANDING
  Units outstanding at beginning of
    period                                    1,356             691             575             150             431             121
    Units issued                              3,942             665           1,723             425               -             310
    Units redeemed                           (2,015)              -          (2,298)              -            (431)              -
                                      -------------   -------------   -------------   -------------   -------------   -------------
  Units outstanding at end of period          3,283           1,356               -             575               -             431
                                      =============   =============   =============   =============   =============   =============

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK SEPARATE ACCOUNT A

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------------

                                                                 Scudder Variable Series I Sub-Accounts
                                      ---------------------------------------------------------------------------------------------
                                           Growth and Income                 International                     Money Market
                                      -----------------------------   -----------------------------   -----------------------------
                                          2003            2002            2003            2002            2003            2002
                                      -------------   -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income (loss)          $          15   $         (19)  $           -   $          (8)  $          (2)  $           -
Net realized gains (losses)                  (1,498)            (24)           (934)            (23)              -               -
Change in unrealized gains (losses)           3,068          (2,889)          1,644          (1,328)              -               -
                                      -------------   -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
  from operations                             1,585          (2,932)            710          (1,359)             (2)              -
                                      -------------   -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
  FROM CONTRACT TRANSACTIONS
Deposits                                          -           7,481               -           3,674               -               -
Benefit payments                                  -               -               -               -            (235)              -
Payments on termination                           -               -               -               -               -               -
Contract maintenance charge                       -               -               -               -               -               -
Transfers among the sub-accounts
  and with the Fixed Account - net           (7,816)          1,759          (4,328)              -          11,773               -
                                      -------------   -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
  from contract transactions                 (7,816)          9,240          (4,328)          3,674          11,538               -
                                      -------------   -------------   -------------   -------------   -------------   -------------

INCREASE (DECREASE) IN NET ASSETS            (6,231)          6,308          (3,618)          2,315          11,536               -

NET ASSETS AT BEGINNING OF PERIOD            13,350           7,042           6,819           4,504               -               -
                                      -------------   -------------   -------------   -------------   -------------   -------------
NET ASSETS AT END OF PERIOD           $       7,119   $      13,350   $       3,201   $       6,819   $      11,536   $           -
                                      =============   =============   =============   =============   =============   =============

UNITS OUTSTANDING
  Units outstanding at beginning of
    period                                    1,936             778             992             530               -               -
    Units issued                                 93           1,236               -             462           1,009               -
    Units redeemed                           (1,209)            (78)           (626)              -               -               -
                                      -------------   -------------   -------------   -------------   -------------   -------------
  Units outstanding at end of period            820           1,936             366             992           1,009               -
                                      =============   =============   =============   =============   =============   =============

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK SEPARATE ACCOUNT A

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------------

                                            Scudder Variable                 The Universal Institutional Funds, Inc. (Class II)
                                          Series II Sub-Account                               Sub-Accounts
                                      -----------------------------   -------------------------------------------------------------
                                                                       UIF Active                     UIF Emerging
                                                                      International   UIF Emerging       Markets       UIF Equity
                                                                       Allocation     Markets Debt       Equity        and Income
                                                 Growth                (Class II)      (Class II)      (Class II)      (Class II)
                                      -----------------------------   -------------   -------------   -------------   -------------
                                          2003            2002           2003 (g)        2003 (b)        2003 (a)        2003 (a)
                                      -------------   -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income (loss)          $         (16)  $         (21)  $       2,698   $      (1,061)  $        (435)  $         213
Net realized gains (losses)                     (91)             (8)          2,517              25              70             260
Change in unrealized gains (losses)             668          (1,057)              -          17,381          15,887           4,462
                                      -------------   -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
  from operations                               561          (1,086)          5,215          16,345          15,522           4,935
                                      -------------   -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
  FROM CONTRACT TRANSACTIONS
Deposits                                          -               -         144,970         251,490         219,099          79,958
Benefit payments                                  -               -               -               -               -               -
Payments on termination                           -               -            (637)              -               -              (2)
Contract maintenance charge                       -               -               -               -               -               -
Transfers among the sub-accounts
  and with the Fixed Account - net             (227)            312        (149,548)        119,843          24,332          13,175
                                      -------------   -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
  from contract transactions                   (227)            312          (5,215)        371,333         243,431          93,131
                                      -------------   -------------   -------------   -------------   -------------   -------------

INCREASE (DECREASE) IN NET ASSETS               334            (774)              -         387,678         258,953          98,066

NET ASSETS AT BEGINNING OF PERIOD             2,559           3,333               -               -               -               -
                                      -------------   -------------   -------------   -------------   -------------   -------------
NET ASSETS AT END OF PERIOD           $       2,893   $       2,559   $           -   $     387,678   $     258,953   $      98,066
                                      =============   =============   =============   =============   =============   =============

UNITS OUTSTANDING
  Units outstanding at beginning of
    period                                      433             395               -               -               -               -
    Units issued                                  -              38          15,914          31,140          17,639           8,679
    Units redeemed                              (38)              -         (15,914)              -            (224)           (222)
                                      -------------   -------------   -------------   -------------   -------------   -------------
  Units outstanding at end of period            395             433               -          31,140          17,415           8,457
                                      =============   =============   =============   =============   =============   =============

(a) For the period beginning July 1, 2003 and ended December 31, 2003

(b) For the period beginning May 1, 2003 and ended December 31, 2003

(g) For the period beginning May 1, 2003 and ended October 31, 2003

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK SEPARATE ACCOUNT A

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------------

                                                     The Universal Institutional Funds, Inc. (Class II) Sub-Accounts
                                      ---------------------------------------------------------------------------------------------
                                                                                        UIF Small
                                       UIF Equity       UIF Global     UIF Mid Cap       Company      UIF U.S. Mid       UIF U.S.
                                         Growth         Franchise        Growth          Growth         Cap Value      Real Estate
                                       (Class II)       (Class II)      (Class II)     (Class II)      (Class II)       (Class II)
                                      -------------   -------------   -------------   -------------   -------------   -------------
                                         2003 (a)        2003 (a)        2003 (a)        2003 (b)        2003 (a)        2003 (b)
                                      -------------   -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income (loss)          $      (1,202)  $        (599)  $      (1,710)  $      (2,129)  $      (3,258)  $      (1,984)
Net realized gains (losses)                       9           3,661           3,393          13,232             162             847
Change in unrealized gains (losses)          21,267          12,714          29,154          22,429          81,143          40,773
                                      -------------   -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
  from operations                            20,074          15,776          30,837          33,532          78,047          39,636
                                      -------------   -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
  FROM CONTRACT TRANSACTIONS
Deposits                                    370,659          99,301         634,338         608,298         753,553         575,502
Benefit payments                                  -               -               -               -               -               -
Payments on termination                          (2)        (53,835)        (54,640)            (96)           (262)           (708)
Contract maintenance charge                       -               -               -               -               -               -
Transfers among the sub-accounts
  and with the Fixed Account - net           35,309          96,983          19,807         181,315         334,461         154,977
                                      -------------   -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
  from contract transactions                405,966         142,449         599,505         789,517       1,087,752         729,771
                                      -------------   -------------   -------------   -------------   -------------   -------------

INCREASE (DECREASE) IN NET ASSETS           426,040         158,225         630,342         823,049       1,165,799         769,407

NET ASSETS AT BEGINNING OF PERIOD                 -               -               -               -               -               -
                                      -------------   -------------   -------------   -------------   -------------   -------------
NET ASSETS AT END OF PERIOD           $     426,040   $     158,225   $     630,342   $     823,049   $   1,165,799   $     769,407
                                      =============   =============   =============   =============   =============   =============

UNITS OUTSTANDING
  Units outstanding at beginning of
    period                                        -               -               -               -               -               -
    Units issued                             36,727          17,744          52,624          61,144          87,808          57,574
    Units redeemed                             (258)         (4,801)         (4,426)           (591)           (649)         (1,745)
                                      -------------   -------------   -------------   -------------   -------------   -------------
  Units outstanding at end of period         36,469          12,943          48,198          60,553          87,159          55,829
                                      =============   =============   =============   =============   =============   =============

(a) For the period beginning July 1, 2003 and ended December 31, 2003

(b) For the period beginning May 1, 2003 and ended December 31, 2003

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK SEPARATE ACCOUNT A

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------------

                                                        Van Kampen Life Investment Trust Sub-Accounts
                                      -----------------------------------------------------------------------------
                                                                      LIT Domestic
                                              LIT Comstock               Income            LIT Emerging Growth
                                      -----------------------------   -------------   -----------------------------
                                           2003            2002          2002 (j)          2003            2002
                                      -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income (loss)          $      (4,795)  $      (5,161)  $      13,155   $      (7,548)  $      (4,094)
Net realized gains (losses)                 (10,255)        (17,208)        (13,219)        (13,365)        (32,289)
Change in unrealized gains (losses)         411,723        (164,779)           (662)        156,815        (145,513)
                                      -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
  from operations                           396,673        (187,148)           (726)        135,902        (181,896)
                                      -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
  FROM CONTRACT TRANSACTIONS
Deposits                                    481,294         675,394         160,541         139,348         292,917
Benefit payments                                  -               -               -               -               -
Payments on termination                     (67,571)        (25,542)         (2,967)        (38,950)        (10,378)
Contract maintenance charge                    (569)           (273)             (8)           (305)           (150)
Transfers among the sub-accounts
  and with the Fixed Account - net          158,399         151,357        (238,135)         24,405          36,594
                                      -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
    from contract transactions              571,553         800,936         (80,569)        124,498         318,983
                                      -------------   -------------   -------------   -------------   -------------

INCREASE (DECREASE) IN NET ASSETS           968,226         613,788         (81,295)        260,400         137,087

NET ASSETS AT BEGINNING OF PERIOD         1,046,681         432,893          81,295         467,352         330,265
                                      -------------   -------------   -------------   -------------   -------------
NET ASSETS AT END OF PERIOD           $   2,014,907   $   1,046,681   $           -   $     727,752   $     467,352
                                      =============   =============   =============   =============   =============

UNITS OUTSTANDING
  Units outstanding at beginning of
    period                                  117,684          38,811           7,234         138,721          65,356
    Units issued                            107,390         103,798          24,428          60,812         106,797
    Units redeemed                          (49,941)        (24,925)        (31,662)        (27,758)        (33,432)
                                      -------------   -------------   -------------   -------------   -------------
  Units outstanding at end of period        175,133         117,684               -         171,775         138,721
                                      =============   =============   =============   =============   =============

(j) On May 1, 2002 LIT Domestic Income merged into LIT Government

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK SEPARATE ACCOUNT A

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------------

                                                                                                       Van Kampen Life Investment
                                             Van Kampen Life Investment Trust Sub-Accounts            Trust (Class II) Sub-Accounts
                                      -------------------------------------------------------------   -----------------------------
                                                                                                           LIT
                                                                                                       Aggressive
                                                                                                          Growth       LIT Comstock
                                              LIT Government                LIT Money Market            (Class II)     (Class II)
                                      -----------------------------   -----------------------------   -------------  --------------
                                          2003           2002 (k)         2003            2002           2003 (a)       2003 (a)
                                      -------------   -------------   -------------   -------------   -------------  --------------
INCREASE (DECREASE) IN NET ASSETS
    FROM OPERATIONS
Net investment income (loss)          $      16,670   $      (2,540)  $     (14,375)  $        (967)  $      (1,127)  $      (8,353)
Net realized gains (losses)                    (242)          4,280               -               -              15           1,004
Change in unrealized gains (losses)         (13,147)         16,487               -               -          14,685         226,679
                                      -------------   -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
    from operations                           3,281          18,227         (14,375)           (967)         13,573         219,330
                                      -------------   -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
    FROM CONTRACT TRANSACTIONS
Deposits                                    201,001         214,639         793,749       1,069,697         460,978       2,742,218
Benefit payments                                  -               -            (474)       (242,881)              -               -
Payments on termination                     (24,510)        (14,126)       (228,012)        (77,902)           (120)        (53,433)
Contract maintenance charge                    (153)            (31)           (456)           (187)              -               -
Transfers among the sub-accounts
    and with the Fixed Account - net        (68,376)        277,122        (630,019)        (25,192)         28,995         570,901
                                      -------------   -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
    from contract transactions              107,962         477,604         (65,212)        723,535         489,853       3,259,686
                                      -------------   -------------   -------------   -------------   -------------   -------------

INCREASE (DECREASE) IN NET ASSETS           111,243         495,831         (79,587)        722,568         503,426       3,479,016

NET ASSETS AT BEGINNING OF PERIOD           495,831               -       2,066,190       1,343,622               -               -
                                      -------------   -------------   -------------   -------------   -------------   -------------
NET ASSETS AT END OF PERIOD           $     607,074   $     495,831   $   1,986,603   $   2,066,190   $     503,426   $   3,479,016
                                      =============   =============   =============   =============   =============   =============

UNITS OUTSTANDING
  Units outstanding at beginning of
    period                                   46,592               -         199,118         129,426               -               -
    Units issued                             40,049          62,595         108,550         217,804          39,439         287,048
    Units redeemed                          (29,865)        (16,003)       (114,896)       (148,112)           (192)         (8,563)
                                      -------------   -------------   -------------   -------------   -------------   -------------
  Units outstanding at end of period         56,776          46,592         192,772         199,118          39,247         278,485
                                      =============   =============   =============   =============   =============   =============

(a) For the period beginning July 1, 2003 and ended December 31, 2003

(k) For the period beginning May 1, 2002 and ended December 31, 2002

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK SEPARATE ACCOUNT A

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------------

                                                Van Kampen Life Investment                 Wells Fargo Variable
                                              Trust (Class II) Sub-Accounts                 Trust Sub-Accounts
                                      ---------------------------------------------   -----------------------------
                                      LIT Emerging     LIT Growth      LIT Money
                                         Growth        and Income        Market           Wells Fargo VT Asset
                                       (Class II)      (Class II)      (Class II)              Allocation
                                      -------------   -------------   -------------   -----------------------------
                                         2003 (b)        2003 (b)        2003 (l)          2003           2002
                                      -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income (loss)          $      (2,699)  $      (5,831)  $           -   $       2,065   $       2,977
Net realized gains (losses)                     133           2,196               -          (5,451)         (2,280)
Change in unrealized gains (losses)          36,253         164,919               -         106,814         (44,376)
                                      -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
  from operations                            33,687         161,284               -         103,428         (43,679)
                                      -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
  FROM CONTRACT TRANSACTIONS
Deposits                                    773,919       1,852,279          40,000          18,281         192,625
Benefit payments                                  -               -               -          (1,481)              -
Payments on termination                        (543)        (52,637)              -         (28,252)        (24,449)
Contract maintenance charge                       -               -               -            (427)           (184)
Transfers among the sub-accounts
  and with the Fixed Account - net           56,967         412,561               -         114,304         186,483
                                      -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
  from contract transactions                830,343       2,212,203          40,000         102,425         354,475
                                      -------------   -------------   -------------   -------------   -------------

INCREASE (DECREASE) IN NET ASSETS           864,030       2,373,487          40,000         205,853         310,796

NET ASSETS AT BEGINNING OF PERIOD                 -               -               -         430,561         119,765
                                      -------------   -------------   -------------   -------------   -------------
NET ASSETS AT END OF PERIOD           $     864,030   $   2,373,487   $      40,000   $     636,414   $     430,561
                                      =============   =============   =============   =============   =============

UNITS OUTSTANDING
  Units outstanding at beginning of
    period                                        -               -               -          54,392          13,021
    Units issued                             77,807         189,956           4,000          20,947          48,396
    Units redeemed                           (4,584)         (7,224)              -          (8,659)         (7,025)
                                      -------------   -------------   -------------   -------------   -------------
  Units outstanding at end of period         73,223         182,732           4,000          66,680          54,392
                                      =============   =============   =============   =============   =============

(b) For the period beginning May 1, 2003 and ended December 31, 2003

(l) For the period beginning December 31, 2003 and ended December 31, 2003

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK SEPARATE ACCOUNT A

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------------

                                                 Wells Fargo Variable Trust Sub-Accounts
                                      -------------------------------------------------------------
                                      Wells Fargo VT Equity-Income        Wells Fargo VT Growth
                                      -----------------------------   -----------------------------
                                          2003            2002            2003            2002
                                      -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income (loss)          $         725   $         863   $      (2,312)  $        (716)
Net realized gains (losses)                  (4,223)         (7,377)           (743)         (9,012)
Change in unrealized gains (losses)          50,010         (24,849)         43,299         (10,645)
                                      -------------   -------------   -------------   -------------
Increase (decrease) in net assets
  from operations                            46,512         (31,363)         40,244         (20,373)
                                      -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
  FROM CONTRACT TRANSACTIONS
Deposits                                     24,406         140,144          80,673          54,133
Benefit payments                                  -               -               -               -
Payments on termination                     (18,090)         (7,734)         (8,254)           (484)
Contract maintenance charge                     (91)            (46)            (83)            (42)
Transfers among the sub-accounts
  and with the Fixed Account - net           13,106             545          39,025          39,505
                                      -------------   -------------   -------------   -------------
Increase (decrease) in net assets
  from contract transactions                 19,331         132,909         111,361          93,112
                                      -------------   -------------   -------------   -------------

INCREASE (DECREASE) IN NET ASSETS            65,843         101,546         151,605          72,739

NET ASSETS AT BEGINNING OF PERIOD           184,021          82,475         108,060          35,321
                                      -------------   -------------   -------------   -------------
NET ASSETS AT END OF PERIOD           $     249,864   $     184,021   $     259,665   $     108,060
                                      =============   =============   =============   =============

UNITS OUTSTANDING
  Units outstanding at beginning of
    period                                   23,696           8,467          20,443           4,893
    Units issued                              9,554          19,858          23,870          16,225
    Units redeemed                           (7,435)         (4,629)         (4,062)           (675)
                                      -------------   -------------   -------------   -------------
  Units outstanding at end of period         25,815          23,696          40,251          20,443
                                      =============   =============   =============   =============

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK SEPARATE ACCOUNT A

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
1.   ORGANIZATION

     Allstate Life of New York Separate Account A (the "Account"), a unit investment trust registered with the Securities and Exchange Commission under the Investment Company Act of 1940, is a Separate Account of Allstate Life Insurance Company of New York ("Allstate New York"). The assets of the Account are legally segregated from those of Allstate New York. Allstate New York is wholly owned by Allstate Life Insurance Company ("Allstate"), a wholly owned subsidiary of Allstate Insurance Company, which is wholly owned by The Allstate Corporation. These financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America ("GAAP").

     Allstate New York sells fifteen variable annuity contracts, the AIM Lifetime Plus(SM) ("Lifetime Plus") -(C), the AIM Lifetime Plus(SM) II ("Lifetime Plus II") - (C), the AIM Lifetime Enhanced Choice ("Enhanced Choice"), the AIM Lifetime America Series ("America Series"), the Scudder Horizon Advantage ("Scudder") - (C), the Putnam Allstate Advisor ("Putnam") - (C), the Putnam Allstate Advisor Plus ("Putnam Plus") -
     (C), the Putnam Allstate Advisor Preferred ("Putnam Preferred") - (C), the Allstate Custom Portfolio ("Custom") - (C), the AFA SelectDirections ("SelectDirections"), the Allstate Provider ("Provider") - (C), the Provider Ultra ("Ultra") -(C), the Allstate Advisor ("Advisor"), the Allstate Advisor Plus ("Advisor Plus"), and the Allstate Advisor Preferred ("Advisor Preferred") (collectively the "Contracts"), the deposits of which are invested at the direction of the contractholders in the sub-accounts that comprise the Account. All products marked with a "(C)" are closed to new contractholders but continue to accept deposits from existing contractholders. Absent any contract provisions wherein Allstate New York contractually guarantees either a minimum return or account value upon death or annuitization, variable annuity contractholders bear the investment risk that the sub-accounts may not meet their stated investment objectives. The sub-accounts invest in the following underlying mutual fund portfolios (collectively the "Funds"):

       AIM VARIABLE INSURANCE FUNDS                         AIM VARIABLE INSURANCE FUNDS SERIES II
          AIM V.I. Aggressive Growth                           AIM V.I. Aggressive Growth II
          AIM V.I. Balanced                                    AIM V.I. Balanced II
          AIM V.I. Basic Value                                 AIM V.I. Basic Value II
          AIM V.I. Blue Chip                                   AIM V.I. Blue Chip II
          AIM V.I. Capital Appreciation                        AIM V.I. Capital Appreciation II
          AIM V.I. Capital Development                         AIM V.I. Capital Development II
          AIM V.I. Core Equity                                 AIM V.I. Core Equity II
          AIM V.I. Dent Demographics                           AIM V.I. Dent Demographics II
          AIM V.I. Diversified Income                          AIM V.I. Diversified Income II
          AIM V.I. Global Utilities                            AIM V.I. Global Utilities II
          AIM V.I. Government Securities                       AIM V.I. Government Securities II
          AIM V.I. Growth                                      AIM V.I. Growth II
          AIM V.I. High Yield                                  AIM V.I. High Yield II
          AIM V.I. International Growth                        AIM V.I. International Growth II
          AIM V.I. Mid Cap Core Equity                         AIM V.I. Mid Cap Core Equity II
          AIM V.I. Money Market                                AIM V.I. Money Market II
          AIM V.I. New Technology                              AIM V.I. New Technology II
          AIM V.I. Premier Equity                              AIM V.I. Premier Equity II

       ALLIANCEBERNSTEIN VARIABLE PRODUCT                   MORGAN STANLEY VARIABLE INVESTMENT SERIES
         SERIES FUND                                          (CLASS Y SHARES)
          AllianceBernstein Growth                             Aggressive Equity (Class Y Shares)
          AllianceBernstein Growth & Income                    Dividend Growth (Class Y Shares)
          AllianceBernstein Premier Growth                     Equity (Class Y Shares)
          AllianceBernstein Small Cap Value                    European Growth (Class Y Shares)
       DELAWARE GROUP PREMIUM FUND, INC.                       Global Advantage (Class Y Shares)
          Delaware VIP GP Small Cap Value                      Global Dividend Growth (Class Y Shares)
          Delaware VIP GP Trend                                High Yield (Class Y Shares)
       DREYFUS SOCIALLY RESPONSIBLE GROWTH FUND,               Income Builder (Class Y Shares)
         INC.                                                  Information (Class Y Shares)
          Dreyfus Socially Responsible Growth Fund             Limited Duration (Class Y Shares)
       DREYFUS STOCK INDEX FUND                                Money Market (Class Y Shares)
          Dreyfus Stock Index Fund                             Pacific Growth (Class Y Shares)
       DREYFUS VARIABLE INVESTMENT FUND                        Quality Income Plus (Class Y Shares)
          VIF Capital Appreciation                             S&P 500 Index (Class Y Shares)
          VIF Growth & Income*                                 Strategist (Class Y Shares)
          VIF Money Market                                     Utilities (Class Y Shares)
       FIDELITY VARIABLE INSURANCE PRODUCTS FUND            OPPENHEIMER VARIABLE ACCOUNT FUNDS
          VIP Contrafund                                       Oppenheimer Aggressive Growth
          VIP Equity-Income                                    Oppenheimer Bond
          VIP Growth                                           Oppenheimer Capital Appreciation
          VIP Growth Opportunities                             Oppenheimer Global Securities
          VIP High Income                                      Oppenheimer High Income
          VIP Index 500                                        Oppenheimer Main Street (previously known
          VIP Investment Grade Bond                              as Oppenheimer Main Street Growth &
          VIP Overseas                                           Income)
       FRANKLIN TEMPLETON VARIABLE INSURANCE                   Oppenheimer Main Street Small Cap Growth
         PRODUCTS TRUST                                        Oppenheimer Strategic Bond
          Franklin Growth and Income Securities             OPPENHEIMER VARIABLE ACCOUNT FUNDS
          Franklin Small Cap Value Securities                 (SERVICE CLASS ("SC"))
          Mutual Shares Securities                             Oppenheimer Aggressive Growth (SC)
          Templeton Asset Strategy                             Oppenheimer Capital Appreciation (SC)
          Templeton Developing Markets Securities              Oppenheimer Global Securities (SC)
          Templeton Foreign Securities                         Oppenheimer High Income (SC)
       GOLDMAN SACHS VARIABLE INSURANCE TRUST                  Oppenheimer Main Street (SC)
          VIT CORE Small Cap Equity*                           Oppenheimer Main Street Small Cap Growth (SC)
       HSBC VARIABLE INSURANCE FUNDS                           Oppenheimer Multiple Strategies (SC)
          HSBC VI Cash Management (closed                      Oppenheimer Strategic Bond (SC)
             5/1/2003)                                      PUTNAM VARIABLE TRUST
          HSBC VI Fixed Income (closed 5/1/2003)               VT American Government Income
          HSBC VI Growth & Income (closed 5/1/2003)            VT Asia Pacific Growth (Closed 10/11/2002)
       LSA VARIABLE SERIES TRUST                               VT Capital Appreciation
          LSA Aggressive Growth                                VT Capital Opportunities
          LSA Equity Growth                                    VT Discovery Growth (previously known
          LSA Mid Cap Value                                      as VT Voyager II)
       MFS VARIABLE INSURANCE TRUST                            VT Diversified Income
          MFS Bond                                             VT Equity Income
          MFS Emerging Growth*                                 VT The George Putnam Fund of Boston
          MFS High Income                                      VT Global Asset Allocation
          MFS Investors Trust                                  VT Global Equity
          MFS New Discovery                                    VT Growth and Income
                                                               VT Growth Opportunities

       PUTNAM VARIABLE TRUST (CONTINUED)                    THE UNIVERSAL INSTITUTIONAL FUNDS, INC. (CLASS II)
          VT Health Sciences                                   UIF Active International Allocation (Class II)
          VT High Yield                                          (closed 10/31/2003)
          VT Income                                            UIF Emerging Markets Debt (Class II)
          VT International Equity (previously known as         UIF Emerging Markets Equity (Class II)
             VT International Growth)                          UIF Equity and Income (Class II)
          VT International Growth and Income                   UIF Equity Growth (Class II)
          VT International New Opportunities                   UIF Global Franchise (Class II)
          VT Investors                                         UIF Mid Cap Growth (Class II)
          VT Mid Cap Value                                     UIF Small Company Growth (Class II)
          VT Money Market                                      UIF U.S. Mid Cap Value (Class II)
          VT New Opportunities                                 UIF U.S. Real Estate (Class II)
          VT New Value                                      VAN KAMPEN LIFE INVESTMENT TRUST
          VT OTC & Emerging Growth                             LIT Comstock
          VT Research                                          LIT Domestic Income (Merged into LIT
          VT Small Cap Value                                     Government on 5/1/2002)
          VT Technology (Closed 10/11/2002)                    LIT Emerging Growth
          VT Utilities Growth and Income                       LIT Government
          VT Vista                                             LIT Money Market
          VT Voyager                                        VAN KAMPEN LIFE INVESTMENT TRUST (CLASS II)
       SCUDDER VARIABLE SERIES I                               LIT Aggressive Growth (Class II)
          21st Century Growth                                  LIT Comstock (Class II)
          Balanced                                             LIT Emerging Growth (Class II)
          Bond                                                 LIT Growth and Income (Class II)
          Capital Growth *                                     LIT Money Market (Class II)
          Global Discovery *                                WELLS FARGO VARIABLE TRUST
          Growth and Income                                    Wells Fargo VT Asset Allocation
          International                                        Wells Fargo VT Equity Income
          Money Market                                         Wells Fargo VT Growth
       SCUDDER VARIABLE SERIES II
          Growth

        * Fund was available, but had no net assets at December 31, 2003

     The net assets are affected by the investment results of each fund, transactions by contractholders and certain contract expenses (see Note 4). The accompanying financial statements include only contractholders' purchase payments applicable to the variable portions of their contracts and exclude any purchase payments for fixed dollar benefits, the latter being included in the general account of Allstate New York.

     A contractholder may choose from among a number of different underlying mutual fund portfolio options. The underlying mutual fund portfolios are not available to the general public directly. These portfolios are available as investment options in variable annuity contracts or variable life insurance policies issued by life insurance companies, or in certain cases, through participation in certain qualified pension or retirement plans.

     Some of these underlying mutual fund portfolios have been established by investment advisers that manage publicly traded mutual funds that have similar names and investment objectives. While some of the underlying mutual funds may be similar to, and may in fact be modeled after, publicly traded mutual funds, the underlying mutual funds are not otherwise directly related to any publicly traded mutual fund. Consequently, the investment performance of publicly traded mutual funds and any corresponding underlying mutual funds may differ substantially.

     Allstate New York provides insurance and administrative services to the contractholders for a fee. Allstate New York also maintains a fixed account ("Fixed Account"), to which contractholders may direct their deposits and receive a fixed rate of return. Allstate New York has sole discretion to invest the assets of the Fixed Account, subject to applicable law.

     The LSA Variable Series Trust ("Trust") is managed by LSA Asset Management, LLC (the "Manager"), a wholly owned subsidiary of Allstate, pursuant to an investment management agreement with the Trust. The Manager is entitled to receive a management fee from the Trust. Fees are payable monthly at an annual rate as a percentage of average daily net assets at 0.85% for LSA Mid Cap Value, and of 0.95% for LSA Aggressive Growth and LSA Equity Growth.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     INVESTMENTS - Investments consist of shares of the Funds and are stated at fair value based on net asset values of the Funds, which value their investment securities at fair value. The difference between cost and net asset value of shares owned on the day of measurement is recorded as unrealized gain or loss on investments.

     INVESTMENT INCOME - Investment income consists of dividends declared by the Funds and is recognized on the ex-dividend date.

     REALIZED GAINS AND LOSSES - Realized gains and losses on fund shares represent the difference between the proceeds from sales of shares of the Funds by the Account and the cost of such shares, which is determined on a weighted average basis. Transactions are recorded on a trade date basis. Distributions of net realized gains earned by the Funds are recorded on the Funds' ex-distribution date.

     FEDERAL INCOME TAXES - The Account intends to qualify as a segregated asset account as defined in Section 817(h) of the Internal Revenue Code of 1986 ("Code"). In order to qualify as a segregated asset account, each sub account is required to satisfy the diversification requirements of Section 817(h). The Code provides that the "adequately diversified" requirement may be met if the underlying investments satisfy either the statutory safe harbor test or diversification requirements set forth in regulations issued by the Secretary of the Treasury. As such, the operations of the Account are included in the tax return of Allstate New York. Allstate New York is taxed as a life insurance company under the Code. No federal income taxes are allocable to the Account, as the Account did not generate taxable income. Earnings and realized capital gains of the Account attributable to the contractholders are excluded in the determination of federal income tax liability of Allstate New York.

     USE OF ESTIMATES - The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

3.   MERGER

     On March 26, 2004, the Board of Directors of Allstate New York approved the merger of the Allstate Life of New York Variable Annuity Account II ("Variable Annuity Account II") and Allstate Life of New York Variable Annuity Account (Variable Annuity Account") into the Account (the "Merger"). Allstate New York will consummate the Merger on May 1, 2004. Collectively, the Account, the Variable Annuity Account and the Variable Annuity Account II are referred to as the "Separate Accounts".

     At December 31, 2003, the Variable Annuity Account, the Variable Annuity Account II and the Account offered 11, 53 and 155 variable sub-accounts, respectively. Thirty-one of the sub-accounts offered by the Account were invested in the same underlying funds as 31 of the sub accounts offered by the Variable Annuity Account II. All sub-accounts of the Variable Annuity Account were invested in the same underlying funds as 11 of the sub-accounts offered by the Variable Annuity Account II. Upon completion of the merger on May 1, 2004, the Account will offer 177 sub-accounts giving effect to the combination of consistent underlying Funds investments.

     The merger of the Separate Accounts, including the combination of overlapping sub-accounts, will require no adjustments and will not change the number of units and accumulation unit values of the contractholders' interests in the sub-accounts. Additionally, the contracts and related fee structures offered through the Account will not change as a result of the Merger. The following table presents a listing of the net assets applicable to the sub-accounts giving effect to the Merger as of December 31, 2003.

--------------------------------------------------------------------------------

3.   MERGER (CONTINUED)

                    PRO FORMA SCHEDULE OF SUB-ACCOUNT NET ASSETS
                                DECEMBER 31, 2003

                                                                            Pre-Merger                              Post-Merger
----------------------------------------------------------------------------------------------------------------------------------
                                                     Allstate Life of    Allstate Life of    Allstate Life of    Allstate Life of
                                                    New York Separate   New York Variable    New York Variable  New York Separate
SUB-ACCOUNT                                             Account A       Annuity Account II    Annuity Account        Account A
----------------------------------------------------------------------------------------------------------------------------------
Morgan Stanley Variable Investment Series
     Aggressive Equity                              $                -  $        1,660,244  $                -  $        1,660,244
     Dividend Growth                                                 -          37,470,588             931,395          38,401,983
     Equity                                                          -          22,808,623             422,398          23,231,021
     European Growth                                                 -           9,824,792              52,387           9,877,179
     Global Advantage                                                -           1,088,811                   -           1,088,811
     Global Dividend Growth                                          -          11,265,872              87,534          11,353,406
     High Yield                                                      -           1,496,472              51,269           1,547,741
     Income Builder                                                  -           1,987,179               5,920           1,993,099
     Information                                                     -             454,188                   -             454,188
     Limited Duration                                                -           2,515,247                   -           2,515,247
     Money Market                                                    -          10,870,249             306,033          11,176,282
     Pacific Growth                                                  -           1,041,074               2,012           1,043,086
     Quality Income Plus                                             -          20,402,870             575,368          20,978,238
     S & P 500 Index                                                 -           6,349,229                   -           6,349,229
     Strategist                                                      -          19,443,379             313,888          19,757,267
     Utilities                                                       -           9,221,671             271,297           9,492,968

Morgan Stanley Variable Investment Series
  (Class Y Shares)
     Aggressive Equity (Class Y Shares)                        698,314             738,067                   -           1,436,381
     Dividend Growth (Class Y Shares)                          919,380           2,692,309                   -           3,611,689
     Equity (Class Y Shares)                                   493,471           1,152,472                   -           1,645,943
     European Growth (Class Y Shares)                          315,772             476,972                   -             792,744
     Global Advantage (Class Y Shares)                          74,564              39,266                   -             113,830
     Global Dividend Growth (Class Y Shares)                   325,417             512,397                   -             837,814
     High Yield (Class Y Shares)                               415,244           1,126,274                   -           1,541,518
     Income Builder (Class Y Shares)                           222,144           1,549,268                   -           1,771,412
     Information (Class Y Shares)                               96,386              59,890                   -             156,276
     Limited Duration (Class Y Shares)                         967,793           3,993,620                   -           4,961,413
     Money Market (Class Y Shares)                             700,636           2,110,633                   -           2,811,269
     Pacific Growth (Class Y Shares)                           133,980              53,138                   -             187,118
     Quality Income Plus (Class Y Shares)                      438,987           3,770,460                   -           4,209,447
     S & P 500 Index (Class Y Shares)                        1,231,406           2,544,151                   -           3,775,557
     Strategist (Class Y Shares)                               283,307           2,375,770                   -           2,659,077
     Utilities (Class Y Shares)                                109,479             530,380                   -             639,859

--------------------------------------------------------------------------------

3.   MERGER (CONTINUED)

                    PRO FORMA SCHEDULE OF SUB-ACCOUNT NET ASSETS
                                DECEMBER 31, 2003

                                                                            Pre-Merger                              Post-Merger
----------------------------------------------------------------------------------------------------------------------------------
                                                     Allstate Life of    Allstate Life of    Allstate Life of    Allstate Life of
                                                     New York Separate  New York Variable    New York Variable  New York Separate
SUB-ACCOUNT                                              Account A      Annuity Account II    Annuity Account        Account A
----------------------------------------------------------------------------------------------------------------------------------
AIM Variable Insurance Funds
     AIM V.I. Aggressive Growth                     $        3,492,337  $                -  $                -  $        3,492,337
     AIM V.I. Balanced                                       8,305,230                   -                   -           8,305,230
     AIM V.I. Basic Value                                    3,097,920                   -                   -           3,097,920
     AIM V.I. Blue Chip                                      6,731,463                   -                   -           6,731,463
     AIM V.I. Capital Appreciation                           9,266,604             405,205                   -           9,671,809
     AIM V.I. Capital Development                            1,034,862                   -                   -           1,034,862
     AIM V.I. Core Equity                                   12,745,017                   -                   -          12,745,017
     AIM V.I. Dent Demographics                              1,599,496                   -                   -           1,599,496
     AIM V.I. Diversified Income                             4,154,437                   -                   -           4,154,437
     AIM V.I. Global Utilities                               1,531,223                   -                   -           1,531,223
     AIM V.I. Government Securities                          8,354,301                   -                   -           8,354,301
     AIM V.I. Growth                                         5,989,282             377,303                   -           6,366,585
     AIM V.I. High Yield                                     2,038,053                   -                   -           2,038,053
     AIM V.I. International Growth                           4,571,553                   -                   -           4,571,553
     AIM V.I. Mid Cap Core Equity                            1,106,100                   -                   -           1,106,100
     AIM V.I. Money Market                                   3,176,401                   -                   -           3,176,401
     AIM V.I. New Technology                                 1,282,424                   -                   -           1,282,424
     AIM V.I. Premier Equity                                17,666,332             996,559                   -          18,662,891

AIM Variable Insurance Funds Series II
     AIM V. I. Aggressive Growth II                             28,947                   -                   -              28,947
     AIM V.I. Balanced II                                      604,187                   -                   -             604,187
     AIM V.I. Basic Value II                                 1,112,521                   -                   -           1,112,521
     AIM V.I. Blue Chip II                                     349,644                   -                   -             349,644
     AIM V.I. Capital Appreciation II                          424,729                   -                   -             424,729
     AIM V.I. Capital Development II                             4,709                   -                   -               4,709
     AIM V.I. Core Equity II                                   104,950                   -                   -             104,950
     AIM V.I. Dent Demographics II                              76,956                   -                   -              76,956
     AIM V.I. Diversified Income II                            193,396                   -                   -             193,396
     AIM V.I. Global Utilities II                               84,964                   -                   -              84,964
     AIM V.I. Government Securities II                       4,198,270                   -                   -           4,198,270
     AIM V.I. Growth II                                         90,626                   -                   -              90,626
     AIM V.I. High Yield II                                    636,291                   -                   -             636,291
     AIM V.I. International Growth II                          102,900                   -                   -             102,900
     AIM V.I. Mid Cap Core Equity II                            98,508                   -                   -              98,508
     AIM V.I. Money Market II                                  563,025                   -                   -             563,025
     AIM V.I. New Technology II                                 14,617                   -                   -              14,617
     AIM V.I. Premier Equity II                                193,029                   -                   -             193,029

--------------------------------------------------------------------------------

3.   MERGER (CONTINUED)

                    PRO FORMA SCHEDULE OF SUB-ACCOUNT NET ASSETS
                                DECEMBER 31, 2003

                                                                            Pre-Merger                              Post-Merger
----------------------------------------------------------------------------------------------------------------------------------
                                                     Allstate Life of    Allstate Life of    Allstate Life of    Allstate Life of
                                                    New York Separate   New York Variable   New York Variable   New York Separate
SUB-ACCOUNT                                             Account A       Annuity Account II   Annuity Account        Account A
----------------------------------------------------------------------------------------------------------------------------------
AllianceBernstein Variable Product Series Fund
     AllianceBernstein Growth                       $          243,281  $          913,219  $                -  $        1,156,500
     AllianceBernstein Growth & income                       1,123,883           4,852,222                   -           5,976,105
     AllianceBernstein Premier Growth                           71,574             546,861                   -             618,435
     AllianceBernstein Small Cap Value                       1,115,590                   -                   -           1,115,590

Delaware Group Premium Fund, Inc.
     Delaware VIP GP Small Cap Value                         2,636,097                   -                   -           2,636,097
     Delaware VIP GP Trend                                     921,321                   -                   -             921,321

Dreyfus Socially Responsible Growth Fund, Inc.
     Dreyfus Socially Responsible Growth Fund                  258,482                   -                   -             258,482

Dreyfus Stock Index Fund
     Dreyfus Stock Index Fund                                5,581,231                   -                   -           5,581,231

Dreyfus Variable Investment Fund
     VIF Capital Appreciation                                  852,069                   -                   -             852,069
     VIF Money Market                                        3,965,968                   -                   -           3,965,968

Fidelity Variable Insurance Products Fund
     VIP Contrafund                                          2,762,233                   -                   -           2,762,233
     VIP Equity-Income                                       4,573,782                   -                   -           4,573,782
     VIP Growth                                              3,638,424                   -                   -           3,638,424
     VIP Growth Opportunities                                  494,875                   -                   -             494,875
     VIP High Income                                           595,400                   -                   -             595,400
     VIP Index 500                                           2,044,147                   -                   -           2,044,147
     VIP Investment Grade Bond                               2,565,220                   -                   -           2,565,220
     VIP Overseas                                            1,015,466                   -                   -           1,015,466

Franklin Templeton Variable Insurance Products Trust
     Franklin Growth and Income Securities                   1,920,207                   -                   -           1,920,207
     Franklin Small Cap Value Securities                       954,078                   -                   -             954,078
     Mutual Shares Securities                                1,795,264                   -                   -           1,795,264
     Templeton Asset Strategy                                  424,663                   -                   -             424,663
     Templeton Developing Markets Securities                   236,680                   -                   -             236,680
     Templeton Foreign Securities                            1,746,313                   -                   -           1,746,313

LSA Variable Series Trust
     LSA Aggressive Growth                                     513,821              27,462                   -             541,283
     LSA Equity Growth                                         421,108                   -                   -             421,108
     LSA Mid Cap Value                                         893,335                   -                   -             893,335

--------------------------------------------------------------------------------

3.   MERGER (CONTINUED)

                    PRO FORMA SCHEDULE OF SUB-ACCOUNT NET ASSETS
                                DECEMBER 31, 2003

                                                                            Pre-Merger                              Post-Merger
----------------------------------------------------------------------------------------------------------------------------------
                                                     Allstate Life of    Allstate Life of    Allstate Life of    Allstate Life of
                                                    New York Separate   New York Variable   New York Variable   New York Separate
SUB-ACCOUNT                                             Account A       Annuity Account II   Annuity Account        Account A
----------------------------------------------------------------------------------------------------------------------------------
MFS Variable Insurance Trust
     MFS Bond                                       $        1,578,425  $                -  $                -  $        1,578,425
     MFS High Income                                           167,579                   -                   -             167,579
     MFS Investors Trust                                       666,862                   -                   -             666,862
     MFS New Discovery                                         579,185                   -                   -             579,185

Oppenheimer Variable Account Funds
     Oppenheimer Aggressive Growth                           1,660,316                   -                   -           1,660,316
     Oppenheimer Bond                                        1,494,416                   -                   -           1,494,416
     Oppenheimer Capital Appreciation                        1,710,945                   -                   -           1,710,945
     Oppenheimer Global Securities                             987,934                   -                   -             987,934
     Oppenheimer High Income                                   708,194                   -                   -             708,194
     Oppenheimer Main Street                                 4,078,264                   -                   -           4,078,264
     Oppenheimer Main Street Small Cap Growth                1,216,737                   -                   -           1,216,737
     Oppenheimer Strategic Bond                              3,661,003                   -                   -           3,661,003

Oppenheimer Variable Account Funds (Service Class ("SC"))
     Oppenheimer Aggressive Growth (SC)                        621,090                   -                   -             621,090
     Oppenheimer Capital Appreciation (SC)                   1,486,141                   -                   -           1,486,141
     Oppenheimer Global Securities (SC)                        957,729                   -                   -             957,729
     Oppenheimer High Income (SC)                              734,216                   -                   -             734,216
     Oppenheimer Main Street (SC)                            2,857,802                   -                   -           2,857,802
     Oppenheimer Main Street Small Cap Growth (SC)           1,023,257                   -                   -           1,023,257
     Oppenheimer Multiple Strategies (SC)                      711,338                   -                   -             711,338
     Oppenheimer Strategic Bond (SC)                         1,624,444                   -                   -           1,624,444

Putnam Variable Trust
     VT American Government Income                           9,848,535                   -                   -           9,848,535
     VT Capital Appreciation                                   986,219                   -                   -             986,219
     VT Capital Opportunities                                1,330,259                   -                   -           1,330,259
     VT Discovery Growth                                     1,613,985                   -                   -           1,613,985
     VT Diversified Income                                  10,591,199                   -                   -          10,591,199
     VT Equity Income                                          423,545                   -                   -             423,545
     VT The George Putnam Fund of Boston                    14,343,600                   -                   -          14,343,600
     VT Global Asset Allocation                              2,526,254                   -                   -           2,526,254
     VT Global Equity                                        5,759,974                   -                   -           5,759,974
     VT Growth and Income                                   44,511,039           1,312,731                   -          45,823,770
     VT Growth Opportunities                                 2,469,178                   -                   -           2,469,178
     VT Health Sciences                                      6,847,824                   -                   -           6,847,824
     VT High Yield                                           6,667,233                   -                   -           6,667,233
     VT Income                                              19,660,697                   -                   -          19,660,697
     VT International Equity                                10,942,991           1,796,073                   -          12,739,064

--------------------------------------------------------------------------------

3.   MERGER (CONTINUED)

                    PRO FORMA SCHEDULE OF SUB-ACCOUNT NET ASSETS
                                DECEMBER 31, 2003

                                                                            Pre-Merger                              Post-Merger
----------------------------------------------------------------------------------------------------------------------------------
                                                     Allstate Life of    Allstate Life of    Allstate Life of    Allstate Life of
                                                    New York Separate   New York Variable   New York Variable   New York Separate
SUB-ACCOUNT                                             Account A       Annuity Account II   Annuity Account        Account A
----------------------------------------------------------------------------------------------------------------------------------
Putnam Variable Trust (continued)
     VT International Growth and Income             $        2,435,945  $                -  $                -  $        2,435,945
     VT International New Opportunities                      2,124,867                   -                   -           2,124,867
     VT Investors                                           16,229,440                   -                   -          16,229,440
     VT Mid Cap Value                                        1,845,387                   -                   -           1,845,387
     VT Money Market                                        12,667,636                   -                   -          12,667,636
     VT New Opportunities                                   12,000,608                   -                   -          12,000,608
     VT New Value                                            7,392,847                   -                   -           7,392,847
     VT OTC & Emerging Growth                                4,642,447                   -                   -           4,642,447
     VT Research                                             7,079,411                   -                   -           7,079,411
     VT Small Cap Value                                      8,500,107             930,504                   -           9,430,611
     VT Utilities Growth and Income                          3,605,743                   -                   -           3,605,743
     VT Vista                                                7,760,422                   -                   -           7,760,422
     VT Voyager                                             22,994,815           1,658,356                   -          24,653,171

Scudder Variable Series I
     21st Century Growth                                         2,630                   -                   -               2,630
     Balanced                                                    3,176                   -                   -               3,176
     Bond                                                       41,302                   -                   -              41,302
     Capital Growth                                                  -                   -                   -                   -
     Global Discovery                                                -                   -                   -                   -
     Growth and Income                                           7,119                   -                   -               7,119
     International                                               3,201                   -                   -               3,201
     Money Market                                               11,536                   -                   -              11,536

Scudder Variable Series II
     Growth                                                      2,893                   -                   -               2,893

The Universal Institutional Funds, Inc.
     UIF Emerging Markets Equity                                     -             793,115                   -             793,115
     UIF Equity Growth                                               -           2,000,231                   -           2,000,231
     UIF International Magnum                                        -           1,704,380                   -           1,704,380
     UIF Mid Cap Growth                                              -             595,862                   -             595,862
     UIF Mid Cap Value                                               -           2,509,458                   -           2,509,458
     UIF U.S. Real Estate                                            -           1,699,917                   -           1,699,917

--------------------------------------------------------------------------------

3.   MERGER (CONTINUED)

                    PRO FORMA SCHEDULE OF SUB-ACCOUNT ASSETS
                                DECEMBER 31, 2003

                                                                            Pre-Merger                              Post-Merger
----------------------------------------------------------------------------------------------------------------------------------
                                                     Allstate Life of    Allstate Life of    Allstate Life of    Allstate Life of
                                                    New York Separate   New York Variable   New York Variable   New York Separate
SUB-ACCOUNT                                             Account A       Annuity Account II   Annuity Account        Account A
----------------------------------------------------------------------------------------------------------------------------------
The Universal Institutional Funds, Inc. (Class II)
     UIF Emerging Markets Debt (Class II)           $          387,678  $                -  $                -  $          387,678
     UIF Emerging Markets Equity (Class II)                    258,953                   -                   -             258,953
     UIF Equity and Income (Class II)                           98,066                   -                   -              98,066
     UIF Equity Growth (Class II)                              426,040                   -                   -             426,040
     UIF Global Franchise (Class II)                           158,225                   -                   -             158,225
     UIF Mid Cap Growth (Class II)                             630,342                   -                   -             630,342
     UIF Small Company Growth (Class II)                       823,049                   -                   -             823,049
     UIF U.S. Mid Cap Value (Class II)                       1,165,799                   -                   -           1,165,799
     UIF U.S. Real Estate (Class II)                           769,407                   -                   -             769,407

Van Kampen Life Investment Trust
     LIT Comstock                                            2,014,907           1,792,672                   -           3,807,579
     LIT Emerging Growth                                       727,752           1,996,857                   -           2,724,609
     LIT Government                                            607,074                   -                   -             607,074
     LIT Money Market                                        1,986,603                   -                   -           1,986,603

Van Kampen Life Investment Trust (Class II)
     LIT Aggressive Growth (ClassII)                           503,426                   -                   -             503,426
     LIT Comstock (Class II)                                 3,479,016           2,945,790                   -           6,424,806
     LIT Emerging Growth (Class II)                            864,030             641,651                   -           1,505,681
     LIT Growth and Income (Class II)                        2,373,487                   -                   -           2,373,487
     LIT Money Market (Class II)                                40,000                   -                   -              40,000

Wells Fargo Variable Trust
     Wells Fargo VT Asset Allocation                           636,414                   -                   -             636,414
     Wells Fargo VT Equity Income                              249,864                   -                   -             249,864
     Wells Fargo VT Growth                                     259,665                   -                   -             259,665
                                                    ------------------  ------------------  ------------------  ------------------

         TOTAL NET ASSETS                           $      450,675,834  $      212,121,983  $        3,019,501  $      665,817,318
                                                    ==================  ==================  ==================  ==================

4.   EXPENSES

     MORTALITY AND EXPENSE RISK CHARGE - Allstate New York assumes mortality and expense risks related to the operations of the Account and deducts charges daily at a range from 0.40% to 1.80% per annum of daily net assets of the Account, based on the contract and rider options selected. The mortality and expense risk charge is recognized as a reduction in accumulation unit values. The mortality and expense risk charge covers insurance benefits available with the Contracts and certain expenses of the Contracts. It also covers the risk that the current charges will not be sufficient in the future to cover the cost of administering the Contracts. Allstate New York guarantees that the amount of this charge will not increase over the lives of the Contracts. At the contractholder's discretion, additional options, primarily death benefits, may be purchased for an additional charge.

     ADMINISTRATIVE EXPENSE CHARGE - Allstate New York deducts administrative expense charges daily at a rate equal to 0.10% per annum of the average daily net assets of the Account for Lifetime Plus, Lifetime Plus II, America Series, Enhanced Choice, Custom, SelectDirections, Provider, and Ultra contracts, 0.30% for Scudder, and 0.19% for Advisor, Advisor Plus, and Advisor Preferred. The administrative expense charge is recognized as a reduction in accumulation unit values.

     CONTRACT MAINTENANCE CHARGE - Allstate New York deducts an annual maintenance charge of $35 for Lifetime Plus, Lifetime Plus II, Enhanced Choice, and Ultra and $30 for Putnam, Custom, SelectDirections, Provider, Advisor, Advisor Plus, and Advisor Preferred on each contract anniversary and guarantees that this charge will not increase over the lives of the Contracts. This charge will be waived if certain conditions are met. The contract maintenance charge is recognized as redemption of units.

     WITHDRAWAL CHARGE - In the event of withdrawal of the account value during a specified period, a withdrawal charge may be imposed. Except for Scudder Horizon Advantage that does not have a withdrawal charge, the withdrawal charge varies by contract and ranges from 2%-8.5% in the first year of the contract and declines to 0% in various years as defined in the contract. These amounts are included in payments on terminations but are remitted to Allstate New York.

--------------------------------------------------------------------------------

5.   PURCHASES OF INVESTMENTS

     The cost of purchases of investments for the year ended December 31, 2003 were as follows:

                                                                                                 Purchases
                                                                                            ------------------
Investments in the AIM Variable Insurance Funds Sub-Accounts:
     AIM V. I. Aggressive Growth                                                            $          255,410
     AIM V. I. Balanced                                                                              1,281,269
     AIM V. I. Basic Value                                                                           1,032,232
     AIM V. I. Blue Chip                                                                               582,466
     AIM V. I. Capital Appreciation                                                                    760,652
     AIM V. I. Capital Development                                                                      57,826
     AIM V. I. Core Equity                                                                             870,021
     AIM V. I. Dent Demographics                                                                       186,826
     AIM V. I. Diversified Income                                                                    1,305,831
     AIM V. I. Global Utilities                                                                        110,867
     AIM V. I. Government Securities                                                                 2,148,178
     AIM V. I. Growth                                                                                  429,634
     AIM V. I. High Yield                                                                            1,161,330
     AIM V. I. International Growth                                                                    501,196
     AIM V. I. Mid Cap Core Equity                                                                     427,686
     AIM V. I. Money Market                                                                            741,835
     AIM V. I. New Technology                                                                          165,492
     AIM V. I. Premier Equity                                                                          707,464

Investments in the AIM Variable Insurance Funds Series II Sub-Accounts:
     AIM V. I. Aggressive Growth II                                                                     20,666
     AIM V. I. Balanced II                                                                             528,624
     AIM V. I. Basic Value II                                                                        1,006,713
     AIM V. I. Blue Chip II                                                                            308,911
     AIM V. I. Capital Appreciation II                                                                 399,410
     AIM V. I. Capital Development II                                                                    3,290
     AIM V. I. Core Equity II                                                                           81,938
     AIM V. I. Dent Demographics II                                                                     81,455
     AIM V. I. Diversified Income II                                                                   152,003
     AIM V. I. Global Utilities II                                                                      58,122
     AIM V. I. Government Securities II                                                              3,398,227
     AIM V. I. Growth II                                                                                94,941
     AIM V. I. High Yield II                                                                         3,003,980
     AIM V. I. International Growth II                                                               2,540,898
     AIM V. I. Mid Cap Core Equity II                                                                   77,916
     AIM V. I. Money Market II                                                                       6,094,373
     AIM V. I. New Technology II                                                                        10,872
     AIM V. I. Premier Equity II                                                                       163,054

Investments in the AllianceBernstein Variable Product Series Fund
  Sub-Accounts:
     AllianceBernstein Growth (a)                                                                      235,215
     AllianceBernstein Growth & Income (a)                                                           1,052,571
     AllianceBernstein Premier Growth (a)                                                               68,137
     AllianceBernstein Small Cap Value (a)                                                           1,037,795

(a) For the period beginning July 1, 2003 and ended December 31, 2003

--------------------------------------------------------------------------------

5.  PURCHASES OF INVESTMENTS (CONTINUED)

                                                                                                 Purchases
                                                                                            ------------------
Investments in the Delaware Group Premium Fund, Inc. Sub-Accounts:
     Delaware GP Small Cap Value                                                            $          428,546
     Delaware GP Trend                                                                                 271,191

Investments in the Dreyfus Socially Responsible Growth Fund, Inc.
  Sub-Account:
     Dreyfus Socially Responsible Growth Fund                                                           31,697

Investments in the Dreyfus Stock Index Fund Sub-Account:
     Dreyfus Stock Index Fund                                                                          991,145

Investments in the Dreyfus Variable Investment Fund Sub-Accounts:
     VIF Capital Appreciation                                                                          166,676
     VIF Growth & Income                                                                                     -
     VIF Money Market                                                                                5,685,472

Investments in the Fidelity Variable Insurance Products Fund Sub-Accounts:
     VIP Contrafund                                                                                    730,342
     VIP Equity-Income                                                                                 932,604
     VIP Growth                                                                                      1,046,294
     VIP Growth Opportunities                                                                          194,082
     VIP High Income                                                                                   263,724
     VIP Index 500                                                                                     542,402
     VIP Investment Grade Bond                                                                       1,252,951
     VIP Overseas                                                                                      239,148

Investments in the Franklin Templeton Variable Insurance Products Trust
  Sub-Accounts:
     Franklin Growth and Income Securities (b)                                                       1,891,074
     Franklin Small Cap Value Securities (b)                                                           942,654
     Mutual Shares Securities                                                                        1,754,335
     Templeton Asset Strategy                                                                          120,855
     Templeton Developing Markets Securities (b)                                                       220,631
     Templeton Foreign Securities                                                                      871,487

Investments in the Goldman Sachs Variable Insurance Trust
  Sub-Account:
     VIT CORE Small Cap Equity                                                                               -

Investments in the HSBC Variable Insurance Funds Sub-Accounts:
     HSBC VI Cash Management (c)                                                                       460,509
     HSBC VI Fixed Income (c)                                                                          230,058
     HSBC VI Growth & Income (c)                                                                        54,195

(b) For the period beginning May 1, 2003 and ended December 31, 2003

(c) For the period beginning January 1, 2003 and ended April 30, 2003

--------------------------------------------------------------------------------

5.  PURCHASES OF INVESTMENTS (CONTINUED)

                                                                                                 Purchases
                                                                                            ------------------
Investments in the LSA Variable Series Trust Sub-Accounts
     LSA Aggressive Growth (b)                                                              $          512,952
     LSA Equity Growth (b)                                                                             451,985
     LSA Mid Cap Value (b)                                                                             908,516

Investments in the MFS Variable Insurance Trust Sub-Accounts:
     MFS Bond                                                                                          845,050
     MFS Emerging Growth                                                                                     -
     MFS High Income                                                                                   106,857
     MFS Investors Trust                                                                               128,351
     MFS New Discovery                                                                                 114,348

Investments in Morgan Stanley Variable Investment Series (Class Y Shares)
  Sub-Accounts:
     Aggressive Equity (Class Y Shares) (a)                                                            706,441
     Dividend Growth (Class Y Shares) (a)                                                              898,723
     Equity (Class Y Shares) (a)                                                                       468,647
     European Growth (Class Y Shares) (a)                                                              292,610
     Global Advantage (Class Y Shares) (a)                                                              81,757
     Global Dividend Growth (Class Y Shares) (a)                                                       308,367
     High Yield (Class Y Shares) (a)                                                                   456,880
     Income Builder (Class Y Shares) (a)                                                               210,224
     Information (Class Y Shares) (a)                                                                   91,277
     Limited Duration (Class Y Shares) (a)                                                           1,050,116
     Money Market (Class Y Shares) (a)                                                               2,172,874
     Pacific Growth (Class Y Shares) (a)                                                               129,230
     Quality Income Plus (Class Y Shares) (a)                                                          439,254
     S&P 500 Index (Class Y Shares) (a)                                                              1,207,065
     Strategist (Class Y Shares) (a)                                                                   269,146
     Utilities (Class Y Shares) (a)                                                                    105,004

Investments in the Oppenheimer Variable Account Funds Sub-Accounts:
     Oppenheimer Aggressive Growth                                                                     260,759
     Oppenheimer Bond                                                                                  483,090
     Oppenheimer Capital Appreciation                                                                  445,358
     Oppenheimer Global Securities                                                                     219,993
     Oppenheimer High Income                                                                           174,384
     Oppenheimer Main Street (d)                                                                       811,074
     Oppenheimer Main Street Small Cap Growth                                                          433,975
     Oppenheimer Strategic Bond                                                                      1,182,289

(a) For the period beginning July 1, 2003 and ended December 31, 2003

(b) For the period beginning May 1, 2003 and ended December 31, 2003

(d) Previously known as Oppenheimer Main Street Growth & Income

--------------------------------------------------------------------------------

5. PURCHASES OF INVESTMENTS (CONTINUED)

                                                                                                 Purchases
                                                                                            ------------------
Investments in the Oppenheimer Variable Account Funds (Service Class
  ("SC")) Sub-Accounts:
     Oppenheimer Aggressive Growth (SC) (b)                                                 $          660,357
     Oppenheimer Capital Appreciation (SC) (b)                                                       1,467,250
     Oppenheimer Global Securities (SC) (b)                                                            816,130
     Oppenheimer High Income (SC) (b)                                                                  844,656
     Oppenheimer Main Street (SC) (b)                                                                2,854,648
     Oppenheimer Main Street Small Cap Growth (SC) (b)                                                 997,423
     Oppenheimer Multiple Strategies (SC) (b)                                                          743,080
     Oppenheimer Strategic Bond (SC) (b)                                                             1,696,898

Investments in the Putnam Variable Trust Sub-Accounts:
     VT American Government Income                                                                   2,276,783
     VT Capital Appreciation                                                                           341,166
     VT Capital Opportunities (b)                                                                    1,273,463
     VT Discovery Growth (e)                                                                           433,972
     VT Diversified Income                                                                           2,105,757
     VT Equity Income (b)                                                                              420,782
     VT The George Putnam Fund of Boston                                                            15,374,208
     VT Global Asset Allocation                                                                     18,924,322
     VT Global Equity                                                                                3,857,202
     VT Growth and Income                                                                              319,645
     VT Growth Opportunities                                                                           775,787
     VT Health Sciences                                                                              9,312,850
     VT High Yield                                                                                   4,570,775
     VT Income                                                                                      19,550,676
     VT International Equity (f)                                                                    13,572,780
     VT International Growth and Income                                                             16,520,186
     VT International New Opportunities                                                                900,141
     VT Investors                                                                                    2,823,299
     VT Mid Cap Value                                                                              105,611,816
     VT Money Market                                                                                   606,626
     VT New Opportunities                                                                            1,095,269
     VT New Value                                                                                    3,615,576
     VT OTC & Emerging Growth                                                                          614,487
     VT Research                                                                                     3,580,187
     VT Small Cap Value                                                                              3,385,830
     VT Utilities Growth and Income                                                                    435,957
     VT Vista                                                                                        2,140,938
     VT Voyager                                                                                      2,955,376

(b) For the period beginning May 1, 2003 and ended December 31, 2003

(e) Previously known as VT Voyager II

(f) Previously known as VT International Growth

--------------------------------------------------------------------------------

5. PURCHASES OF INVESTMENTS (CONTINUED)

                                                                                                 Purchases
                                                                                            ------------------
Investments in the Scudder Variable Series I Sub-Accounts:
     21st Century Growth                                                                    $                -
     Balanced                                                                                           18,127
     Bond                                                                                               38,046
     Capital Growth                                                                                     12,804
     Global Discovery                                                                                        -
     Growth and Income                                                                                     692
     International                                                                                          17
     Money Market                                                                                       11,624

Investments in the Scudder Variable Series II Sub-Account:
     Growth                                                                                                  -

Invest Investments in the Universal Institutional Funds, Inc. (Class II) Sub-Accounts:
     UIF Active International Allocation (Class II) (g)                                                169,829
     UIF Emerging Markets Debt (Class II) (b)                                                          371,225
     UIF Emerging Markets Equity (Class II) (a)                                                        246,147
     UIF Equity and Income (Class II) (a)                                                               96,201
     UIF Equity Growth (Class II) (a)                                                                  408,652
     UIF Global Franchise (Class II) (a)                                                               193,261
     UIF Mid Cap Growth (Class II) (a)                                                                 653,271
     UIF Small Company Growth (Class II) (b)                                                           804,226
     UIF U. S. Mid Cap Value (Class II) (a)                                                          1,088,821
     UIF U. S. Real Estate (Class II) (b)                                                              746,237

Investments in the Van Kampen Life Investment Trust Sub-Accounts:
     LIT Comstock                                                                                      927,732
     LIT Emerging Growth                                                                               173,172
     LIT Government                                                                                    301,539
     LIT Money Market                                                                                  895,323

Invest Investments in the Van Kampen Life Investment Trust (Class II) Sub-Accounts:
     LIT Aggressive Growth (Class II) (a)                                                              489,497
     LIT Comstock (Class II) (a)                                                                     3,312,769
     LIT Emerging Growth (Class II) (b)                                                                830,662
     LIT Growth and Income (Class II) (b)                                                            2,285,719
     LIT Money Market (Class II) (l)                                                                    40,000

(a) For the period beginning July 1, 2003 and ended December 31, 2003

(b) For the period beginning May 1, 2003 and ended December 31, 2003

(g) For the period beginning May 1, 2003 and ended October 31, 2003

(l) For the period beginning December 31, 2003 and ended December 31, 2003

--------------------------------------------------------------------------------

5. PURCHASES OF INVESTMENTS (CONTINUED)

                                                                                                 Purchases
                                                                                            ------------------
Investments in the Wells Fargo Variable Trust Sub-Accounts:
    Wells Fargo VT Asset Allocation                                                         $          162,690
    Wells Fargo VT Equity Income                                                                        82,482
    Wells Fargo VT Growth                                                                              132,183
                                                                                            ------------------
                                                                                            $      330,403,240
                                                                                            ==================

--------------------------------------------------------------------------------
6. FINANCIAL HIGHLIGHTS

   Allstate New York offers multiple variable annuity contracts through this Account that have unique combinations of features and fees that are assessed to the contractholders. Differences in these fee structures result in various contract expense rates and accumulation unit fair values which in turn result in various expense and total return ratios.

   In the table below, the units, the range of lowest to highest accumulation unit fair values, net assets, the investment income ratio, the range of lowest to highest expense ratios assessed by Allstate New York and the corresponding range of total return is presented for each rider option of the sub-accounts that had outstanding units during the period. These ranges of lowest to highest accumulation unit fair values and total return are based on the product groupings that represent lowest and highest expense ratio amounts. Therefore, some individual contract ratios are not within the ranges presented. The range of the lowest and highest unit fair values disclosed in the Statement of Net Assets may differ from the values disclosed herein because the values in the Statement of Net Assets represent the absolute lowest and highest values without consideration of the corresponding expense ratios.

   As discussed in Note 4, the expense ratio represents mortality and expense risk and administrative expense charges which are assessed as a percentage of daily net assets. The amount deducted is based upon the product and the number and magnitude of rider options selected by each contractholder. This results in several accumulation unit values for each sub-account based upon those choices.

   ITEMS IN THE FOLLOWING TABLE ARE NOTATED AS FOLLOWS:

        * INVESTMENT INCOME RATIO - These amounts represent dividends, excluding realized gain distributions, received by the sub-account from the underlying mutual fund, net of management fees assessed by the fund manager, divided by the average net assets. These ratios exclude those expenses that result in a reduction in the accumulation unit values or redemption of units. The recognition of investment income by the sub-account is affected by the timing of the declaration of dividends by the underlying mutual fund in which the sub-account invests.

        ** EXPENSE RATIO - These amounts represent the annualized contract expenses of the sub-account, consisting of mortality and expense risk charges, and contract administration charges, for each period indicated. The ratios include only those expenses that are charged that result in a reduction in the accumulation unit values. Charges made directly to contractholder accounts through the redemption of units and expenses of the underlying fund have been excluded.

        *** TOTAL RETURN - These amounts represent the total return for the periods indicated, including changes in the value of the underlying fund, and expenses assessed through the reduction in the accumulation unit values. The ratio does not include any expenses assessed through the redemption of units.

             Since the total return for periods less than one year has not been annualized, the difference between the lowest and the highest total return in the range may be broader if one or both of the total returns relate to a product which was introduced during the reporting year.

             Sub-accounts with a date notation indicate the effective date of that investment option in the Account. The investment income ratio and total return are calculated for the period or from the effective date through the end of the reporting period.

                                                At December 31,                           For the year ended December 31,
                                   ------------------------------------------  ----------------------------------------------------
                                                 Accumulation
                                     Units      Unit Fair Value    Net Assets    Investment     Expense Ratio**     Total Return***
                                    (000s)     Lowest to Highest     (000s)     Income Ratio*  Lowest to Highest   Lowest to Highest
                                   --------  --------------------  ----------  --------------  -----------------   -----------------
Investments in the AIM Variable
   Insurance Funds Sub-Accounts:
     AIM V. I. Aggressive Growth
       2003                             443  $   7.71 - $    9.82  $    3,492            0.00%   1.10% - 1.70%      24.52% -  25.29%
       2002                             460      6.16 -      7.88       2,894            0.00    1.10  - 1.70      -23.51  - -21.16
       2001                             488      8.05 -     10.31       4,034            0.00    1.10  - 1.45      -27.13  - -26.88
     AIM V. I. Balanced
       2003                           1,008      8.06 -      9.41       8,305            2.00    1.10  - 1.70       14.39  -  15.09
       2002                             990      7.00 -      8.22       7,053            2.72    1.10  - 1.70      -18.01  - -17.76
       2001                             829      8.54 -     10.85       7,177            2.44    1.10  - 1.45      -12.71  - -12.40

--------------------------------------------------------------------------------

6. FINANCIAL HIGHLIGHTS (CONTINUED)

                                                At December 31,                           For the year ended December 31,
                                   ------------------------------------------  ----------------------------------------------------
                                                 Accumulation
                                     Units      Unit Fair Value    Net Assets    Investment     Expense Ratio**     Total Return***
                                    (000s)     Lowest to Highest     (000s)     Income Ratio*  Lowest to Highest   Lowest to Highest
                                   --------  --------------------  ----------  --------------  -----------------   -----------------
Investments in the AIM
   Variable Insurance Funds
   Sub-Accounts:
     AIM V. I. Basic Value
       2003                             276  $  10.42 - $   11.41  $    3,098            0.04%   1.10% - 1.70%      31.36% -  32.17%
       2002                             208      7.93 -      8.63       1,785            0.00    1.10  - 1.70      -23.00  - -20.69
       2001(m)                           62     11.20 -     11.21         700            0.21    1.10  - 1.45       12.00  -  12.10
     AIM V. I. Blue Chip
       2003                           1,088      6.13 -      9.05       6,731            0.00    1.10  - 1.70       23.02  -  23.78
       2002                           1,090      4.95 -      7.35       5,407            0.00    1.10  - 1.70      -26.97  - -26.47
       2001                             992      6.74 -      6.78       6,713            0.02    1.10  - 1.45      -23.66  - -23.39
     AIM V. I. Capital
      Appreciation
       2003                           1,076      6.93 -      9.72       9,267            0.00    1.10  - 1.70       27.32  -  28.10
       2002                           1,067      5.41 -      7.64       7,414            0.00    1.10  - 1.70      -25.18  - -23.64
       2001                           1,016      7.23 -     14.18      10,006            0.00    1.10  - 1.45      -24.39  - -24.12
     AIM V. I. Capital
      Development
       2003                              93     10.84 -     10.97       1,035            0.00    1.10  - 1.70       33.06  -  33.88
       2002                             101      8.15 -      8.19         837            0.00    1.10  - 1.70      -22.22  - -18.50
       2001                             103     10.54 -     11.37       1,098            0.00    1.10  - 1.45       -9.42  -  -9.10
     AIM V. I. Core Equity
       2003                           1,258      7.13 -     10.31      12,745            0.97    1.10  - 1.70       22.31  -  23.06
       2002                           1,313      5.80 -      8.43      11,066            0.31    1.10  - 1.70      -16.51  - -15.67
       2001                           1,414      6.94 -     15.46      14,848            0.05    1.10  - 1.45      -23.95  - -23.68
     AIM V. I. Dent
      Demographics
       2003                             326      4.86 -      9.14       1,599            0.00    1.10  - 1.70       -8.59  -  35.97
       2002                             336      3.58 -      6.78       1,201            0.00    1.10  - 1.50      -32.94  - -32.21
       2001                             380      5.29 -      5.33       2,019            0.00    1.10  - 1.45      -32.90  - -32.66
     AIM V. I. Diversified
      Income
       2003                             352     10.68 -     11.04       4,154            6.53    1.10  - 1.70        7.38  -   8.05
       2002                             324      9.94 -     10.21       3,570            7.98    1.10  - 1.70       -0.58  -   1.18
       2001                             303     10.09 -     11.79       3,359            7.57    1.10  - 1.45        2.09  -   2.45
     AIM V. I. Global Utilities
       2003                             197      6.26 -      8.70       1,531            3.62    1.10  - 1.70       17.01  -  17.73
       2002                             215      5.32 -      7.44       1,430            2.84    1.10  - 1.70      -26.35  - -25.63
       2001                             235      7.22 -     13.98       2,129            1.43    1.10  - 1.45      -28.97  - -28.72

(m) For the period beginning October 1, 2001 and ended December 31, 2001

--------------------------------------------------------------------------------

6. FINANCIAL HIGHLIGHTS (CONTINUED)

                                                At December 31,                           For the year ended December 31,
                                   ------------------------------------------  ----------------------------------------------------
                                                 Accumulation
                                     Units      Unit Fair Value    Net Assets    Investment     Expense Ratio**     Total Return***
                                    (000s)     Lowest to Highest     (000s)     Income Ratio*  Lowest to Highest   Lowest to Highest
                                   --------  --------------------  ----------  --------------  -----------------   -----------------
Investments in the AIM
   Variable Insurance Funds
   Sub-Accounts (continued):
     AIM V. I. Government
      Securities
       2003                             674  $  10.57 - $   12.31  $    8,354            2.25%   1.10% - 1.70%      -0.65% -  -0.04%
       2002                             739     10.64 -     12.31       9,278            2.40    1.10  - 1.70        6.39  -   8.40
       2001                             447     11.36 -     12.74       5,221            4.24    1.10  - 1.45        4.87  -   5.24
     AIM V. I. Growth
       2003                             879      4.83 -      8.89       5,989            0.00    1.10  - 1.70       29.01  -  29.81
       2002                             916      3.72 -      6.89       4,894            0.00    1.10  - 1.70      -31.73  - -31.06
       2001                             954      5.45 -     12.90       7,736            0.20    1.10  - 1.45      -34.84  - -34.61
     AIM V. I. High Yield
       2003                             225      8.90 -     11.54       2,038            9.02    1.10  - 1.70       25.86  -  26.64
       2002                             131      7.03 -      9.17         939            0.00    1.10  - 1.70       -8.29  -  -6.87
       2001                             104      7.44 -      7.55         791           17.67    1.10  - 1.45       -6.37  -  -6.04
     AIM V. I. International
      Growth
       2003                             533      6.53 -     10.74       4,572            0.52    1.10  - 1.70       26.87  -  27.65
       2002                             538      5.12 -      8.47       3,736            0.60    1.10  - 1.70      -16.60  - -15.32
       2001                             516      6.14 -     11.98       4,449            0.31    1.10  - 1.45      -24.64  - -24.37
     AIM V. I. Mid Cap Core
      Equity
       2003                              90     11.35 -     12.58       1,106            0.00    1.10  - 1.70       25.15  -  25.92
       2002                              58      9.07 -      9.99         579            0.00    1.10  - 1.70      -12.07  -  -9.29
       2001 (m)                          10     11.36 -     11.37         119            0.27    1.10  - 1.45       13.57  -  13.67
     AIM V. I. Money Market
       2003                             288      9.83 -     10.70       3,176            0.57    1.10  - 1.70       -1.66  -  -0.52
       2002                             418     10.76 -     12.20       4,670            1.19    1.10  - 1.45       -0.27  -   0.08
       2001                             460     10.75 -     12.23       5,166            3.29    1.10  - 1.45        2.12  -   2.48
     AIM V. I. New Technology
       2003                             150      8.47 -      8.61       1,282            0.00    1.10  - 1.70       49.80  -  50.72
       2002                             139      5.66 -      5.71         791            0.00    1.10  - 1.70      -45.73  - -43.44
       2001                             154     10.45 -     10.52       1,617            2.00    1.10  - 1.45      -48.23  - -48.05
     AIM V. I. Premier Equity
       2003                           2,027      6.49 -      8.58      17,666            0.30    1.10  - 1.70       22.96  -  23.71
       2002                           2,133      5.24 -      6.98      15,320            0.31    1.10  - 1.70      -31.02  - -30.22
       2001                           2,183      7.60 -     16.38      24,351            0.13    1.10  - 1.45      -13.83  - -13.53

(m) For the period beginning October 1, 2001 and ended December 31, 2001

--------------------------------------------------------------------------------

6. FINANCIAL HIGHLIGHTS (CONTINUED)

                                                At December 31,                           For the year ended December 31,
                                   ------------------------------------------  ----------------------------------------------------
                                                 Accumulation
                                     Units      Unit Fair Value    Net Assets    Investment     Expense Ratio**     Total Return***
                                    (000s)     Lowest to Highest     (000s)     Income Ratio*  Lowest to Highest   Lowest to Highest
                                   --------  --------------------  ----------  --------------  -----------------   -----------------
Investments in the AIM
   Variable Insurance Funds
   Series II Sub-Accounts:
     AIM V. I. Aggressive
      Growth II
       2003                               3  $   9.96 - $   10.04  $       29            0.00%   1.30% - 1.70%      -0.38% -   0.39%
       2002 (h)                          <1      8.04 -      8.04           3            0.00    1.45  - 1.50      -19.64  - -19.61
     AIM V. I. Balanced II
       2003                              64      9.42 -      9.50         604            3.28    1.30  - 1.75       -5.85  -  14.64
       2002 (h)                           8      8.27 -      8.29          70            5.05    1.30  - 1.55      -17.34  - -17.14
     AIM V. I. Basic Value II
       2003                              96     12.87 -     12.92       1,113            0.00    1.29  - 1.89       28.70  -  29.22
       2002 (h)                           9      7.63 -      7.66          71            0.00    1.30  - 1.70      -23.66  - -23.35
     AIM V. I. Blue Chip II
       2003                              37      9.42 -      9.51         350            0.00    1.30  - 1.75       -5.76  -  23.19
       2002 (h)                           5      7.70 -      7.72          35            0.00    1.30  - 1.55      -23.00  - -22.83
     AIM V. I. Capital
      Appreciation II
       2003                              37     12.22 -     12.27         425            0.00    1.29  - 1.89       22.18  -  22.68
       2002 (h)                           1      7.42 -      7.45           5            0.00    1.30  - 1.70      -25.80  - -25.50
     AIM V. I. Capital
      Development II
       2003                              <1     10.23 -     10.28           5            0.00    1.45  - 1.70        2.29  -  33.09
       2002 (h)                          <1      7.72 -      7.73           3            0.00    1.45  - 1.50      -22.79  - -22.75
     AIM V. I. Core Equity II
       2003                              10     10.10 -     10.18         105            1.32    1.30  - 1.70        1.02  -  22.54
       2002 (h)                           3      8.29 -      8.31          27            0.70    1.30  - 1.55      -17.10  - -16.89
     AIM V. I. Dent
      Demographics II
       2003                               9      8.99 -      9.06          77            0.00    1.30  - 1.70      -10.13  -  -9.39
       2002 (h)                           1      6.67 -      6.68           9            0.00    1.45  - 1.55      -33.31  - -33.24
     AIM V. I. Diversified
      Income II
       2003                              18     10.69 -     10.78         193            9.75    1.30  - 1.75        6.90  -   7.60
       2002 (h)                           5     10.00 -     10.02          48           14.54    1.30  - 1.55       -0.01  -   0.22
     AIM V. I. Global Utilities II
       2003                               9      9.16 -      9.23          85            5.53    1.30  - 1.75       -8.42  -  -7.70
       2002 (h)                           3      7.85 -      7.85          22            7.06    1.50  - 1.50      -21.52  - -21.52
     AIM V. I. Government
      Securities II
       2003                             392     10.64 -     10.74       4,198            3.24    1.30  - 1.75       -0.39  -   6.44
       2002 (h)                         170     10.74 -     10.78       1,825            2.51    1.30  - 1.70        7.39  -   7.83

(h) For the period beginning June 3, 2002 and ended December 31, 2002

--------------------------------------------------------------------------------

6. FINANCIAL HIGHLIGHTS (CONTINUED)

                                                At December 31,                           For the year ended December 31,
                                   ------------------------------------------  ----------------------------------------------------
                                                 Accumulation
                                     Units      Unit Fair Value    Net Assets    Investment     Expense Ratio**     Total Return***
                                    (000s)     Lowest to Highest     (000s)     Income Ratio*  Lowest to Highest   Lowest to Highest
                                   --------  --------------------  ----------  --------------  -----------------   -----------------
Investments in the AIM
   Variable Insurance Funds
   Series II Sub-Accounts
   (continued):
     AIM V. I. Growth II
       2003                              10  $   8.70 - $    8.78  $       91            0.00%   1.30% - 1.75%     -12.97% -  29.18%
       2002 (h)                           1      6.77 -      6.80           8            0.00    1.30  - 1.70      -32.29  - -32.01
     AIM V. I. High Yield II
       2003                              54     11.64 -     11.74         636           13.10    1.30  - 1.75       16.43  -  17.45
       2002 (h)                           1      9.28 -      9.29          11            0.00    1.45  - 1.55       -7.17  -  -7.08
     AIM V. I. International
      Growth II
       2003                              10     10.45 -     10.54         103            0.58    1.30  - 1.70        4.52  -  26.93
       2002 (h)                          <1      8.28 -      8.30           2            1.29    1.30  - 1.55      -17.19  - -16.98
     AIM V. I. Mid Cap Core
      Equity II
       2003                               9     10.90 -     10.99          99            0.00    1.30  - 1.70        9.02  -  25.41
       2002 (h)                           1      8.74 -      8.76          11            0.00    1.30  - 1.55      -12.58  - -12.36
     AIM V. I. Money
      Market II
       2003                              57      9.78 -      9.86         563            0.49    1.30  - 1.70       -1.38  -  -1.38
       2002 (h)                          24      9.92 -      9.94         239            0.27    1.45  - 1.70       -0.81  -  -0.56
     AIM V. I. New
      Technology II
       2003                               2      8.87 -      8.94          15            0.00    1.30  - 1.70      -11.30  - -10.61
       2002 (h)                          <1      5.95 -      5.95          <1            0.00    1.45  - 1.45      -40.48  - -40.48
     AIM V. I. Premier
      Equity II
       2003                              22      8.46 -     11.74         193            0.39    1.30  - 1.89      -15.42  -  17.37
       2002 (h)                           1      6.84 -      6.85          10            0.75    1.45  - 1.70      -31.63  - -31.45

(h) For the period beginning June 3, 2002 and ended December 31, 2002

--------------------------------------------------------------------------------

6. FINANCIAL HIGHLIGHTS (CONTINUED)

                                                At December 31,                           For the year ended December 31,
                                   ------------------------------------------  ----------------------------------------------------
                                                 Accumulation
                                     Units      Unit Fair Value    Net Assets    Investment     Expense Ratio**     Total Return***
                                    (000s)     Lowest to Highest     (000s)     Income Ratio*  Lowest to Highest   Lowest to Highest
                                   --------  --------------------  ----------  --------------  -----------------   -----------------
Investments in the
   AllianceBernstein Variable
   Product Series Fund
   Sub-Accounts:
     AllianceBernstein
      Growth
       2003 (a)                          20  $  12.43 - $   12.48  $      243            0.00%   1.29% - 1.89%      24.29% -  24.79%
     AllianceBernstein
      Growth & Income
       2003 (a)                          92     12.26 -     12.31       1,124            0.00    1.29  - 1.89       22.63  -  23.13
     AllianceBernstein
      Premier Growth
       2003 (a)                           6     11.46 -     11.51          72            0.00    1.29  - 1.89       14.64  -  15.11
     AllianceBernstein
      Small Cap Value
       2003 (a)                          82     13.59 -     13.64       1,116            0.00    1.29  - 1.89       35.86  -  36.42

Investments in the Delaware
   Group Premium Fund, Inc.
   Sub-Accounts:
     Delaware VIP GP Small
      Cap Value
       2003                             158     16.73 -     16.73       2,636            0.36    1.25  - 1.25       40.21  -  40.21
       2002                             133     11.93 -     11.93       1,589            1.36    1.25  - 1.25       -6.78  -  -6.78
       2001                              46     12.80 -     12.80         583            0.55    1.25  - 1.25       10.43  -  10.43
     Delaware VIP GP Trend
       2003                             113      8.17 -      8.17         921            0.00    1.25  - 1.25       33.41  -  33.41
       2002                              80      6.12 -      6.12         490            0.00    1.25  - 1.25      -20.94  - -20.94
       2001                              24      7.75 -      7.75         187            0.00    1.25  - 1.25      -16.40  - -16.40

Investments in the Dreyfus
   Socially Responsible
   Growth Fund, Inc.
   Sub-Account:
     Dreyfus Socially
      Responsible Growth
      Fund
       2003                              42      6.17 -      6.17         258            0.12    1.25  - 1.25       24.43  -  24.43
       2002                              40      4.96 -      4.96         197            0.24    1.25  - 1.25      -29.84  - -29.84
       2001                              33      7.07 -      7.07         233            0.09    1.25  - 1.25      -23.55  - -23.55

(a) For the period beginning July 1, 2003 and ended December 31, 2003

--------------------------------------------------------------------------------

6. FINANCIAL HIGHLIGHTS (CONTINUED)

                                                At December 31,                           For the year ended December 31,
                                   ------------------------------------------  ----------------------------------------------------
                                                 Accumulation
                                     Units      Unit Fair Value    Net Assets    Investment     Expense Ratio**     Total Return***
                                    (000s)     Lowest to Highest     (000s)     Income Ratio*  Lowest to Highest   Lowest to Highest
                                   --------  --------------------  ----------  --------------  -----------------   -----------------
   Investments in the Dreyfus
   Stock Index Fund
   Sub-Account:
     Dreyfus Stock Index
      Fund
       2003                             704  $   7.93 - $    7.93  $    5,581            1.49%   1.25% -  1.25%     26.76% -  26.76%
       2002                             611      6.25 -      6.25       3,824            1.61    1.25  -  1.25     -23.33  - -23.33
       2001                             185      8.16 -      8.16       1,512            1.24    1.25  -  1.25     -13.28  - -13.28

Investments in the Dreyfus
   Variable Investment Fund
   Sub-Accounts:
     VIF Capital Appreciation
       2003                              97      8.75 -      8.75         852            1.51    1.25  -  1.25      19.66  -  19.66
       2002                              80      7.31 -      7.31         585            1.71    1.25  -  1.25     -17.76  - -17.76
       2001                              28      8.89 -      8.89         248            1.52    1.25  -  1.25     -10.45  - -10.45
     VIF Growth & Income
       2003                               -         - -         -           -            0.00    0.00  -  0.00       0.00  -   0.00
       2002                              <1      6.53 -      6.53          <1            2.56    1.25  -  1.25     -34.71  - -34.71
       2001(n)                            -         - -         -           -            0.00    0.00  -  0.00       0.00  -   0.00
     VIF Money Market
       2003                             398      9.96 -      9.96       3,966            0.90    1.25  -  1.25      -0.43  -  -0.43
       2002                              <1     10.43 -     10.43          <1            0.00    1.25  -  1.25       4.27  -   4.27
       2001(n)                            -         - -         -           -            0.00    0.00  -  0.00       0.00  -   0.00
Investments in the Fidelity
   Variable Insurance
   Products Fund
   Sub-Accounts:
     VIP Contrafund
       2003                             290      9.24 -      9.79       2,762            0.39    1.25  -  1.25      26.86  -  26.86
       2002                             229      7.29 -      7.72       1,722            0.48    1.25  -  1.25     -10.48  - -10.48
       2001                              86      8.14 -      8.62         730            0.30    1.25  -  1.25     -13.35  - -13.35
     VIP Equity-Income
       2003                             427     10.71 -     10.71       4,574            1.54    1.25  -  1.25      28.70  -  28.70
       2002                             343      8.32 -      8.32       2,857            0.91    1.25  -  1.25     -17.99  - -17.99
       2001                              98     10.14 -     10.14         998            0.24    1.25  -  1.25      -6.15  -  -6.15
     VIP Growth
       2003                             550      6.28 -      6.91       3,638            0.24    1.25  -  1.25      31.19  -  31.19
       2002                             480      4.79 -      5.27       2,430            0.17    1.25  -  1.25     -30.98  - -30.98
       2001                             202      6.93 -      7.63       1,480            0.03    1.25  -  1.25     -18.69  - -18.69
     VIP Growth Opportunities
       2003                              63      7.82 -      7.82         495            0.63    1.25  -  1.25      28.25  -  28.25
       2002                              49      6.10 -      6.10         300            0.78    1.25  -  1.25     -22.82  - -22.82
       2001                              23      7.90 -      7.90         185            0.13    1.25  -  1.25     -15.50  - -15.50

(n) Although available in 2001, there was no activity until 2002

--------------------------------------------------------------------------------

6. FINANCIAL HIGHLIGHTS (CONTINUED)

                                                At December 31,                           For the year ended December 31,
                                   ------------------------------------------  ----------------------------------------------------
                                                 Accumulation
                                     Units      Unit Fair Value    Net Assets    Investment     Expense Ratio**     Total Return***
                                    (000s)     Lowest to Highest     (000s)     Income Ratio*  Lowest to Highest   Lowest to Highest
                                   --------  --------------------  ----------  --------------  -----------------   -----------------
Investments in the Fidelity
   Variable Insurance
   Products Fund
   Sub-Accounts (continued):
     VIP High Income
       2003                              63  $   9.39 - $    9.39  $      595            5.70%   1.25% - 1.25%      25.68% -  25.68%
       2002                              43      7.47 -      7.47         322            6.67    1.25  - 1.25        2.15  -   2.15
       2001                              21      7.32 -      7.32         151            0.05    1.25  - 1.25      -12.84  - -12.84
     VIP Index 500
       2003                             268      7.64 -      7.64       2,044            1.24    1.25  - 1.25       26.81  -  26.81
       2002                             215      6.02 -      6.02       1,298            0.69    1.25  - 1.25      -23.22  - -23.22
       2001 (o)                          68      7.85 -      7.85         530            0.07    1.25  - 1.25      -21.53  - -21.53
     VIP Investment Grade
      Bond
       2003                             203     12.65 -     12.65       2,565            3.24    1.25  - 1.25        3.89  -   3.89
       2002                             144     12.18 -     12.18       1,750            1.43    1.25  - 1.25        8.96  -   8.96
       2001                              27     11.18 -     11.18         298            0.05    1.25  - 1.25        7.10  -   7.10
     VIP Overseas
       2003                             127      7.78 -      8.08       1,015            0.71    1.25  - 1.25       41.58  -  41.58
       2002                             121      5.50 -      5.71         683            0.55    1.25  - 1.25      -21.28  - -21.28
       2001                              55      6.98 -      7.25         390            1.29    1.25  - 1.25      -22.16  - -22.16

Investments in the Franklin
   Templeton Variable
   Insurance Products Trust
   Sub-Accounts:
     Franklin Growth and
      Income Securities
       2003 (b)                         143     13.38 -     13.48       1,920            0.09    1.29  - 1.89       33.80  -  34.75
     Franklin Small Cap
      Value Securities
       2003 (b)                          65     14.53 -     14.65         954            0.01    1.29  - 1.99       45.31  -  46.53

(b) For the period beginning May 1, 2003 and ended December 31, 2003

(o) For the period beginning May 1, 2001 and ended December 31, 2001

--------------------------------------------------------------------------------

6. FINANCIAL HIGHLIGHTS (CONTINUED)

                                                At December 31,                           For the year ended December 31,
                                   ------------------------------------------  ----------------------------------------------------
                                                 Accumulation
                                     Units      Unit Fair Value    Net Assets    Investment     Expense Ratio**     Total Return***
                                    (000s)     Lowest to Highest     (000s)     Income Ratio*  Lowest to Highest   Lowest to Highest
                                   --------  --------------------  ----------  --------------  -----------------   -----------------
Investments in the Franklin
   Templeton Variable
   Insurance Products Trust
   Sub-Accounts (continued):
     Mutual Shares Securities
       2003                             141  $  12.66 - $   12.77  $    1,795            0.06%   1.29% - 1.99%      26.59% -  27.65%
       2002                              <1      8.99 -      8.99          <1            0.00    1.35  - 1.35      -10.07  - -10.07
       2001(n)                            -         - -         -           -            0.00    0.00  - 0.00        0.00  -   0.00
     Templeton Asset Strategy
       2003                              37     11.42 -     11.42         425            2.57    1.25  - 1.25       30.31  -  30.31
       2002                              26      8.77 -      8.77         227            2.19    1.25  - 1.25       -5.58  -  -5.58
       2001                              14      9.29 -      9.29         129            0.66    1.25  - 1.25      -11.08  - -11.08
     Templeton Developing
      Markets Securities
       2003 (b)                          14     16.84 -     16.98         237            0.13    1.29  - 1.99       68.38  -  69.79
     Templeton Foreign
      Securities
       2003                             168      9.16 -     13.57       1,746            1.25    1.25  - 1.99       30.56  -  35.69
       2002                             110      7.02 -      7.02         773            1.54    1.25  - 1.25      -19.58  - -19.58
       2001                              45      8.73 -      8.73         393            2.23    1.25  - 1.25      -17.05  - -17.05

Investments in the Goldman
   Sachs Variable Insurance
   Trust Sub-Account:
     VIT CORE Small Cap
      Equity
       2003                               -         - -         -           -            0.00    0.00  - 0.00        0.00  -   0.00
       2002                              <1      8.30 -      8.30          <1            0.00    1.25  - 1.25      -17.05  - -17.05
       2001(n)                            -         - -         -           -            0.00    0.00  - 0.00        0.00  -   0.00

Investments in the HSBC
   Variable Insurance Funds
   Sub-Accounts:
     HSBC VI Cash
      Management
       2003 (c)                           -     10.24 -     10.24           -            0.20    1.25  - 1.25        0.31  -   0.31
       2002                             292     10.28 -     10.28       2,998            0.78    1.25  - 1.25       -0.44  -  -0.44
       2001                             105     10.32 -     10.32       1,085            2.45    1.25  - 1.25        1.30  -   1.30

(b) For the period beginning May 1, 2003 and ended December 31, 2003

(c) For the period beginning January 1, 2003 and ended April 30, 2003

(n) Although available in 2001, there was no activity until 2002

--------------------------------------------------------------------------------

6. FINANCIAL HIGHLIGHTS (CONTINUED)

                                                At December 31,                           For the year ended December 31,
                                   ------------------------------------------  ----------------------------------------------------
                                                 Accumulation
                                     Units      Unit Fair Value    Net Assets    Investment     Expense Ratio**     Total Return***
                                    (000s)     Lowest to Highest     (000s)     Income Ratio*  Lowest to Highest   Lowest to Highest
                                   --------  --------------------  ----------  --------------  -----------------   -----------------
Investments in the HSBC
   Variable Insurance Funds
   Sub-Accounts (continued):
     HSBC VI Fixed Income
       2003 (c)                           -  $  11.46 - $   11.46  $       11            1.48%   1.25% - 1.25%       0.32% -   0.32%
       2002                             149     11.43 -     11.43       1,707            3.01    1.25  - 1.25        8.56  -   8.56
       2001                              51     10.53 -     10.53         539            2.64    1.25  - 1.25        3.09  -   3.09
     HSBC VI Growth
      & Income
       2003 (c)                           -      6.54 -      6.54           -            0.42    1.25  - 1.25        6.00  -   6.00
       2002                             281      6.17 -      6.17       1,734            0.29    1.25  - 1.25      -25.86  - -25.86
       2001                             183      8.33 -      8.33       1,523            0.45    1.25  - 1.25      -18.16  - -18.16

Investments in the LSA
   Variable Series Trust
   Sub-Accounts:
     LSA Aggressive
      Growth
       2003 (b)                          39     12.97 -     13.06         514            0.00    1.29  - 1.89       29.69  -  30.61
     LSA Equity Growth
       2003 (b)                          35     12.13 -     12.21         421            0.00    1.29  - 1.89       21.28  -  22.15
     LSA Mid Cap Value
       2003 (b)                          59     15.10 -     15.23         893            0.14    1.29  - 1.99       50.99  -  52.26

Investments in the MFS
   Variable Insurance Trust
   Sub-Accounts:
     MFS Bond
       2003                             122     12.95 -     12.95       1,578            5.88    1.25  - 1.25        7.97  -   7.97
       2002                             101     11.99 -     11.99       1,209            5.69    1.25  - 1.25        7.56  -   7.56
       2001 (o)                          18     11.15 -     11.15         204            0.91    1.25  - 1.25       11.50  -  11.50
     MFS Emerging Growth
       2003                               -         - -         -           -            0.00    0.00  - 0.00        0.00  -   0.00
       2002                              <1      3.48 -      3.48          <1            0.00    1.25  - 1.25      -65.19  - -65.19
       2001(n)                            -         - -         -           -            0.00    0.00  - 0.00        0.00  -   0.00
     MFS High Income
       2003                              15     10.97 -     10.97         168            4.45    1.25  - 1.25       16.48  -  16.48
       2002                              10      9.42 -      9.42          92            7.80    1.25  - 1.25        1.28  -   1.28
       2001                              10      9.30 -      9.30          96            1.80    1.25  - 1.25        0.79  -   0.79

(b) For the period beginning May 1, 2003 and ended December 31, 2003
(c) For the period beginning January 1, 2003 and ended April 30, 2003
(n) Although available in 2001, there was no activity until 2002
(o) For the period beginning May 1, 2001 and ended December 31, 2001

--------------------------------------------------------------------------------

6. FINANCIAL HIGHLIGHTS (CONTINUED)

                                                At December 31,                           For the year ended December 31,
                                   ------------------------------------------  ----------------------------------------------------
                                                 Accumulation
                                     Units      Unit Fair Value    Net Assets    Investment     Expense Ratio**     Total Return***
                                    (000s)     Lowest to Highest     (000s)     Income Ratio*  Lowest to Highest   Lowest to Highest
                                   --------  --------------------  ----------  --------------  -----------------   -----------------
Investments in the MFS
   Variable Insurance Trust
   Sub-Accounts (continued):
     MFS Investors Trust
       2003                              88  $   7.60 - $    7.60  $      667            0.61%   1.25% - 1.25%      20.62% -  20.62%
       2002                              74      6.30 -      6.30         463            0.55    1.25  - 1.25      -21.95  - -21.95
       2001                              28      8.08 -      8.08         223            0.05    1.25  - 1.25      -19.22  - -19.22
     MFS New Discovery
       2003                              78      7.43 -      7.43         579            0.00    1.25  - 1.25       32.05  -  32.05
       2002                              66      5.63 -      5.63         372            0.00    1.25  - 1.25      -43.72  - -32.49
       2001                              19      8.34 -      8.34         161            0.00    1.25  - 1.25       -6.22  -  -6.22

Investments in the Morgan
   Stanley Variable Investment
   Series (Class Y Shares)
   Sub-Accounts:
     Aggressive Equity
      (Class Y Shares)
       2003 (a)                          57     12.18 -     12.23         698            0.00    1.29  - 1.89       21.84  -  22.34
     Dividend Growth
      (Class Y Shares)
       2003 (a)                          75     12.21 -     12.26         919            1.16    1.29  - 1.89       22.10  -  22.60
     Equity (Class Y Shares)
       2003 (a)                          42     11.84 -     11.87         493            0.05    1.49  - 1.89       18.36  -  18.68
     European Growth
      (Class Y Shares)
       2003 (a)                          25     12.64 -     12.69         316            0.00    1.29  - 1.89       26.39  -  26.90
     Global Advantage
      (Class Y Shares)
       2003 (a)                           6     12.55 -     12.60          75            0.00    1.29  - 1.89       25.51  -  26.03
     Global Dividend Growth
      (Class Y Shares)
       2003 (a)                          25     12.92 -     12.97         325            0.00    1.29  - 1.89       29.18  -  29.71
     High Yield
      (Class Y Shares)
       2003 (a)                          37     11.29 -     11.33         415            3.47    1.29  - 1.89       12.85  -  13.31
     Income Builder
      (Class Y Shares)
       2003 (a)                          19     11.62 -     11.67         222            2.36    1.29  - 1.89       16.18  -  16.66
     Information
      (Class Y Shares)
       2003 (a)                           6     14.90 -     14.96          96            0.00    1.29  - 1.89       49.04  -  49.65

(a) For the period beginning July 1, 2003 and ended December 31, 2003

--------------------------------------------------------------------------------

6. FINANCIAL HIGHLIGHTS (CONTINUED)

                                                At December 31,                           For the year ended December 31,
                                   ------------------------------------------  ----------------------------------------------------
                                                 Accumulation
                                     Units      Unit Fair Value    Net Assets    Investment     Expense Ratio**     Total Return***
                                    (000s)     Lowest to Highest     (000s)     Income Ratio*  Lowest to Highest   Lowest to Highest
                                   --------  --------------------  ----------  --------------  -----------------   -----------------
Investments in the Morgan
   Stanley Variable Investment
   Series (Class Y Shares)
   Sub-Accounts (continued):
     Limited Duration
      (Class Y Shares)
       2003 (a)                          97  $   9.98 - $   10.02  $      968            1.65%   1.29% - 1.89%      -0.23% -   0.18%
     Money Market
      (Class Y Shares)
       2003 (a)                          71      9.90 -      9.94         701            0.19    1.29  - 1.89       -1.04  -  -0.64
     Pacific Growth
      (Class Y Shares)
       2003 (a)                          10     13.89 -     13.94         134            0.00    1.29  - 1.89       38.87  -  39.43
     Quality Income Plus
      (Class Y Shares)
       2003 (a)                          43     10.27 -     10.31         439            2.57    1.29  - 1.89        2.69  -   3.11
     S&P 500 Index
      (Class Y Shares)
       2003 (a)                         102     12.06 -     12.11       1,231            0.00    1.29  - 1.89       20.65  -  21.14
     Strategist
      (Class Y Shares)
       2003 (a)                          24     11.99 -     12.03         283            0.78    1.29  - 1.89       19.85  -  20.34
     Utilities (Class Y Shares)
       2003 (a)                          10     11.46 -     11.51         109            1.69    1.29  - 1.89       14.58  -  15.05

Investments in the Oppenheimer
   Variable Account Funds
   Sub-Accounts:
     Oppenheimer Aggressive
      Growth
       2003                             302      5.50 -      5.50       1,660            0.00    1.25  - 1.25       24.02  -  24.02
       2002                             290      3.29 -      4.43       1,284            0.57    1.25  - 1.25      -67.05  - -28.69
       2001                             137      6.22 -      6.22         853            0.54    1.25  - 1.25      -32.13  - -32.13
     Oppenheimer Bond
       2003                             121     12.33 -     12.33       1,494            5.37    1.25  - 1.25        5.44  -   5.44
       2002                             106     11.70 -     11.70       1,245            6.03    1.25  - 1.25        7.72  -   7.72
       2001 (o)                          26     10.86 -     10.86         280            2.71    1.25  - 1.25        8.57  -   8.57

(a) For the period beginning July 1, 2003 and ended December 31, 2003

(o) For the period beginning May 1, 2001 and ended December 31, 2001

--------------------------------------------------------------------------------

6. FINANCIAL HIGHLIGHTS (CONTINUED)

                                                At December 31,                           For the year ended December 31,
                                   ------------------------------------------  ----------------------------------------------------
                                                 Accumulation
                                     Units      Unit Fair Value    Net Assets    Investment     Expense Ratio**     Total Return***
                                    (000s)     Lowest to Highest     (000s)     Income Ratio*  Lowest to Highest   Lowest to Highest
                                   --------  --------------------  ----------  --------------  -----------------   -----------------
Investments in the Oppenheimer
   Variable Account Funds
   Sub-Accounts (continued):
     Oppenheimer Capital
      Appreciation
       2003                             237  $   7.21 - $    7.21  $    1,711            0.33%   1.25% - 1.25%      29.31% -  29.31%
       2002                             187      5.58 -      5.58       1,041            0.52    1.25  - 1.25      -27.77  - -27.77
       2001                             108      7.72 -      7.72         833            0.04    1.25  - 1.25      -13.68  - -13.68
     Oppenheimer Global
      Securities
       2003                             109      9.08 -      9.08         988            0.60    1.25  - 1.25       41.24  -  41.24
       2002                              85      6.43 -      6.43         544            0.44    1.25  - 1.25      -23.11  - -23.11
       2001                              41      8.36 -      8.36         344            0.03    1.25  - 1.25      -16.37  - -16.37
     Oppenheimer High
      Income
       2003                              63     11.23 -     11.23         708            6.24    1.25  - 1.25       22.41  -  22.41
       2002                              52      9.18 -      9.18         481            8.89    1.25  - 1.25       -3.61  -  -3.61
       2001 (o)                          24      9.52 -      9.52         224            0.01    1.25  - 1.25       -4.80  -  -4.80
     Oppenheimer Main
      Street (d)
       2003                             494      8.26 -      8.26       4,078            0.83    1.25  - 1.25       25.14  -  25.14
       2002                             402      6.60 -      8.66       2,651            0.59    1.25  - 1.35      -13.43  - -19.81
       2001                             173      8.23 -      8.23       1,424            0.37    1.25  - 1.25      -11.29  - -11.29
     Oppenheimer Main Street
      Small Cap Growth
       2003                             119     10.19 -     10.19       1,217            0.00    1.25  - 1.25       42.56  -  42.56
       2002                              78      7.15 -      7.15         557            0.00    1.25  - 1.25      -16.80  - -16.80
       2001                              22      8.59 -      8.59         192            0.00    1.25  - 1.25       -1.61  -  -1.61
     Oppenheimer Strategic
      Bond
       2003                             277     13.22 -     13.22       3,661            5.75    1.25  - 1.25       16.60  -  16.60
       2002                             221     10.41 -     11.34       2,504            5.59    1.25  - 1.35        4.07  -   6.10
       2001                              96     10.68 -     10.68       1,029            2.27    1.25  - 1.25        3.53  -   3.53

(d) Previously known as Oppenheimer Main Street Growth & Income

(o) For the period beginning May 1, 2001 and ended December 31, 2001

--------------------------------------------------------------------------------

6. FINANCIAL HIGHLIGHTS (CONTINUED)

                                                At December 31,                           For the year ended December 31,
                                   ------------------------------------------  ----------------------------------------------------
                                                 Accumulation
                                     Units      Unit Fair Value    Net Assets    Investment     Expense Ratio**     Total Return***
                                    (000s)     Lowest to Highest     (000s)     Income Ratio*  Lowest to Highest   Lowest to Highest
                                   --------  --------------------  ----------  --------------  -----------------   -----------------
Investments in the Oppenheimer
   Variable Account Funds
   (Service Class ("SC"))
   Sub-Accounts:
     Oppenheimer Aggressive
      Growth (SC)
       2003 (b)                          50  $  12.36 - $   12.47  $      621            0.00%   1.29% - 1.99%      23.64% -  24.68%
     Oppenheimer Capital
      Appreciation (SC)
       2003 (b)                         121     12.26 -     12.32       1,486            0.00    1.29  - 1.99       22.64  -  23.23
     Oppenheimer Global
      Securities (SC)
       2003 (b)                          67     14.20 -     14.32         958            0.00    1.29  - 1.99       42.04  -  43.23
     Oppenheimer High
      Income (SC)
       2003 (b)                          57     12.93 -     13.04         734            0.00    1.29  - 1.99       29.30  -  30.39
     Oppenheimer Main
      Street (SC)
       2003 (b)                         226     12.61 -     12.71       2,858            0.00    1.29  - 1.99       26.07  -  27.13
     Oppenheimer Main
      Street Small Cap
      Growth (SC)
       2003 (b)                          70     14.63 -     14.75       1,023            0.00    1.29  - 1.99       46.32  -  47.55
     Oppenheimer Multiple
      Strategies (SC)
       2003 (b)                          54     13.07 -     13.18         711            0.00    1.29  - 1.99       30.67  -  31.76
     Oppenheimer Strategic
      Bond (SC)
       2003 (b)                         134     12.11 -     12.21       1,624            0.00    1.29  - 1.99       21.11  -  22.13

Investments in the Putnam
   Variable Trust
   Sub-Accounts:
     VT American Government
      Income
       2003                             784     12.05 -     12.61       9,849            4.22    1.25  - 1.65       -0.12  -   0.29
       2002                             880     12.06 -     12.57      11,047            1.88    1.25  - 1.65        7.51  -  20.62
       2001                             414     11.42 -     11.69       4,837            0.00    1.25  - 1.60        5.21  -  14.20
     VT Asia Pacific Growth
       2002 (i)                           -       N/A -       N/A           -            0.00    1.25  - 1.25         N/A  -    N/A
       2001                              22      7.19 -      7.19         156            0.00    1.25  - 1.25      -24.96  - -24.96

(b) For the period beginning May 1, 2003 and ended December 31, 2003
(i) For the period beginning January 1, 2002 and ended October 11, 2002

--------------------------------------------------------------------------------

6. FINANCIAL HIGHLIGHTS (CONTINUED)

                                                At December 31,                           For the year ended December 31,
                                   ------------------------------------------  ----------------------------------------------------
                                                 Accumulation
                                     Units      Unit Fair Value    Net Assets    Investment     Expense Ratio**     Total Return***
                                    (000s)     Lowest to Highest     (000s)     Income Ratio*  Lowest to Highest   Lowest to Highest
                                   --------  --------------------  ----------  --------------  -----------------   -----------------
Investments in the Putnam
   Variable Trust
   Sub-Accounts (continued):
     VT Capital Appreciation
       2003                             135  $   7.24 - $    7.34  $      986            0.00%   1.25% - 1.65%      22.74% -  23.23%
       2002                             121      5.90 -      5.95         722            0.13    1.25  - 1.65      -41.02  - -23.32
       2001                              76      7.73 -      7.76         593            0.00    1.25  - 1.60      -22.72  - -14.99
     VT Capital Opportunities
       2003 (b)                         103     12.90 -     12.93       1,330            4.31    1.25  - 1.65       28.98  -  29.32
     VT Discovery Growth (e)
       2003                             357      4.47 -      4.53       1,614            0.00    1.25  - 1.65       29.83  -  30.35
       2002                             334      3.44 -      3.48       1,160            0.00    1.25  - 1.65      -65.56  - -30.46
       2001                             109      4.98 -      5.00         544            0.00    1.25  - 1.60      -50.24  - -31.65
     VT Diversified Income
       2003                             859     12.33 -     12.42      10,591            8.77    1.25  - 1.65       18.07  -  18.55
       2002                             842     10.40 -     10.52       8,757            8.27    1.25  - 1.65        4.58  -   5.20
       2001                             705      9.94 -      9.95       7,012            6.22    1.25  - 1.60       -0.51  -   2.21
     VT Equity Income
       2003 (b)                          35     12.02 -     12.05         424            0.96    1.25  - 1.60       20.20  -  20.49
     VT The George Putnam
      Fund of Boston
       2003                           1,347     10.40 -     12.07      14,344            2.13    1.25  - 1.89       15.58  -  20.72
       2002                           1,158      9.00 -      9.65      10,558            2.24    1.25  - 1.65       -9.89  -  -3.50
       2001                             804      9.99 -     11.37       8,132            1.90    1.25  - 1.60       -0.81  -  13.71
     VT Global Asset
      Allocation
       2003                             263      9.44 -     12.42       2,526            5.54    1.25  - 1.89       20.37  -  24.21
       2002                             190      7.52 -      7.84       1,481            1.94    1.25  - 1.65      -24.85  - -13.61
       2001                             201      8.73 -      9.08       1,826            0.73    1.25  - 1.60      -12.72  -  -9.66
     VT Global Equity
       2003                             803      5.00 -      7.37       5,760            1.04    1.25  - 1.65       27.10  -  27.62
       2002                           1,189      3.94 -      5.78       6,204            0.06    1.25  - 1.65      -60.63  - -23.37
       2001                             958      4.90 -      7.54       7,127            0.00    1.25  - 1.60      -50.96  - -30.65
     VT Growth and Income
       2003                           4,794      9.09 -     13.49      44,511            1.71    1.25  - 1.89       25.79  -  34.93
       2002                           4,839      7.23 -      7.95      35,398            1.54    1.25  - 1.65      -20.00  - -20.33
       2001                           4,244      9.98 -      9.04      38,584            1.33    1.25  - 1.65       -7.57  -  -0.17

(b) For the period beginning May 1, 2003 and ended December 31, 2003

(e) Previously known as VT Voyager II

--------------------------------------------------------------------------------

6. FINANCIAL HIGHLIGHTS (CONTINUED)

                                                At December 31,                           For the year ended December 31,
                                   ------------------------------------------  ----------------------------------------------------
                                                 Accumulation
                                     Units      Unit Fair Value    Net Assets    Investment     Expense Ratio**     Total Return***
                                    (000s)     Lowest to Highest     (000s)     Income Ratio*  Lowest to Highest   Lowest to Highest
                                   --------  --------------------  ----------  --------------  -----------------   -----------------
Investments in the Putnam
   Variable Trust
   Sub-Accounts (continued):
     VT Growth Opportunities
       2003                             585  $   4.13 - $    4.22  $    2,469            0.00%   1.25% - 1.65%     -58.72% -  21.52%
       2002                             587      3.47 -      3.48       2,038            0.00    1.25  - 1.60      -30.62  - -30.37
       2001                             698      4.98 -      5.01       3,478            0.00    1.25  - 1.60      -49.87  - -32.95
     VT Health Sciences
       2003                             657     10.60 -     11.28       6,848            0.52    1.25  - 1.99       12.78  -  16.91
       2002                             654      7.55 -      9.07       5,890            0.00    1.25  - 1.65      -24.46  - -21.34
       2001                             663      9.49 -     11.53       7,600            0.00    1.25  - 1.60      -20.76  -  -5.06
     VT High Yield
       2003                             583     11.25 -     13.33       6,667            8.96    1.25  - 1.89       24.96  -  33.33
       2002                             469      9.01 -      9.11       4,221           12.16    1.25  - 1.65       -8.89  -  -1.97
       2001                             415      9.12 -      9.19       3,807           10.36    1.25  - 1.60       -8.79  -   2.35
     VT Income
       2003                           1,643     10.42 -     12.04      19,661            4.43    1.25  - 1.99        3.12  -   4.20
       2002                           1,542     11.67 -     11.88      18,009            4.57    1.25  - 1.65        6.54  -  18.85
       2001                           1,019     10.96 -     11.12      11,167            3.96    1.25  - 1.60        5.95  -  11.18
     VT International Equity (f)
       2003                           1,062     10.42 -     13.37      10,943            0.85    1.25  - 1.89       26.92  -  33.70
       2002                           1,469      5.79 -      8.21      11,004            0.76    1.25  - 1.65      -19.03  - -18.70
       2001                           1,023      7.15 -     10.10      10,260            0.26    1.25  - 1.65      -28.46  - -21.61
     VT International Growth
      and Income
       2003                             246      8.94 -      9.95       2,436            1.93    1.25  - 1.65       35.58  -  36.13
       2002                             411      6.60 -      7.31       2,893            0.46    1.25  - 1.65      -34.04  - -14.85
       2001                             260      8.14 -      8.58       2,225            0.92    1.25  - 1.60      -21.80  - -18.65
     VT International New
      Opportunities
       2003                             249      5.17 -      8.68       2,125            0.38    1.25  - 1.65       31.01  -  31.54
       2002                             570      3.95 -      6.60       2,980            0.54    1.25  - 1.65      -60.50  - -14.71
       2001                             318      3.97 -      7.74       2,449            0.00    1.25  - 1.60      -60.32  - -29.57
     VT Investors
       2003                           2,373      6.85 -     12.98      16,229            0.39    1.25  - 1.89       25.55  -  29.80
       2002                           2,518      4.63 -      5.46      13,625            0.16    1.25  - 1.65      -53.73  - -24.83
       2001                           2,525      6.36 -      7.26      18,237            0.00    1.25  - 1.60      -36.40  - -25.72
     VT Mid Cap Value
       2003 (b)                         144     12.77 -     12.80       1,845            1.58    1.25  - 1.65       27.67  -  28.01

(b) For the period beginning May 1, 2003 and ended December 31, 2003
(f) Previously known as VT International Growth

--------------------------------------------------------------------------------

6. FINANCIAL HIGHLIGHTS (CONTINUED)

                                                At December 31,                           For the year ended December 31,
                                   ------------------------------------------  ----------------------------------------------------
                                                 Accumulation
                                     Units      Unit Fair Value    Net Assets    Investment     Expense Ratio**     Total Return***
                                    (000s)     Lowest to Highest     (000s)     Income Ratio*  Lowest to Highest   Lowest to Highest
                                   --------  --------------------  ----------  --------------  -----------------   -----------------
Investments in the Putnam
   Variable Trust
   Sub-Accounts (continued):
     VT Money Market
       2003                           1,203  $   9.83 - $   10.87  $   12,668            0.48%   1.25% - 1.99%      -1.68% -  -0.75%
       2002                           1,042     10.45 -     10.95      11,329            1.40    1.25  - 1.65       -0.07  -   4.52
       2001                             992     10.58 -     10.96      10,855            3.58    1.25  - 1.60        2.47  -   5.80
     VT New Opportunities
       2003                           1,777      7.08 -     13.48      12,001            0.00    1.25  - 1.89       30.78  -  34.84
       2002                           1,875      3.36 -      5.41       9,650            0.00    1.25  - 1.65      -66.42  - -31.38
       2001                           1,963      4.68 -      7.89      14,891            0.00    1.25  - 1.60      -53.24  - -31.02
     VT New Value
       2003                             612     11.82 -     14.54       7,393            1.15    1.25  - 1.99       30.82  -  45.42
       2002                             615      9.04 -     10.11       5,632            0.89    1.25  - 1.65      -16.66  -   1.09
       2001                             430     10.84 -     13.59       4,707            0.51    1.25  - 1.60        2.02  -  35.90
     VT OTC & Emerging
      Growth
       2003                           1,311      2.91 -      4.61       4,642            0.00    1.25  - 1.65       33.48  -  34.02
       2002                             547      2.18 -      3.44       1,874            0.00    1.25  - 1.65      -78.20  - -33.07
       2001                             597      2.19 -      5.14       3,048            0.00    1.25  - 1.60      -78.11  - -46.38
     VT Research
       2003                             825      8.55 -     13.08       7,079            0.28    1.25  - 1.89       23.76  -  30.83
       2002                             874      5.85 -      6.91       6,005            0.56    1.25  - 1.65      -41.49  - -23.18
       2001                             752      8.24 -      9.00       6,749            0.25    1.25  - 1.60      -19.86  - -17.56
     VT Small Cap Value
       2003                             486     15.87 -     17.62       8,500            0.31    1.25  - 1.65       47.18  -  47.79
       2002                             473     10.78 -     11.92       5,621            0.21    1.25  - 1.65      -19.62  - -19.29
       2001                             349     13.41 -     14.77       5,150            0.01    1.25  - 1.65       16.65  -  34.11
     VT Technolgy
       2002 (i)                           -       N/A -       N/A           -            0.00    1.25  - 1.60         N/A  -    N/A
       2001                             246      3.55 -      3.57         880            0.00    1.25  - 1.60      -64.45  - -39.94
     VT Utilities Growth and
      Income
       2003                             434      8.21 -     14.04       3,606            3.48    1.25  - 1.89       23.27  -  40.45
       2002                             459      6.39 -      6.66       3,058            3.51    1.25  - 1.65      -36.08  - -25.04
       2001                             486      8.89 -      9.10       4,317            2.57    1.25  - 1.60      -23.30  -  -9.05
     VT Vista
       2003                           1,103      7.90 -     13.55       7,760            0.00    1.25  - 1.89       31.50  -  35.49
       2002                             798      3.78 -      6.00       4,734            0.00    1.25  - 1.65      -62.24  - -31.47
       2001                             853      5.56 -      8.76       7,388            0.00    1.25  - 1.60      -44.40  - -34.34
     VT Voyager
       2003                           2,878      8.10 -     12.39      22,995            0.35    1.25  - 1.89       23.35  -  23.87
       2002                           2,798      4.53 -      6.56      17,929            0.65    1.25  - 1.65      -27.75  - -27.45
       2001                           2,800      6.27 -      9.05      25,007            1.11    1.25  - 1.65      -37.28  - -23.39

(i) For the period beginning January 1, 2002 and ended October 11, 2002

--------------------------------------------------------------------------------

6. FINANCIAL HIGHLIGHTS (CONTINUED)

                                                At December 31,                           For the year ended December 31,
                                   ------------------------------------------  ----------------------------------------------------
                                                 Accumulation
                                     Units      Unit Fair Value    Net Assets    Investment     Expense Ratio**     Total Return***
                                    (000s)     Lowest to Highest     (000s)     Income Ratio*  Lowest to Highest   Lowest to Highest
                                   --------  --------------------  ----------  --------------  -----------------   -----------------
Investments in the Scudder
   Variable Series I
   Sub-Accounts:
     21st Century Growth
       2003                              <1  $   7.83 - $    7.83  $        3            0.00%   0.70% - 0.70%      29.96% -  29.96%
       2002                               1      6.00 -      6.02           6            0.00    0.70  - 0.80      -41.72  - -41.66
       2001                              <1     10.30 -     10.32           5            0.00    0.70  - 0.80      -23.63  -   2.96
     Balanced
       2003                              <1     10.85 -     10.85           3            7.04    0.80  - 0.80       16.99  -  16.99
       2002                               1      9.27 -      9.27          11            1.12    0.80  - 0.80      -15.75  - -15.75
       2001                              <1     11.01 -     11.01           3            0.00    0.80  - 0.80       10.05  -  10.05
     Bond
       2003                               3     12.57 -     12.64          41            7.40    0.70  - 0.80        4.22  -   4.33
       2002                               1     12.06 -     12.11          16            4.08    0.70  - 0.80        6.79  -   6.90
       2001                               1     11.30 -     11.33           8            4.42    0.70  - 0.80       12.97  -  13.32
     Capital Growth
       2003                               -         - -         -           -            2.84    0.00  - 0.00        0.00  -   0.00
       2002                               1      7.22 -      7.22           4            0.14    0.80  - 0.80      -29.75  - -29.75
       2001                              <1     10.27 -     10.27           2            0.00    0.80  - 0.80        2.72  -   2.72
     Global Discovery
       2003                               -         - -         -           -            0.00    0.00  - 0.00        0.00  -   0.00
       2002                              <1      9.98 -      9.98           4            0.00    0.80  - 0.80      -20.53  - -20.53
       2001                              <1     12.56 -     12.56           2            0.00    0.80  - 0.80       25.57  -  25.57
     Growth and Income
       2003                               1      8.66 -      8.71           7            0.63    0.70  - 0.80       25.73  -  25.85
       2002                               2      6.89 -      6.92          13            0.58    0.70  - 0.80      -23.66  - -23.74
       2001                               1      9.03 -      9.06           7            1.42    0.70  - 0.80       -9.65  -  -9.37
     International
       2003                              <1      8.74 -      8.74           3            0.40    0.70  - 0.70       26.86  -  26.86
       2002                               1      6.86 -      6.89           7            0.62    0.70  - 0.80      -19.02  - -18.94
       2001                               1      8.47 -      8.50           5            0.67    0.70  - 0.80      -15.26  - -14.99
     Money Market
       2003                               1     11.43 -     11.43          12            1.50    0.80  - 0.80       14.33  -  14.33
       2002 (p)                           -         - -         -           -            0.00    0.00  - 0.00        0.00  -   0.00
       2001 (p)                           -         - -         -           -            0.00    0.00  - 0.00        0.00  -   0.00

Investments in the Scudder
   Variable Series II
   Sub-Account:
     Growth
       2003                              <1      7.32 -      7.32           3            0.11    0.70  - 0.70       23.84  -  23.84
       2002                              <1      5.89 -      5.91           3            0.00    0.70  - 0.80      -41.08  - -29.90
       2001 (q)                          <1      8.41 -      8.44           3            0.00    0.70  - 0.80      -23.86  - -23.80

(p) Although available in 2001 and 2002, there was no activity until 2003
(q) On May 1, 2001 the Large Company Growth Sub-Account of the Scudder Variable Series I merged into the Growth Sub-Account of the Scudder Variable
    Series II

--------------------------------------------------------------------------------

6. FINANCIAL HIGHLIGHTS (CONTINUED)

                                                At December 31,                           For the year ended December 31,
                                   ------------------------------------------  ----------------------------------------------------
                                                 Accumulation
                                     Units      Unit Fair Value    Net Assets    Investment     Expense Ratio**     Total Return***
                                    (000s)     Lowest to Highest     (000s)     Income Ratio*  Lowest to Highest   Lowest to Highest
                                   --------  --------------------  ----------  --------------  -----------------   -----------------
Investments in The Universal
   Institutional Funds, Inc.
   (Class II) Sub-Accounts:
     UIF Active International
      Allocation (Class II)
       2003 (g)                           -  $    N/A -   $   N/A  $        -            0.00%   0.00% - 0.00%         N/A -    N/A
     UIF Emerging Markets
      Debt (Class II)
       2003 (b)                          31     11.32 -     13.84         388            0.00    1.29  - 1.99        13.19 -  38.44
     UIF Emerging Markets
      Equity (Class II)
       2003 (a)                          17     14.85 -     14.91         259            0.00    1.29  - 1.89        48.51 -  49.12
     UIF Equity and Income
      (Class II)
       2003 (a)                           8     11.57 -     11.62          98            0.90    1.29  - 1.89        15.75 -  16.22
     UIF Equity Growth
      (Class II)
       2003 (a)                          36     11.67 -     11.71         426            0.00    1.29  - 1.89        16.67 -  17.15
     UIF Global Franchise
      (Class II)
       2003 (a)                          13     12.20 -     12.25         158            0.00    1.29  - 1.89        22.01 -  22.51
     UIF Mid Cap Growth
      (Class II)
       2003 (a)                          48     13.06 -     13.12         630            0.00    1.29  - 1.89        30.63 -  31.16
     UIF Small Company
      Growth (Class II)
       2003 (b)                          61     13.56 -     13.62         823            0.00    1.29  - 1.99        35.56 -  36.21
     UIF U.S. Mid Cap Value
      (Class II)
       2003 (a)                          87     13.35 -     13.41       1,166            0.00    1.29  - 1.89        33.54 -  34.08
     UIF U.S. Real Estate
      (Class II)
       2003 (b)                          56     12.79 -     14.48         769            0.00    1.29  - 1.99        27.85 -  44.79

(a) For the period beginning July 1, 2003 and ended December 31, 2003

(b) For the period beginning May 1, 2003 and ended December 31, 2003

(g) For the period beginning May 1, 2003 and ended October 31, 2003

--------------------------------------------------------------------------------

6. FINANCIAL HIGHLIGHTS (CONTINUED)

                                                At December 31,                           For the year ended December 31,
                                   ------------------------------------------  ----------------------------------------------------
                                                 Accumulation
                                     Units      Unit Fair Value    Net Assets    Investment     Expense Ratio**     Total Return***
                                    (000s)     Lowest to Highest     (000s)     Income Ratio*  Lowest to Highest   Lowest to Highest
                                   --------  --------------------  ----------  --------------  -----------------   -----------------
Investments in the Van Kampen
   Life Investment Trust
   Sub-Accounts:
     LIT Comstock
       2003                             175  $  11.51 - $   11.51  $    2,015            0.84%   1.25% - 1.25%      29.36% -  29.36%
       2002                             118      8.89 -      8.89       1,047            0.57    1.25  - 1.25      -20.26  - -20.26
       2001                              39     11.15 -     11.15         433            0.00    1.25  - 1.25       -3.68  -  -3.68
     LIT Domestic Income
       2002 (j)                           -       N/A -       N/A           -           33.91    1.25  - 1.25         N/A  -    N/A
       2001 (o)                           7     11.24 -     11.24          81            0.07    1.25  - 1.25       12.37  -  12.37
     LIT Emerging Growth
       2003                             172      4.24 -      4.24         728            0.00    1.25  - 1.25       25.75  -  25.75
       2002                             139      3.37 -      3.37         467            0.35    1.25  - 1.25      -33.33  - -33.33
       2001                              65      5.05 -      5.05         330            0.05    1.25  - 1.25      -32.35  - -32.35
     LIT Government
       2003                              57     10.69 -     10.69         607            4.27    1.25  - 1.25        0.47  -   0.47
       2002 (k)                          47     10.64 -     10.64         496            0.00    1.25  - 1.25        6.42  -   6.42
     LIT Money Market
       2003                             193     10.31 -     10.31       1,987            0.58    1.25  - 1.25       -0.69  -  -0.69
       2002                             199     10.38 -     10.38       2,066            1.16    1.25  - 1.25       -0.05  -  -0.05
       2001 (o)                         129     10.38 -     10.38       1,344            2.60    1.25  - 1.25        3.81  -   3.81

Investments in the Van Kampen
   Life Investment Trust
   (Class II) Sub-Accounts:
     LIT Aggressive Growth
      (Class II)
       2003 (a)                          39     12.81 -     12.86         503            0.00    1.29  - 1.89       28.11  -  28.64
     LIT Comstock (Class II)
       2003 (a)                         278     12.47 -     12.53       3,479            0.00    1.29  - 1.89       24.75  -  25.25
     LIT Emerging Growth
      (Class II)
       2003 (b)                          73     11.71 -     11.85         864            0.00    1.29  - 1.99       17.12  -  18.53

(a) For the period beginning July 1, 2003 and ended December 31, 2003

(b) For the period beginning May 1, 2003 and ended December 31, 2003

(j) On May 1, 2002 LIT Domestic Income merged into LIT Government

(k) For the period beginning May 1, 2002 and ended December 31, 2002

(o) For the period beginning May 1, 2001 and ended December 31, 2001

--------------------------------------------------------------------------------

6. FINANCIAL HIGHLIGHTS (CONTINUED)

                                                At December 31,                           For the year ended December 31,
                                   ------------------------------------------  ----------------------------------------------------
                                                 Accumulation
                                     Units      Unit Fair Value    Net Assets    Investment     Expense Ratio**     Total Return***
                                    (000s)     Lowest to Highest     (000s)     Income Ratio*  Lowest to Highest   Lowest to Highest
                                   --------  --------------------  ----------  --------------  -----------------   -----------------
Investments in the Van Kampen
   Life Investment Trust
   (Class II) Sub-Accounts:
     LIT Growth and Income
      (Class II)
       2003 (b)                         183  $  12.42 - $   13.33  $    2,373            0.00%   1.29% - 1.99%      24.23% -  33.26%
     LIT Money Market
      (Class II)
       2003 (l)                           4     10.00 -     10.00          40            0.00    1.29  - 1.29        0.00  -   0.00
Investments in the Wells Fargo
   Variable Trust
   Sub-Accounts:
     Wells Fargo VT Asset
      Allocation
       2003                              67      9.54 -      9.54         636            1.65    1.25  - 1.25       20.57  -  20.57
       2002                              54      7.92 -      7.92         431            2.40    1.25  - 1.25      -13.94  - -13.94
       2001                              13      9.20 -      9.20         120            1.68    1.25  - 1.25       -8.13  -  -8.13
     Wells Fargo VT Equity
      Income
       2003                              26      9.68 -      9.68         250            1.54    1.25  - 1.25       24.63  -  24.63
       2002                              24      7.77 -      7.77         184            1.93    1.25  - 1.25      -20.27  - -20.27
       2001                               8      9.74 -      9.74          82            1.56    1.25  - 1.25       -6.60  -  -6.60
     Wells Fargo VT Growth
       2003                              40      6.45 -      6.45         260            0.00    1.25  - 1.25       22.04  -  22.04
       2002                              20      5.29 -      5.29         108            0.10    1.25  - 1.25      -26.77  - -26.77
       2001                               5      7.22 -      7.22          35            0.02    1.25  - 1.25      -20.22  - -20.22

(b) For the period beginning May 1, 2003 and ended December 31, 2003

(l) For the period beginning December 31, 2003 and ended December 31, 2003

                         ------------------------------------------------
                         ALLSTATE LIFE OF NEW
                         YORK VARIABLE ANNUITY ACCOUNT
                         FINANCIAL STATEMENTS AS OF DECEMBER 31, 2003
                         AND FOR THE PERIODS ENDED DECEMBER 31, 2003
                         AND DECEMBER 31, 2002, AND INDEPENDENT
                         AUDITORS' REPORT

INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Shareholder of Allstate Life Insurance Company of New York:

We have audited the accompanying statements of net assets of each of the individual sub-accounts disclosed in Note 1 which comprise the Allstate Life of New York Variable Annuity Account (the "Account") as of December 31, 2003, the related statements of operations for the period then ended and the statements of changes in net assets for each of the periods in the two year period then ended for each of the individual sub-accounts which comprise the Account. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned at December 31, 2003 by correspondence with the Account's custodian. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of each of the individual sub-accounts which comprise the Allstate Life of New York Variable Annuity Account as of December 31, 2003, the results of operations for the period then ended for each of the individual sub-accounts and the changes in their net assets for each of the periods in the two year period then ended in conformity with accounting principles generally accepted in the United States of America.


/s/ Deloitte & Touche LLP

Chicago, Illinois
March 31, 2004

ALLSTATE LIFE OF NEW YORK VARIABLE ANNUITY ACCOUNT

STATEMENTS OF NET ASSETS
DECEMBER 31, 2003
------------------------------------------------------------------------------------------------------

                                            Morgan Stanley Variable Investment Series Sub-Accounts
                                       ---------------------------------------------------------------

                                                                                 Global
                                        Dividend                  European      Dividend      High
                                         Growth       Equity       Growth        Growth       Yield
                                       ----------   ----------   ----------   -----------   ----------
ASSETS
Investments at fair value              $  931,395   $  422,398   $   52,387   $    87,534   $   51,269
                                       ----------   ----------   ----------   -----------   ----------
   Total assets                        $  931,395   $  422,398   $   52,387   $    87,534   $   51,269
                                       ==========   ==========   ==========   ===========   ==========

NET ASSETS
Accumulation units                     $  931,395   $  422,398   $   52,387   $    87,534   $   51,269
                                       ----------   ----------   ----------   -----------   ----------
   Total net assets                    $  931,395   $  422,398   $   52,387   $    87,534   $   51,269
                                       ==========   ==========   ==========   ===========   ==========
FUND SHARE INFORMATION
   Number of shares                        68,636       19,421        3,160         6,855       43,448
                                       ==========   ==========   ==========   ===========   ==========
   Cost of investments                 $  949,240   $  610,926   $   58,484   $    85,990   $  152,067
                                       ==========   ==========   ==========   ===========   ==========

ACCUMULATION UNIT FAIR VALUE
                                       $    30.42   $    79.71   $    34.14   $     19.91   $    15.42
                                       ==========   ==========   ==========   ===========   ==========

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK VARIABLE ANNUITY ACCOUNT

STATEMENTS OF NET ASSETS
DECEMBER 31, 2003
------------------------------------------------------------------------------------------------------

                                            Morgan Stanley Variable Investment Series Sub-Accounts
                                       ---------------------------------------------------------------
                                         Income       Money       Pacific       Quality
                                         Builder      Market       Growth     Income Plus   Strategist
                                       ----------   ----------   ----------   -----------   ----------
ASSETS
Investments at fair value              $    5,920   $  306,033   $    2,012   $   575,368   $  313,888
                                       ----------   ----------   ----------   -----------   ----------
   Total assets                        $    5,920   $  306,033   $    2,012   $   575,368   $  313,888
                                       ==========   ==========   ==========   ===========   ==========

NET ASSETS
Accumulation units                     $    5,920   $  306,033   $    2,012   $   575,368   $  313,888
                                       ----------   ----------   ----------   -----------   ----------
   Total net assets                    $    5,920   $  306,033   $    2,012   $   575,368   $  313,888
                                       ==========   ==========   ==========   ===========   ==========

FUND SHARE INFORMATION
   Number of shares                           539      306,033          505        53,622       20,462
                                       ==========   ==========   ==========   ===========   ==========
   Cost of investments                 $    5,119   $  306,033   $    4,350   $   555,716   $  278,824
                                       ==========   ==========   ==========   ===========   ==========

ACCUMULATION UNIT FAIR VALUE
                                       $    14.43   $    23.04   $     4.16   $     30.92   $    37.78
                                       ==========   ==========   ==========   ===========   ==========

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK VARIABLE ANNUITY ACCOUNT

STATEMENTS OF NET ASSETS
DECEMBER 31, 2003
----------------------------------------------------

                                     Morgan Stanley
                                        Variable
                                   Investment Series
                                      Sub-Accounts
                                   -----------------
                                       Utilities
                                       ----------
ASSETS
Investments at fair value              $  271,297
                                       ----------

   Total assets                        $  271,297
                                       ==========

NET ASSETS
Accumulation units                     $  271,297
                                       ----------

   Total net assets                    $  271,297
                                       ==========

FUND SHARE INFORMATION
   Number of shares                        21,652
                                       ==========

   Cost of investments                 $  294,580
                                       ==========

ACCUMULATION UNIT FAIR VALUE
                                       $    22.34
                                       ==========

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK VARIABLE ANNUITY ACCOUNT

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
-------------------------------------------------------------------------------------------------------------------

                                                       Morgan Stanley Variable Investment Series Sub-Accounts
                                                -------------------------------------------------------------------

                                                                                            Global
                                                 Dividend                    European      Dividend         High
                                                  Growth        Equity        Growth        Growth          Yield
                                                ----------    ----------    ----------    -----------    ----------
NET INVESTMENT INCOME (LOSS)
Dividends                                       $   17,510    $    1,616    $      404    $     2,922    $    4,512
Charges from Allstate Life Insurance Company
  of New York:
   Mortality and expense risk                       (9,222)       (4,237)         (453)        (1,198)         (460)
                                                ----------    ----------    ----------    -----------    ----------

      Net investment income (loss)                   8,288        (2,621)          (49)         1,724         4,052
                                                ----------    ----------    ----------    -----------    ----------

NET REALIZED AND UNREALIZED GAINS
  (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund shares:
   Proceeds from sales                             211,593        94,427         5,936         98,616           463
   Cost of investments sold                        243,588       150,984         8,499        118,217         1,520
                                                ----------    ----------    ----------    -----------    ----------

      Realized gains (losses) on fund shares       (31,995)      (56,557)       (2,563)       (19,601)       (1,057)

Change in unrealized gains (losses)                240,476       142,557        13,942         44,984         7,733
                                                ----------    ----------    ----------    -----------    ----------

      Net realized and unrealized gains
        (losses) on investments                    208,481        86,000        11,379         25,383         6,676
                                                ----------    ----------    ----------    -----------    ----------

INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS                               $  216,769    $   83,379    $   11,330    $    27,107    $   10,728
                                                ==========    ==========    ==========    ===========    ==========

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK VARIABLE ANNUITY ACCOUNT

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
-------------------------------------------------------------------------------------------------------------------

                                                       Morgan Stanley Variable Investment Series Sub-Accounts
                                                -------------------------------------------------------------------

                                                  Income        Money         Pacific       Quality
                                                  Builder       Market        Growth      Income Plus    Strategist
                                                ----------    ----------    ----------    ----------     ----------
NET INVESTMENT INCOME (LOSS)
Dividends                                       $      170    $    2,224    $        -    $    32,748    $    4,994
Charges from Allstate Life Insurance Company
 of New York:
  Mortality and expense risk                           (53)       (3,298)          (17)        (5,793)       (2,977)
                                                ----------    ----------    ----------    -----------    ----------

    Net investment income (loss)                       117        (1,074)          (17)        26,955         2,017
                                                ----------    ----------    ----------    -----------    ----------

NET REALIZED AND UNREALIZED GAINS
  (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund shares:
  Proceeds from sales                                   55        93,155            19         78,929        76,709
  Cost of investments sold                              54        93,155            57         77,638        73,853
                                                ----------    ----------    ----------    -----------    ----------

    Realized gains (losses) on fund shares               1             -           (38)         1,291         2,856

Change in unrealized gains (losses)                    853             -           496         12,040        62,318
                                                ----------    ----------    ----------    -----------    ----------

    Net realized and unrealized gains
        (losses) on investments                        854             -           458         13,331        65,174
                                                ----------    ----------    ----------    -----------    ----------

INCREASE (DECREASE) IN NET ASSETS
 FROM OPERATIONS                                $      971    $   (1,074)   $      441    $    40,286    $   67,191
                                                ==========    ==========    ==========    ===========    ==========

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK VARIABLE ANNUITY ACCOUNT

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
--------------------------------------------------------------------

                                                    Morgan Stanley
                                                        Variable
                                                   Investment Series
                                                     Sub-Accounts
                                                   -----------------

                                                       UTILITIES
                                                   -----------------
NET INVESTMENT INCOME (LOSS)
Dividends                                          $           7,317
Charges from Allstate Life Insurance Company
 of New York:
  Mortality and expense risk                                 (2,397)
                                                   -----------------

    Net investment income (loss)                               4,920
                                                   -----------------

NET REALIZED AND UNREALIZED GAINS
  (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund shares:
  Proceeds from sales                                         62,340
  Cost of investments sold                                    78,472
                                                   -----------------

    Realized gains (losses) on fund shares                   (16,132)

 Change in unrealized gains (losses)                          48,655
                                                   -----------------

    Net realized and unrealized gains
        (losses) on investments                               32,523
                                                   -----------------

INCREASE (DECREASE) IN NET ASSETS
 FROM OPERATIONS                                  $          37,443
                                                   =================

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK VARIABLE ANNUITY ACCOUNT

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEAR ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------

                                                        Morgan Stanley Variable Investment Series Sub-Accounts
                                               ------------------------------------------------------------------------
                                                 Capital
                                                  Growth            Dividend Growth                   Equity
                                               ------------   ---------------------------   ---------------------------
                                                  2002 (a)        2003           2002            2003          2002
                                                ------------   ------------   ------------   ------------   ------------
INCREASE (DECREASE) IN NET ASSETS
   FROM OPERATIONS
Net investment income (loss)                   $       (854)  $      8,288   $     10,707   $     (2,621)  $     (3,179)
Net realized gains (losses)                         (83,044)       (31,995)       (47,128)       (56,557)       (53,620)
Change in unrealized gains (losses)                  56,763        240,476       (189,694)       142,557        (62,988)
                                               ------------   ------------   ------------   ------------   ------------
Increase (decrease) in net assets
   from operations                                  (27,135)       216,769       (226,115)        83,379       (119,787)
                                               ------------   ------------   ------------   ------------   ------------
INCREASE (DECREASE) IN NET ASSETS
   FROM CONTRACT TRANSACTIONS
Deposits                                                  -              -              -          2,214              -
Benefit payments                                          -              -              -              -              -
Payments on termination                            (133,680)      (141,348)      (583,848)       (70,658)      (103,073)
Contract maintenance charge                             (79)          (802)          (899)          (390)          (416)
Transfers among the sub-accounts
   and with the Fixed Account - net                (116,887)       (60,223)       (33,538)       (19,156)        14,879
                                               ------------   ------------   ------------   ------------   ------------
Increase (decrease) in net assets
   from contract transactions                      (250,646)      (202,373)      (618,285)       (87,990)       (88,610)
                                               ------------   ------------   ------------   ------------   ------------

INCREASE (DECREASE) IN NET ASSETS                  (277,781)        14,396       (844,400)        (4,611)      (208,397)

NET ASSETS AT BEGINNING OF PERIOD                   277,781        916,999      1,761,399        427,009        635,406
                                               ------------   ------------   ------------   ------------   ------------
NET ASSETS AT END OF PERIOD                    $          -   $    931,395   $    916,999   $    422,398   $    427,009
                                               ============   ============   ============   ============   ============

UNITS OUTSTANDING
   Units outstanding at beginning of period          11,755         38,169         59,512          6,513          7,560
     Units issued                                       103              -            148             29            294
     Units redeemed                                 (11,858)        (7,550)       (21,491)        (1,243)        (1,341)
                                               ------------   ------------   ------------   ------------   ------------
   Units outstanding at end of period                     -         30,619         38,169          5,299          6,513
                                               ============   ============   ============   ============   ============

(a) On August 31, 2002 Capital Growth merged into Money Market

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK VARIABLE ANNUITY ACCOUNT

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEAR ENDED DECEMBER 31,
---------------------------------------------------------------------------------------------------------------------------

                                                       Morgan Stanley Variable Investment Series Sub-Accounts
                                           --------------------------------------------------------------------------------
                                               European Growth          Global Dividend Growth            High Yield
                                           ------------------------    ------------------------    ------------------------
                                              2003          2002          2003          2002          2003         2002
                                           ----------    ----------    ----------    ----------    ----------    ----------
INCREASE (DECREASE) IN NET ASSETS
   FROM OPERATIONS
Net investment income (loss)               $      (49)   $      288    $    1,724    $    2,026    $    4,052    $    7,499
Net realized gains (losses)                    (2,563)      (15,681)      (19,601)      (23,689)       (1,057)       (9,289)
Change in unrealized gains (losses)            13,942        (3,970)       44,984       (10,804)        7,733        (1,850)
                                           ----------    ----------    ----------    ----------    ----------    ----------
Increase (decrease) in net assets
  from operations                              11,330       (19,363)       27,107       (32,467)       10,728        (3,640)
                                           ----------    ----------    ----------    ----------    ----------    ----------
INCREASE (DECREASE) IN NET ASSETS
   FROM CONTRACT TRANSACTIONS
Deposits                                            -             -             -             -             -             -
Benefit payments                                    -          (259)            -             -             -             -
Payments on termination                        (3,612)      (69,825)      (11,120)     (120,261)            -        (3,560)
Contract maintenance charge                       (59)          (75)          (92)         (147)           (6)           (5)
Transfers among the sub-accounts
  and with the Fixed Account - net             (1,815)       (2,302)      (81,991)       (1,240)            -             -
                                           ----------    ----------    ----------    ----------    ----------    ----------
Increase (decrease) in net assets
   from contract transactions                  (5,486)      (72,461)      (93,203)     (121,648)           (6)       (3,565)
                                           ----------    ----------    ----------    ----------    ----------    ----------

INCREASE (DECREASE) IN NET ASSETS               5,844       (91,824)      (66,096)     (154,115)       10,722        (7,205)

NET ASSETS AT BEGINNING OF PERIOD              46,543       138,367       153,630       307,745        40,547        47,752
                                           ----------    ----------    ----------    ----------    ----------    ----------
NET ASSETS AT END OF PERIOD                $   52,387    $   46,543    $   87,534    $  153,630    $   51,269    $   40,547
                                           ==========    ==========    ==========    ==========    ==========    ==========

UNITS OUTSTANDING
   Units outstanding at beginning of
    period                                      1,742         4,033        10,092        17,509         3,325         3,600
     Units issued                                   -            37           280            70             -             -
     Units redeemed                              (208)       (2,328)       (5,975)       (7,487)            -          (275)
                                           ----------    ----------    ----------    ----------    ----------    ----------
   Units outstanding at end of period           1,534         1,742         4,397        10,092         3,325         3,325
                                           ==========    ==========    ==========    ==========    ==========    ==========

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK VARIABLE ANNUITY ACCOUNT

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEAR ENDED DECEMBER 31,
---------------------------------------------------------------------------------------------------------------------------

                                                       Morgan Stanley Variable Investment Series Sub-Accounts
                                           --------------------------------------------------------------------------------
                                                 Income Builder              Money Market              Pacific Growth
                                           ------------------------    ------------------------    ------------------------
                                              2003          2002          2003        2002 (a)        2003          2002
                                           ----------    ----------    ----------    ----------    ----------    ----------
INCREASE (DECREASE) IN NET ASSETS FROM
   OPERATIONS
Net investment income (loss)               $      117    $       22    $   (1,074)   $    1,076    $      (17)   $      (58)
Net realized gains (losses)                         1          (704)            -             -           (38)       (9,260)
Change in unrealized gains (losses)               853           470             -             -           496         8,106
                                           ----------    ----------    ----------    ----------    ----------    ----------
Increase (decrease) in net assets
   from operations                                971          (212)       (1,074)        1,076           441        (1,212)
                                           ----------    ----------    ----------    ----------    ----------    ----------

INCREASE (DECREASE) IN NET ASSETS
   FROM CONTRACT TRANSACTIONS
Deposits                                            -             -             -             -             -             -
Benefit payments                                    -             -             -             -             -           (62)
Payments on termination                             -       (14,681)      (66,723)      (28,123)           (1)       (7,351)
Contract maintenance charge                        (5)            -          (196)         (204)           (2)           (6)
Transfers among the sub-accounts
   and with the Fixed Account - net                 1         4,962       (22,938)      126,052             2           388
                                           ----------    ----------    ----------    ----------    ----------    ----------
Increase (decrease) in net assets
   from contract transactions                      (4)       (9,719)      (89,857)       97,725            (1)       (7,031)
                                           ----------    ----------    ----------    ----------    ----------    ----------

INCREASE (DECREASE) IN NET ASSETS                 967        (9,931)      (90,931)       98,801           440        (8,243)

NET ASSETS AT BEGINNING OF PERIOD               4,953        14,884       396,964       298,163         1,572         9,815
                                           ----------    ----------    ----------    ----------    ----------    ----------
NET ASSETS AT END OF PERIOD                $    5,920    $    4,953    $  306,033    $  396,964    $    2,012    $    1,572
                                           ==========    ==========    ==========    ==========    ==========    ==========

UNITS OUTSTANDING
   Units outstanding at beginning of
     period                                       411         1,128        17,170        12,939           486         2,317
     Units issued                                   -           411             -         6,221             -             -
     Units redeemed                                (1)       (1,128)       (3,889)       (1,990)           (2)       (1,831)
                                           ----------    ----------    ----------    ----------    ----------    ----------
   Units outstanding at end of period             410           411        13,281        17,170           484           486
                                           ==========    ==========    ==========    ==========    ==========    ==========

(a) On August 31, 2002 Capital Growth merged into Money Market

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK VARIABLE ANNUITY ACCOUNT

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEAR ENDED DECEMBER 31,
---------------------------------------------------------------------------------------------------------------------------

                                                       Morgan Stanley Variable Investment Series Sub-Accounts
                                           --------------------------------------------------------------------------------
                                              Quality Income Plus            Strategist                   Utilities
                                           ------------------------    ------------------------    ------------------------
                                              2003          2002          2003          2002          2003         2002
                                           ----------    ----------    ----------    ----------    ----------    ----------
INCREASE (DECREASE) IN NET ASSETS
   FROM OPERATIONS
Net investment income (loss)               $   26,955    $   25,866    $    2,017    $    1,663    $    4,920    $    6,089
Net realized gains (losses)                     1,291         2,501         2,856           (27)      (16,132)      (53,963)
Change in unrealized gains (losses)            12,040        (7,062)       62,318       (36,577)       48,655       (53,674)
                                           ----------    ----------    ----------    ----------    ----------    ----------
Increase (decrease) in net assets
  from operations                              40,286        21,305        67,191       (34,941)       37,443      (101,548)
                                           ----------    ----------    ----------    ----------    ----------    ----------

INCREASE (DECREASE) IN NET ASSETS
  FROM CONTRACT TRANSACTIONS
Deposits                                            -             -             -             -             -           450
Benefit payments                                    -             -             -             -       (39,452)            -
Payments on termination                        (3,795)     (162,008)      (59,389)     (114,680)      (20,273)     (110,653)
Contract maintenance charge                      (390)         (281)         (262)         (282)         (226)         (309)
Transfers among the sub-accounts
  and with the Fixed Account - net             15,484        32,391        28,158        14,409        65,181       (14,443)
                                           ----------    ----------    ----------    ----------    ----------    ----------
Increase (decrease) in net assets
   from contract transactions                  11,299      (129,898)      (31,493)     (100,553)        5,230      (124,955)
                                           ----------    ----------    ----------    ----------    ----------    ----------

INCREASE (DECREASE) IN NET ASSETS              51,585      (108,593)       35,698      (135,494)       42,673      (226,503)

NET ASSETS AT BEGINNING OF PERIOD             523,783       632,376       278,190       413,684       228,624       455,127
                                           ----------    ----------    ----------    ----------    ----------    ----------
NET ASSETS AT END OF PERIOD                $  575,368    $  523,783    $  313,888    $  278,190    $  271,297    $  228,624
                                           ==========    ==========    ==========    ==========    ==========    ==========

UNITS OUTSTANDING
   Units outstanding at beginning of
    period                                     18,188        22,939         9,205        12,212        11,888        18,081
     Units issued                               2,907         2,130         1,232           465         3,232            19
     Units redeemed                            (2,487)       (6,881)       (2,128)       (3,472)       (2,977)       (6,212)
                                           ----------    ----------    ----------    ----------    ----------    ----------
   Units outstanding at end of period          18,608        18,188         8,309         9,205        12,143        11,888
                                           ==========    ==========    ==========    ==========    ==========    ==========

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK VARIABLE ANNUITY ACCOUNT

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1.   ORGANIZATION

     Allstate Life of New York Variable Annuity Account (the "Account"), a unit investment trust registered with the Securities and Exchange Commission under the Investment Company Act of 1940, is a Separate Account of Allstate Life Insurance Company of New York ("Allstate New York"). The assets of the Account are legally segregated from those of Allstate New York. Allstate New York is wholly owned by Allstate Life Insurance Company, a wholly owned subsidiary of Allstate Insurance Company, which is wholly owned by The Allstate Corporation. These financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America ("GAAP").

     Allstate New York issued the Allstate New York Variable Annuity contract, the deposits of which are invested at the direction of the contractholders in the sub-accounts that comprise the Account. The Account accepts additional deposits from existing contractholders, but is closed to new customers. Absent any contract provisions wherein Allstate New York contractually guarantees either a minimum return or account value upon death or annuitization, variable annuity contractholders bear the investment risk that the sub-accounts may not meet their stated investment objectives. The sub-accounts invest in the following underlying mutual fund portfolios of the Morgan Stanley Variable Investment Series (collectively the "Funds"):

             Capital Growth (merged on August 31,            Income Builder
               2002 with Money Market)                       Money Market
             Dividend Growth                                 Pacific Growth
             Equity                                          Quality Income Plus
             European Growth                                 Strategist
             Global Dividend Growth                          Utilities
             High Yield

     The net assets are affected by the investment results of each fund, transactions by contractholders and certain contract expenses (see Note 4). The accompanying financial statements include only contractholders' purchase payments applicable to the variable portions of their contracts and exclude any purchase payments for fixed dollar benefits, the latter being included in the general account of Allstate New York.

     A contractholder may choose from among a number of different underlying mutual fund portfolio options. The underlying mutual fund portfolios are not available to the general public directly. These portfolios are available as investment options in variable annuity contracts or variable life insurance policies issued by life insurance companies, or in certain cases, through participation in certain qualified pension or retirement plans.

     These underlying mutual fund portfolios have been established by an investment adviser that manages publicly traded mutual funds that may have similar names and investment objectives. While some of the underlying mutual funds may be similar to, and may in fact be modeled after, publicly traded mutual funds, the underlying mutual funds are not otherwise directly related to any publicly traded mutual fund. Consequently, the investment performance of publicly traded mutual funds and any corresponding underlying mutual funds may differ substantially.

     Allstate New York provides insurance and administrative services to the contractholders for a fee. Allstate New York also maintains a fixed account ("Fixed Account"), to which contractholders may direct their deposits and receive a fixed rate of return. Allstate New York has sole discretion to invest the assets of the Fixed Account, subject to applicable law.

--------------------------------------------------------------------------------

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     INVESTMENTS - Investments consist of shares of the Funds and are stated at fair value based on net asset values of the Funds, which value their investment securities at fair value. The difference between cost and net asset value of shares owned on the day of measurement is recorded as unrealized gain or loss on investments.

     INVESTMENT INCOME - Investment income consists of dividends declared by the Funds and is recognized on the ex-dividend date.

     REALIZED GAINS AND LOSSES - Realized gains and losses on fund shares represent the difference between the proceeds from sales of shares of the Funds by the Account and the cost of such shares, which is determined on a weighted average basis. Transactions are recorded on a trade date basis. Distributions of net realized gains earned by the Funds are recorded on the Funds' ex-distribution date.

     FEDERAL INCOME TAXES - The Account intends to qualify as a segregated asset account as defined in Section 817(h) of the Internal Revenue Code of 1986 ("Code"). In order to qualify as a segregated asset account, each sub account is required to satisfy the diversification requirements of Section 817(h). The Code provides that the "adequately diversified" requirement may be met if the underlying investments satisfy either the statutory safe harbor test or diversification requirements set forth in regulations issued by the Secretary of the Treasury. As such, the operations of the Account are included in the tax return of Allstate New York. Allstate New York is taxed as a life insurance company under the Code. No federal income taxes are allocable to the Account, as the Account did not generate taxable income. Earnings and realized capital gains of the Account attributable to the contractholders are excluded in the determination of federal income tax liability of Allstate New York.

     USE OF ESTIMATES - The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

3.   MERGER

     On March 26, 2004, the Board of Directors of Allstate New York approved the merger of the Account and Allstate Life of New York Variable Annuity Account II ("Variable Annuity Account II") into the Allstate Life of New York Separate Account A ("Separate Account A") (the "Merger"). Allstate New York will consummate the Merger on May 1, 2004. Collectively, the Account, the Variable Annuity Account II and the Separate Account A are referred to as the "Separate Accounts".

     At December 31, 2003, the Separate Account A, the Variable Annuity Account II and the Account offered 155, 53 and 11 variable sub-accounts, respectively. The 11 sub-accounts offered by the Account were invested in the same underlying funds as 11 of the sub accounts offered by the Variable Annuity Account II. Upon completion of the merger on May 1, 2004, the Separate Account A will offer 177 sub-accounts giving effect to the combination of consistent underlying Funds investments.

     The merger of the Separate Accounts, including the combination of overlapping sub-accounts, will require no adjustments and will not change the number of units and accumulation unit values of the contractholders' interests in the sub-accounts. Additionally, the contracts and related fee structures offered through the Account will not change as a result of the Merger. The following table presents a. listing of the net assets applicable to the sub-accounts giving effect to the Merger as of December 31, 2003

--------------------------------------------------------------------------------

3.   MERGER (CONTINUED)

                  PRO FORMA SCHEDULE OF SUB-ACCOUNT NET ASSETS
                                DECEMBER 31, 2003

                                                                   Pre-Merger                              Post-Merger
-------------------------------------------------------------------------------------------------------------------------
                                           Allstate Life of     Allstate Life of    Allstate Life of    Allstate Life of
                                           New York Variable    New York Variable   New York Separate   New York Separate
SUB-ACCOUNT                                 Annuity Account    Annuity Account II       Account A           Account A
-------------------------------------------------------------------------------------------------------------------------
Morgan Stanley Variable Investment Series
      Dividend Growth                      $         931,395   $       37,470,588   $               -   $      38,401,983
      Equity                                         422,398           22,808,623                   -          23,231,021
      European Growth                                 52,387            9,824,792                   -           9,877,179
      Global Dividend Growth                          87,534           11,265,872                   -          11,353,406
      High Yield                                      51,269            1,496,472                   -           1,547,741
      Income Builder                                   5,920            1,987,179                   -           1,993,099
      Money Market                                   306,033           10,870,249                   -          11,176,282
      Pacific Growth                                   2,012            1,041,074                   -           1,043,086
      Quality Income Plus                            575,368           20,402,870                   -          20,978,238
      Strategist                                     313,888           19,443,379                   -          19,757,267
      Utilities                                      271,297            9,221,671                   -           9,492,968

The remaining Sub-Accounts                                 -           66,289,214         450,675,834         516,965,048
                                           -----------------   ------------------   -----------------   -----------------
        TOTAL NET ASSETS                   $       3,019,501   $      212,121,983   $     450,675,834   $     665,817,318
                                           =================   ==================   =================   =================

--------------------------------------------------------------------------------

4.   EXPENSES

     MORTALITY AND EXPENSE RISK CHARGE - Allstate New York assumes mortality and expense risks related to the operations of the Account and deducts charges daily at a rate equal to 1.00% per annum of the daily net assets of the Account. The mortality and expense risk charge is recognized as a reduction in accumulation unit values. The mortality and expense risk charge covers insurance benefits available with the contract and certain expenses of the contract. It also covers the risk that the current charges will not be sufficient in the future to cover the cost of administering the contract. Allstate New York guarantees that the amount of this charge will not increase over the life of the contract.

     CONTRACT MAINTENANCE CHARGE - Allstate New York deducts an annual maintenance charge of $30 on each contract anniversary and guarantees that this charge will not increase over the life of the contract. The contract maintenance charge is recognized as redemption of units.

     WITHDRAWAL CHARGE - In the event of withdrawal of the account value during a specified period, a withdrawal charge may be imposed. The withdrawal charge is 6% in the first year of the Contract and declines annually to 0% after six years. These amounts are included in payments on terminations but are remitted to Allstate New York.

--------------------------------------------------------------------------------

5.   PURCHASES OF INVESTMENTS

     The cost of purchases of investments for the year ended December 31, 2003 were as follows:

                                                                 Purchases
                                                               -------------
     Investments in the Morgan Stanley Variable Investment
         Series Sub-Accounts:
           Dividend Growth                                     $      17,507
           Equity                                                      3,816
           European Growth                                               401
           Global Dividend Growth                                      7,137
           High Yield                                                  4,509
           Income Builder                                                167
           Money Market                                                2,224
           Quality Income Plus                                       117,182
           Strategist                                                 47,233
           Utilities                                                  72,490
                                                               -------------
                                                               $     272,666
                                                               =============

--------------------------------------------------------------------------------

6.   FINANCIAL HIGHLIGHTS

     A summary of units outstanding, accumulation unit fair values, net assets, investments income ratios, expense ratios, excluding expenses of the underlying funds and total return ratios by sub-accounts is presented below for each of the three years in the period ended December 31, 2003.

     As discussed in Note 4, the expense ratio represents mortality and expense risk charge which is assessed as a percentage of daily net assets.

     ITEMS IN THE FOLLOWING TABLE ARE NOTATED AS FOLLOWS:

          * INVESTMENT INCOME RATIO - These amounts represent dividends, excluding realized gain distributions, received by the sub-account from the underlying mutual fund, net of management fees assessed by the fund manager, divided by the average net assets. These ratios exclude those expenses that result in a reduction in the accumulation unit values or redemption of units. The recognition of investment income by the sub-account is affected by the timing of the declaration of dividends by the underlying mutual fund in which the sub-account invests.

          ** EXPENSE RATIO - These amounts represent the annualized contract expenses of the sub-account, consisting of mortality and expense risk charges for each period indicated. The ratios include only those expenses that result in a reduction in the accumulation unit values. Charges made directly to contractholder accounts through the redemption of units and expenses of the underlying fund have been excluded.

          *** TOTAL RETURN - These amounts represent the total return for the periods indicated, including changes in the value of the underlying fund, and expenses assessed through the reduction in the accumulation unit values. The ratio does not include any expenses assessed through the redemption of units.

                                                 At December 31,                      For the Year Ended December 31,
                                  ---------------------------------------------   ---------------------------------------

                                      Units       Accumulation      Net Assets     Investment      Expense       Total
                                     (000s)      Unit Fair Value     (000s)       Income Ratio*    Ratio**     Return***
                                  ------------   ---------------   ------------   -------------   ---------   -----------
     Investments in the Morgan
      Stanley Variable Investment
      Series Sub-Accounts:
           Capital Growth
             2002 (a)                        -               N/A   $          -            0.37%       1.00%          N/A%
             2001                           12             23.63            278            0.58        1.00        -27.05
           Dividend Growth
             2003                           31             30.42            931            1.89        1.00         26.62
             2002                           38             24.02            917            1.72        1.00        -18.83
             2001                           60             29.60          1,761            1.88        1.00         -6.15
           Equity
             2003                            5             79.71            422            0.38        1.00         21.58
             2002                            7             65.56            427            0.34        1.00        -22.00
             2001                            8             84.05            635            0.50        1.00        -27.60
           European Growth
             2003                            2             34.14             52            0.82        1.00         27.75
             2002                            2             26.72             47            1.18        1.00        -22.14
             2001                            4             34.32            138            1.01        1.00        -18.58

     (a) On August 31, 2002 Capital Growth merged into Money Market; the investment income and the expense ratios are calculated for the period January 1, 2002 through August 31, 2002.

--------------------------------------------------------------------------------

6.   FINANCIAL HIGHLIGHTS (CONTINUED)

                                                 At December 31,                       For the year ended December 31,
                                  ---------------------------------------------   ---------------------------------------
                                     Units        Accumulation      Net Assets     Investment      Expense       Total
                                     (000s)      Unit Fair Value      (000s)      Income Ratio*    Ratio**     Return***
                                  ------------   ---------------   ------------   -------------   ---------   -----------
Investments in the Morgan
 Stanley Variable Investment
 Series Sub-Accounts
 (continued):
      Global Dividend Growth
        2003                                 4   $         19.91   $         88            2.42%       1.00%        30.76%
        2002                                10             15.22            154            1.87        1.00        -13.39
        2001                                18             17.58            308            2.63        1.00         -7.19
      High Yield
        2003                                 3             15.42             51            9.83        1.00         26.46
        2002                                 3             12.19             41           17.95        1.00         -8.06
        2001                                 4             13.26             48           18.43        1.00        -34.41
      Income Builder
        2003                                <1             14.43              6            3.13        1.00         19.64
        2002                                <1             12.06              5            0.50        1.00         -8.56
        2001                                 1             13.19             15            4.59        1.00          1.28
      Money Market
        2003                                13             23.04            306            0.63        1.00         -0.33
        2002 (a)                            17             23.12            397            1.30        1.00          0.33
        2001                                13             23.04            298            3.37        1.00          2.86
      Pacific Growth
        2003                                <1              4.16              2            0.00        1.00         28.35
        2002                                <1              3.24              2            0.00        1.00        -23.63
        2001                                 2              4.24             10            1.33        1.00        -28.15
      Quality Income Plus
        2003                                19             30.92            575            5.96        1.00          7.37
        2002                                18             28.80            524            5.36        1.00          4.46
        2001                                23             27.57            632            6.00        1.00          8.47
      Strategist
        2003                                 8             37.78            314            1.69        1.00         24.99
        2002                                 9             30.22            278            1.42        1.00        -10.78
        2001                                12             33.88            413            2.57        1.00        -11.08
      Utilities
        2003                                12             22.34            271            2.93        1.00         16.18
        2002                                12             19.23            229            2.74        1.00        -23.63
        2001                                18             25.18            455            2.35        1.00        -26.49

(a) On August 31, 2002 Capital Growth merged into Money Market

               -----------------------------------------------------------
               ALLSTATE LIFE OF NEW YORK VARIABLE ANNUITY ACCOUNT II FINANCIAL STATEMENTS AS OF DECEMBER 31, 2003
               AND FOR THE PERIODS ENDED DECEMBER 31, 2003
               AND DECEMBER 31, 2002, AND INDEPENDENT
               AUDITORS' REPORT

INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Shareholder of Allstate Life Insurance Company of New York:

We have audited the accompanying statements of net assets of each of the individual sub-accounts disclosed in Note 1 which comprise the Allstate Life of New York Variable Annuity Account II (the "Account") as of December 31, 2003, the related statements of operations for the period then ended and the statements of changes in net assets for each of the periods in the two year period then ended for each of the individual sub-accounts which comprise the Account. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned at December 31, 2003 by correspondence with the Account's custodians. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of each of the individual sub-accounts which comprise the Allstate Life of New York Variable Annuity Account II as of December 31, 2003, the results of operations for the period then ended for each of the individual sub-accounts and the changes in their net assets for each of the periods in the two year period then ended in conformity with accounting principles generally accepted in the United States of America.


/s/ Deloitte & Touche LLP

Chicago, Illinois
March 31, 2004

ALLSTATE LIFE OF NEW YORK VARIABLE ANNUITY ACCOUNT II

STATEMENTS OF NET ASSETS
DECEMBER 31, 2003
--------------------------------------------------------------------------------------------------------------------------------

                                                       Morgan Stanley Variable Investment Series Sub-Accounts
                                     -------------------------------------------------------------------------------------------
                                        Aggressive          Dividend                             European          Global
                                          Equity             Growth             Equity            Growth          Advantage
                                     -----------------  -----------------  -----------------  ---------------  -----------------
ASSETS
Investments at fair value            $       1,660,244  $      37,470,588  $      22,808,623  $     9,824,792  $       1,088,811
                                     -----------------  -----------------  -----------------  ---------------  -----------------
   Total assets                      $       1,660,244  $      37,470,588  $      22,808,623  $     9,824,792  $       1,088,811
                                     =================  =================  =================  ===============  =================

NET ASSETS
Accumulation units                   $       1,660,244  $      37,385,197  $      22,748,319  $     9,804,869  $       1,088,811
Contracts in payout (annuitization)
   period                                            -             85,391             60,304           19,923                  -
                                     -----------------  -----------------  -----------------  ---------------  -----------------
   Total net assets                  $       1,660,244  $      37,470,588  $      22,808,623  $     9,824,792  $       1,088,811
                                     =================  =================  =================  ===============  =================

FUND SHARE INFORMATION
   Number of shares                            167,363          2,761,281          1,048,672          592,569            149,152
                                     =================  =================  =================  ===============  =================
   Cost of investments               $       2,354,274  $      43,593,814  $      35,057,891  $    11,356,991  $       1,549,173
                                     =================  =================  =================  ===============  =================

ACCUMULATION UNIT FAIR VALUE
   Lowest                            $            9.35  $           34.72  $            9.97  $         32.30  $            7.53
                                     =================  =================  =================  ===============  =================
   Highest                           $           10.19  $           35.09  $           45.99  $         32.64  $            7.59
                                     =================  =================  =================  ===============  =================

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK VARIABLE ANNUITY ACCOUNT II

STATEMENTS OF NET ASSETS
DECEMBER 31, 2003
--------------------------------------------------------------------------------------------------------------------------------

                                                       Morgan Stanley Variable Investment Series Sub-Accounts
                                     -------------------------------------------------------------------------------------------
                                          Global
                                         Dividend             High              Income
                                          Growth              Yield             Builder         Information    Limited Duration
                                     -----------------  -----------------  -----------------  ---------------  -----------------
ASSETS
Investments at fair value            $      11,265,872  $       1,496,472  $       1,987,179  $       454,188  $       2,515,247
                                     -----------------  -----------------  -----------------  ---------------  -----------------
   Total assets                      $      11,265,872  $       1,496,472  $       1,987,179  $       454,188  $       2,515,247
                                     =================  =================  =================  ===============  =================

NET ASSETS
Accumulation units                   $      11,236,004  $       1,487,878  $       1,987,179  $       454,188  $       2,515,247
Contracts in payout (annuitization)
   period                                       29,868              8,594                  -                -                  -
                                     -----------------  -----------------  -----------------  ---------------  -----------------
   Total net assets                  $      11,265,872  $       1,496,472  $       1,987,179  $       454,188  $       2,515,247
                                     =================  =================  =================  ===============  =================

FUND SHARE INFORMATION
   Number of shares                            882,214          1,268,197            180,982           94,623            251,273
                                     =================  =================  =================  ===============  =================
   Cost of investments               $      10,838,318  $       4,211,920  $       1,959,307  $       477,503  $       2,552,803
                                     =================  =================  =================  ===============  =================

ACCUMULATION UNIT FAIR VALUE
   Lowest                            $           10.77  $           11.99  $           10.75  $          4.65  $           10.37
                                     =================  =================  =================  ===============  =================
   Highest                           $           19.23  $           12.12  $           14.08  $          4.67  $           11.46
                                     =================  =================  =================  ===============  =================

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK VARIABLE ANNUITY ACCOUNT II

STATEMENTS OF NET ASSETS
DECEMBER 31, 2003
--------------------------------------------------------------------------------------------------------------------------------

                                                       Morgan Stanley Variable Investment Series Sub-Accounts
                                     -------------------------------------------------------------------------------------------
                                                                                Quality
                                          Money              Pacific            Income            S&P 500
                                          Market             Growth              Plus              Index          Strategist
                                     -----------------  -----------------  -----------------  ---------------  -----------------
ASSETS
Investments at fair value            $      10,870,249  $       1,041,074  $      20,402,870  $     6,349,229  $      19,443,379
                                     -----------------  -----------------  -----------------  ---------------  -----------------
   Total assets                      $      10,870,249  $       1,041,074  $      20,402,870  $     6,349,229  $      19,443,379
                                     =================  =================  =================  ===============  =================

NET ASSETS
Accumulation units                   $      10,850,017  $       1,037,188  $      20,029,459  $     6,349,229  $      19,364,037
Contracts in payout (annuitization)
   period                                       20,232              3,886            373,411                -             79,342
                                     -----------------  -----------------  -----------------  ---------------  -----------------
   Total net assets                  $      10,870,249  $       1,041,074  $      20,402,870  $     6,349,229  $      19,443,379
                                     =================  =================  =================  ===============  =================

FUND SHARE INFORMATION
   Number of shares                         10,870,249            261,576          1,901,479          624,310          1,267,495
                                     =================  =================  =================  ===============  =================
   Cost of investments               $      10,870,249  $       1,348,968  $      19,942,011  $     7,023,814  $      18,682,242
                                     =================  =================  =================  ===============  =================

ACCUMULATION UNIT FAIR VALUE
   Lowest                            $           14.18  $            3.97  $           11.22  $          9.78  $           30.31
                                     =================  =================  =================  ===============  =================
   Highest                           $           14.33  $            4.02  $           24.02  $          9.86  $           30.64
                                     =================  =================  =================  ===============  =================

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK VARIABLE ANNUITY ACCOUNT II

STATEMENTS OF NET ASSETS
DECEMBER 31, 2003
--------------------------------------------------------------------------------------------------------------------------------

                                      Morgan Stanley
                                         Variable
                                     Investment Series                   Morgan Stanley Variable Investment
                                       Sub-Accounts                     Series (Class Y Shares) Sub-Accounts
                                     -----------------  ------------------------------------------------------------------------
                                                           Aggressive          Dividend                            European
                                                          Equity (Class      Growth (Class     Equity (Class     Growth (Class
                                         Utilities          Y Shares)          Y Shares)         Y Shares)         Y Shares)
                                     -----------------  -----------------  -----------------  ---------------  -----------------
ASSETS
Investments at fair value            $       9,221,671  $         738,067  $       2,692,309  $     1,152,472  $         476,972
                                     -----------------  -----------------  -----------------  ---------------  -----------------
   Total assets                      $       9,221,671  $         738,067  $       2,692,309  $     1,152,472  $         476,972
                                     =================  =================  =================  ===============  =================

NET ASSETS
Accumulation units                   $       8,961,771  $         738,067  $       2,692,309  $     1,152,472  $         476,972
Contracts in payout (annuitization)
   period                                      259,900                  -                  -                -                  -
                                     -----------------  -----------------  -----------------  ---------------  -----------------
   Total net assets                  $       9,221,671  $         738,067  $       2,692,309  $     1,152,472  $         476,972
                                     =================  =================  =================  ===============  =================

FUND SHARE INFORMATION
   Number of shares                            735,967             74,855            198,694           53,060             28,907
                                     =================  =================  =================  ===============  =================
   Cost of investments               $      12,139,594  $         633,896  $       2,568,883  $     1,093,475  $         435,068
                                     =================  =================  =================  ===============  =================

ACCUMULATION UNIT FAIR VALUE
   Lowest                            $           21.34  $            6.03  $            9.43  $          6.08  $            8.35
                                     =================  =================  =================  ===============  =================
   Highest                           $           21.57  $            8.69  $           10.38  $          8.65  $            9.41
                                     =================  =================  =================  ===============  =================

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK VARIABLE ANNUITY ACCOUNT II

STATEMENTS OF NET ASSETS
DECEMBER 31, 2003
--------------------------------------------------------------------------------------------------------------------------------

                                              Morgan Stanley Variable Investment Series (Class Y Shares) Sub-Accounts
                                     -------------------------------------------------------------------------------------------
                                                             Global
                                          Global            Dividend             High             Income          Information
                                     Advantage (Class     Growth (Class      Yield (Class     Builder (Class        (Class
                                         Y Shares)          Y Shares)          Y Shares)         Y Shares)         Y Shares)
                                     -----------------  -----------------  -----------------  ---------------  -----------------
ASSETS
Investments at fair value            $          39,266  $         512,397  $       1,126,274  $     1,549,268  $          59,890
                                     -----------------  -----------------  -----------------  ---------------  -----------------
   Total assets                      $          39,266  $         512,397  $       1,126,274  $     1,549,268  $          59,890
                                     =================  =================  =================  ===============  =================

NET ASSETS
Accumulation units                   $          39,266  $         512,397  $       1,126,274  $     1,549,268  $          59,890
Contracts in payout (annuitization)
   period                                            -                  -                  -                -                  -
                                     -----------------  -----------------  -----------------  ---------------  -----------------
   Total net assets                  $          39,266  $         512,397  $       1,126,274  $     1,549,268  $          59,890
                                     =================  =================  =================  ===============  =================

FUND SHARE INFORMATION
   Number of shares                              5,401             40,410            954,469          141,486             12,556
                                     =================  =================  =================  ===============  =================
   Cost of investments               $          37,260  $         436,989  $       1,040,200  $     1,373,155  $          53,803
                                     =================  =================  =================  ===============  =================

ACCUMULATION UNIT FAIR VALUE
   Lowest                            $            6.83  $           10.81  $            5.84  $         10.37  $            7.91
                                     =================  =================  =================  ===============  =================
   Highest                           $            9.04  $           11.02  $            8.88  $         11.24  $            7.93
                                     =================  =================  =================  ===============  =================

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK VARIABLE ANNUITY ACCOUNT II

STATEMENTS OF NET ASSETS
DECEMBER 31, 2003
--------------------------------------------------------------------------------------------------------------------------------

                                              Morgan Stanley Variable Investment Series (Class Y Shares) Sub-Accounts
                                     -------------------------------------------------------------------------------------------
                                                                                                 Quality
                                          Limited             Money            Pacific            Income           S&P 500
                                      Duration (Class     Market (Class      Growth (Class      Plus (Class      Index (Class
                                         Y Shares)          Y Shares)          Y Shares)         Y Shares)         Y Shares)
                                     -----------------  -----------------  -----------------  ---------------  -----------------
ASSETS
Investments at fair value            $       3,993,620  $       2,110,633  $          53,138  $     3,770,460  $       2,544,151
                                     -----------------  -----------------  -----------------  ---------------  -----------------
   Total assets                      $       3,993,620  $       2,110,633  $          53,138  $     3,770,460  $       2,544,151
                                     =================  =================  =================  ===============  =================

NET ASSETS
Accumulation units                   $       3,993,620  $       2,110,633  $          53,138  $     3,770,460  $       2,544,151
Contracts in payout (annuitization)
   period                                            -                  -                  -                -                  -
                                     -----------------  -----------------  -----------------  ---------------  -----------------
   Total net assets                  $       3,993,620  $       2,110,633  $          53,138  $     3,770,460  $       2,544,151
                                     =================  =================  =================  ===============  =================

FUND SHARE INFORMATION
   Number of shares                            399,362          2,110,633             13,590          352,050            251,647
                                     =================  =================  =================  ===============  =================
   Cost of investments               $       4,045,771  $       2,110,633  $          51,237  $     3,693,690  $       2,231,477
                                     =================  =================  =================  ===============  =================

ACCUMULATION UNIT FAIR VALUE
   Lowest                            $           10.57  $            9.91  $            5.72  $         11.52  $            7.74
                                     =================  =================  =================  ===============  =================
   Highest                           $           10.91  $           10.17  $            7.80  $         12.41  $            9.08
                                     =================  =================  =================  ===============  =================

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK VARIABLE ANNUITY ACCOUNT II

STATEMENTS OF NET ASSETS
DECEMBER 31, 2003
--------------------------------------------------------------------------------------------------------------------------------

                                                Morgan Stanley
                                          Variable Investment Series
                                        (Class Y Shares) Sub-Accounts             AIM Variable Insurance Funds Sub-Accounts
                                     ------------------------------------  -----------------------------------------------------
                                     Strategist (Class  Utilities (Class   AIM V. I. Capital     AIM V. I.         AIM V. I.
                                         Y Shares)          Y Shares)         Appreciation        Growth        Premier Equity
                                     -----------------  -----------------  -----------------  ---------------  -----------------
ASSETS
Investments at fair value            $       2,375,770  $         530,380  $         405,205  $       377,303  $         996,559
                                     -----------------  -----------------  -----------------  ---------------  -----------------
   Total assets                      $       2,375,770  $         530,380  $         405,205  $       377,303  $         996,559
                                     =================  =================  =================  ===============  =================

NET ASSETS
Accumulation units                   $       2,375,770  $         530,380  $         405,205  $       377,303  $         996,559
Contracts in payout (annuitization)
   period                                            -                  -                  -                -                  -
                                     -----------------  -----------------  -----------------  ---------------  -----------------
   Total net assets                  $       2,375,770  $         530,380  $         405,205  $       377,303  $         996,559
                                     =================  =================  =================  ===============  =================

FUND SHARE INFORMATION
   Number of shares                            155,076             42,329             19,042           25,442             49,261
                                     =================  =================  =================  ===============  =================
   Cost of investments               $       2,107,238  $         604,856  $         468,847  $       482,946  $       1,191,937
                                     =================  =================  =================  ===============  =================

ACCUMULATION UNIT FAIR VALUE
   Lowest                            $            9.44  $            6.13  $            5.90  $          4.20  $            5.83
                                     =================  =================  =================  ===============  =================
   Highest                           $           10.51  $            7.30  $            8.82  $          7.80  $            7.97
                                     =================  =================  =================  ===============  =================

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK VARIABLE ANNUITY ACCOUNT II

STATEMENTS OF NET ASSETS
DECEMBER 31, 2003
--------------------------------------------------------------------------------------------------------------------------------

                                                                                               LSA Variable        Putnam
                                               AllianceBernstein Variable Product              Series Trust     Variable Trust
                                                   Series Fund Sub-Accounts                     Sub-Account      Sub-Accounts
                                     -------------------------------------------------------  ---------------  -----------------
                                                        AllianceBernstein  AllianceBernstein        LSA
                                     AllianceBernstein      Growth &           Premier           Aggressive        VT Growth
                                          Growth             Income             Growth             Growth         and Income
                                     -----------------  -----------------  -----------------  ---------------  -----------------
ASSETS
Investments at fair value            $         913,219  $       4,852,222  $         546,861  $        27,462  $       1,312,731
                                     -----------------  -----------------  -----------------  ---------------  -----------------
   Total assets                      $         913,219  $       4,852,222  $         546,861  $        27,462  $       1,312,731
                                     =================  =================  =================  ===============  =================

NET ASSETS
Accumulation units                   $         913,219  $       4,852,222  $         546,861  $        27,462  $       1,312,731
Contracts in payout (annuitization)
   period                                            -                  -                  -                -                  -
                                     -----------------  -----------------  -----------------  ---------------  -----------------
   Total net assets                  $         913,219  $       4,852,222  $         546,861  $        27,462  $       1,312,731
                                     =================  =================  =================  ===============  =================

FUND SHARE INFORMATION
   Number of shares                             57,945            224,432             25,638            3,089             56,437
                                     =================  =================  =================  ===============  =================
   Cost of investments               $         911,928  $       4,499,240  $         720,357  $        22,121  $       1,254,543
                                     =================  =================  =================  ===============  =================

ACCUMULATION UNIT FAIR VALUE
   Lowest                            $            5.74  $            9.50  $            5.29  $          9.97  $            9.48
                                     =================  =================  =================  ===============  =================
   Highest                           $            8.60  $           10.64  $            7.75  $          9.99  $           10.02
                                     =================  =================  =================  ===============  =================

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK VARIABLE ANNUITY ACCOUNT II

STATEMENTS OF NET ASSETS
DECEMBER 31, 2003
--------------------------------------------------------------------------------------------------------------------------------

                                                                                                 The Universal Institutional
                                               Putnam Variable Trust Sub-Accounts                  Funds, Inc. Sub-Accounts
                                     -------------------------------------------------------  ----------------------------------
                                                                                               UIF Emerging
                                     VT International     VT Small Cap                            Markets         UIF Equity
                                         Equity              Value            VT Voyager          Equity           Growth
                                     -----------------  -----------------  -----------------  ---------------  -----------------
ASSETS
Investments at fair value            $       1,796,073  $         930,504  $       1,658,356  $       793,115  $       2,000,231
                                     -----------------  -----------------  -----------------  ---------------  -----------------
   Total assets                      $       1,796,073  $         930,504  $       1,658,356  $       793,115  $       2,000,231
                                     =================  =================  =================  ===============  =================

NET ASSETS
Accumulation units                   $       1,796,073  $         930,504  $       1,658,356  $       793,115  $       2,000,231
Contracts in payout (annuitization)
   period                                            -                  -                  -                -                  -
                                     -----------------  -----------------  -----------------  ---------------  -----------------
   Total net assets                  $       1,796,073  $         930,504  $       1,658,356  $       793,115  $       2,000,231
                                     =================  =================  =================  ===============  =================

FUND SHARE INFORMATION
   Number of shares                            139,772             51,352             63,881           87,734            156,513
                                     =================  =================  =================  ===============  =================
   Cost of investments               $       1,604,429  $         677,988  $       1,885,609  $       729,727  $       2,520,900
                                     =================  =================  =================  ===============  =================

ACCUMULATION UNIT FAIR VALUE
   Lowest                            $            7.29  $           10.75  $            5.53  $          9.83  $            6.37
                                     =================  =================  =================  ===============  =================
   Highest                           $           10.38  $           11.22  $            8.15  $         12.98  $            8.89
                                     =================  =================  =================  ===============  =================

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK VARIABLE ANNUITY ACCOUNT II

STATEMENTS OF NET ASSETS
DECEMBER 31, 2003
--------------------------------------------------------------------------------------------------------------------------------

                                                                                                                  Van Kampen
                                                                                                                Life Investment
                                                                                                                      Trust
                                         The Universal Institutional Funds, Inc. Sub-Accounts                     Sub-Accounts
                                     ------------------------------------------------------------------------  -----------------
                                     UIF International     UIF Mid Cap        UIF Mid Cap      UIF U.S. Real
                                          Magnum             Growth              Value            Estate          LIT Comstock
                                     -----------------  -----------------  -----------------  ---------------  -----------------
ASSETS
Investments at fair value            $       1,704,380  $         595,862  $       2,509,458  $     1,699,917  $       1,792,672
                                     -----------------  -----------------  -----------------  ---------------  -----------------
   Total assets                      $       1,704,380  $         595,862  $       2,509,458  $     1,699,917  $       1,792,672
                                     =================  =================  =================  ===============  =================

NET ASSETS
Accumulation units                   $       1,704,380  $         595,862  $       2,509,458  $     1,699,917  $       1,792,672
Contracts in payout (annuitization)
   period                                            -                  -                  -                -                  -
                                     -----------------  -----------------  -----------------  ---------------  -----------------
   Total net assets                  $       1,704,380  $         595,862  $       2,509,458  $     1,699,917  $       1,792,672
                                     =================  =================  =================  ===============  =================

FUND SHARE INFORMATION
   Number of shares                            172,160             69,937            169,215          109,109            152,179
                                     =================  =================  =================  ===============  =================
   Cost of investments               $       1,701,289  $         483,921  $       2,203,668  $     1,346,692  $       1,549,521
                                     =================  =================  =================  ===============  =================

ACCUMULATION UNIT FAIR VALUE
   Lowest                            $            8.52  $           10.21  $            9.52  $         12.37  $           10.38
                                     =================  =================  =================  ===============  =================
   Highest                           $           10.31  $           10.74  $           10.92  $         16.17  $           10.61
                                     =================  =================  =================  ===============  =================

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK VARIABLE ANNUITY ACCOUNT II

STATEMENTS OF NET ASSETS
DECEMBER 31, 2003
--------------------------------------------------------------------------------------------

                                        Van Kampen
                                      Life Investment
                                          Trust              Van Kampen Life Investment
                                       Sub-Accounts         Trust (Class II) Sub-Accounts
                                     -----------------  ------------------------------------
                                                                             LIT Emerging
                                       LIT Emerging       LIT Comstock          Growth
                                          Growth           (Class II)         (Class II)
                                     -----------------  -----------------  -----------------
ASSETS
Investments at fair value            $       1,996,857  $       2,945,790  $         641,651
                                     -----------------  -----------------  -----------------
   Total assets                      $       1,996,857  $       2,945,790  $         641,651
                                     =================  =================  =================

NET ASSETS
Accumulation units                   $       1,993,638  $       2,945,790  $         641,651
Contracts in payout (annuitization)
   period                                        3,219                  -                  -
                                     -----------------  -----------------  -----------------
   Total net assets                  $       1,996,857  $       2,945,790  $         641,651
                                     =================  =================  =================

FUND SHARE INFORMATION
   Number of shares                             82,141            250,706             26,515
                                     =================  =================  =================
   Cost of investments               $       3,432,437  $       2,343,738  $         580,168
                                     =================  =================  =================

ACCUMULATION UNIT FAIR VALUE
   Lowest                            $            4.48  $           10.37  $            7.29
                                     =================  =================  =================
   Highest                           $           12.13  $           10.39  $            7.31
                                     =================  =================  =================

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK VARIABLE ANNUITY ACCOUNT II

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
--------------------------------------------------------------------------------------------------------------------------------

                                                        Morgan Stanley Variable Investment Series Sub-Accounts
                                     -------------------------------------------------------------------------------------------
                                        Aggressive          Dividend                             European           Global
                                          Equity             Growth             Equity            Growth           Advantage
                                     -----------------  -----------------  -----------------  ---------------  -----------------
NET INVESTMENT INCOME (LOSS)
Dividends                            $             111  $         666,711  $          83,521  $        84,828  $          10,783
Charges from Allstate Life
  Insurance Company of New York:
    Mortality and expense risk                 (19,631)          (444,318)          (284,546)        (118,065)           (13,567)
    Administrative expense                      (1,496)           (34,569)           (22,046)          (9,416)            (1,008)
                                     -----------------  -----------------  -----------------  ---------------  -----------------

      Net investment income (loss)             (21,016)           187,824           (223,071)         (42,653)            (3,792)
                                     -----------------  -----------------  -----------------  ---------------  -----------------

NET REALIZED AND UNREALIZED GAINS
    (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund
  shares:
    Proceeds from sales                        451,796          7,129,756          5,018,413       17,537,837            352,794
    Cost of investments sold                   779,437          9,655,603          8,812,573       18,150,504            639,874
                                     -----------------  -----------------  -----------------  ---------------  -----------------

      Realized gains (losses) on
        fund shares                           (327,641)        (2,525,847)        (3,794,160)        (612,667)          (287,080)

Change in unrealized gains (losses)            673,449         10,427,430          8,205,401        3,046,228            540,387
                                     -----------------  -----------------  -----------------  ---------------  -----------------

      Net realized and unrealized
        gains (losses) on
        investments                            345,808          7,901,583          4,411,241        2,433,561            253,307
                                     -----------------  -----------------  -----------------  ---------------  -----------------

INCREASE (DECREASE) IN NET ASSETS
    FROM OPERATIONS                  $         324,792  $       8,089,407  $       4,188,170  $     2,390,908  $         249,515
                                     =================  =================  =================  ===============  =================

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK VARIABLE ANNUITY ACCOUNT II

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
--------------------------------------------------------------------------------------------------------------------------------

                                                        Morgan Stanley Variable Investment Series Sub-Accounts
                                     -------------------------------------------------------------------------------------------
                                          Global
                                         Dividend             High              Income                              Limited
                                          Growth              Yield             Builder         Information         Duration
                                     -----------------  -----------------  -----------------  ---------------  -----------------
NET INVESTMENT INCOME (LOSS)
Dividends                            $         192,168  $         143,090  $          59,474  $             -  $         119,764
Charges from Allstate Life
  Insurance Company of New York:
    Mortality and expense risk                (121,083)           (18,570)           (24,844)          (1,341)           (41,724)
    Administrative expense                      (9,726)            (1,454)            (1,887)            (102)            (3,199)
                                     -----------------  -----------------  -----------------  ---------------  -----------------

      Net investment income (loss)              61,359            123,066             32,743           (1,443)            74,841
                                     -----------------  -----------------  -----------------  ---------------  -----------------

NET REALIZED AND UNREALIZED GAINS
    (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund
  shares:
    Proceeds from sales                     19,472,650            383,679            555,349           18,771          1,748,020
    Cost of investments sold                19,592,611          1,236,514            621,681           26,689          1,759,314
                                     -----------------  -----------------  -----------------  ---------------  -----------------

      Realized gains (losses) on
        fund shares                           (119,961)          (852,835)           (66,332)          (7,918)           (11,294)

Change in unrealized gains (losses)          2,777,810          1,065,115            362,214           41,337            (39,200)
                                     -----------------  -----------------  -----------------  ---------------  -----------------

      Net realized and unrealized
        gains (losses) on
        investments                          2,657,849            212,280            295,882           33,419            (50,494)
                                     -----------------  -----------------  -----------------  ---------------  -----------------

INCREASE (DECREASE) IN NET ASSETS
    FROM OPERATIONS                  $       2,719,208  $         335,346  $         328,625  $        31,976  $          24,347
                                     =================  =================  =================  ===============  =================

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK VARIABLE ANNUITY ACCOUNT II

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
--------------------------------------------------------------------------------------------------------------------------------

                                                       Morgan Stanley Variable Investment Series Sub-Accounts
                                     -------------------------------------------------------------------------------------------
                                                                                Quality
                                          Money              Pacific            Income            S&P 500
                                          Market             Growth              Plus              Index           Strategist
                                     -----------------  -----------------  -----------------  ---------------  -----------------
NET INVESTMENT INCOME (LOSS)
Dividends                            $         119,705  $               -  $       1,235,210  $        58,058  $         310,851
Charges from Allstate Life
  Insurance Company of New York:
    Mortality and expense risk                (204,444)           (12,346)          (284,682)         (73,058)          (234,733)
    Administrative expense                     (17,487)              (965)           (21,976)          (5,472)           (18,242)
                                     -----------------  -----------------  -----------------  ---------------  -----------------

      Net investment income (loss)            (102,226)           (13,311)           928,552          (20,472)            57,876
                                     -----------------  -----------------  -----------------  ---------------  -----------------

NET REALIZED AND UNREALIZED GAINS
    (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund
  shares:
    Proceeds from sales                    142,221,189            256,129          6,082,837          925,471          3,867,863
    Cost of investments sold               142,221,189            416,156          5,995,303        1,220,033          4,182,198
                                     -----------------  -----------------  -----------------  ---------------  -----------------

      Realized gains (losses) on
        fund shares                                  -           (160,027)            87,534         (294,562)          (314,335)

Change in unrealized gains (losses)                  -            405,809            464,137        1,604,683          4,258,960
                                     -----------------  -----------------  -----------------  ---------------  -----------------

      Net realized and unrealized
        gains (losses) on
        investments                                  -            245,782            551,671        1,310,121          3,944,625
                                     -----------------  -----------------  -----------------  ---------------  -----------------

INCREASE (DECREASE) IN NET ASSETS
    FROM OPERATIONS                  $        (102,226) $         232,471  $       1,480,223  $     1,289,649  $       4,002,501
                                     =================  =================  =================  ===============  =================

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK VARIABLE ANNUITY ACCOUNT II

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
--------------------------------------------------------------------------------------------------------------------------------

                                      Morgan Stanley
                                         Variable
                                     Investment Series                   Morgan Stanley Variable Investment
                                       Sub-Accounts                     Series (Class Y Shares) Sub-Accounts
                                     -----------------  ------------------------------------------------------------------------
                                                           Aggressive          Dividend                            European
                                                          Equity (Class      Growth (Class     Equity (Class     Growth (Class
                                         Utilities          Y Shares)          Y Shares)         Y Shares)         Y Shares)
                                     -----------------  -----------------  -----------------  ---------------  -----------------
NET INVESTMENT INCOME (LOSS)
Dividends                            $         271,988  $               -  $          37,957  $         1,513  $           2,729
Charges from Allstate Life
  Insurance Company of New York:
    Mortality and expense risk                (118,677)            (7,951)           (29,932)         (14,575)            (5,483)
    Administrative expense                      (9,206)              (590)            (2,190)          (1,061)              (404)
                                     -----------------  -----------------  -----------------  ---------------  -----------------

      Net investment income (loss)             144,105             (8,541)             5,835          (14,123)            (3,158)
                                     -----------------  -----------------  -----------------  ---------------  -----------------

NET REALIZED AND UNREALIZED GAINS
    (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund
  shares:
    Proceeds from sales                      2,335,961            110,684            263,170          250,681            130,878
    Cost of investments sold                 3,442,837            103,804            293,480          270,965            142,496
                                     -----------------  -----------------  -----------------  ---------------  -----------------

      Realized gains (losses) on
        fund shares                         (1,106,876)             6,880            (30,310)         (20,284)           (11,618)

Change in unrealized gains (losses)          2,278,602            148,376            544,678          235,629            117,110
                                     -----------------  -----------------  -----------------  ---------------  -----------------

      Net realized and unrealized
        gains (losses) on
        investments                          1,171,726            155,256            514,368          215,345            105,492
                                     -----------------  -----------------  -----------------  ---------------  -----------------

INCREASE (DECREASE) IN NET ASSETS
    FROM OPERATIONS                  $       1,315,831  $         146,715  $         520,203  $       201,222  $         102,334
                                     =================  =================  =================  ===============  =================

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK VARIABLE ANNUITY ACCOUNT II

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
--------------------------------------------------------------------------------------------------------------------------------

                                              Morgan Stanley Variable Investment Series (Class Y Shares) Sub-Accounts
                                     -------------------------------------------------------------------------------------------
                                                             Global
                                          Global            Dividend             High             Income          Information
                                     Advantage (Class     Growth (Class      Yield (Class     Builder (Class        (Class
                                         Y Shares)          Y Shares)          Y Shares)         Y Shares)         Y Shares)
                                     -----------------  -----------------  -----------------  ---------------  -----------------
NET INVESTMENT INCOME (LOSS)
Dividends                            $             201  $           7,787  $          77,319  $        33,740  $               -
Charges from Allstate Life
  Insurance Company of New York:
    Mortality and expense risk                    (325)            (5,616)           (11,359)         (14,078)              (449)
    Administrative expense                         (24)              (410)              (819)          (1,028)               (33)
                                     -----------------  -----------------  -----------------  ---------------  -----------------

      Net investment income (loss)                (148)             1,761             65,141           18,634               (482)
                                     -----------------  -----------------  -----------------  ---------------  -----------------

NET REALIZED AND UNREALIZED GAINS
    (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund
  shares:
    Proceeds from sales                            503             70,715             96,298           32,385             20,058
    Cost of investments sold                       551             73,345             92,395           31,092             20,591
                                     -----------------  -----------------  -----------------  ---------------  -----------------

      Realized gains (losses) on
        fund shares                                (48)            (2,630)             3,903            1,293               (533)

Change in unrealized gains (losses)              6,837            113,971            106,154          185,646             16,869
                                     -----------------  -----------------  -----------------  ---------------  -----------------

      Net realized and unrealized
        gains (losses) on
        investments                              6,789            111,341            110,057          186,939             16,336
                                     -----------------  -----------------  -----------------  ---------------  -----------------

INCREASE (DECREASE) IN NET ASSETS
    FROM OPERATIONS                  $           6,641  $         113,102  $         175,198  $       205,573  $          15,854
                                     =================  =================  =================  ===============  =================

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK VARIABLE ANNUITY ACCOUNT II

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
--------------------------------------------------------------------------------------------------------------------------------

                                              Morgan Stanley Variable Investment Series (Class Y Shares) Sub-Accounts
                                     -------------------------------------------------------------------------------------------
                                                                                                 Quality
                                          Limited             Money            Pacific            Income           S&P 500
                                      Duration (Class     Market (Class      Growth (Class      Plus (Class      Index (Class
                                         Y Shares)          Y Shares)          Y Shares)         Y Shares)         Y Shares)
                                     -----------------  -----------------  -----------------  ---------------  -----------------
NET INVESTMENT INCOME (LOSS)
Dividends                            $         130,163  $          11,899  $               -  $       191,458  $          17,743
Charges from Allstate Life
  Insurance Company of New York:
    Mortality and expense risk                 (48,329)           (41,484)              (420)         (47,608)           (25,059)
    Administrative expense                      (3,577)            (3,032)               (31)          (3,508)            (1,871)
                                     -----------------  -----------------  -----------------  ---------------  -----------------

      Net investment income (loss)              78,257            (32,617)              (451)         140,342             (9,187)
                                     -----------------  -----------------  -----------------  ---------------  -----------------

NET REALIZED AND UNREALIZED GAINS
    (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund
  shares:
    Proceeds from sales                        962,814         31,534,620              8,177          896,994            176,878
    Cost of investments sold                   971,306         31,534,620              8,685          881,685            176,226
                                     -----------------  -----------------  -----------------  ---------------  -----------------

      Realized gains (losses) on
        fund shares                             (8,492)                 -               (508)          15,309                652

Change in unrealized gains (losses)            (53,294)                 -              7,695           64,292            502,108
                                     -----------------  -----------------  -----------------  ---------------  -----------------

      Net realized and unrealized
        gains (losses) on
        investments                            (61,786)                 -              7,187           79,601            502,760
                                     -----------------  -----------------  -----------------  ---------------  -----------------

INCREASE (DECREASE) IN NET ASSETS
    FROM OPERATIONS                  $          16,471  $         (32,617) $           6,736  $       219,943  $         493,573
                                     =================  =================  =================  ===============  =================

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK VARIABLE ANNUITY ACCOUNT II

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
--------------------------------------------------------------------------------------------------------------------------------

                                                Morgan Stanley
                                          Variable Investment Series
                                        (Class Y Shares) Sub-Accounts             AIM Variable Insurance Funds Sub-Accounts
                                     ------------------------------------  -----------------------------------------------------
                                                                                                                  AIM V. I.
                                     Strategist (Class  Utilities (Class   AIM V. I. Capital     AIM V. I.         Premier
                                         Y Shares)          Y Shares)         Appreciation        Growth            Equity
                                     -----------------  -----------------  -----------------  ---------------  -----------------
NET INVESTMENT INCOME (LOSS)
Dividends                            $          30,604  $          14,412                  -                -  $           2,645
Charges from Allstate Life
  Insurance Company of New York:
    Mortality and expense risk                 (28,272)            (7,181)            (4,522)          (4,317)           (12,776)
    Administrative expense                      (2,051)              (524)              (335)            (329)              (945)
                                     -----------------  -----------------  -----------------  ---------------  -----------------

      Net investment income (loss)                 281              6,707             (4,857)          (4,646)           (11,076)
                                     -----------------  -----------------  -----------------  ---------------  -----------------

NET REALIZED AND UNREALIZED GAINS
    (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund
  shares:
    Proceeds from sales                        213,045            167,358             53,733           45,314            224,922
    Cost of investments sold                   218,219            205,758             99,057           61,763            332,064
                                     -----------------  -----------------  -----------------  ---------------  -----------------

      Realized gains (losses) on
        fund shares                             (5,174)           (38,400)           (45,324)         (16,449)          (107,142)

Change in unrealized gains (losses)            455,264            109,990            131,836          107,017            319,116
                                     -----------------  -----------------  -----------------  ---------------  -----------------

      Net realized and unrealized
        gains (losses) on
        investments                            450,090             71,590             86,512           90,568            211,974
                                     -----------------  -----------------  -----------------  ---------------  -----------------

INCREASE (DECREASE) IN NET ASSETS
    FROM OPERATIONS                  $         450,371  $          78,297  $          81,655  $        85,922  $         200,898
                                     =================  =================  =================  ===============  =================

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK VARIABLE ANNUITY ACCOUNT II

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
--------------------------------------------------------------------------------------------------------------------------------

                                                                                               LSA Variable         Putnam
                                                   AllianceBernstein Variable                  Series Trust     Variable Trust
                                                Product Series Fund Sub-Accounts               Sub-Account      Sub-Accounts
                                     -------------------------------------------------------  ---------------  -----------------
                                                        AllianceBernstein  AllianceBernstein        LSA
                                     AllianceBernstein      Growth &           Premier           Aggressive        VT Growth
                                        Growth (a)         Income (b)         Growth (c)          Growth           and Income
                                     -----------------  -----------------  -----------------  ---------------  -----------------
NET INVESTMENT INCOME (LOSS)
Dividends                            $               -  $          32,980  $               -  $             -  $          14,493
Charges from Allstate Life
  Insurance Company of New York:
    Mortality and expense risk                  (5,890)           (51,524)            (7,312)            (400)           (13,010)
    Administrative expense                        (438)            (3,836)              (548)             (31)              (981)
                                     -----------------  -----------------  -----------------  ---------------  -----------------

      Net investment income (loss)              (6,328)           (22,380)            (7,860)            (431)               502
                                     -----------------  -----------------  -----------------  ---------------  -----------------

NET REALIZED AND UNREALIZED GAINS
    (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund
  shares:
    Proceeds from sales                        151,912          1,060,396            167,493           26,546            215,610
    Cost of investments sold                   222,309          1,211,333            300,167           23,910            250,015
                                     -----------------  -----------------  -----------------  ---------------  -----------------

      Realized gains (losses) on
        fund shares                            (70,397)          (150,937)          (132,674)           2,636            (34,405)

Change in unrealized gains (losses)            189,352          1,187,367            245,619            7,349            267,066
                                     -----------------  -----------------  -----------------  ---------------  -----------------

      Net realized and unrealized
        gains (losses) on
        investments                            118,955          1,036,430            112,945            9,985            232,661
                                     -----------------  -----------------  -----------------  ---------------  -----------------

INCREASE (DECREASE) IN NET ASSETS
    FROM OPERATIONS                  $         112,627  $       1,014,050  $         105,085  $         9,554  $         233,163
                                     =================  =================  =================  ===============  =================

(a) Previously known as Alliance Growth

(b) Previously known as Alliance Growth & Income

(c) Previously known as Alliance Premier Growth

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK VARIABLE ANNUITY ACCOUNT II

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
--------------------------------------------------------------------------------------------------------------------------------

                                                                                                 The Universal Institutional
                                               Putnam Variable Trust Sub-Accounts                  Funds, Inc. Sub-Accounts
                                     -------------------------------------------------------  ----------------------------------
                                                                                               UIF Emerging
                                     VT International     VT Small Cap                            Markets         UIF Equity
                                        Equity (d)           Value            VT Voyager          Equity           Growth
                                     -----------------  -----------------  -----------------  ---------------  -----------------
NET INVESTMENT INCOME (LOSS)
Dividends                            $          21,713  $           2,275  $           4,554  $             -  $               -
Charges from Allstate Life
  Insurance Company of New York:
    Mortality and expense risk                 (26,302)            (9,846)           (18,603)         (10,166)           (24,337)
    Administrative expense                      (2,566)              (739)            (1,382)            (982)            (1,826)
                                     -----------------  -----------------  -----------------  ---------------  -----------------

      Net investment income (loss)              (7,155)            (8,310)           (15,431)         (11,148)           (26,163)
                                     -----------------  -----------------  -----------------  ---------------  -----------------

NET REALIZED AND UNREALIZED GAINS
    (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund
  shares:
    Proceeds from sales                     66,549,076            237,252            280,330       16,471,907            495,514
    Cost of investments sold                65,912,566            200,946            380,727       16,240,327            747,212
                                     -----------------  -----------------  -----------------  ---------------  -----------------

      Realized gains (losses) on
        fund shares                            636,510             36,306           (100,397)         231,580           (251,698)

Change in unrealized gains (losses)            233,294            282,911            417,672          263,924            653,388
                                     -----------------  -----------------  -----------------  ---------------  -----------------

      Net realized and unrealized
        gains (losses) on
        investments                            869,804            319,217            317,275          495,504            401,690
                                     -----------------  -----------------  -----------------  ---------------  -----------------

INCREASE (DECREASE) IN NET ASSETS
    FROM OPERATIONS                  $         862,649  $         310,907  $         301,844  $       484,356  $         375,527
                                     =================  =================  =================  ===============  =================

(d) Previously known as VT International Growth

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK VARIABLE ANNUITY ACCOUNT II

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
--------------------------------------------------------------------------------------------------------------------------------

                                                                                                                  Van Kampen
                                                                                                                Life Investment
                                                                                                                      Trust
                                             The Universal Institutional Funds, Inc. Sub-Accounts                Sub-Accounts
                                     ------------------------------------------------------------------------  -----------------
                                     UIF International     UIF Mid Cap        UIF Mid Cap      UIF U.S. Real         LIT
                                          Magnum             Growth            Value (e)          Estate           Comstock
                                     -----------------  -----------------  -----------------  ---------------  -----------------
NET INVESTMENT INCOME (LOSS)
Dividends                            $           3,185  $               -  $               -  $             -  $           5,972
Charges from Allstate Life
  Insurance Company of New York:
    Mortality and expense risk                 (14,154)            (4,777)           (25,478)         (18,966)           (11,698)
    Administrative expense                      (1,426)              (363)            (1,902)          (1,425)              (875)
                                     -----------------  -----------------  -----------------  ---------------  -----------------

      Net investment income (loss)             (12,395)            (5,140)           (27,380)         (20,391)            (6,601)
                                     -----------------  -----------------  -----------------  ---------------  -----------------

NET REALIZED AND UNREALIZED GAINS
    (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund
  shares:
    Proceeds from sales                     25,676,391             27,748            457,472          552,577            129,276
    Cost of investments sold                25,322,214             26,398            501,836          526,239            124,775
                                     -----------------  -----------------  -----------------  ---------------  -----------------

      Realized gains (losses) on
        fund shares                            354,177              1,350            (44,364)          26,338              4,501

Change in unrealized gains (losses)            254,647            123,918            724,682          428,352            268,208
                                     -----------------  -----------------  -----------------  ---------------  -----------------

      Net realized and unrealized
        gains (losses) on
        investments                            608,824            125,268            680,318          454,690            272,709
                                     -----------------  -----------------  -----------------  ---------------  -----------------

INCREASE (DECREASE) IN NET ASSETS
    FROM OPERATIONS                  $         596,429  $         120,128  $         652,938  $       434,299  $         266,108
                                     =================  =================  =================  ===============  =================

(e) Previously known as UIF Mid Cap Core

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK VARIABLE ANNUITY ACCOUNT II

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
--------------------------------------------------------------------------------------------

                                        Van Kampen
                                      Life Investment
                                          Trust              Van Kampen Life Investment
                                       Sub-Accounts         Trust (Class II) Sub-Accounts
                                     -----------------  ------------------------------------
                                                                             LIT Emerging
                                       LIT Emerging       LIT Comstock          Growth
                                          Growth           (Class II)         (Class II)
                                     -----------------  -----------------  -----------------
NET INVESTMENT INCOME (LOSS)
Dividends                            $               -  $          13,316  $               -
Charges from Allstate Life
  Insurance Company of New York:
    Mortality and expense risk                 (26,110)           (27,623)            (7,156)
    Administrative expense                      (1,966)            (2,068)              (533)
                                     -----------------  -----------------  -----------------

      Net investment income (loss)             (28,076)           (16,375)            (7,689)
                                     -----------------  -----------------  -----------------

NET REALIZED AND UNREALIZED GAINS
    (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund
  shares:
    Proceeds from sales                        450,901            193,712             99,372
    Cost of investments sold                   869,460            174,693            103,525
                                     -----------------  -----------------  -----------------

      Realized gains (losses) on
        fund shares                           (418,559)            19,019             (4,153)

Change in unrealized gains (losses)            899,091            599,420            132,575
                                     -----------------  -----------------  -----------------

      Net realized and unrealized
        gains (losses) on
        investments                            480,532            618,439            128,422
                                     -----------------  -----------------  -----------------

INCREASE (DECREASE) IN NET ASSETS
    FROM OPERATIONS                  $         452,456  $         602,064  $         120,733
                                     =================  =================  =================

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK VARIABLE ANNUITY ACCOUNT II

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
-------------------------------------------------------------------------------------------------------------------

                                                 Morgan Stanley Variable Investment Series Sub-Accounts
                                      -----------------------------------------------------------------------------
                                                                        Capital
                                            Aggressive Equity            Growth              Dividend Growth
                                      -----------------------------   -------------   -----------------------------
                                          2003            2002           2002 (f)         2003            2002
                                      -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
    FROM OPERATIONS
Net investment income (loss)          $     (21,016)  $     (21,741)  $     (31,889)  $     187,824   $     257,498
Net realized gains (losses)                (327,641)       (331,399)     (2,578,209)     (2,525,847)     (2,858,638)
Change in unrealized gains (losses)         673,449        (186,713)      1,931,641      10,427,430      (6,601,036)
                                      -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
    from operations                         324,792        (539,853)       (678,457)      8,089,407      (9,202,176)
                                      -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
    FROM CONTRACT TRANSACTIONS
Deposits                                          -           8,000             580          36,338         147,779
Benefit payments                             (9,183)        (10,000)        (81,037)       (767,711)       (990,271)
Payments on termination                    (195,140)       (105,446)       (448,527)     (4,726,235)     (5,367,049)
Contract maintenance charge                    (877)         (1,202)         (1,672)        (24,746)        (28,627)
Transfers among the sub-accounts
    and with the Fixed Account - net          6,794        (282,359)     (4,557,108)       (244,540)     (1,858,254)
                                      -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
    from contract transactions             (198,406)       (391,007)     (5,087,764)     (5,726,894)     (8,096,422)
                                      -------------   -------------   -------------   -------------   -------------

INCREASE (DECREASE) IN NET ASSETS           126,386        (930,860)     (5,766,221)      2,362,513     (17,298,598)

NET ASSETS AT BEGINNING OF PERIOD         1,533,858       2,464,718       5,766,221      35,108,075      52,406,673
                                      -------------   -------------   -------------   -------------   -------------
NET ASSETS AT END OF PERIOD           $   1,660,244   $   1,533,858   $           -   $  37,470,588   $  35,108,075
                                      =============   =============   =============   =============   =============

UNITS OUTSTANDING
    Units outstanding at beginning
     of period                              203,178         249,199         254,167       1,265,577       1,527,522
     Units issued                            28,165          10,580           3,012          54,630          66,370
     Units redeemed                         (54,382)        (56,601)       (257,179)       (249,065)       (328,315)
                                      -------------   -------------   -------------   -------------   -------------
    Units outstanding at end of
     period                                 176,961         203,178               -       1,071,142       1,265,577
                                      =============   =============   =============   =============   =============

(f) On August 31, 2002, Capital Growth merged with Money Market

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK VARIABLE ANNUITY ACCOUNT II

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------------

                                                         Morgan Stanley Variable Investment Series Sub-Accounts
                                      ---------------------------------------------------------------------------------------------
                                                 Equity                      European Growth                Global Advantage
                                      -----------------------------   -----------------------------   -----------------------------
                                          2003            2002            2003            2002            2003            2002
                                      -------------   -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
    FROM OPERATIONS
Net investment income (loss)          $    (223,071)  $    (313,305)  $     (42,653)  $        (422)  $      (3,792)  $      (9,857)
Net realized gains (losses)              (3,794,160)     (6,014,245)       (612,667)     (1,055,325)       (287,080)       (352,156)
Change in unrealized gains (losses)       8,205,401      (1,417,607)      3,046,228      (2,071,965)        540,387         (35,832)
                                      -------------   -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
    from operations                       4,188,170      (7,745,157)      2,390,908      (3,127,712)        249,515        (397,845)
                                      -------------   -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
    FROM CONTRACT TRANSACTIONS
Deposits                                     50,450          16,295          10,560          47,470               -             225
Benefit payments                           (425,518)       (345,475)       (118,041)       (119,978)        (59,023)        (16,948)
Payments on termination                  (2,334,890)     (3,574,494)       (999,811)     (1,680,333)       (167,905)        (82,746)
Contract maintenance charge                 (16,166)        (20,297)         (7,029)         (8,824)           (962)         (1,266)
Transfers among the sub-accounts
    and with the Fixed Account - net     (1,502,874)     (3,939,796)       (899,484)     (1,443,267)        (92,178)       (395,785)
                                      -------------   -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
    from contract transactions           (4,228,998)     (7,863,767)     (2,013,805)     (3,204,932)       (320,068)       (496,520)
                                      -------------   -------------   -------------   -------------   -------------   -------------

INCREASE (DECREASE) IN NET ASSETS           (40,828)    (15,608,924)        377,103      (6,332,644)        (70,553)       (894,365)

NET ASSETS AT BEGINNING OF PERIOD        22,849,451      38,458,375       9,447,689      15,780,333       1,159,364       2,053,729
                                      -------------   -------------   -------------   -------------   -------------   -------------
NET ASSETS AT END OF PERIOD           $  22,808,623   $  22,849,451   $   9,824,792   $   9,447,689   $   1,088,811   $   1,159,364
                                      =============   =============   =============   =============   =============   =============

UNITS OUTSTANDING
    Units outstanding at beginning
      of period                             603,881         789,373         369,380         478,481         198,513         274,416
     Units issued                            26,185          24,123       1,941,135       1,347,660           2,749           4,651
     Units redeemed                        (131,991)       (209,615)     (2,008,637)     (1,456,761)        (56,977)        (80,554)
                                      -------------   -------------   -------------   -------------   -------------   -------------
    Units outstanding at end of
     period                                 498,075         603,881         301,878         369,380         144,285         198,513
                                      =============   =============   =============   =============   =============   =============

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK VARIABLE ANNUITY ACCOUNT II

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------------

                                                         Morgan Stanley Variable Investment Series Sub-Accounts
                                      ---------------------------------------------------------------------------------------------
                                         Global Dividend Growth                 High Yield                   Income Builder
                                      -----------------------------   -----------------------------   -----------------------------
                                          2003            2002            2003            2002            2003            2002
                                      -------------   -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
    FROM OPERATIONS
Net investment income (loss)          $      61,359   $      43,596   $     123,066   $     282,210   $      32,743   $      64,071
Net realized gains (losses)                (119,961)       (493,430)       (852,835)     (1,248,177)        (66,332)       (105,711)
Change in unrealized gains (losses)       2,777,810      (1,237,360)      1,065,115         816,373         362,214        (209,697)
                                      -------------   -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
    from operations                       2,719,208      (1,687,194)        335,346        (149,594)        328,625        (251,337)
                                      -------------   -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
    FROM CONTRACT TRANSACTIONS
Deposits                                      9,994          10,790             300          13,315           5,000          10,600
Benefit payments                           (109,254)       (227,114)        (49,149)        (95,198)        (84,442)        (34,822)
Payments on termination                  (1,220,184)     (1,812,643)       (268,616)       (251,722)       (303,465)       (258,791)
Contract maintenance charge                  (6,325)         (7,430)         (1,127)         (1,265)         (1,092)         (1,140)
Transfers among the sub-accounts
    and with the Fixed Account - net        516,695        (719,411)         81,325         (51,433)         92,817         240,457
                                      -------------   -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
    from contract transactions             (809,074)     (2,755,808)       (237,267)       (386,303)       (291,182)        (43,696)
                                      -------------   -------------   -------------   -------------   -------------   -------------

INCREASE (DECREASE) IN NET ASSETS         1,910,134      (4,443,002)         98,079        (535,897)         37,443        (295,033)

NET ASSETS AT BEGINNING OF PERIOD         9,355,738      13,798,740       1,398,393       1,934,290       1,949,736       2,244,769
                                      -------------   -------------   -------------   -------------   -------------   -------------
NET ASSETS AT END OF PERIOD           $  11,265,872   $   9,355,738   $   1,496,472   $   1,398,393   $   1,987,179   $   1,949,736
                                      =============   =============   =============   =============   =============   =============

UNITS OUTSTANDING
    Units outstanding at beginning
      of period                             634,948         808,177         145,727         184,640         165,858         173,673
     Units issued                         2,204,680         527,628          16,034          17,725          38,588          79,850
     Units redeemed                      (2,218,498)       (700,857)        (37,939)        (56,638)        (62,415)        (87,665)
                                      -------------   -------------   -------------   -------------   -------------   -------------
    Units outstanding at end of
     period                                 621,130         634,948         123,822         145,727         142,031         165,858
                                      =============   =============   =============   =============   =============   =============

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK VARIABLE ANNUITY ACCOUNT II

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------------

                                                         Morgan Stanley Variable Investment Series Sub-Accounts
                                      ---------------------------------------------------------------------------------------------
                                               Information                  Limited Duration                  Money Market
                                      -----------------------------   -----------------------------   -----------------------------
                                          2003            2002            2003            2002            2003            2002
                                      -------------   -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
    FROM OPERATIONS
Net investment income (loss)          $      (1,443)  $         (70)  $      74,841   $      43,608   $    (102,226)  $      (2,114)
Net realized gains (losses)                  (7,918)        (18,981)        (11,294)          5,414               -               -
Change in unrealized gains (losses)          41,337         (16,317)        (39,200)          1,409               -               -
                                      -------------   -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
    from operations                          31,976         (35,368)         24,347          50,431        (102,226)         (2,114)
                                      -------------   -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
    FROM CONTRACT TRANSACTIONS
Deposits                                          -               -           6,000          47,867       5,066,380       8,103,427
Benefit payments                                  -               -               -         (48,504)       (256,139)       (236,176)
Payments on termination                     (13,411)              -        (535,305)        (95,671)    (16,913,800)     (4,558,783)
Contract maintenance charge                     (97)            (59)         (2,126)         (1,269)         (8,526)         (9,298)
Transfers among the sub-accounts
    and with the Fixed Account - net        395,742         (12,772)       (434,848)      2,496,712      (3,764,538)      6,789,537
                                      -------------   -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
    from contract transactions              382,234         (12,831)       (966,279)      2,399,135     (15,876,623)     10,088,707
                                      -------------   -------------   -------------   -------------   -------------   -------------

INCREASE (DECREASE) IN NET ASSETS           414,210         (48,199)       (941,932)      2,449,566     (15,978,849)     10,086,593

NET ASSETS AT BEGINNING OF PERIOD            39,978          88,177       3,457,179       1,007,613      26,849,098      16,762,505
                                      -------------   -------------   -------------   -------------   -------------   -------------
NET ASSETS AT END OF PERIOD           $     454,188   $      39,978   $   2,515,247   $   3,457,179   $  10,870,249   $  26,849,098
                                      =============   =============   =============   =============   =============   =============

UNITS OUTSTANDING
    Units outstanding at beginning
      of period                              13,626          16,859         304,889          91,171       2,115,632       1,163,871
     Units issued                            90,440           1,162          91,386         273,332      12,853,991       8,280,420
     Units redeemed                          (6,684)         (4,395)       (176,063)        (59,614)    (14,208,644)     (7,328,659)
                                      -------------   -------------   -------------   -------------   -------------   -------------
    Units outstanding at end of
     period                                  97,382          13,626         220,212         304,889         760,979       2,115,632
                                      =============   =============   =============   =============   =============   =============

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK VARIABLE ANNUITY ACCOUNT II

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------------

                                                         Morgan Stanley Variable Investment Series Sub-Accounts
                                      ---------------------------------------------------------------------------------------------
                                              Pacific Growth               Quality Income Plus                S&P 500 Index
                                      -----------------------------   -----------------------------   -----------------------------
                                           2003            2002            2003           2002            2003            2002
                                      -------------   -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
    FROM OPERATIONS
Net investment income (loss)          $     (13,311)  $     (20,339)  $     928,552   $   1,134,245   $     (20,472)  $     (25,789)
Net realized gains (losses)                (160,027)       (231,561)         87,534         (95,825)       (294,562)       (544,248)
Change in unrealized gains (losses)         405,809        (127,756)        464,137        (118,085)      1,604,683      (1,200,602)
                                      -------------   -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
    from operations                         232,471        (379,656)      1,480,223         920,335       1,289,649      (1,770,639)
                                      -------------   -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
    FROM CONTRACT TRANSACTIONS
Deposits                                          -           1,050          11,855          26,225          34,550          17,360
Benefit payments                            (15,387)         (4,794)       (564,184)       (928,634)        (66,449)       (129,231)
Payments on termination                    (183,274)       (258,541)     (3,361,419)     (2,845,258)       (507,661)       (448,600)
Contract maintenance charge                    (921)         (1,232)        (11,557)        (12,459)         (4,257)         (4,529)
Transfers among the sub-accounts
    and with the Fixed Account - net         (8,222)       (169,361)       (505,957)      1,339,819         455,088        (107,367)
                                      -------------   -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
    from contract transactions             (207,804)       (432,878)     (4,431,262)     (2,420,307)        (88,729)       (672,367)
                                      -------------   -------------   -------------   -------------   -------------   -------------

INCREASE (DECREASE) IN NET ASSETS            24,667        (812,534)     (2,951,039)     (1,499,972)      1,200,920      (2,443,006)

NET ASSETS AT BEGINNING OF PERIOD         1,016,407       1,828,941      23,353,909      24,853,881       5,148,309       7,591,315
                                      -------------   -------------   -------------   -------------   -------------   -------------
NET ASSETS AT END OF PERIOD           $   1,041,074   $   1,016,407   $  20,402,870   $  23,353,909   $   6,349,229   $   5,148,309
                                      =============   =============   =============   =============   =============   =============

UNITS OUTSTANDING
    Units outstanding at beginning
      of period                             324,372         444,044       1,043,759       1,155,726         661,537         745,396
     Units issued                            17,587         121,282          83,747         254,250         109,504         138,683
     Units redeemed                         (82,065)       (240,954)       (274,455)       (366,217)       (123,730)       (222,542)
                                      -------------   -------------   -------------   -------------   -------------   -------------
    Units outstanding at end of
     period                                 259,894         324,372         853,051       1,043,759         647,311         661,537
                                      =============   =============   =============   =============   =============   =============

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK VARIABLE ANNUITY ACCOUNT II

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------------

                                                                                                             Morgan Stanley
                                                                                                        Variable Investment Series
                                         Morgan Stanley Variable Investment Series Sub-Accounts       (Class Y Shares) Sub-Accounts
                                      -------------------------------------------------------------   -----------------------------
                                                                                                            Aggressive Equity
                                               Strategist                       Utilities                   (Class Y Shares)
                                      -----------------------------   -----------------------------   -----------------------------
                                           2003            2002           2003             2002            2003            2002
                                      -------------   -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
    FROM OPERATIONS
Net investment income (loss)          $      57,876   $      35,445   $     144,105   $     200,262   $      (8,541)  $      (2,756)
Net realized gains (losses)                (314,335)       (657,594)     (1,106,876)     (1,590,561)          6,880         (13,375)
Change in unrealized gains (losses)       4,258,960      (1,992,087)      2,278,602      (2,471,141)        148,376         (33,012)
                                      -------------   -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
    from operations                       4,002,501      (2,614,236)      1,315,831      (3,861,440)        146,715         (49,143)
                                      -------------   -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
    FROM CONTRACT TRANSACTIONS
Deposits                                     24,326          49,941           4,460          25,867         109,911          64,113
Benefit payments                           (501,991)       (303,379)       (265,925)       (298,746)              -               -
Payments on termination                  (2,012,395)     (2,999,054)     (1,032,251)     (1,203,587)        (67,919)         (1,494)
Contract maintenance charge                 (11,855)        (13,811)         (6,151)         (7,663)           (885)            (46)
Transfers among the sub-accounts
    and with the Fixed Account - net       (554,222)     (1,696,830)       (446,531)     (1,723,613)        206,665         211,049
                                      -------------   -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
    from contract transactions           (3,056,137)     (4,963,133)     (1,746,398)     (3,207,742)        247,772         273,622
                                      -------------   -------------   -------------   -------------   -------------   -------------

INCREASE (DECREASE) IN NET ASSETS           946,364      (7,577,369)       (430,567)     (7,069,182)        394,487         224,479

NET ASSETS AT BEGINNING OF PERIOD        18,497,015      26,074,384       9,652,238      16,721,420         343,580         119,101
                                      -------------   -------------   -------------   -------------   -------------   -------------
NET ASSETS AT END OF PERIOD           $  19,443,379   $  18,497,015   $   9,221,671   $   9,652,238   $     738,067   $     343,580
                                      =============   =============   =============   =============   =============   =============

UNITS OUTSTANDING
    Units outstanding at beginning
      of period                             753,835         944,309         519,653         684,887          49,369          14,185
     Units issued                            33,380          29,231          36,012          42,360          50,438          57,267
     Units redeemed                        (150,563)       (219,705)       (126,723)       (207,594)        (14,449)        (22,083)
                                      -------------   -------------   -------------   -------------   -------------   -------------
    Units outstanding at end of
     period                                 636,652         753,835         428,942         519,653          85,358          49,369
                                      =============   =============   =============   =============   =============   =============

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK VARIABLE ANNUITY ACCOUNT II

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
-------------------------------------------------------------------------------------------------------------------

                                         Morgan Stanley Variable Investment Series (Class Y Shares) Sub-Accounts
                                      -----------------------------------------------------------------------------
                                         Capital
                                      Growth (Class         Dividend Growth                      Equity
                                        Y Shares)           (Class Y Shares)                (Class Y Shares)
                                      -------------   -----------------------------   -----------------------------
                                        2002 (f)          2003            2002            2003            2002
                                      -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
    FROM OPERATIONS
Net investment income (loss)          $      (1,385)  $       5,835   $       8,626   $     (14,123)  $      (9,443)
Net realized gains (losses)                 (37,149)        (30,310)       (110,613)        (20,284)        (13,303)
Change in unrealized gains (losses)          13,044         544,678        (387,703)        235,629        (166,917)
                                      -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
    from operations                         (25,490)        520,203        (489,690)        201,222        (189,663)
                                      -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
    FROM CONTRACT TRANSACTIONS
Deposits                                     42,722          91,971         818,844          80,389         457,922
Benefit payments                                  -         (47,449)         (4,889)        (70,066)              -
Payments on termination                      (1,615)       (102,078)        (60,742)       (106,368)        (21,819)
Contract maintenance charge                     (12)         (1,313)           (397)           (845)           (104)
Transfers among the sub-accounts
    and with the Fixed Account - net       (156,963)        306,268         254,610          65,908         232,005
                                      -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
    from contract transactions             (115,868)        247,399       1,007,426         (30,982)        668,004
                                      -------------   -------------   -------------   -------------   -------------

INCREASE (DECREASE) IN NET ASSETS          (141,358)        767,602         517,736         170,240         478,341

NET ASSETS AT BEGINNING OF PERIOD           141,358       1,924,707       1,406,971         982,232         503,891
                                      -------------   -------------   -------------   -------------   -------------
NET ASSETS AT END OF PERIOD           $           -   $   2,692,309   $   1,924,707   $   1,152,472   $     982,232
                                      =============   =============   =============   =============   =============

UNITS OUTSTANDING
    Units outstanding at beginning
     of period                               16,931         253,142         150,219         145,654          63,690
     Units issued                            16,651          72,697         191,596          43,233          99,920
     Units redeemed                         (33,582)        (43,734)        (88,673)        (47,112)        (17,956)
                                      -------------   -------------   -------------   -------------   -------------
    Units outstanding at end of
     period                                       -         282,105         253,142         141,775         145,654
                                      =============   =============   =============   =============   =============

(g) On August 31, 2002, Capital Growth (Class Y Shares) merged with Money Market (Class Y Shares)

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK VARIABLE ANNUITY ACCOUNT II

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------------

                                                 Morgan Stanley Variable Investment Series (Class Y Shares) Sub-Accounts
                                      ---------------------------------------------------------------------------------------------
                                             European Growth                Global Advantage             Global Dividend Growth
                                             (Class Y Shares)               (Class Y Shares)                (Class Y Shares)
                                      -----------------------------   -----------------------------   -----------------------------
                                          2003            2002            2003            2002            2003            2002
                                      -------------   -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
    FROM OPERATIONS
Net investment income (loss)          $      (3,158)  $      21,944   $        (148)  $        (147)  $       1,761   $         548
Net realized gains (losses)                 (11,618)        660,584             (48)            (37)         (2,630)         (4,460)
Change in unrealized gains (losses)         117,110         (85,336)          6,837          (5,361)        113,971         (38,148)
                                      -------------   -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
    from operations                         102,334         597,192           6,641          (5,545)        113,102         (42,060)
                                      -------------   -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
    FROM CONTRACT TRANSACTIONS
Deposits                                     28,429       3,098,035               -           4,650          42,659         217,123
Benefit payments                             (1,254)              -               -               -          (7,800)              -
Payments on termination                     (62,064)         (1,114)           (150)              -         (29,746)         (9,857)
Contract maintenance charge                    (257)            (91)            (11)             (5)           (133)            (85)
Transfers among the sub-accounts
    and with the Fixed Account - net         27,911      (3,628,969)         12,053           7,198          27,908          66,908
                                      -------------   -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
    from contract transactions               (7,235)       (532,139)         11,892          11,843          32,888         274,089
                                      -------------   -------------   -------------   -------------   -------------   -------------

INCREASE (DECREASE) IN NET ASSETS            95,099          65,053          18,533           6,298         145,990         232,029

NET ASSETS AT BEGINNING OF PERIOD           381,873         316,820          20,733          14,435         366,407         134,378
                                      -------------   -------------   -------------   -------------   -------------   -------------
NET ASSETS AT END OF PERIOD           $     476,972   $     381,873   $      39,266   $      20,733   $     512,397   $     366,407
                                      =============   =============   =============   =============   =============   =============

UNITS OUTSTANDING
    Units outstanding at beginning
      of period                              52,025          33,327           2,989           1,635          43,844          13,822
     Units issued                            15,337      11,760,878           1,410           1,355          12,498          45,016
     Units redeemed                         (16,146)    (11,742,180)            (18)             (1)         (9,085)        (14,994)
                                      -------------   -------------   -------------   -------------   -------------   -------------
    Units outstanding at end of
     period                                  51,216          52,025           4,381           2,989          47,257          43,844
                                      =============   =============   =============   =============   =============   =============

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK VARIABLE ANNUITY ACCOUNT II

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------------

                                                 Morgan Stanley Variable Investment Series (Class Y Shares) Sub-Accounts
                                      ---------------------------------------------------------------------------------------------
                                               High Yield                    Income Builder                   Information
                                            (Class Y Shares)                (Class Y Shares)                (Class Y Shares)
                                      -----------------------------   -----------------------------   -----------------------------
                                          2003            2002            2003            2002            2003            2002
                                      -------------   -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
    FROM OPERATIONS
Net investment income (loss)          $      65,141   $      12,819   $      18,634   $       7,797   $        (482)  $        (218)
Net realized gains (losses)                   3,903          (3,938)          1,293         (26,201)           (533)        (27,486)
Change in unrealized gains (losses)         106,154         (15,802)        185,646          (9,933)         16,869         (13,172)
                                      -------------   -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
    from operations                         175,198          (6,921)        205,573         (28,337)         15,854         (40,876)
                                      -------------   -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
    FROM CONTRACT TRANSACTIONS
Deposits                                    542,070          13,857          96,307         169,403               -               -
Benefit payments                                  -               -          (2,935)         (5,446)         (1,510)              -
Payments on termination                     (60,492)              -         (14,041)         (2,649)        (18,000)        (23,366)
Contract maintenance charge                    (253)            (30)         (1,876)            (34)            (97)             (3)
Transfers among the sub-accounts
    and with the Fixed Account - net        391,861          16,203         743,856         340,492          48,150           4,919
                                      -------------   -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
    from contract transactions              873,186          30,030         821,311         501,766          28,543         (18,450)
                                      -------------   -------------   -------------   -------------   -------------   -------------

INCREASE (DECREASE) IN NET ASSETS         1,048,384          23,109       1,026,884         473,429          44,397         (59,326)

NET ASSETS AT BEGINNING OF PERIOD            77,890          54,781         522,384          48,955          15,493          74,819
                                      -------------   -------------   -------------   -------------   -------------   -------------
NET ASSETS AT END OF PERIOD           $   1,126,274   $      77,890   $   1,549,268   $     522,384   $      59,890   $      15,493
                                      =============   =============   =============   =============   =============   =============

UNITS OUTSTANDING
    Units outstanding at beginning
     of period                               12,336           8,364          59,648           5,080           3,101           8,369
     Units issued                           154,561           8,162         115,525         156,614           7,278             140
     Units redeemed                         (20,879)         (4,190)        (26,025)       (102,046)         (2,805)         (5,408)
                                      -------------   -------------   -------------   -------------   -------------   -------------
    Units outstanding at end of
     period                                 146,018          12,336         149,148          59,648           7,574           3,101
                                      =============   =============   =============   =============   =============   =============

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK VARIABLE ANNUITY ACCOUNT II

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------------

                                                 Morgan Stanley Variable Investment Series (Class Y Shares) Sub-Accounts
                                      ---------------------------------------------------------------------------------------------
                                            Limited Duration                  Money Market                   Pacific Growth
                                            (Class Y Shares)                (Class Y Shares)                (Class Y Shares)
                                      -----------------------------   -----------------------------   -----------------------------
                                          2003            2002            2003            2002            2003            2002
                                      -------------   -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
    FROM OPERATIONS
Net investment income (loss)          $      78,257   $      15,784   $     (32,617)  $     (15,085)  $        (451)  $      (9,586)
Net realized gains (losses)                  (8,492)         14,391               -               -            (508)        595,435
Change in unrealized gains (losses)         (53,294)         (2,474)              -               -           7,695           1,354
                                      -------------   -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
    from operations                          16,471          27,701         (32,617)        (15,085)          6,736         587,203
                                      -------------   -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
    FROM CONTRACT TRANSACTIONS
Deposits                                    782,826       3,497,446       7,775,653      10,003,895               -         560,259
Benefit payments                             (4,535)              -               -               -               -               -
Payments on termination                    (293,209)    (13,301,280)     (7,703,219)    (29,505,420)         (6,128)         (2,318)
Contract maintenance charge                  (2,528)           (160)         (1,032)           (264)            (66)             (7)
Transfers among the sub-accounts
    and with the Fixed Account - net      1,708,200       8,846,897         (20,950)     12,874,158          28,837      (1,138,030)
                                      -------------   -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
    from contract transactions            2,190,754        (957,097)         50,452      (6,627,631)         22,643        (580,096)
                                      -------------   -------------   -------------   -------------   -------------   -------------

INCREASE (DECREASE) IN NET ASSETS         2,207,225        (929,396)         17,835      (6,642,716)         29,379           7,107

NET ASSETS AT BEGINNING OF PERIOD         1,786,395       2,715,791       2,092,798       8,735,514          23,759          16,652
                                      -------------   -------------   -------------   -------------   -------------   -------------
NET ASSETS AT END OF PERIOD           $   3,993,620   $   1,786,395   $   2,110,633   $   2,092,798   $      53,138   $      23,759
                                      =============   =============   =============   =============   =============   =============

UNITS OUTSTANDING
    Units outstanding at beginning
      of period                             169,137         256,786         207,591         847,411           3,990           2,167
     Units issued                           491,228      11,062,525       3,309,010      36,247,904           4,160      10,310,686
     Units redeemed                        (283,892)    (11,150,174)     (3,304,714)    (36,887,724)         (1,185)    (10,308,863)
                                      -------------   -------------   -------------   -------------   -------------   -------------
    Units outstanding at end of
      period                                376,473         169,137         211,887         207,591           6,965           3,990
                                      =============   =============   =============   =============   =============   =============

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK VARIABLE ANNUITY ACCOUNT II

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------------

                                                 Morgan Stanley Variable Investment Series (Class Y Shares) Sub-Accounts
                                      ---------------------------------------------------------------------------------------------
                                           Quality Income Plus                S&P 500 Index                    Strategist
                                            (Class Y Shares)                (Class Y Shares)                (Class Y Shares)
                                      -----------------------------   -----------------------------   -----------------------------
                                          2003            2002            2003            2002            2003            2002
                                      -------------   -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
    FROM OPERATIONS
Net investment income (loss)          $     140,342   $      94,605   $      (9,187)  $      (4,064)  $         281   $        (288)
Net realized gains (losses)                  15,309          (2,072)            652         (16,658)         (5,174)        (14,414)
Change in unrealized gains (losses)          64,292           6,389         502,108        (197,606)        455,264        (161,649)
                                      -------------   -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
    from operations                         219,943          98,922         493,573        (218,328)        450,371        (176,351)
                                      -------------   -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
    FROM CONTRACT TRANSACTIONS
Deposits                                    160,281       1,500,565         238,821         411,389           7,130         625,973
Benefit payments                            (97,247)       (233,140)        (78,998)         (6,145)              -        (183,701)
Payments on termination                    (403,145)        (73,300)        (53,715)        (32,230)       (117,710)        (46,607)
Contract maintenance charge                  (1,925)           (400)         (1,657)           (233)           (762)           (305)
Transfers among the sub-accounts
    and with the Fixed Account - net        785,488         604,534         880,105         317,246         173,529         546,794
                                      -------------   -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
    from contract transactions              443,452       1,798,259         984,556         690,027          62,187         942,154
                                      -------------   -------------   -------------   -------------   -------------   -------------

INCREASE (DECREASE) IN NET ASSETS           663,395       1,897,181       1,478,129         471,699         512,558         765,803

NET ASSETS AT BEGINNING OF PERIOD         3,107,065       1,209,884       1,066,022         594,323       1,863,212       1,097,409
                                      -------------   -------------   -------------   -------------   -------------   -------------
NET ASSETS AT END OF PERIOD           $   3,770,460   $   3,107,065   $   2,544,151   $   1,066,022   $   2,375,770   $   1,863,212
                                      =============   =============   =============   =============   =============   =============

UNITS OUTSTANDING
    Units outstanding at beginning
      of period                             285,989         115,050         150,258          65,183         225,316         116,145
     Units issued                           134,278         391,409         163,409         107,759          34,322         162,093
     Units redeemed                         (95,308)       (220,470)        (28,411)        (22,684)        (28,192)        (52,922)
                                      -------------   -------------   -------------   -------------   -------------   -------------
    Units outstanding at end of
      period                                324,959         285,989         285,256         150,258         231,446         225,316
                                      =============   =============   =============   =============   =============   =============

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK VARIABLE ANNUITY ACCOUNT II

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------------

                                              Morgan Stanley
                                       Variable Investment Series
                                      (Class Y Shares) Sub-Accounts            AIM Variable Insurance Funds Sub-Accounts
                                      -----------------------------   -------------------------------------------------------------
                                                Utilities                   AIM V. I. Capital
                                            (Class Y Shares)                   Appreciation                 AIM V. I. Growth
                                      -----------------------------   -----------------------------   -----------------------------
                                          2003            2002            2003            2002            2003            2002
                                      -------------   -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
    FROM OPERATIONS
Net investment income (loss)          $       6,707   $       7,609   $      (4,857)  $      (5,302)  $      (4,646)  $      (5,212)
Net realized gains (losses)                 (38,400)        (33,242)        (45,324)       (187,108)        (16,449)       (146,869)
Change in unrealized gains (losses)         109,990        (117,970)        131,836          86,881         107,017           7,412
                                      -------------   -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
    from operations                          78,297        (143,603)         81,655        (105,529)         85,922        (144,669)
                                      -------------   -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
    FROM CONTRACT TRANSACTIONS
Deposits                                     38,250         121,034           9,603          67,886          12,825          86,430
Benefit payments                             (5,224)        (21,814)              -               -          (5,935)              -
Payments on termination                     (56,089)         (5,229)        (27,423)        (46,659)         (4,795)         (5,341)
Contract maintenance charge                    (284)           (189)           (367)           (178)           (110)           (102)
Transfers among the sub-accounts
    and with the Fixed Account - net        (21,101)         12,210          44,890        (103,378)            243         (93,061)
                                      -------------   -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
    from contract transactions              (44,448)        106,012          26,703         (82,329)          2,228         (12,074)
                                      -------------   -------------   -------------   -------------   -------------   -------------

INCREASE (DECREASE) IN NET ASSETS            33,849         (37,591)        108,358        (187,858)         88,150        (156,743)

NET ASSETS AT BEGINNING OF PERIOD           496,531         534,122         296,847         484,705         289,153         445,896
                                      -------------   -------------   -------------   -------------   -------------   -------------
NET ASSETS AT END OF PERIOD           $     530,380   $     496,531   $     405,205   $     296,847   $     377,303   $     289,153
                                      =============   =============   =============   =============   =============   =============

UNITS OUTSTANDING
    Units outstanding at beginning
      of period                              79,748          65,286          56,041          75,027          72,321          86,154
     Units issued                            31,844          28,366          12,153          27,516           8,287          17,228
     Units redeemed                         (37,793)        (13,904)        (10,804)        (46,502)         (6,964)        (31,061)
                                      -------------   -------------   -------------   -------------   -------------   -------------
    Units outstanding at end of
      period                                 73,799          79,748          57,390          56,041          73,644          72,321
                                      =============   =============   =============   =============   =============   =============

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK VARIABLE ANNUITY ACCOUNT II

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------------

                                         AIM Variable Insurance
                                            Funds Sub-Accounts         AllianceBernstein Variable Product Series Fund Sub-Accounts
                                      -----------------------------   -------------------------------------------------------------
                                                                                                            AllianceBernstein
                                        AIM V. I. Premier Equity      AllianceBernstein Growth (a)         Growth & Income (b)
                                      -----------------------------   -----------------------------   -----------------------------
                                          2003            2002            2003            2002            2003            2002
                                      -------------   -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
    FROM OPERATIONS
Net investment income (loss)          $     (11,076)  $     (12,146)  $      (6,328)  $      (4,663)  $     (22,380)  $     (29,628)
Net realized gains (losses)                (107,142)       (132,432)        (70,397)        (81,291)       (150,937)       (157,773)
Change in unrealized gains (losses)         319,116        (290,698)        189,352         (39,345)      1,187,367        (756,506)
                                      -------------   -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
    from operations                         200,898        (435,276)        112,627        (125,299)      1,014,050        (943,907)
                                      -------------   -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
    FROM CONTRACT TRANSACTIONS
Deposits                                     35,740          99,086          43,390          72,800          78,575         660,757
Benefit payments                                  -               -               -               -         (57,758)        (18,510)
Payments on termination                     (69,234)        (31,981)       (123,164)        (72,263)       (526,719)       (239,596)
Contract maintenance charge                    (676)           (683)           (416)           (290)         (3,538)         (1,619)
Transfers among the sub-accounts
    and with the Fixed Account - net        (48,749)         (9,697)        603,503          27,204         971,310         884,044
                                      -------------   -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
    from contract transactions              (82,919)         56,725         523,313          27,451         461,870       1,285,076
                                      -------------   -------------   -------------   -------------   -------------   -------------

INCREASE (DECREASE) IN NET ASSETS           117,979        (378,551)        635,940         (97,848)      1,475,920         341,169

NET ASSETS AT BEGINNING OF PERIOD           878,580       1,257,131         277,279         375,127       3,376,302       3,035,133
                                      -------------   -------------   -------------   -------------   -------------   -------------
NET ASSETS AT END OF PERIOD           $     996,559   $     878,580   $     913,219   $     277,279   $   4,852,222   $   3,376,302
                                      =============   =============   =============   =============   =============   =============

UNITS OUTSTANDING
    Units outstanding at beginning
      of period                             167,632         169,898          58,615          59,608         431,639         291,270
     Units issued                            54,143          42,923         117,469          17,478         195,923         345,748
     Units redeemed                         (71,485)        (45,189)        (35,149)        (18,471)       (150,432)       (205,379)
                                      -------------   -------------   -------------   -------------   -------------   -------------
    Units outstanding at end of
      period                                150,290         167,632         140,935          58,615         477,130         431,639
                                      =============   =============   =============   =============   =============   =============

(a) Previously known as Alliance Growth

(b) Previously known as Alliance Growth & Income

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK VARIABLE ANNUITY ACCOUNT II

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------------

                                        Alliance Variable Products         LSA Variable Series              Putnam Variable
                                         Series Fund Sub-Accounts           Trust Sub-Account              Trust Sub-Accounts
                                      -----------------------------   -----------------------------   -----------------------------
                                           AllianceBernstein
                                           Premier Growth (c)              LSA Aggressive Growth          VT Growth and Income
                                      -----------------------------   -----------------------------   -----------------------------
                                          2003            2002            2003           2002 (h)         2003            2002
                                      -------------   -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
    FROM OPERATIONS
Net investment income (loss)          $      (7,860)  $      (9,231)  $        (431)  $        (141)  $         502   $         857
Net realized gains (losses)                (132,674)       (158,373)          2,636             (53)        (34,405)        (43,287)
Change in unrealized gains (losses)         245,619         (93,104)          7,349          (2,008)        267,066        (166,488)
                                      -------------   -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
    from operations                         105,085        (260,708)          9,554          (2,202)        233,163        (208,918)
                                      -------------   -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
    FROM CONTRACT TRANSACTIONS
Deposits                                     37,937          93,780           3,353               -          42,625          59,061
Benefit payments                                  -               -               -               -               -               -
Payments on termination                     (54,339)        (55,182)              -               -        (114,571)        (41,728)
Contract maintenance charge                    (512)           (413)            (42)             (5)           (645)           (491)
Transfers among the sub-accounts
    and with the Fixed Account - net        (76,448)        (39,077)        (10,144)         26,948         397,678          84,652
                                      -------------   -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
    from contract transactions              (93,362)           (892)         (6,833)         26,943         325,087         101,494
                                      -------------   -------------   -------------   -------------   -------------   -------------

INCREASE (DECREASE) IN NET ASSETS            11,723        (261,600)          2,721          24,741         558,250        (107,424)

NET ASSETS AT BEGINNING OF PERIOD           535,138         796,738          24,741               -         754,481         861,905
                                      -------------   -------------   -------------   -------------   -------------   -------------
NET ASSETS AT END OF PERIOD           $     546,861   $     535,138   $      27,462   $      24,741   $   1,312,731   $     754,481
                                      =============   =============   =============   =============   =============   =============

UNITS OUTSTANDING
    Units outstanding at beginning
      of period                             113,261         122,550           3,389               -          95,987          87,620
     Units issued                            21,465          49,642           2,337           5,837          66,359         150,886
     Units redeemed                         (43,670)        (58,931)         (2,975)         (2,448)        (29,406)       (142,519)
                                      -------------   -------------   -------------   -------------   -------------   -------------
    Units outstanding at end of
      period                                 91,056         113,261           2,751           3,389         132,940          95,987
                                      =============   =============   =============   =============   =============   =============

(c) Previously known as Alliance Premier Growth

(h) For the period beginning May 1, 2002 and ended December 31, 2002

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK VARIABLE ANNUITY ACCOUNT II

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------------

                                                                  Putnam Variable Trust Sub-Accounts
                                      ---------------------------------------------------------------------------------------------
                                       VT International Equity (d)         VT Small Cap Value                  VT Voyager
                                      -----------------------------   -----------------------------   -----------------------------
                                          2003            2002            2003           2002 (h)         2003            2002
                                      -------------   -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
    FROM OPERATIONS
Net investment income (loss)          $      (7,155)  $     (13,089)  $      (8,310)  $      (2,206)  $     (15,431)  $      (7,805)
Net realized gains (losses)                 636,510         672,374          36,306          (7,670)       (100,397)       (225,780)
Change in unrealized gains (losses)         233,294         (50,348)        282,911         (30,395)        417,672         (58,135)
                                      -------------   -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
    from operations                         862,649         608,937         310,907         (40,271)        301,844        (291,720)
                                      -------------   -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
    FROM CONTRACT TRANSACTIONS
Deposits                                     50,999       7,234,910          66,530         258,487         124,208         253,132
Benefit payments                                  -               -               -               -               -               -
Payments on termination                     (63,695)        (65,719)        (59,877)         (6,410)       (115,893)        (77,051)
Contract maintenance charge                    (633)           (452)           (895)           (115)         (1,332)           (583)
Transfers among the sub-accounts
    and with the Fixed Account - net        236,725      (7,670,411)        130,341         271,807         379,156           9,851
                                      -------------   -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
    from contract transactions              223,396        (501,672)        136,099         523,769         386,139         185,349
                                      -------------   -------------   -------------   -------------   -------------   -------------

INCREASE (DECREASE) IN NET ASSETS         1,086,045         107,265         447,006         483,498         687,983        (106,371)

NET ASSETS AT BEGINNING OF PERIOD           710,028         602,763         483,498               -         970,373       1,076,744
                                      -------------   -------------   -------------   -------------   -------------   -------------
NET ASSETS AT END OF PERIOD           $   1,796,073   $     710,028   $     930,504   $     483,498   $   1,658,356   $     970,373
                                      =============   =============   =============   =============   =============   =============

UNITS OUTSTANDING
    Units outstanding at beginning
      of period                             110,985          80,037          66,201               -         179,316         163,140
     Units issued                         8,730,328      20,879,724          46,345          80,328         119,687          88,652
     Units redeemed                      (8,645,566)    (20,848,776)        (26,190)        (14,127)        (53,375)        (72,476)
                                      -------------   -------------   -------------   -------------   -------------   -------------
    Units outstanding at end of
      period                                195,747         110,985          86,356          66,201         245,628         179,316
                                      =============   =============   =============   =============   =============   =============

(d) Previously known as VT International Growth

(h) For the period beginning May 1, 2002 and ended December 31, 2002

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK VARIABLE ANNUITY ACCOUNT II

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------------

                                                          The Universal Institutional Funds, Inc. Sub-Accounts
                                      ---------------------------------------------------------------------------------------------
                                       UIF Emerging Markets Equity         UIF Equity Growth            UIF International Magnum
                                      -----------------------------   -----------------------------   -----------------------------
                                          2003            2002            2003            2002            2003            2002
                                      -------------   -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
    FROM OPERATIONS
Net investment income (loss)          $     (11,148)  $     (10,509)  $     (26,163)  $     (25,606)  $     (12,395)  $     (17,683)
Net realized gains (losses)                 231,580           3,540        (251,698)       (258,698)        354,177         287,765
Change in unrealized gains (losses)         263,924          31,131         653,388        (447,753)        254,647        (101,776)
                                      -------------   -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
    from operations                         484,356          24,162         375,527        (732,057)        596,429         168,306
                                      -------------   -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
    FROM CONTRACT TRANSACTIONS
Deposits                                      8,708         288,039          32,354         355,539          47,620       7,004,021
Benefit payments                             (1,944)              -          (9,142)        (99,498)              -               -
Payments on termination                     (28,349)        (62,312)       (153,320)        (90,790)       (104,311)        (25,975)
Contract maintenance charge                    (399)           (288)         (1,447)         (1,330)           (664)           (394)
Transfers among the sub-accounts
    and with the Fixed Account - net       (148,440)       (265,823)         (6,063)        (22,014)        460,461      (7,177,328)
                                      -------------   -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
    from contract transactions             (170,424)        (40,384)       (137,618)        141,907         403,106        (199,676)
                                      -------------   -------------   -------------   -------------   -------------   -------------

INCREASE (DECREASE) IN NET ASSETS           313,932         (16,222)        237,909        (590,150)        999,535         (31,370)

NET ASSETS AT BEGINNING OF PERIOD           479,183         495,405       1,762,322       2,352,472         704,845         736,215
                                      -------------   -------------   -------------   -------------   -------------   -------------
NET ASSETS AT END OF PERIOD           $     793,115   $     479,183   $   2,000,231   $   1,762,322   $   1,704,380   $     704,845
                                      =============   =============   =============   =============   =============   =============

UNITS OUTSTANDING
    Units outstanding at beginning
      of period                              66,361          64,826         250,071         234,277         102,161          88,405
     Units issued                         1,967,993       2,054,780          49,042          71,822       3,250,140      13,516,504
     Units redeemed                      (1,959,919)     (2,053,245)        (65,542)        (56,028)     (3,171,861)    (13,502,748)
                                      -------------   -------------   -------------   -------------   -------------   -------------
    Units outstanding at end of
      period                                 74,435          66,361         233,571         250,071         180,440         102,161
                                      =============   =============   =============   =============   =============   =============

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK VARIABLE ANNUITY ACCOUNT II

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------------

                                                          The Universal Institutional Funds, Inc. Sub-Accounts
                                      ---------------------------------------------------------------------------------------------
                                            UIF Mid Cap Growth            UIF Mid Cap Value (e)           UIF U.S. Real Estate
                                      -----------------------------   -----------------------------   -----------------------------
                                          2003           2002 (h)         2003            2002            2003            2002
                                      -------------   -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
    FROM OPERATIONS
Net investment income (loss)          $      (5,140)  $        (535)  $     (27,380)  $     (19,546)  $     (20,391)  $      24,210
Net realized gains (losses)                   1,350            (127)        (44,364)        (84,190)         26,338          24,632
Change in unrealized gains (losses)         123,918         (11,977)        724,682        (408,801)        428,352        (116,692)
                                      -------------   -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
    from operations                         120,128         (12,639)        652,938        (512,537)        434,299         (67,850)
                                      -------------   -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
    FROM CONTRACT TRANSACTIONS
Deposits                                     17,180         162,193          55,265         625,414          32,869         138,879
Benefit payments                                  -               -         (40,059)         (6,732)       (105,761)              -
Payments on termination                      (1,092)         (2,026)       (200,660)        (58,318)       (223,939)        (98,386)
Contract maintenance charge                    (568)             (5)         (1,676)           (685)         (1,315)           (655)
Transfers among the sub-accounts
    and with the Fixed Account - net        252,086          60,605         419,803         731,189         246,389         465,836
                                      -------------   -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
    from contract transactions              267,606         220,767         232,673       1,290,868         (51,757)        505,674
                                      -------------   -------------   -------------   -------------   -------------   -------------

INCREASE (DECREASE) IN NET ASSETS           387,734         208,128         885,611         778,331         382,542         437,824

NET ASSETS AT BEGINNING OF PERIOD           208,128               -       1,623,847         845,516       1,317,375         879,551
                                      -------------   -------------   -------------   -------------   -------------   -------------
NET ASSETS AT END OF PERIOD           $     595,862   $     208,128   $   2,509,458   $   1,623,847   $   1,699,917   $   1,317,375
                                      =============   =============   =============   =============   =============   =============

UNITS OUTSTANDING
    Units outstanding at beginning
      of period                              28,380               -         233,259          86,486         115,246          73,737
     Units issued                            41,372          28,947         121,093         299,806          47,887          95,482
     Units redeemed                         (11,573)           (567)        (95,901)       (153,033)        (51,344)        (53,973)
                                      -------------   -------------   -------------   -------------   -------------   -------------
    Units outstanding at end of
      period                                 58,179          28,380         258,451         233,259         111,789         115,246
                                      =============   =============   =============   =============   =============   =============

(e) Previously known as UIF Mid Cap Core

(h) For the period beginning May 1, 2002 and ended December 31, 2002

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK VARIABLE ANNUITY ACCOUNT II

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------------

                                                                                                       Van Kampen Life Investment
                                             Van Kampen Life Investment Trust Sub-Accounts            Trust (Class II) Sub-Accounts
                                      -------------------------------------------------------------   -----------------------------
                                              LIT Comstock                 LIT Emerging Growth           LIT Comstock (Class II)
                                      -----------------------------   -----------------------------   -----------------------------
                                          2003           2002 (h)         2003            2002            2003          2002 (h)
                                      -------------   -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
    FROM OPERATIONS
Net investment income (loss)          $      (6,601)  $      (2,319)  $     (28,076)  $     (28,478)  $     (16,375)  $      (3,793)
Net realized gains (losses)                   4,501          (1,147)       (418,559)       (692,469)         19,019          (9,971)
Change in unrealized gains (losses)         268,208         (25,057)        899,091        (398,784)        599,420           2,632
                                      -------------   -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
    from operations                         266,108         (28,523)        452,456      (1,119,731)        602,064         (11,132)
                                      -------------   -------------   -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
    FROM CONTRACT TRANSACTIONS
Deposits                                    117,362          44,723          42,023           5,461         452,989         576,146
Benefit payments                                  -               -         (32,018)         (9,724)              -               -
Payments on termination                     (57,599)         (3,709)       (195,901)       (267,909)       (102,200)         (1,587)
Contract maintenance charge                    (509)           (148)         (1,842)         (2,260)         (2,764)              -
Transfers among the sub-accounts
    and with the Fixed Account - net      1,036,574         418,393        (168,478)       (368,132)        978,762         453,512
                                      -------------   -------------   -------------   -------------   -------------   -------------
Increase (decrease) in net assets
    from contract transactions            1,095,828         459,259        (356,216)       (642,564)      1,326,787       1,028,071
                                      -------------   -------------   -------------   -------------   -------------   -------------

INCREASE (DECREASE) IN NET ASSETS         1,361,936         430,736          96,240      (1,762,295)      1,928,851       1,016,939

NET ASSETS AT BEGINNING OF PERIOD           430,736               -       1,900,617       3,662,912       1,016,939               -
                                      -------------   -------------   -------------   -------------   -------------   -------------
NET ASSETS AT END OF PERIOD           $   1,792,672   $     430,736   $   1,996,857   $   1,900,617   $   2,945,790   $   1,016,939
                                      =============   =============   =============   =============   =============   =============

UNITS OUTSTANDING
    Units outstanding at beginning
      of period                              53,407               -         199,360         255,010         126,345               -
     Units issued                           137,789          58,938          15,634          36,196         213,895         147,279
     Units redeemed                         (18,988)         (5,531)        (41,412)        (91,846)        (56,361)        (20,934)
                                      -------------   -------------   -------------   -------------   -------------   -------------
    Units outstanding at end of
      period                                172,208          53,407         173,582         199,360         283,879         126,345
                                      =============   =============   =============   =============   =============   =============

(h) For the period beginning May 1, 2002 and ended December 31, 2002

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK VARIABLE ANNUITY ACCOUNT II

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
-------------------------------------------------------------------

                                       Van Kampen Life Investment
                                      Trust (Class II) Sub-Accounts
                                      -----------------------------
                                           LIT Emerging Growth
                                               (Class II)
                                      -----------------------------
                                          2003            2002
                                      -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
    FROM OPERATIONS
Net investment income (loss)          $      (7,689)  $      (3,112)
Net realized gains (losses)                  (4,153)        (10,784)
Change in unrealized gains (losses)         132,575         (74,752)
                                      -------------   -------------
Increase (decrease) in net assets
    from operations                         120,733         (88,648)
                                      -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
    FROM CONTRACT TRANSACTIONS
Deposits                                     60,731         208,806
Benefit payments                                  -               -
Payments on termination                     (49,877)         (9,927)
Contract maintenance charge                    (493)            (40)
Transfers among the sub-accounts
    and with the Fixed Account - net        129,523         145,834
                                      -------------   -------------
Increase (decrease) in net assets
    from contract transactions              139,884         344,673
                                      -------------   -------------

INCREASE (DECREASE) IN NET ASSETS           260,617         256,025

NET ASSETS AT BEGINNING OF PERIOD           381,034         125,009
                                      -------------   -------------
NET ASSETS AT END OF PERIOD           $     641,651   $     381,034
                                      =============   =============

UNITS OUTSTANDING
    Units outstanding at beginning
      of period                              65,422          14,248
     Units issued                            47,421          68,063
     Units redeemed                         (24,876)        (16,889)
                                      -------------   -------------
    Units outstanding at end of
      period                                 87,967          65,422
                                      =============   =============

See notes to financial statements.

ALLSTATE LIFE OF NEW YORK VARIABLE ANNUITY ACCOUNT II

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1.   ORGANIZATION

     Allstate Life of New York Variable Annuity Account II (the "Account"), a unit investment trust registered with the Securities and Exchange Commission under the Investment Company Act of 1940, is a Separate Account of Allstate Life Insurance Company of New York ("Allstate New York"). The assets of the Account are legally segregated from those of Allstate New York. Allstate New York is wholly owned by Allstate Life Insurance Company, a wholly owned subsidiary of Allstate Insurance Company, which is wholly owned by The Allstate Corporation. These financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America ("GAAP").

     Allstate New York sells four variable annuity contracts, the Allstate Variable Annuity II, the Allstate Variable Annuity 3, the Allstate Variable Annuity 3 AssetManager and the Preferred Client Variable Annuity (collectively the "Contracts"), the deposits of which are invested at the direction of the contractholders in the sub-accounts that comprise the Account. As of 2003, no new contracts were accepted for the Allstate Variable Annuity II, the Allstate Variable Annuity 3, and the Allstate Variable Annuity 3 AssetManager. Absent any contract provisions wherein Allstate New York contractually guarantees either a minimum return or account value upon death or annuitization, variable annuity contractholders bear the investment risk that the sub-accounts may not meet their stated investment objectives. The sub-accounts invest in the following underlying mutual fund portfolios (collectively the "Funds"):

       MORGAN STANLEY VARIABLE INVESTMENT SERIES
          Aggressive Equity                                 Income Builder
          Capital Growth (Merged with Money                 Information
             Market on August 31, 2002)                     Limited Duration
          Dividend Growth                                   Money Market
          Equity                                            Pacific Growth
          European Growth                                   Quality Income Plus
          Global Advantage                                  S&P 500 Index
          Global Dividend Growth                            Strategist
          High Yield                                        Utilities
       MORGAN STANLEY VARIABLE INVESTMENT SERIES (CLASS Y SHARES)
          Aggressive Equity (Class Y Shares)                Income Builder (Class Y Shares)
          Capital Growth (Class Y Shares) (Merged           Information (Class Y Shares)
             with Money Market on August 31,                Limited Duration (Class Y Shares)
             2002)                                          Money Market (Class Y Shares)
          Dividend Growth (Class Y Shares)                  Pacific Growth (Class Y Shares)
          Equity (Class Y Shares)                           Quality Income Plus (Class Y Shares)
          European Growth (Class Y Shares)                  S&P 500 Index (Class Y Shares)
          Global Advantage (Class Y Shares)                 Strategist (Class Y Shares)
          Global Dividend Growth (Class Y Shares)           Utilities (Class Y Shares)
          High Yield (Class Y Shares)
       AIM VARIABLE INSURANCE FUNDS
          AIM V.I. Capital Appreciation                     AIM V.I. Premier Equity
          AIM V.I. Growth

--------------------------------------------------------------------------------

       ALLIANCEBERNSTEIN VARIABLE PRODUCT SERIES FUND
          (PREVIOUSLY KNOWN AS ALLIANCE VARIABLE PRODUCT
          SERIES FUND)
           AllianceBernstein Growth (previously             AllianceBernstein Premier Growth (previously
             known as Alliance Growth)                        known as Alliance Premier Growth)
           AllianceBernstein Growth & Income
             (previously known as Alliance Growth)
       LSA VARIABLE SERIES TRUST
           LSA Aggressive Growth
       PUTNAM VARIABLE TRUST
           VT Growth and Income                             VT Small Cap Value
           VT International Equity (previously known as     VT Voyager
             VT International Growth)
       THE UNIVERSAL INSTITUTIONAL FUNDS, INC.
           UIF Emerging Markets Equity                      UIF Mid Cap Value (previously known as
           UIF Equity Growth                                  UIF Mid Cap Core)
           UIF International Magnum                         UIF U.S. Real Estate
           UIF Mid Cap Growth
       VAN KAMPEN LIFE INVESTMENT TRUST
           LIT Comstock                                     LIT Emerging Growth
       VAN KAMPEN LIFE INVESTMENT TRUST
           (CLASS II)
           LIT Comstock (Class II)                          LIT Emerging Growth (Class II)

     The net assets are affected by the investment results of each fund, transactions by contractholders and certain contract expenses (see Note 4). The accompanying financial statements include only contractholders' purchase payments applicable to the variable portions of their contracts and exclude any purchase payments for fixed dollar benefits, the latter being included in the general account of Allstate New York.

     A contractholder may choose from among a number of different underlying mutual fund portfolio options. The underlying mutual fund portfolios are not available to the general public directly. These portfolios are available as investment options in variable annuity contracts or variable life insurance policies issued by life insurance companies, or in certain cases, through participation in certain qualified pension or retirement plans.

     Some of these underlying mutual fund portfolios have been established by investment advisers that manage publicly traded mutual funds that have similar names and investment objectives. While some of the underlying mutual funds may be similar to, and may in fact be modeled after, publicly traded mutual funds, the underlying mutual funds are not otherwise directly related to any publicly traded mutual fund. Consequently, the investment performance of publicly traded mutual funds and any corresponding underlying mutual funds may differ substantially.

     Allstate New York provides insurance and administrative services to the contractholders for a fee. Allstate New York also maintains a fixed account ("Fixed Account"), to which contractholders may direct their deposits and receive a fixed rate of return. Allstate New York has sole discretion to invest the assets of the Fixed Account, subject to applicable law.

     The LSA Variable Series Trust ("Trust") is managed by LSA Asset Management, LLC (the "Manager"), a wholly owned subsidiary of Allstate, pursuant to an investment management agreement with the Trust. The Manager is entitled to receive a management fee from the Trust. Fees are payable monthly at an annual rate of 0.95% of average daily net assets.

--------------------------------------------------------------------------------

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     INVESTMENTS - Investments consist of shares of the Funds and are stated at fair value based on net asset values of the Funds, which value their investment securities at fair value. The difference between cost and net asset value of shares owned on the day of measurement is recorded as unrealized gain or loss on investments.

     INVESTMENT INCOME - Investment income consists of dividends declared by the Funds and is recognized on the ex-dividend date.

     REALIZED GAINS AND LOSSES - Realized gains and losses on fund shares represent the difference between the proceeds from sales of shares of the Funds by the Account and the cost of such shares, which is determined on a weighted average basis. Transactions are recorded on a trade date basis. Distributions of net realized gains earned by the Funds are recorded on the Funds' ex-distribution date.

     FEDERAL INCOME TAXES - The Account intends to qualify as a segregated asset account as defined in Section 817(h) of the Internal Revenue Code of 1986 ("Code"). In order to qualify as a segregated asset account, each sub account is required to satisfy the diversification requirements of Section 817(h). The Code provides that the "adequately diversified" requirement may be met if the underlying investments satisfy either the statutory safe harbor test or diversification requirements set forth in regulations issued by the Secretary of the Treasury. As such, the operations of the Account are included in the tax return of Allstate New York. Allstate New York is taxed as a life insurance company under the Code. No federal income taxes are allocable to the Account, as the Account did not generate taxable income. Earnings and realized capital gains of the Account attributable to the contractholders are excluded in the determination of federal income tax liability of Allstate New York.

     USE OF ESTIMATES - The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

3.   MERGER

     On March 26, 2004, the Board of Directors of Allstate New York approved the merger of the Account and Allstate Life of New York Variable Annuity Account ("Variable Annuity Account") into the Allstate Life of New York Separate Account A ("Separate Account A") (the "Merger"). Allstate New York will consummate the Merger on May 1, 2004. Collectively, the Account, the Variable Annuity Account and the Separate Account A are referred to as the "Separate Accounts".

     At December 31, 2003, the Separate Account A, Variable Annuity Account and the Account offered 155, 11 and 53 variable sub-accounts, respectively. Thirty-one of the sub-accounts offered by the Account were invested in the same underlying funds as 31 of the sub-accounts offered by Separate Account
     A. Upon completion of the merger on May 1, 2004, the Separate Account A will offer 177 sub-accounts giving effect to the combination of consistent underlying Funds investments.

     The merger of the Separate Accounts, including the combination of overlapping sub-accounts, will require no adjustments and will not change the number of units and accumulation unit values of the contractholders' interests in the sub-accounts. Additionally, the contracts and related fee structures offered through the Account will not change as a result of the Merger. The following table presents a listing of the net assets applicable to the sub-accounts giving effect to the Merger as of December 31, 2003.

--------------------------------------------------------------------------------

3.   MERGER (CONTINUED)

                  PRO FORMA SCHEDULE OF SUB-ACCOUNT NET ASSETS
                                DECEMBER 31, 2003

                                                                            Pre-Merger                            Post-Merger
--------------------------------------------------------------------------------------------------------------------------------
                                                     Allstate Life of   Allstate Life of    Allstate Life of   Allstate Life of
                                                    New York Variable   New York Variable   New York Separate  New York Separate
Sub-Account                                         Annuity Account II   Annuity Account        Account A          Account A
--------------------------------------------------------------------------------------------------------------------------------
Morgan Stanley Variable Investment Series
     Aggressive Equity                              $        1,660,244  $                -  $               -  $       1,660,244
     Dividend Growth                                        37,470,588             931,395                  -         38,401,983
     Equity                                                 22,808,623             422,398                  -         23,231,021
     European Growth                                         9,824,792              52,387                  -          9,877,179
     Global Advantage                                        1,088,811                   -                  -          1,088,811
     Global Dividend Growth                                 11,265,872              87,534                  -         11,353,406
     High Yield                                              1,496,472              51,269                  -          1,547,741
     Income Builder                                          1,987,179               5,920                  -          1,993,099
     Information                                               454,188                   -                  -            454,188
     Limited Duration                                        2,515,247                   -                  -          2,515,247
     Money Market                                           10,870,249             306,033                  -         11,176,282
     Pacific Growth                                          1,041,074               2,012                  -          1,043,086
     Quality Income Plus                                    20,402,870             575,368                  -         20,978,238
     S & P 500 Index                                         6,349,229                   -                  -          6,349,229
     Strategist                                             19,443,379             313,888                  -         19,757,267
     Utilities                                               9,221,671             271,297                  -          9,492,968

Morgan Stanley Variable Investment Series
  (Class Y Shares)
     Aggressive Equity (Class Y Shares)                        738,067                   -            698,314          1,436,381
     Dividend Growth (Class Y Shares)                        2,692,309                   -            919,380          3,611,689
     Equity (Class Y Shares)                                 1,152,472                   -            493,471          1,645,943
     European Growth (Class Y Shares)                          476,972                   -            315,772            792,744
     Global Advantage (Class Y Shares)                          39,266                   -             74,564            113,830
     Global Dividend Growth (Class Y Shares)                   512,397                   -            325,417            837,814
     High Yield (Class Y Shares)                             1,126,274                   -            415,244          1,541,518
     Income Builder (Class Y Shares)                         1,549,268                   -            222,144          1,771,412
     Information (Class Y Shares)                               59,890                   -             96,386            156,276
     Limited Duration (Class Y Shares)                       3,993,620                   -            967,793          4,961,413
     Money Market (Class Y Shares)                           2,110,633                   -            700,636          2,811,269
     Pacific Growth (Class Y Shares)                            53,138                   -            133,980            187,118
     Quality Income Plus (Class Y Shares)                    3,770,460                   -            438,987          4,209,447
     S & P 500 Index (Class Y Shares)                        2,544,151                   -          1,231,406          3,775,557
     Strategist (Class Y Shares)                             2,375,770                   -            283,307          2,659,077
     Utilities (Class Y Shares)                                530,380                   -            109,479            639,859

--------------------------------------------------------------------------------

3.   MERGER (CONTINUED)

                  PRO FORMA SCHEDULE OF SUB-ACCOUNT NET ASSETS
                                DECEMBER 31, 2003

                                                                            Pre-Merger                            Post-Merger
--------------------------------------------------------------------------------------------------------------------------------
                                                     Allstate Life of   Allstate Life of    Allstate Life of   Allstate Life of
                                                    New York Variable   New York Variable   New York Separate  New York Separate
Sub-Account                                         Annuity Account II   Annuity Account        Account A          Account A
--------------------------------------------------------------------------------------------------------------------------------
AIM Variable Insurance Funds
     AIM V. I. Capital Appreciation                 $          405,205  $                -  $       9,266,604  $       9,671,809
     AIM V. I. Growth                                          377,303                   -          5,989,282          6,366,585
     AIM V. I. Premier Equity                                  996,559                   -         17,666,332         18,662,891

AllianceBernstein Variable Product Series Fund
     AllianceBernstein Growth                                  913,219                   -            243,281          1,156,500
     AllianceBernstein Growth & income                       4,852,222                   -          1,123,883          5,976,105
     AllianceBernstein Premier Growth                          546,861                   -             71,574            618,435

LSA Variable Series Trust
     LSA Aggressive Growth                                      27,462                   -            513,821            541,283

Putnam Variable Trust
     VT Growth and Income                                    1,312,731                   -         44,511,039         45,823,770
     VT International Equity                                 1,796,073                   -         10,942,991         12,739,064
     VT Small Cap Value                                        930,504                   -          8,500,107          9,430,611
     VT Voyager                                              1,658,356                   -         22,994,815         24,653,171

The Universal Institutional Funds, Inc.
     UIF Emerging Markets Equity                               793,115                   -                  -            793,115
     UIF Equity Growth                                       2,000,231                   -                  -          2,000,231
     UIF International Magnum                                1,704,380                   -                  -          1,704,380
     UIF Mid Cap Growth                                        595,862                   -                  -            595,862
     UIF Mid Cap Value                                       2,509,458                   -                  -          2,509,458
     UIF U.S. Real Estate                                    1,699,917                   -                  -          1,699,917

Van Kampen Life Investment Trust
     LIT Comstock                                            1,792,672                   -          2,014,907          3,807,579
     LIT Emerging Growth                                     1,996,857                   -            727,752          2,724,609

Van Kampen Life Investment Trust (Class II)
     LIT Comstock (Class II)                                 2,945,790                   -          3,479,016          6,424,806
     LIT Emerging Growth (Class II)                            641,651                   -            864,030          1,505,681

The remaining Sub-Accounts                                           -                   -        314,340,120        314,340,120
                                                    ------------------  ------------------  -----------------  -----------------
     TOTAL NET ASSETS                               $      212,121,983  $        3,019,501  $     450,675,834  $     665,817,318
                                                    ==================  ==================  =================  =================

--------------------------------------------------------------------------------

4.   EXPENSES

     MORTALITY AND EXPENSE RISK CHARGE - Allstate New York assumes mortality and expense risks related to the operations of the Account and deducts charges daily at a rate ranging from 0.60% to 1.48% per annum of daily net assets of the Account, based on the Contract and rider options selected. The mortality and expense risk charge is recognized as a reduction in accumulation unit values. The mortality and expense risk charge covers insurance benefits available with the Contracts and certain expenses of the Contracts. It also covers the risk that the current charges will not be sufficient in the future to cover the cost of administering the Contracts. Allstate New York guarantees that the rate of this charge will not increase over the life of the Contracts. At the contractholder's discretion, additional options, primarily death benefits, may be purchased for an additional charge.

     ADMINISTRATIVE EXPENSE CHARGE - Allstate New York deducts administrative expense charges daily at a rate equal to .10% per annum of the average daily net assets of the Account. The administrative expense charge is recognized as a reduction in accumulation unit values.

     CONTRACT MAINTENANCE CHARGE - Allstate New York deducts an annual maintenance charge of $30 on each Allstate Variable Annuity II contract and $35 on each Allstate Variable Annuity 3 and Allstate Variable Annuity 3 AssetManager contract anniversary and guarantees that this charge will not increase over the life of the contract. This charge will be waived if certain conditions are met. The contract maintenance charge is recognized as redemption of units.

     WITHDRAWAL CHARGE - In the event of withdrawal of the account value during a specified period, a withdrawal charge may be imposed. Except for the Allstate Variable Annuity 3 AssetManager, the withdrawal charge is 6% in the first year of the Contract and declines annually to 0% in year 7. The Allstate Variable Annuity 3 AssetManager's withdrawal charge is 1% if the withdrawal is made in the first year in which the deposit was received and is 0% thereafter. These amounts are included in payments on terminations but are remitted to Allstate New York.

--------------------------------------------------------------------------------

5.   PURCHASES OF INVESTMENTS

     The cost of purchases of investments for the year ended December 31, 2003 were as follows:

                                                                       Purchases
                                                                    --------------
Investments in the Morgan Stanley Variable Investment
   Series Sub-Accounts:
      Aggressive Equity                                             $      232,374
      Dividend Growth                                                    1,590,686
      Equity                                                               566,344
      European Growth                                                   15,481,379
      Global Advantage                                                      28,935
      Global Dividend Growth                                            18,724,935
      High Yield                                                           269,478
      Income Builder                                                       296,910
      Information                                                          399,563
      Limited Duration                                                     856,582
      Money Market                                                     126,242,341
      Pacific Growth                                                        35,013
      Quality Income Plus                                                2,580,126
      S&P 500 Index                                                        816,270
      Strategist                                                           869,601
      Utilities                                                            733,668

Investments in the Morgan Stanley Variable Investment
   Series (Class Y Shares) Sub-Accounts:
      Aggressive Equity (Class Y Shares)                                   349,915
      Dividend Growth (Class Y Shares)                                     516,404
      Equity (Class Y Shares)                                              205,576
      European Growth (Class Y Shares)                                     120,486
      Global Advantage (Class Y Shares)                                     12,247
      Global Dividend Growth (Class Y Shares)                              105,364
      High Yield (Class Y Shares)                                        1,034,624
      Income Builder (Class Y Shares)                                      872,330
      Information (Class Y Shares)                                          48,119
      Limited Duration (Class Y Shares)                                  3,231,825
      Money Market (Class Y Shares)                                     31,552,454
      Pacific Growth (Class Y Shares)                                       30,369
      Quality Income Plus (Class Y Shares)                               1,480,788
      S&P 500 Index (Class Y Shares)                                     1,152,247
      Strategist (Class Y Shares)                                          275,513
      Utilities (Class Y Shares)                                           129,617

--------------------------------------------------------------------------------

5.   PURCHASES OF INVESTMENTS (CONTINUED)

                                                                       Purchases
                                                                    --------------
Investments in the AIM Variable Insurance Funds
   Sub-Accounts:
      AIM V. I. Capital Appreciation                                $       75,579
      AIM V. I. Growth                                                      42,897
      AIM V. I. Premier Equity                                             130,927

Investments in the AllianceBernstein Variable Product Series
   Fund Sub-Accounts:
      AllianceBernstein Growth (a)                                         668,896
      AllianceBernstein Growth & Income (b)                              1,499,886
      AllianceBernstein Premier Growth (c)                                  66,271

Investments in the LSA Variable Series Trust Sub-Account:
   LSA Aggressive Growth                                                    19,283

Investments in the Putnam Variable Trust Sub-Accounts:
      VT Growth and Income                                                 541,199
      VT International Equity (d)                                       66,765,317
      VT Small Cap Value                                                   365,042
      VT Voyager                                                           651,038

Investments in The Universal Institutional Funds, Inc.
   Sub-Accounts:
      UIF Emerging Markets Equity                                       16,290,334
      UIF Equity Growth                                                    331,733
      UIF International Magnum                                          26,067,103
      UIF Mid Cap Growth                                                   290,214
      UIF Mid Cap Value (e)                                                662,765
      UIF U.S. Real Estate                                                 480,429

Investments in the Van Kampen Life Investment Trust
   Sub-Accounts:
      LIT Comstock                                                       1,218,503
      LIT Emerging Growth                                                   66,608

Investments in the Van Kampen Life Investment Trust
   (Class II) Sub-Accounts:
      LIT Comstock (Class II)                                            1,504,124
      LIT Emerging Growth (Class II)                                       231,567
                                                                    --------------
                                                                    $  328,811,798
                                                                    ==============

(a) Previously known as Alliance Growth

(b) Previously known as Alliance Growth & Income

(c) Previously known as Alliance Premier Growth

(d) Previously known as VT International Growth

(e) Previously known as UIF Mid Cap Core

--------------------------------------------------------------------------------
6.   FINANCIAL HIGHLIGHTS

     Allstate New York offers multiple variable annuity contracts through this Account that have unique combinations of features and fees that are assessed to the contractholders. Differences in these fee structures result in various contract expense rates and accumulation unit fair values which in turn result in various expense and total return ratios.

     In the table below, the units, the range of lowest to highest accumulation unit fair values, the investment income ratio, the range of lowest to highest expense ratios assessed by Allstate New York and the corresponding range of total return is presented for each rider option of the sub-accounts that had outstanding units during the period. These ranges of lowest to highest unit fair values and total return are based on the product groupings that represent lowest and highest expense ratio amounts. Therefore, some individual contract ratios are not within the ranges presented. The range of the lowest and highest unit fair values disclosed in the Statement of Net Assets may differ from the values disclosed herein because the values in the Statement of Net Assets represent the absolute lowest and highest values without consideration of the corresponding expense ratios.

     As discussed in Note 4, the expense ratio represents mortality and expense risk and administrative expense charges which are assessed as a percentage of daily net assets. The amount deducted is based upon the product and the number and magnitude of rider options selected by each contractholder. This results in several accumulation unit values for each sub-account based upon those choices.

     ITEMS IN THE FOLLOWING TABLE ARE NOTATED AS FOLLOWS:

         * INVESTMENT INCOME RATIO - These amounts represent dividends, excluding realized gain distributions, received by the sub-account from the underlying mutual fund, net of management fees assessed by the fund manager, divided by the average net assets. These ratios exclude those expenses that result in a reduction in the accumulation unit values or redemption of units. The recognition of investment income by the sub-account is affected by the timing of the declaration of dividends by the underlying mutual fund in which the sub-account invests.

         ** EXPENSE RATIO - These amounts represent the annualized contract expenses of the sub-account, consisting of mortality and expense risk charges and administrative expenses, for each period indicated. The ratios include only those expenses that are charged that result in a reduction in the accumulation unit values. Charges made directly to contractholder accounts through the redemption of units and expenses of the underlying fund have been excluded.

         *** TOTAL RETURN - These amounts represent the total return for the periods indicated, including changes in the value of the underlying fund and expenses assessed through the reduction in the accumulation unit values. The ratio does not include any expenses assessed through the redemption of units.

             Since the total return for periods less than one year has not been annualized, the difference between the lowest and the highest total return in the range may be broader if one or both of the total returns relate to a product which was introduced during the reporting year.

             Sub-accounts with a date notation indicate the effective date of that investment option in the Account. The investment income ratio and total return are calculated for the period or from the effective date through the end of the reporting period.

                                                    At December 31,                     For the year ended December 31,
                                   ------------------------------------------  -----------------------------------------------------
                                                Accumulation
                                     Units     Unit Fair Value     Net Assets    Investment     Expense Ratio**     Total Return***
                                    (000s)    Lowest to Highest      (000s)     Income Ratio*  Lowest to Highest   Lowest to Highest
                                   --------  --------------------  ----------  --------------  -----------------   -----------------
Investments in the Morgan Stanley
   Variable Investment Series
   Sub-Acconts:
     Aggressive Equity
       2003                             177  $   9.35 - $   10.19  $    1,660            0.01%   0.83% - 1.48%      24.21% -  25.02%
       2002                             203      7.53 -      8.15       1,534            0.31    0.83  - 1.48      -23.74  - -18.50
       2001                             249      9.87 -      9.91       2,465            0.34    1.35  - 1.48      -29.52  - -29.43
   Capital Growth
       2002(f)                            -       N/A -       N/A           -            0.49    1.35  - 1.48         N/A  -    N/A
       2001                             254     22.57 -     22.75       5,766            0.56    1.35  - 1.48      -27.40  - -27.30

(f) On August 31, 2002, Capital Growth merged with Money Market

--------------------------------------------------------------------------------

6.   FINANCIAL HIGHLIGHTS (CONTINUED)

                                                At December 31,                          For the year ended December 31,
                                   ------------------------------------------  -----------------------------------------------------
                                                Accumulation
                                    Units      Unit Fair Value     Net Assets    Investment     Expense Ratio**     Total Return***
                                    (000s)    Lowest to Highest      (000s)     Income Ratio*  Lowest to Highest   Lowest to Highest
                                   --------  --------------------  ----------  --------------  -----------------   -----------------
Investments in the Morgan
   Stanley Variable Investment
   Series Sub-Accounts
   (continued):
     Dividend Growth
       2003                           1,071  $  34.72 - $   35.09  $   37,471            1.84%   1.35% - 1.48%      26.01% -  26.17%
       2002                           1,266     27.55 -     27.81      35,108            1.99    1.35  - 1.48      -19.22  - -19.11
       2001                           1,528     34.11 -     34.38      52,407            1.85    1.35  - 1.48       -6.60  -  -6.48
     Equity
       2003                             498      9.97 -     45.51      22,809            0.37    0.83  - 1.48       21.00  -  21.79
       2002                             604      8.18 -     37.61      22,849            0.34    0.83  - 1.48      -22.37  - -18.15
       2001                             789     48.45 -     48.84      38,458            0.49    1.35  - 1.48      -27.95  - -27.86
     European Growth
       2003                             302     32.30 -     32.64       9,825            0.88    1.35  - 1.48       27.14  -  27.30
       2002                             369     25.40 -     25.64       9,448            1.36    1.35  - 1.48      -22.52  - -22.41
       2001                             478     32.78 -     33.05      15,780            1.16    1.35  - 1.48      -18.97  - -18.87
     Global Advantage
       2003                             144      7.53 -      7.59       1,089            0.96    1.35  - 1.48       29.19  -  29.36
       2002                             199      5.83 -      5.87       1,159            0.82    1.35  - 1.48      -21.98  - -21.88
       2001                             274      7.47 -      7.51       2,054            0.62    1.35  - 1.48      -24.46  - -24.36
     Global Dividend Growth
       2003                             621     10.77 -     19.03      11,266            1.86    0.70  - 1.48        7.69  -  30.13
       2002                             635     14.62 -     14.76       9,356            1.76    1.35  - 1.48      -13.80  - -13.69
       2001                             808     16.96 -     17.10      13,799            2.70    1.35  - 1.48       -7.63  -  -7.51
     High Yield
       2003                             124     11.99 -     12.12       1,496            9.89    1.35  - 1.48       25.85  -  26.02
       2002                             146      9.52 -      9.61       1,398           18.29    1.35  - 1.48       -8.50  -  -8.38
       2001                             185     10.41 -     10.49       1,934           18.54    1.35  - 1.48      -34.73  - -34.64
     Income Builder
       2003                             142     10.75 -     13.96       1,987            3.02    0.83  - 1.48       19.06  -  19.84
       2002                             166      8.97 -     11.72       1,950            4.52    0.83  - 1.48       -9.00  - -10.26
       2001                             174     12.88 -     12.96       2,245            4.62    1.35  - 1.48        0.79  -   0.92
     Information
       2003                              97      4.65 -      4.67         454            0.00    1.35  - 1.48       58.71  -  58.92
       2002                              14      2.93 -      2.94          40            1.15    1.35  - 1.48      -43.92  - -43.85
       2001                              17      5.23 -      5.24          88            0.18    1.35  - 1.48      -43.72  - -43.65
     Limited Duration
       2003                             220     10.37 -     11.39       2,515            4.01    0.83  - 1.48        0.73  -   1.38
       2002                             305     10.23 -     11.31       3,457            3.19    0.83  - 1.48        2.26  -   2.53
       2001                              91     11.03 -     11.07       1,008            3.77    1.35  - 1.48        5.15  -   5.29

--------------------------------------------------------------------------------

6.   FINANCIAL HIGHLIGHTS (CONTINUED)

                                                At December 31,                          For the year ended December 31,
                                   ------------------------------------------  -----------------------------------------------------
                                                Accumulation
                                    Units      Unit Fair Value     Net Assets    Investment     Expense Ratio**     Total Return***
                                    (000s)    Lowest to Highest      (000s)     Income Ratio*  Lowest to Highest   Lowest to Highest
                                   --------  --------------------  ----------  --------------  -----------------   -----------------
Investments in the Morgan
   Stanley Variable Investment
   Series Sub-Accounts
   (continued):
     Money Market
       2003                             761  $  14.18 - $   14.33  $   10,870            0.63%   1.35% - 1.48%      -0.81% -  -0.68%
       2002                           2,116     10.03 -     14.30      26,849            1.19    0.70  - 1.48       -0.15  -   0.31
       2001                           1,164     14.32 -     14.44      16,763            4.14    1.35  - 1.48        2.37  -   2.50
     Pacific Growth
       2003                             260      3.97 -      4.02       1,041            0.00    1.35  - 1.48       27.74  -  27.91
       2002                             324      3.11 -      3.14       1,016            0.00    1.35  - 1.48      -24.00  - -23.90
       2001                             444      4.09 -      4.13       1,829            1.41    1.35  - 1.48      -28.50  - -28.41
     Quality Income Plus
       2003                             853     11.22 -     23.76      20,403            5.65    0.83  - 1.48        6.85  -  12.21
       2002                           1,044     22.24 -     22.45      23,354            6.10    1.35  - 1.48        3.96  -   4.10
       2001                           1,156     21.39 -     21.56      24,854            5.95    1.35  - 1.48        7.95  -   8.09
     S&P 500 Index
       2003                             647      9.78 -      9.86       6,349            1.01    1.35  - 1.48       25.98  -  26.14
       2002                             662      7.77 -      7.81       5,148            1.01    1.35  - 1.48      -23.63  - -23.53
       2001                             745     10.17 -     10.22       7,591            0.92    1.35  - 1.48      -13.53  - -13.42
     Strategist
       2003                             637     30.31 -     30.64      19,443            1.64    1.35  - 1.48       24.39  -  24.55
       2002                             754     24.37 -     24.60      18,497            1.52    1.35  - 1.48      -11.21  - -11.10
       2001                             944     27.45 -     27.67      26,074            2.49    1.35  - 1.48      -11.51  - -11.39
     Utilities
       2003                             429     21.34 -     21.57       9,222            2.88    1.35  - 1.48       15.62  -  15.77
       2002                             520     18.45 -     18.63       9,652            2.83    1.35  - 1.48      -24.00  - -23.90
       2001                             685     24.28 -     24.48      16,721            2.25    1.35  - 1.48      -26.84  - -26.75

Investments in the Morgan
   Stanley Variable Investment
   Series (Class Y Shares)
   Sub-Accounts:
     Aggressive Equity
      (Class Y Shares)
       2003                              85      6.03 -      8.69         738            0.00    1.35  - 1.58       23.80  -  24.08
       2002                              49      4.87 -      7.00         344            0.07    1.35  - 1.58      -24.05  - -23.87
       2001                              14      6.41 -      9.20         119            0.12    1.35  - 1.58      -29.74  -  -8.01
     Capital Growth
      (Class Y Shares)
       2002(g)                            -       N/A -       N/A           -            0.32    1.35  - 1.58         N/A  -    N/A
       2001                              17      6.99 -      8.84         141            0.13    1.35  - 1.58      -27.65  - -11.62

(g) On August 31, 2002, Capital Growth (Class Y Shares) merged with Money Market (Class Y Shares)

--------------------------------------------------------------------------------

6.   FINANCIAL HIGHLIGHTS (CONTINUED)

                                                At December 31,                          For the year ended December 31,
                                   ------------------------------------------  -----------------------------------------------------
                                                Accumulation
                                    Units      Unit Fair Value     Net Assets    Investment     Expense Ratio**     Total Return***
                                    (000s)    Lowest to Highest      (000s)     Income Ratio*  Lowest to Highest   Lowest to Highest
                                   --------  --------------------  ----------  --------------  -----------------   -----------------
Investments in the Morgan
   Stanley Variable Investment
   Series (Class Y Shares)
   Sub-Accounts (continued):
     Dividend Growth
      (Class Y Shares)
       2003                             282  $   9.46 - $   10.34  $    2,692            1.64%   1.35% - 1.58%      25.52% -  25.81%
       2002                             253      7.52 -      8.23       1,925            2.26    1.35  - 1.58      -19.52  - -19.33
       2001                             150      9.32 -     10.23       1,407            1.40    1.35  - 1.58       -6.75  -   2.32
     Equity
      (Class Y Shares)
       2003                             142      6.08 -      8.65       1,152            0.14    1.35  - 1.58       20.63  -  20.91
       2002                             146      5.04 -      7.15         982            0.22    1.35  - 1.58      -22.68  - -22.50
       2001                              64      6.52 -      9.23         504            0.05    1.35  - 1.58      -28.22  -  -7.68
     European Growth
      (Class Y Shares)
       2003                              51      8.35 -      9.41         477            0.64    1.35  - 1.58       26.69  -  26.98
       2002                              52      6.59 -      7.41         382           11.84    1.35  - 1.58      -22.76  - -22.58
       2001                              33      8.53 -      9.57         317            0.61    1.35  - 1.58      -19.21  -  -4.31
     Global Advantage
      (Class Y Shares)
       2003                               4      6.83 -      9.04          39            0.67    1.35  - 1.58       28.70  -  29.00
       2002                               3      5.30 -      7.01          21            0.86    1.35  - 1.58      -22.18  - -22.00
       2001                               2      6.82 -      8.99          14            0.07    1.35  - 1.58      -31.85  - -10.11
     Global Dividend Growth
      (Class Y Shares)
       2003                              47     10.85 -     10.97         512            1.77    1.35  - 1.58       29.58  -  29.87
       2002                              44      8.35 -      8.47         366            1.88    1.35  - 1.58      -16.47  - -14.09
       2001                              14      9.86 -      9.87         134            0.52    1.45  - 1.58       -1.41  -  -1.26
     High Yield
      (Class Y Shares)
       2003                             146      5.84 -      8.88       1,126           12.84    1.35  - 1.58      -41.64  -  25.72
       2002                              12      7.05 -      7.06          78           20.93    1.35  - 1.48       -8.72  -  -8.60
       2001                               8      7.72 -      7.73          55            6.73    1.35  - 1.48      -22.76  - -22.71
     Income Builder
      (Class Y Shares)
       2003                             149     10.37 -     10.41       1,549            3.26    1.35  - 1.48       18.74  -  18.89
       2002                              60      8.75 -      9.43         522            3.75    1.35  - 1.58       -9.19  -  -5.68
       2001                               5      9.63 -      9.64          49            2.84    1.35  - 1.48       -3.66  -  -3.59
     Information
      (Class Y Shares)
       2003                               8      7.91 -      7.93          60            0.00    1.35  - 1.48      -20.68  -  58.25
       2002                               3      5.00 -      5.00          15            1.25    1.48  - 1.48      -44.12  - -44.12
       2001                               8      8.94 -      8.94          75            0.00    1.48  - 1.48      -10.60  - -10.60

--------------------------------------------------------------------------------

6.   FINANCIAL HIGHLIGHTS (CONTINUED)

                                                At December 31,                          For the year ended December 31,
                                   ------------------------------------------  -----------------------------------------------------
                                                Accumulation
                                    Units      Unit Fair Value     Net Assets    Investment     Expense Ratio**     Total Return***
                                    (000s)    Lowest to Highest      (000s)     Income Ratio*  Lowest to Highest   Lowest to Highest
                                   --------  --------------------  ----------  --------------  -----------------   -----------------
Investments in the Morgan
   Stanley Variable Investment
   Series (Class Y Shares)
   Sub-Accounts (continued):
     Limited Duration
      (Class Y Shares)
       2003                             376  $  10.61 - $   10.87  $    3,994            4.50%   1.35% - 1.58%       0.38% -   0.61%
       2002                             169     10.54 -     10.82       1,786            2.12    1.35  - 1.58        2.18  -   2.41
       2001                             257     10.29 -     10.59       2,716            1.29    1.35  - 1.58        2.94  -   5.93
     Money Market
      (Class Y Shares)
       2003                             212      9.95 -     10.13       2,111            0.57    1.35  - 1.58       -1.16  -  -0.93
       2002                             208     10.04 -     10.25       2,093            1.03    1.35  - 1.58       -0.50  -  -0.27
       2001                             847     10.07 -     10.30       8,736            0.76    1.35  - 1.58        0.68  -   3.02
     Pacific Growth
      (Class Y Shares)
       2003                               7      5.72 -      7.80          53            0.00    1.35  - 1.58      -22.00  -  26.19
       2002                               4      4.54 -      6.15          24            0.00    1.48  - 1.58      -24.76  - -24.68
       2001                               2      6.03 -      6.04          17           13.90    1.45  - 1.58      -39.72  - -39.62
     Quality Income Plus
      (Class Y Shares)
       2003                             325     11.56 -     12.35       3,770            5.57    1.35  - 1.58        6.39  -   6.64
       2002                             286     10.84 -     11.61       3,107            5.95    1.35  - 1.58        3.61  -   3.85
       2001                             115     10.44 -     11.21       1,210            4.18    1.35  - 1.58        4.36  -  12.07
     S&P 500 Index
      (Class Y Shares)
       2003                             285      7.74 -      9.08       2,544            0.98    1.35  - 1.58       25.54  -  25.83
       2002                             150      6.16 -      7.22       1,066            0.87    1.35  - 1.58      -23.88  - -23.71
       2001                              65      8.10 -      9.46         594            0.02    1.35  - 1.58      -19.05  -  -5.38
     Strategist
      (Class Y Shares)
       2003                             231      9.44 -     10.51       2,376            1.44    1.35  - 1.58       23.91  -  24.20
       2002                             225      7.62 -      8.47       1,863            1.47    1.35  - 1.58      -11.53  - -11.32
       2001                             116      8.61 -      9.55       1,097            1.04    1.35  - 1.58      -11.81  -  -4.53
     Utilities
      (Class Y Shares)
       2003                              74      6.13 -      7.30         530            2.81    1.35  - 1.58       15.33  -  15.60
       2002                              80      5.32 -      6.31         497            2.95    1.35  - 1.58      -24.29  - -24.11
       2001                              65      7.02 -      8.32         534            0.56    1.35  - 1.58      -27.15  - -16.79

--------------------------------------------------------------------------------

6.   FINANCIAL HIGHLIGHTS (CONTINUED)

                                                At December 31,                          For the year ended December 31,
                                   ------------------------------------------  -----------------------------------------------------
                                                Accumulation
                                    Units      Unit Fair Value     Net Assets    Investment     Expense Ratio**     Total Return***
                                    (000s)    Lowest to Highest      (000s)     Income Ratio*  Lowest to Highest   Lowest to Highest
                                   --------  --------------------  ----------  --------------  -----------------   -----------------
Investments in the AIM
   Variable Insurance Funds
   Sub-Accounts:
     AIM V. I. Capital
      Appreciation
       2003                              57  $   5.98 - $    6.01  $      405            0.00%   1.35% - 1.58%      27.62% -  27.78%
       2002                              56      4.70 -      6.89         297            0.00    1.35  - 1.48      -25.47  - -25.37
       2001                              75      6.29 -      6.30         485            6.71    1.35  - 1.48      -24.41  - -24.32
      AIM V. I. Growth
       2003                              74      7.77 -      7.80         377            0.00    1.35  - 1.48       29.31  -  29.48
       2002                              72      3.26 -      6.01         289            0.00    1.35  - 1.48      -31.99  - -31.90
       2001                              86      4.78 -      4.79         446            0.23    1.35  - 1.48      -34.86  - -34.78
      AIM V. I. Premier Equity
       2003                             150      5.83 -      7.97         997            0.28    1.35  - 1.48       23.24  -  23.40
       2002                             168      4.75 -      6.44         879            0.33    1.35  - 1.48      -31.29  - -31.20
       2001                             170      6.89 -      6.90       1,257            2.66    1.35  - 1.48      -13.86  - -13.74

Investments in the
   AllianceBernstein Variable
   Product Series Fund
   Sub-Accounts:
     AllianceBernstein
      Growth (a)
       2003                             141      5.74 -      8.60         913            0.00    1.35  - 1.48       32.72  -  32.90
       2002                              59      4.34 -      6.46         277            0.00    1.35  - 1.48      -29.32  - -29.23
       2001                              60      6.12 -      6.13         375            0.22    1.35  - 1.48      -24.78  - -24.68
     AllianceBernstein
      Growth & Income (b)
       2003                             477     10.16 -     10.64       4,852            0.80    1.35  - 1.58       30.11  -  30.41
       2002                             432      7.31 -      7.81       3,376            0.57    1.35  - 1.58      -23.49  - -23.31
       2001                             291     10.21 -     10.63       3,035            0.49    1.35  - 1.58       -1.20  -   2.08
     AllianceBernstein
      Premier Growth (c)
       2003                              91      5.32 -      6.00         547            0.00    1.35  - 1.58       21.43  -  21.71
       2002                             113      4.37 -      4.94         535            0.00    1.35  - 1.58      -31.93  - -31.77
       2001                             123      6.41 -      7.26         797            0.00    1.35  - 1.58      -18.51  - -27.38

(a) Previously known as Alliance Growth

(b) Previously known as Alliance Growth & Income

(c) Previously known as Alliance Premier Growth

--------------------------------------------------------------------------------

6.   FINANCIAL HIGHLIGHTS (CONTINUED)

                                                At December 31,                          For the year ended December 31,
                                   ------------------------------------------  -----------------------------------------------------
                                                Accumulation
                                    Units      Unit Fair Value     Net Assets    Investment     Expense Ratio**     Total Return***
                                    (000s)    Lowest to Highest      (000s)     Income Ratio*  Lowest to Highest   Lowest to Highest
                                   --------  --------------------  ----------  --------------  -----------------   -----------------
Investments in the LSA
   Variable Series Trust
   Sub-Account:
     LSA Aggressive
      Growth
       2003                               3  $   9.97 - $    9.99  $       27            0.00%   1.35% - 1.48%      36.66% -  36.83%
       2002 (h)                           3      7.30 -      7.30          25            0.00    1.35  - 1.48      -27.05  - -26.99

Investments in the Putnam
   Variable Trust
   Sub-Accounts:
     VT Growth and Income
       2003                             133      9.48 -     10.02       1,313            1.40    1.35  - 1.48       25.51  -  25.67
       2002                              96      7.57 -      7.94         754            1.66    1.35  - 1.48      -20.18  - -20.07
       2001                              88      9.66 -      9.97         862            1.42    1.35  - 1.58       -7.65  -  -3.43
     VT International Equity (d)
       2003                             196      8.02 -     10.38       1,796            1.73    0.70  - 1.58        3.78  -  26.51
       2002                             111      5.78 -      6.34         710            2.47    1.35  - 1.58      -18.96  - -18.77
       2001                              80      7.11 -      7.83         603            0.28    1.35  - 1.58      -21.74  - -21.68
     VT Small Cap Value
       2003                              86     10.75 -     11.22         931            0.32    0.83  - 1.58       12.17  -  47.30
       2002 (h)                          66      7.30 -      7.31         483            0.00    1.35  - 1.58      -27.04  - -26.92
     VT Voyager
       2003                             246      5.56 -      6.05       1,658            0.35    1.35  - 1.58       22.95  -  23.24
       2002                             179      4.51 -      4.92         970            0.54    1.35  - 1.58      -50.76  - -27.52
       2001                             163      6.21 -      6.22       1,077            1.08    1.35  - 1.48      -23.56  - -23.46

Investments in The Universal
   Institutional Funds, Inc.
   Sub-Accounts:
     UIF Emerging Markets
      Equity
       2003                              74      9.83 -     12.98         793            0.00    1.35  - 1.58       -1.68  -  47.67
       2002                              66      6.82 -      8.77         479            0.00    1.35  - 1.48      -10.24  - -10.12
       2001                              65      7.55 -      7.59         495            0.00    1.35  - 1.48       -7.87  -  -7.75
     UIF Equity Growth
       2003                             234      6.37 -      8.46       2,000            0.00    1.35  - 1.58       22.97  -  23.25
       2002                             250      5.18 -      6.87       1,762            0.17    1.35  - 1.58      -29.00  - -28.83
       2001                             234      7.30 -     10.14       2,352            0.00    1.35  - 1.58      -27.02  - -16.26

(d) Previously known as VT International Growth

(h) For the period beginning May 1, 2002 and ended December 31, 2002

--------------------------------------------------------------------------------

6.   FINANCIAL HIGHLIGHTS (CONTINUED)

                                                At December 31,                          For the year ended December 31,
                                   ------------------------------------------  -----------------------------------------------------
                                                Accumulation
                                    Units      Unit Fair Value     Net Assets    Investment     Expense Ratio**     Total Return***
                                    (000s)    Lowest to Highest      (000s)     Income Ratio*  Lowest to Highest   Lowest to Highest
                                   --------  --------------------  ----------  --------------  -----------------   -----------------
Investments in The Universal
   Institutional Funds, Inc.
   Sub-Accounts (continued):
     UIF International
      Magnum
       2003                             180  $   8.52 - $   10.31  $    1,704            0.26%   0.70% - 1.48%       3.08% -  25.55%
       2002                             102      6.83 -      7.46         705            1.09    1.35  - 1.48      -18.04  - -17.93
       2001                              88      7.88 -      8.32         736            0.47    1.35  - 1.58      -21.23  - -20.38
     UIF Mid Cap Growth
       2003                              58     10.21 -     10.74         596            0.00    0.83  - 1.58        2.07  -  40.59
       2002 (h)                          28      7.32 -      7.64         208            0.00    0.83  - 1.48      -26.81  - -23.62
     UIF Mid Cap Value (e)
       2003                             258      9.52 -     10.92       2,509            0.00    0.83  - 1.58        9.22  -  39.29
       2002                             233      6.84 -      6.95       1,624            0.00    1.35  - 1.58      -29.15  - -28.99
       2001                              86      9.65 -      9.79         846            0.00    1.35  - 1.58       -4.46  -  -3.51
     UIF U.S. Real Estate
       2003                             112     12.37 -     14.92       1,700            0.00    0.83  - 1.58       23.69  -  36.29
       2002                             115      9.98 -     10.95       1,317            3.75    1.35  - 1.58       -2.79  -   9.47
       2001                              74     12.12 -     12.17         880            4.90    1.35  - 1.48        8.22  -   8.36

Investments in the Van Kampen
   Life Investment Trust
   Sub-Accounts:
     LIT Comstock
       2003                             172     10.38 -     10.61       1,793            0.54    0.83  - 1.58       28.94  -  29.91
       2002 (h)                          53      8.05 -      8.17         431            0.00    0.83  - 1.58      -19.46  - -18.34
     LIT Emerging Growth
       2003                             174      4.48 -     12.13       1,997            0.00    1.35  - 1.58       25.35  -  25.64
       2002                             199      3.57 -      9.65       1,901            0.36    1.35  - 1.58      -33.55  - -33.39
       2001                             255      5.37 -     14.49       3,663            0.11    1.35  - 1.58      -46.26  - -32.42

(e) Previously known as UIF Mid Cap Core

(h) For the period beginning May 1, 2002 and ended December 31, 2002

--------------------------------------------------------------------------------

6.   FINANCIAL HIGHLIGHTS (CONTINUED)

                                                At December 31,                          For the year ended December 31,
                                   ------------------------------------------  -----------------------------------------------------
                                                Accumulation
                                    Units      Unit Fair Value     Net Assets    Investment     Expense Ratio**     Total Return***
                                    (000s)    Lowest to Highest      (000s)     Income Ratio*  Lowest to Highest   Lowest to Highest
                                   --------  --------------------  ----------  --------------  -----------------   -----------------
Investments in the Van Kampen
   Life Investment Trust
   (Class II) Sub-Accounts:
     LIT Comstock (Class II)
       2003                             284  $  10.37 - $   10.39  $    2,946            0.67%   1.35% - 1.48%      28.85% -  29.02%
       2002 (h)                         126      8.05 -      8.05       1,017            0.00    1.35  - 1.48      -19.53  - -19.46
     LIT Emerging Growth
      (Class II)
       2003                              88      7.29 -      7.31         642            0.00    1.35  - 1.48       25.17  -  25.33
       2002                              65      5.82 -      5.83         381            0.03    1.35  - 1.48      -33.65  - -33.56
       2001 (i)                          14      8.77 -      8.78         125            0.00    1.35  - 1.48      -12.26  - -12.20

(h) For the period beginning May 1, 2002 and ended December 31, 2002

(i) For the period beginning May 1, 2001 and ended December 31, 2001

                                     PART C

                                OTHER INFORMATION

24. FINANCIAL STATEMENTS AND EXHIBITS

         (a) FINANCIAL STATEMENTS

Allstate Life Insurance Company of New York Financial Statements and Financial Statement Schedules, Allstate Life of New York Separate Account A, Allstate Life of New York Variable Annuity Account and Allstate Life of New York Variable Annuity Account II Financial Statements are included in Part B of this Registration Statement.

         (b) EXHIBITS

The following exhibits, correspond to those required by paragraph (b) of item 24 as to exhibits in Form N-4:

(1)(a) Resolution of the Board of Directors of Allstate Life Insurance Company of New York authorizing establishment of the Allstate Life of New York Separate Account A, (Incorporated herein by reference to Post-Effective Amendment No. 3 to Registrant's Form N-4 Registration Statement (File No. 033-65381) dated April 30, 1999.)

(1)(b) Form of Resolution of the Board of Directors of Allstate Life Insurance Company of New York authorizing establishment of the Variable Annuity Account II (Incorporated herein by reference to Post-Effective Amendment No. 10 to Registrant's Form N-4 Registration Statement (File No. 033-35445) dated December 31, 1996).

(1)(c) Resolution of the Board of Directors of Allstate Life Insurance Company authorizing the consolidation of Allstate Life of New York Variable Annuity Account, Allstate Life of New York Variable Annuity Account II and Allstate Life of New York Separate Account A filed herewith.

(2) Not Applicable.

(3)  General   Agent's   Agreement   (Incorporated   herein  by   reference   to
Post-effective Amendment No. 14 to Registration Statement (File No. 033-35445) dated April 17, 1998).

(4)(a) Form of Contract for the Allstate Variable Annuity 3 AssetManager (Incorporated herein by reference to Form N4/A Amended Registration Statement File No. 333-38176 dated September 25, 2000).

   (b) Form of Performance Death Benefit Rider for the Allstate Variable Annuity 3 AssetManager (Incorporated herein by reference to Form N4/A Amended Registration Statement File No. 333-38176 dated September 25, 2000).

   (c) Form of Death Benefit Endorsement (Previously filed in Post-Effective Amendment No. 4 to Registration Statement (File No. 333-38176) dated April 17,
2003).

(5) Form of Application for the Allstate Variable Annuity 3 AssetManager (Incorporated herein by reference to Form N4/A Amended Registration Statement File No. 333-38176 dated September 25, 2000).

(6)(a) Restated Certificate of Incorporation of Allstate Life Insurance Company of New York (Incorporated herein by reference to Depositor's Form 10-K annual report dated March 30, 1999).

    (b) Amended By-laws of Allstate Life Insurance Company of New York (Incorporated herein by reference to Depositor's Form 10-K annual report dated March 30, 1999).

(7) Not Applicable.

(8) Form of Participation Agreements

     (a) Morgan Stanley Variable Investment Series (Incorporated herein by reference to Post-Effective Amendment No. 9 to Form N-4 Registration Statement (File No. 033-35445) dated April 30, 1996).

     (b) The Universal Institutional Funds, Inc. (Incorporated herein by reference to Post-Effective Amendment No. 16 to Form N-4 Registration Statement (File No. 033-35445) dated May 1, 2000).

     (c) AIM Variable Insurance Funds (Incorporated herein by reference to Post-Effective Amendment No. 16 to Form N-4 Registration Statement (File No. 033-35445) dated May 1, 2000).

     (d) Alliance Variable Products Series Fund (Incorporated herein by reference to Post-Effective Amendment No. 16 to Form N-4 Registration Statement (File No. 033-35445) dated May 1, 2000).

     (e)  Putnam   Variable   Trust   (Incorporated   herein  by   reference  to
Post-Effective Amendment No. 16 to Form N-4 Registration Statement (File No. 033-35445) dated May 1, 2000).

     (f) Van Kampen Life Investment Trust (Incorporated herein by reference to Post-Effective Amendment No. 16 to Form N-4 Registration Statement (File No. 033-35445) dated May 1, 2000).

     (g) LSA Variable Series Trust dated May 1, 2002 (Previously filed in Post-Effective Amendment No. 3 to Registration Statement (File 333-38176) dated April 25, 2002).

(9)(a)Opinion and Consent of General Counsel (Previously filed in Pre-Effective Amendment No. 1 to Registration Statement (File No. 333-38176 dated August 30,
2000).

     (b)Opinion   and   Consent  of  General   Counsel   (Previously   filed  in
Post-Effective Amendment No. 3 to Registration Statement (File 333-38176)dated April 25, 2002).

    (c) Opinion and Consent of General Counsel filed herewith.

(10)(a) Independent Auditors' Consent filed herewith.

(11) Not Applicable.

(12) Not Applicable.

(13) (a) Performance Data Calculations (Previously filed in Pre-Effective Amendment No. 1 to this Registration Statement (File No. 333-38176 dated August 30, 2000).

     (b) Performance Data Calculations for the Morgan Stanley VIF Mid-Cap Growth, Putnam VT Small Cap Value, Van Kampen LIT Comstock, and LSA Aggressive Growth funds (Previously filed in Post-Effective Amendment No. 3 to this Registration Statement (File 333-38176) dated April 25, 2002).

    (c) Performance Data Calculations (Incorporated herein by reference to Post-Effective Amendment No. 2 to Registration Statement (File No. 333-38176) dated April 17, 2003)


(14) Not Applicable.

(99) (a) Powers of Attorney for Vincent A. Fusco, Michael J. Velotta, Marla G. Friedman, Samuel J. Pilch, Marcia D. Alazraki, Cleveland Johnson, Jr., Kenneth
R. O'Brien, John R. Raben, Jr., and Patricia W. Wilson (Incorporated herein by reference to Pre-Effective Amendment No. 1 to Registration Statement (File No. 333-93889) filed May 17, 2000).

(b) Powers of Attorney for John C. Lounds, and J. Kevin McCarthy (Incorporated herein by reference to Post-Effective Amendment No. 1 to Registration Statement (File No. 333-93889) dated October 2, 2000).

(c) Power of Attorney for Steven E. Shebik (Incorporated herein by reference to Pre-Effective Amendment No. 1 to Registration Statement (File No. 333-81970) dated May 16, 2002).

(d) Power of Attorney for Phyllis Hill Slater and Casey J. Sylla (Incorporated herein by reference to Post-Effective Amendment No. 1 to Registration Statement (File No. 333-81970) dated April 18, 2003).

(e) Power of Attorney for Kevin R. Slawin filed herewith.

25. DIRECTORS AND OFFICERS OF THE DEPOSITOR


Name and                                    Position and Officer with
Principal Business Address                  Depositor of the Account

Marcia D. Alazraki                          Director
Margaret G. Dyer                            Vice President
Vincent A. Fusco                            Director and Chief Operations
                                            Officer
Cleveland Johnson, Jr.                      Director
John C. Lounds                              Director and Vice President
J. Kevin McCarthy                           Director and Vice President
Kenneth R. O'Brien                          Director
John R. Raben, Jr.                          Director
Steven E. Shebik                            Director, Vice President and Chief
                                            Financial Officer
Phyllis Hill Slater                         Director
Kevin R. Slawin                             Director
Casey J. Sylla                              Director, Chairman of the Board, and
                                            President
Michael J. Velotta                          Director, Vice President, General
                                            Counsel and Secretary
Patricia W. Wilson                          Director and Assistant Vice
                                            President
Fred Amos                                   Chief Administrative Officer
Eric A. Simonson                            Senior Vice President and Chief
                                            Investment Officer
Samuel H. Pilch                             Group Vice President and Controller
Marla G. Friedman                           Vice President
Karen C. Gardner                            Vice President
Anson J. Glacy, Jr.                         Vice President
John R. Hunter                              Vice President
Michael J. Roche                            Vice President
John W. Smith                               Vice President
James P. Zils                               Treasurer
Mark Cloghessey                             Assistant Vice President
Lawrence W. Dahl                            Assistant Vice President
Joanne M. Derrig                            Assistant Vice President and Chief
                                            Privacy Officer
Dorothy E. Even                             Assistant Vice President
Lisa J. Flanary                             Assistant Vice President
Douglas F. Gaer                             Assistant Vice President
Judith P. Greffin                           Assistant Vice President
Carol L. Kiel                               Assistant Vice President
Charles D. Mires                            Assistant Vice President
Robert L. Park                              Assistant Vice President and Chief
                                            Compliance Officer
Barry S. Paul                               Assistant Vice President and
                                            Assistant Treasurer
Joseph P. Rath                              Assistant Vice President, Assistant
                                            General Counsel and Assistant
                                            Secretary
Timothy N. VanderPas                        Assistant Vice President
David A. Walsh                              Assistant Vice President
Errol Cramer                                Assistant Vice President and
                                            Appointed Actuary
Richard Zaharias                            Assistant Vice President
Robert W. Birman                            Assistant Secretary
Doris J. Bryant                             Assistant Secretary
Emma Kalaidijian                            Assistant Secretary
Paul N. Kierig                              Assistant Secretary
Mary J. McGinn                              Assistant Secretary
Douglas H. Allen                            Assistant Treasurer
Nestor Almaria                              Assistant Treasurer
Roberta S. Asher                            Assistant Treasurer
Ralph A. Bergholtz                          Assistant Treasurer
Mark A. Bishop                              Assistant Treasurer
Robert B. Bodett                            Assistant Treasurer
Barbara S. Brown                            Assistant Treasurer
Jeffrey Cannon                              Assistant Treasurer
John Carbone                                Assistant Treasurer
Lynn Cirrincione                            Assistant Treasurer
Rhonda Hoops                                Assistant Treasurer
Peter S. Horos                              Assistant Treasurer
Thomas C. Jensen                            Assistant Treasurer
James B. Kearns                             Assistant Treasurer
David L. Kocourek                           Assistant Treasurer
Dennis Kracik                               Assistant Treasurer
David M. Krueger                            Assistant Treasurer
Beth K. Marder                              Assistant Treasurer
William R. Schmidt                          Assistant Treasurer
Dave Simek                                  Assistant Treasurer
Stephen Stone                               Assistant Treasurer
Robert Treleven                             Assistant Treasurer
Louise J. Walton                            Assistant Treasurer
Jerry D. Zinkula                            Assistant Treasurer
Robert E. Transon                           Illustration Actuary

*The principal business address of Mr. Fusco is 100 Motor Parkway, Hauppauge, New York 11788. The principal business address of Ms. Alazraki is 1675 Broadway, New York, New York, 10019. The principal business address of Mr. Johnson is 47 Doral Lane, Bay Shore, New York 11706. The principal business address of Mr. O'Brien is 165 E. Loines Avenue, Merrick, New York 11566. The principal business address of Mr. Raben is 60 Wall Street, 15th Floor, New York, New York 10260. The principal business address of Ms. Slater is 14 Bond Street, Suite 410, Great Neck Long Island, New York 11021.The principal business address of the other foregoing officers and directors is 3100 Sanders Road, Northbrook, Illinois 60062.


26. PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH DEPOSITOR OR REGISTRANT

Incorporated herein by reference to Annual Report on Form 10-K, filed by The Allstate Corporation on March 11, 2004, (File No. 1-11840).

27. NUMBER OF CONTRACT OWNERS

As of January 31, 2004, there are 60 non-qualified contract owners and 23 qualified contract owners for the Allstate Variable Annuity 3 AssetManager.

28. INDEMNIFICATION

The General Agent's Agreement (Exhibit 3) has a provision in which Allstate Life Insurance Company of New York agrees to indemnify Morgan Stanley DW Inc. as Underwriter for certain damages and expenses that may be caused by actions, statements or omissions by Allstate Life Insurance Company of New York. Insofar as indemnification for liability arising out of the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of is counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

29. PRINCIPAL UNDERWRITERS

(a) Registrant's principal underwriter, Morgan Stanley DW Inc., is also the principal underwriter for the following affiliated investment companies:

         Allstate Financial Advisors Separate Account A
         Allstate Life Variable Life Separate Account A

(b) The directors and officers of the principal underwriter are:


Name and Principal Business       Positions and Officers
Address* of Each Such Person        with Underwriter


John H. Schaefer                  President, Chief Executive
                                    Officer and Chief Operating Officer
Bruce F. Alonso                   Managing Director
Mary Caracappa                    Managing Director and Controller
Ronald T. Carman                  Managing Director, Associate
                                    General Counsel and Assistant Secretary
Mayree Clark                      Managing Director
Stephen S. Crawford               Director
Michael R. Durbin                 Director
Alexander C. Frank                Managing Director and Treasurer
Raymond A. Harris                 Managing Director
Ronald G. Kempf, Jr.              Director
Stephen J. Liguori                Managing Director
Philip J. Purcell                 Director
Robin Roger                       Managing Director and General Counsel,
                                    Securities
Samuel A. Turvey                  Managing Director and Chief Compliance
                                    Officer
Steven C. Van Wyk                 Managing Director
Fred Gonfiantini                  Chief Financial Officer
Robert V. Luebeck                 Chief Operations Officer
Joyce L. Kramer                   Executive Director, Deputy General
                                    Counsel and Assistant Secretary
Robert L. Palleschi               Executive Director
Kirk Wickman                        General Counsel and Secretary
Debra M. Aaron                    Vice President
Darlene R. Lockhart               Vice President
Kevin Mooney                      Vice President
Bruce Sandberg                    Vice President
Frank G. Skubic                   Vice President
Eileen S. Wallace                 Vice President
David M. Stolow                   Assistant Secretary

The principal address of the officer and directors is 1585 Broadway, New York, New York 10036.

(c) Compensation of Morgan Stanley DW Inc.

The following commissions and other compensation were received by each principal underwriter, directly or indirectly, from the Registrant during the Registrant's last fiscal year.

(1)                                (2)                       (3)                    (4)               (5)
                                Net Underwriting
Name of Principal                Discounts and            Compensation            Brokerage
Underwriter                       Commissions            on Redemption           Commissions     Compensation

Morgan Stanley DW Inc.               N/A                     N/A               $ 1,463,389          N/A


30. LOCATION OF ACCOUNTS AND RECORDS

The Depositor, Allstate Life Insurance Company of New York, is located at 100 Motor Parkway, Hauppauge, New York 11788. The Principal Underwriter, Morgan Stanley DW Inc., is located at 1585 Broadway, New York, New York 10036.

Each company maintains those accounts and records required to be maintained pursuant to Section 31(a) of the Investment Company Act and the rules promulgated thereunder.

31. MANAGEMENT SERVICES

None

32. UNDERTAKINGS

The Registrant undertakes to file a post-effective amendment to the Registration Statement as frequently as is necessary to ensure that the audited financial statements in the Registration Statement are never more than 16 months old for so long as payments under the variable annuity contracts may be accepted. Registrant furthermore agrees to include either, as part of any application to purchase a contract offered by the prospectus, a toll-free number than an applicant can call to request a Statement of Additional Information or a post card or similar written communication affixed to or included in the Prospectus that the applicant can remove to send for a Statement of Additional Information. Finally, the Registrant agrees to deliver any Statement of Additional Information and any Financial Statements required to be made available under this Form N-4 promptly upon written or oral request.

REPRESENTATIONS PURSUANT TO SECTION 403(B) OF THE INTERNAL REVENUE CODE

The Company represents that it is relying upon a November 28, 1988 Securities and Exchange Commission no-action letter issued to the American Council of Life Insurance ("ACLI") and that the provisions of paragraphs 1-4 of the no-action letter have been complied with.

REPRESENTATION REGARDING CONTRACT EXPENSES

Allstate Life Insurance Company of New York represents that the fees and charges deducted under the Contracts described in this Registration Statement, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by Allstate Life Insurance Company of New York under the Contracts. Allstate Life Insurance Company of New York bases its representation on its assessment of all the facts and circumstances, including such relevant factors as: the nature and extent of such services, expenses and risks; the need for Allstate Life of New York to earn a profit; the degree to which the Contracts include innovative features; and the regulatory standards for exemptive relief under the Investment Company Act of 1940 used prior to October 1996, including the range of industry practice. This representation applies to all Contracts sold pursuant to this Registration Statement, including those sold on the terms specifically described in the prospectus(es) contained herein, or any variations therein, based on supplements, endorsements, or riders to any Contracts or prospectus(es), or otherwise.

                                   SIGNATURES

As required by the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant, Allstate Life of New York Separate Account A, certifies that it meets the requirements of Securities Act Rule 485(b) for effectiveness of the amended Registration Statement and has caused the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, all in the Township of Northfield, State of Illinois, on April 1, 2004.

                            ALLSTATE LIFE OF NEW YORK
                               SEPARATE ACCOUNT A
                                  (REGISTRANT)

                       BY: ALLSTATE LIFE INSURANCE COMPANY
                                   OF NEW YORK
                                   (DEPOSITOR)

                            By: /s/Michael J. Velotta
                            -------------------------
                               Michael J. Velotta
                          Vice President, Secretary and
                                 General Counsel

As required by the Securities Act of 1933, this amended Registration Statement has been duly signed below by the following Directors and Officers of Allstate Life Insurance Company of New York on April 1, 2004.

*/MARCIA D. ALAZRAKI              Director
----------------------------
Marcia D. Alazraki

*/VINCENT A. FUSCO                Director and Chief Operations Officer
--------------------------
Vincent A. Fusco

*/CLEVELAND JOHNSON, JR.          Director
----------------------------
Cleveland Johnson, Jr.

*/JOHN C. LOUNDS                  Director and Vice President
----------------------------
John C. Lounds

*/J. KEVIN MCCARTHY               Director and Vice President
----------------------------
J. Kevin McCarthy

*/KENNETH R. O'BRIEN              Director
----------------------------
Kenneth R. O'Brien

*/SAMUEL HENRY PILCH              Group Vice President and Controller
----------------------------
Samuel Henry Pilch

*/JOHN R. RABEN, JR.              Director
----------------------------
John R. Raben, Jr.

*/STEVEN E. SHEBIK                Director, Vice President and Chief
----------------------            Financial Officer
Steven E. Shebik                  (Principal Financial Officer)

*/PHYLLIS HILL SLATER             Director
----------------------------
Phyllis Hill Slater

*/KEVIN R. SLAWIN                 Director
----------------------------
Kevin R. Slawin

*/CASEY J. SYLLA                  Director, Chairman of the Board and
----------------------            President
Casey J. Sylla                    (Principal Executive Officer)

/s/MICHAEL J. VELOTTA             Director, Vice President, General
----------------------------      Counsel and Secretary
Michael J. Velotta

*/PATRICIA W. WILSON              Director and Assistant Vice President
----------------------------
Patricia W. Wilson


*/ By Michael J. Velotta, pursuant to Power of Attorney, filed herewith or previously filed.


                                  EXHIBIT INDEX

Exhibit                Description

(1)(c) Resolution authorizing merger of separate accounts
(9)(c) Opinion and Consent of General Counsel
(10)(a) Independent Auditors' Consent
(99)(e) Power of Attorney for Kevin R. Slawin